UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed	by the Registrant ☒

Filed	by a Party other than the Registrant ☐

Check	the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ManTech International Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED [    ], 2022

ManTech International Corporation

2251 Corporate Park Drive

Herndon, VA 20171

[    ], 2022

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of ManTech International Corporation, a Delaware corporation (the “Company”), to be held on [    ], 2022 at [    ] [a.m.], Eastern Time, at 2251 Corporate Park Drive, Herndon, VA 20171. At the special meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 13, 2022, (as it may be amended from time to time, the “Merger Agreement”) by and among the Company, Moose Bidco, Inc., a Delaware corporation (“Parent”), and Moose Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), under which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Upon consummation of the Merger, each share of Class A Common Stock, par value $0.01 per share, of the Company and Class B Common Stock, par value $0.01 per share, of the Company, outstanding immediately prior to the effective time of the Merger (other than certain shares as set forth in the Merger Agreement) will be converted automatically into the right to receive $96.00 in cash, without interest and less any applicable withholding taxes. If the Merger is completed, the Company will become a wholly owned subsidiary of Parent, which will be controlled by investment funds managed by affiliates of The Carlyle Group Inc.

After careful consideration, the board of directors of the Company (the “Board”) has unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of, the Company and its stockholders, (ii) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (iii) directed that the Merger Agreement be submitted to the Company stockholders for their approval and (iv) resolved to recommend that the stockholders approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The approval of the proposal to adopt the Merger Agreement requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Company Common Stock entitled to vote at the special meeting.

The Board unanimously recommends that you vote “FOR” the proposal to approve and adopt the Merger Agreement and transactions contemplated thereby, including the Merger, which proposal the Company refers to as the “Merger Proposal.”

At the special meeting, you will also be asked to (1) to approve, on a non-binding, advisory basis, the compensation that will or may become payable to the Company’s named executive officers in connection with the Merger, which proposal the Company refers to as the “Advisory Compensation Proposal,” and (2) to approve the adjournment of the special meeting from time to time, if necessary or appropriate, including to solicit additional proxies to vote in favor of the proposal to adopt the Merger Agreement, in the event that there are insufficient votes at the time of the special meeting to establish a quorum or adopt the Merger Agreement, which proposal the Company refers to as the “Adjournment Proposal.” The Board unanimously recommends that you vote “FOR” each of these proposals.

The notice of special meeting and proxy statement accompanying this letter provide you with more specific information concerning the special meeting, the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement. We encourage you to read carefully the enclosed proxy statement, including the annexes. You may also obtain more information about the Company from us or from documents we have filed with the U.S. Securities and Exchange Commission.

Your vote is very important regardless of the number of shares that you own. Whether or not you plan to attend the special meeting, we request that you authorize a proxy to vote your shares by either completing and returning the enclosed proxy card as promptly as possible or authorizing your proxy or voting instructions by telephone or through the Internet. The enclosed proxy card contains instructions regarding voting. If you attend the special meeting and you are a stockholder of record as of the record date, you may continue to have your shares voted as instructed in your proxy, or you may withdraw your proxy and vote your shares at the special meeting. If you fail to authorize a proxy to vote your shares or to vote at the special meeting, or fail to instruct your broker, bank or other nominee on how to vote, the effect will be that the shares of common stock that you own will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” approval of the Merger.

On behalf of the board of directors, thank you for your continued support.

Sincerely,

[ ]

Kevin M. Phillips
Chairman of the Board, CEO and President

This proxy statement is dated [    ], 2022 and is first being mailed to our stockholders on or about [    ], 2022.

MANTECH INTERNATIONAL CORPORATION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [    ], 2022

To the Stockholders of ManTech International Corporation:

You are cordially invited to attend a special meeting (such meeting, including any adjournment or postponement thereof, the “Special Meeting”) of stockholders of ManTech International Corporation, a Delaware corporation (the “Company”), to be held on [    ], 2022 at [    ] [a.m.], Eastern Time, at 2251 Corporate Park Drive, Herndon, VA 20171. The Special Meeting is being held for the purpose of acting on the following matters:

Proposal 1:	To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 13, 2022, (as it may be amended from time to time, the “Merger Agreement”) by and among the Company, Moose Bidco, Inc., a Delaware corporation (“Parent”), and Moose Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), under which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, which proposal we refer to as the “Merger Proposal;”

Proposal 2:	To consider and vote on a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger, which proposal we refer to as the “Advisory Compensation Proposal;” and

Proposal 3:	To consider and vote on a proposal to approve any adjournment of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the Merger Proposal, which proposal we refer to as the “Adjournment Proposal.”

The foregoing items of business are more fully described in the attached proxy statement, which forms a part of this notice and is incorporated herein by reference. Pursuant to our bylaws, only the matters set forth in this notice of Special Meeting may be brought before the Special Meeting. Our board of directors has fixed the close of business on [    ], 2022 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting or any postponement or adjournment thereof. All holders of record of our Class A Common Stock and Class B Common Stock (collectively, the “Company Common Stock”) at the close of business on the record date are entitled to receive notice of and attend the Special Meeting or any postponement or adjournment of the Special Meeting.

Our board of directors has unanimously approved, adopted and declared advisable the Merger Agreement and determined the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, to be advisable and in the best interests of the Company and our stockholders. Our board of directors recommends that you vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal, and “FOR” the Adjournment Proposal.

The Merger proposal must be approved by the holders of a majority in voting power of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting. Accordingly, your vote is very important regardless of the number of shares of Company Common Stock that you own. Whether or not you plan to attend the Special Meeting, we request that you authorize a proxy to vote your shares by either marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope or authorizing your proxy or voting instructions by telephone or through the Internet. If you attend the Special Meeting and you are a stockholder of record at the close of business on the record date, you may continue to have your shares voted as instructed in your proxy, or you may withdraw your proxy and vote your shares at the Special Meeting. If you fail to authorize a proxy to vote your shares or to vote at the Special Meeting, or fail to instruct your broker, bank or other nominee on how to vote, the effect will be that the shares of Company Common Stock that you own will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote “AGAINST” the Merger Proposal.

Approval of the Adjournment Proposal and the Advisory Compensation Proposal requires the affirmative vote of the majority of shares present in person or represented by proxy at the Special Meeting and entitled to vote on such proposals. Abstentions and the failure by stockholders to (1) attend the Special Meeting and vote or (2) authorize a proxy to vote their shares at the Special Meeting will have the same effect as a vote “AGAINST” the Adjournment Proposal and the Advisory Compensation Proposal. Approval of the Advisory Compensation Proposal and Adjournment Proposal are not conditions to the completion of the Merger.

Any proxy may be revoked at any time prior to its exercise by delivery of a properly executed, later-dated proxy card, by authorizing your proxy or voting instructions by telephone or through the Internet at a later date than your previously authorized proxy, by submitting a written revocation of your proxy to our Corporate Secretary, or by voting at the Special Meeting. Attendance at the Special Meeting alone will not be sufficient to revoke a previously authorized proxy.

Stockholders who do not vote in favor of the proposal to adopt the Merger Agreement, and who submit a demand in writing for appraisal prior to the Special Meeting and comply with all other applicable requirements of Delaware law, which are summarized in the section entitled “Appraisal Rights” in the accompanying proxy statement (and the Delaware appraisal statute is reproduced in its entirety as Annex C to the accompanying proxy statement), may be entitled to rights of appraisal with respect to their shares of Company Common Stock under the Delaware appraisal statute.

We encourage you to read the accompanying proxy statement in its entirety and to submit a proxy or voting instructions so that your shares will be represented and voted even if you do not attend the Special Meeting. If you have any questions or need assistance in submitting a proxy or your voting instructions, please call our proxy solicitor, Alliance Advisors, toll-free at (877) 587-1969.

BY ORDER OF THE BOARD OF DIRECTORS

Kevin M. Phillips
Chairman of the Board, CEO and President

Herndon, Virginia

[        ], 2022

i

ii

SUMMARY

This summary, together with the following section of this proxy statement titled “Questions and Answers About the Special Meeting and the Merger,” highlights selected information from this proxy statement and may not contain all of the information that is important to you as a stockholder of ManTech International Corporation or that you should consider before voting at the Special Meeting. To better understand the Merger, you should carefully read this entire proxy statement, all of its annexes, including the Merger Agreement, and all documents incorporated by reference into this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement titled “Where You Can Find More Information.” The Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

In this proxy statement, the terms “we,” “us,” “our,” “ManTech” and the “Company” refer to ManTech International Corporation and, where appropriate, its subsidiaries. We refer in this proxy statement to the ManTech Board of Directors as the “Board of Directors” or the “Board,” Moose Bidco, Inc. as “Parent,” Moose Merger Sub, Inc., as “Merger Sub.” All references to the “Merger” refer to the merger of Merger Sub with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent; and, unless otherwise indicated or as the context requires, all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of May 13, 2022, as it may be amended from time to time, by and among the Company, Parent, and Merger Sub. The Company, following the completion of the Merger, is sometimes referred to in this proxy statement as the “surviving corporation.” This proxy statement is dated [ ], 2022 and is first being mailed to our stockholders on or about [ ], 2022.

The Parties to the Merger (page 28)

ManTech International Corporation

2251 Corporate Park Drive

Herndon, Virginia 20171

(703) 218-6000

ManTech International Corporation, a Delaware corporation, was co-founded by George J. Pedersen in 1968 as a New Jersey corporation, starting with a single U.S. Navy contract. We provide innovative, mission-focused technology solutions and services for U.S. intelligence community, defense and federal civilian agencies. For over 50 years we have successfully developed and delivered solutions that support national and homeland security missions. Our principal areas of expertise include full-spectrum cyber, secure mission and enterprise information technology (IT), advanced data analytics, intelligent systems engineering, software and systems development, and national security mission support. We have differentiated technical capabilities, intimate knowledge of our customers’ missions, and extensive experience providing proven, diverse sets of solutions and services, which we use to help our customers solve some of their greatest challenges and most complex problems. We provide services and solutions that support missions of national priority and significance, such as global cyber operations, IT and digital modernization, national security threat intelligence and analytics, and military operational readiness.

ManTech International Corporation’s Common Stock is listed on the Nasdaq Global Select Market, which we refer to as the “Nasdaq,” and trades under the symbol “MANT.” Additional information about the Company is contained in its public filings, certain of which we incorporate by reference herein. See the section entitled “Where You Can Find More Information” of this proxy statement.

Moose Bidco, Inc.

Moose Merger Sub, Inc.

c/o The Carlyle Group Inc.

1001 Pennsylvania Avenue, NW

Washington, DC 20004

(212) 729-5626

Moose Bidco, Inc., is a Delaware corporation. Parent is controlled by investment funds managed by affiliates of The Carlyle Group Inc. (“Carlyle”) and was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. Parent has not engaged in any business except for the activities incident to its formation and in connection with the transactions contemplated by the Merger Agreement.

Moose Merger Sub, Inc., is a Delaware corporation and a wholly owned subsidiary of Parent and was formed solely for the purpose of engaging in the Merger and related transactions. Merger Sub has not engaged in any business other than in connection with the Merger and related transactions. At the effective time of the Merger, Merger Sub will be merged with and into the Company and will cease to exist and the Company will continue as the surviving corporation.

Carlyle is a global investment firm with deep industry expertise that deploys private capital across three business segments: Global Private Equity, Global Credit and Global Investment Solutions. With $325 billion of assets under management as of March 31, 2022, Carlyle’s purpose is to invest wisely and create value on behalf of its investors, portfolio companies and the communities in which we live and invest. Carlyle employs nearly 1,900 people in 26 offices across five continents. Further information is available at www.carlyle.com. The information contained on Carlyle’s website is not incorporated into, and does not form a part of, this proxy statement.

The Special Meeting (page 23)

The Proposals

The Special Meeting of our stockholders will be held on [    ], 2022 at [    ], Eastern Time, at 2251 Corporate Park Drive, Herndon, VA 20171. At the Special Meeting, holders of our Class A Common Stock, par value $0.01 per share, of the Company (“Class A Common Stock”) and Class B Common Stock, par value $0.01 per share, of the Company (“Class B Common Stock” and together with Class A Common Stock, “Company Common Stock”), as of the record date, which was the close of business on [    ], 2022, will be asked to consider and vote on:

(1)	a proposal to approve and adopt the Merger Agreement, which proposal we refer to as the “Merger Proposal”;

(2)

a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger, which proposal we refer to in this proxy statement as the “Advisory Compensation Proposal”; and

(3)

a proposal to approve the adjournment of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies to vote in favor of the proposal to adopt the Merger Agreement in the event there are insufficient votes at the time of the Special Meeting to establish a quorum or adopt the Merger Agreement, which proposal we refer to in this proxy statement as the “Adjournment Proposal”.

Pursuant to our bylaws, only the matters set forth in the notice of Special Meeting may be brought before the Special Meeting.

Record Date, Notice and Quorum

All holders of record of Company Common Stock as of the record date, which was the close of business on [    ], 2022, are entitled to receive notice of and attend and vote at the Special Meeting or any postponement or adjournment of the Special Meeting. Each holder of Class A Common Stock is entitled to one vote on each matter submitted to a vote at the Special Meeting for each share of Class A Common Stock that the stockholder owned as of the record date. Each holder of Class B Common Stock is entitled to 10 votes on each matter submitted to a vote at the Special Meeting for each share of Class B Common Stock that the stockholder owned as of the record date. As of the record date, there were [                ] shares of Class A Common Stock outstanding and [                ] shares of Class B Common Stock outstanding.

The presence at the Special Meeting in person, or represented by proxy, of the holders of a majority in voting power of the shares of Company Common Stock outstanding as of the record date and entitled to vote at the Special Meeting will constitute a quorum. A quorum is necessary to transact business at the Special Meeting. Abstentions will be counted as present for purposes of determining whether a quorum exists.

Required Vote

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority in voting power of the shares of Company Common Stock outstanding as of the record date and entitled to vote thereon. In addition, under the Merger Agreement, the receipt of such required vote is a condition to the completion of the Merger. Approval of the Adjournment Proposal and the Advisory Compensation Proposal requires the affirmative vote of the majority of shares present in person or represented by proxy at the Special Meeting and entitled to vote on such proposals.

Abstentions and the failure by stockholders to (1) attend the Special Meeting and vote or (2) authorize a proxy to vote their shares at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal, the Adjournment Proposal and the Advisory Compensation Proposal.

Proxies; Revocation

Any of our stockholders of record entitled to vote may authorize a proxy to vote his, her or its shares of Company Common Stock by returning the enclosed proxy card, authorizing a proxy or voting instructions by telephone or through the Internet, or by attending and voting during the Special Meeting. If the shares of Company Common Stock that you own are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares using the instructions provided by your broker or you may attend and vote during the Special Meeting.

Any proxy may be revoked at any time prior to its exercise by your delivery of a properly executed, later-dated proxy card, by authorizing your proxy by telephone or through the Internet at a later date than your previously authorized proxy, by your filing a written revocation of your proxy with our Corporate Secretary or by your voting at the Special Meeting. Attendance at the Special Meeting alone will not be sufficient to revoke a previously authorized proxy.

If you own shares of Company Common Stock in “street name,” you may revoke or change previously granted voting instructions by following the instructions provided by the broker, bank or other nominee that is the registered owner of such shares or by attending and voting at the Special Meeting.

Effects of the Merger (page 29)

Upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the Delaware General Corporation Law (which statute we refer to in this proxy statement as the “DGCL”), at the effective time of the Merger, Merger Sub will be merged with and into the Company, at which time the separate existence of Merger Sub will cease and the Company will continue as the surviving corporation and as a wholly owned subsidiary of Parent. As a result of the Merger, the Company will cease to be a publicly traded company and will cease to be listed on the Nasdaq.

The time at which the Merger becomes effective (which we refer to as the “effective time of the Merger”) will occur upon the filing of a certificate of merger with, and acceptance of that certificate by, the Secretary of State of the State of Delaware (or at a later time as the Company and Parent may agree and specify in the certificate of merger).

Merger Consideration (page 58)

The Merger Agreement provides that, at the effective time of the Merger, each share of Company Common Stock issued and outstanding as of immediately prior to such time will be automatically converted into the right to receive an amount in cash equal to $96.00, without interest and less any applicable withholding taxes (the “Merger Consideration”), other than shares of Company Common Stock (i) owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective wholly owned subsidiaries (which we refer to collectively as “excluded shares”), which excluded shares will be cancelled without any consideration) and (ii) held by stockholders who are entitled to demand and have properly demanded appraisal rights with respect to such shares pursuant to, and in compliance in all respects with, Section 262 of the DGCL, which section we refer to as “Section 262” (which we refer to collectively as the “Dissenting Shares”). The Dissenting Shares will not be converted into a right to receive the Merger Consideration but will instead have the right to receive a payment for the “fair value” of their Dissenting Shares as determined by the Delaware Court of Chancery in accordance with Section 262 of the DGCL, as described in the section entitled “Appraisal Rights” on page 82 of this proxy statement and Annex C to this proxy statement).

As described further in the section entitled “The Merger Agreement—Exchange Procedures and Payment Procedures” on page 60 of this proxy statement, at or prior to the effective time of the Merger, Parent will designate a bank or trust company or financial institution reasonably acceptable to the Company to act as paying agent to make payments of the Merger Consideration to our stockholders. At or prior to the effective time of the Merger, Parent will deposit (or cause to be deposited) with the paying agent cash constituting an amount sufficient to pay the aggregate Merger Consideration in accordance with the Merger Agreement. Once a stockholder (subject to certain exceptions) has provided the paying agent with any documentation required by the paying agent, the paying agent will pay such stockholder the appropriate portion of the aggregate Merger Consideration (subject to any applicable withholding taxes) in exchange for the shares of Company Common Stock held by that stockholder.

After the Merger is completed, you will have the right to receive the Merger Consideration for each share of Company Common Stock that you own, but you will no longer have any rights as a stockholder of the Company (except that the stockholders who hold Dissenting Shares will instead have the right to receive a payment for the “fair value” of their Dissenting Shares as determined by the Delaware Court of Chancery in accordance with Section 262 of the DGCL, as described in the section entitled “Appraisal Rights” on page 82 of this proxy statement and Annex C to this proxy statement).

Recommendation of Our Board of Directors (page 41)

After careful consideration, the Board has unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, advisable, and in the best interests of, the Company and its stockholders, (ii) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (iii) directed that the Merger Agreement be submitted to the Company stockholders for their approval and (iv) resolved to recommend that the stockholders approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.

The Board recommends that you vote

•	“FOR” the Merger Proposal;

•	“FOR” the Advisory Compensation Proposal; and

•	“FOR” the Adjournment Proposal.

Opinion of Our Financial Advisor (page 43 and Annex B)

Opinion of Goldman Sachs & Co. LLC

Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its opinion to the Board that, as of May 13, 2022 and based upon and subject to the factors and assumptions set forth therein, the $96.00 in cash per share of Company Common Stock to be paid to the holders (other than Parent and its affiliates) of shares of Company Common Stock, taken in the aggregate, pursuant to the Merger Agreement was fair from a financial point of view to such holders of shares of Company Common Stock.

The full text of the written opinion of Goldman Sachs, dated May 13, 2022, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any stockholder should vote with respect to the Merger Proposal or any other matter. Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs a transaction fee of $39.6 million, $5.0 million of which became payable at announcement of the Merger, and the remainder of which is contingent upon consummation of the Merger.

Treatment of Company Equity Awards (page 50)

As a result of the Merger, unless otherwise agreed by Parent and the holder thereof, each option to purchase shares of Company Common Stock (a “Company Option”) that is outstanding and unexercised and each restricted stock or restricted stock unit award granted by the Company in respect of shares of Company Common Stock (a “Company Share Award”) that is outstanding, in each case, immediately prior to the effective time of the Merger will be treated as follows:

•

Each Company Option having a per share exercise price less than the Merger Consideration that is outstanding and unexercised immediately prior to the effective time of the Merger (whether or not vested or exercisable) will immediately vest in full and be cancelled and converted into the right to receive a cash payment in an amount equal to the product of (1) the total number of shares of Company Common Stock subject to such Company Option immediately prior to the effective time of the Merger, multiplied by (2) the excess of the Merger Consideration over the per share exercise price of such Company Option. Any outstanding Company Option that has an exercise price per share equal to or greater than the Merger Consideration will be cancelled at the effective time of the Merger without any cash payment or other consideration being made in respect of such Company Option.

•

Each Company Share Award that is outstanding immediately prior to the effective time of the Merger (whether or not vested) will immediately vest in full and become free of restrictions and will be cancelled and converted automatically into the right to receive a cash payment equal to the product of (1) the number of shares of Company Common Stock subject to such Company Share Award as of the effective time of the Merger, multiplied by (2)  the Merger Consideration.

Financing (page 48)

We anticipate that the total amount of funds necessary to complete the Merger and the related transactions, including payment of related fees and expenses, will be approximately $[                ], which will be funded through a combination of committed equity and debt financing, as further described below.

Pursuant to an equity commitment letter, dated as of May 13, 2022, and subject to the terms thereof, Carlyle Partners VIII, L.P. (“Carlyle Partners”) committed to provide Parent, at the effective time of the Merger, with an equity contribution of up to approximately $2.34 billion (the “Equity Commitment”).

Pursuant to an amended and restated debt commitment letter, dated June 3, 2022, and subject to the terms and conditions set forth therein, the debt commitment parties party thereto committed to provide to Merger Sub, at the effective time of the Merger, debt financing of approximately $2.85 billion (the “Debt Financing”), approximately $2.1 billion of which is expected to be funded on the closing date.

The funding of the Equity Commitment and the Debt Financing (collectively, the “Financing”) is subject to the satisfaction of the conditions set forth in the equity commitment letter and debt commitment letter under which the Equity Commitment and Debt Financing will be provided, respectively. The obligation of the parties to complete the Merger is not subject to a financing condition. However, the failure of Parent to obtain the Debt Financing (or to secure alternative financing) could result in the failure of the Merger to be completed. If the Merger is not completed in circumstances in which Parent is unable obtain the Debt Financing, in certain limited circumstances described in the Merger Agreement, Parent would be obligated to pay to the Company a $239,745,343 reverse termination fee. For additional information and a detailed description of the Debt Financing, please see the section entitled “The Merger—Financing” on page 48 of this proxy statement. For a description of the circumstances in which the reverse termination fee would be payable to the Company, please see the section entitled “The Merger Agreement—Termination Fees” on page 76 of this proxy statement.

Limited Guarantee (page 49)

Pursuant to the limited guarantee delivered by Carlyle Partners in favor of the Company, dated as of May 13, 2022 (the “Limited Guarantee”), Carlyle Partners has guaranteed the due and punctual performance of (a) the obligation of Parent to pay the Parent termination fee to the Company, if, as and when due pursuant to the Merger Agreement, (b) the reimbursement and indemnification obligations of Parent pursuant to the Merger Agreement in connection with the Debt Financing and (c) certain enforcement costs, expenses and interest described in the Merger Agreement. For additional information, see the section entitled “The Merger— Limited Guarantee” on page 49 of this proxy statement.

Interests of Our Directors and Executive Officers in the Merger (page 50)

When considering the recommendation of the Board that you vote to approve the Merger Proposal, you should be aware that our directors and executive officers generally may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. In (1) evaluating and negotiating the Merger Agreement, (2) approving the Merger Agreement and the Merger and (3) recommending that the Merger Agreement be adopted by our stockholders, the Board was aware of and considered these interests to the extent that they existed at the time, among other matters. These interests include, but are not limited to, the following:

•

Accelerated Vesting and Cash-Out Equity Awards. Our executive officers hold Company Share Awards and Company Options that will become fully vested and will be cancelled and converted into the right to receive a cash payment as a result of the Merger, as described in “The Merger—Interests of Our Directors and Executive Officers in the Merger—Treatment of Company Equity Awards.”

•

Executive Change in Control Bonuses. Each of our executive officers will receive a lump sum cash payment upon the closing of the Merger under pre-existing arrangements, as described in the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger— Executive Change in Control Bonuses.”

•

Pro Rata Bonuses. Our executive officers (in addition to all other eligible employees) will be paid the pro rata portion of their 2022 annual bonus target under the terms of the Merger Agreement, as described in the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger— Executive Pro Rata Bonuses.”

•	Indemnification Rights. The continued indemnification and insurance coverage for our directors and executive officers from the surviving corporation and Parent under the terms of the Merger Agreement.

These interests are discussed in more detail in the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger” on page 50 of this proxy statement.

Regulatory Matters (page 54)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, which we refer to collectively as the “HSR Act”, certain transactions, including the Merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the Department of Justice, which we refer to as the “DOJ”, and the Federal Trade Commission, which we refer to as the “FTC”, and all statutory waiting period requirements have been satisfied. Expiration or termination of the applicable waiting period (and any extension thereof) under the HSR Act is a condition to completion of the Merger. The parties filed a notification and report form with the FTC and DOJ pursuant to the HSR Act on May 20, 2022, commencing the initial 30 calendar-day waiting period, and the applicable waiting period under the HSR Act expired at 11:59 p.m. Eastern Time on June 20, 2022.

The Merger Agreement (page 58)

A summary of the material provisions of the Merger Agreement, which is attached as Annex A to this proxy statement and which is incorporated by reference in this proxy statement, is included in the section entitled “The Merger Agreement.”

Effective Time of the Merger; Closing (page 61)

We are working to complete the Merger as promptly as practicable. Assuming timely satisfaction of necessary closing conditions set forth in the Merger Agreement, we currently anticipate that the Merger will be completed in the second half of 2022. However, the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control, and we cannot assure completion of the Merger by any particular date, if at all. If our stockholders vote to adopt the Merger Agreement, the Merger will become effective as promptly as practicable following the satisfaction or written waiver of the other conditions to the Merger, including the receipt of all required regulatory approvals and consents.

Conditions to the Completion of the Merger (page 74)

The closing of the Merger depends on a number of conditions being satisfied or waived. These conditions, which are described more fully in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger,” include:

•	the adoption of the Merger Agreement by the Company’s stockholders;

•	the expiration or termination of any waiting period (and any extension thereof) applicable under the HSR Act;

•

the absence of any law or order of a governmental authority that has the effect of preventing, making illegal or prohibiting the consummation of the Merger or any other transaction contemplated by the Merger Agreement;

•	the accuracy of each party’s representations and warranties in the Merger Agreement (subject to materiality qualifiers);

•	the performance in all material respects by each party of all covenants, agreements and obligations required to be performed by it under the Merger Agreement;

•

the delivery of an officers’ certificate by each party with respect to the accuracy of its representations and warranties and performance of its covenants and obligations under the Merger Agreement; and

•

no Company Material Adverse Effect (as defined under the Merger Agreement), or event that, individually or in the aggregate, has had or resulted in a Company Material Adverse Effect, which is continuing, having occurred.

No Solicitation of Alternative Acquisition Proposals (page 65)

Pursuant to the Merger Agreement, the Company agreed to immediately cease all existing discussions or negotiations with any person with respect to an Alternative Acquisition Proposal (as defined in the section entitled “The Merger Agreement—No Solicitation by the Company”). The Company has agreed that, during the term of the Merger Agreement and subject to certain customary “fiduciary out” exceptions, it will not, and will cause its representatives not to, among other things, (1) solicit, initiate, knowingly facilitate or knowingly encourage the submission by any person of an Alternative Acquisition Proposal or (2) enter into, engage in or otherwise participate in any discussions or negotiations with, or furnish any material non-public information to, any person in connection with, or related to, any Alternative Acquisition Proposal.

If the Company receives a bona fide Alternative Acquisition Proposal after May 13, 2022 and prior to obtaining receipt of stockholder approval of the Merger Agreement (which did not result from a material breach of the Company’s non-solicitation obligation under the Merger Agreement), the Company will be permitted to engage in discussions and negotiations regarding such Alternative Acquisition Proposal if the Board determines in good faith (after consultation with the Company’s financial advisors and outside counsel) that such Alternative Acquisition Proposal could reasonably be expected to lead to a Superior Acquisition Proposal (as defined in the section entitled “The Merger Agreement—No Solicitation by the Company”).

The Company and the Board are prohibited from taking certain actions enumerated in the Merger Agreement that would amount to a Change of Recommendation (as defined in the Merger Agreement) unless, prior to obtaining receipt of stockholder approval of the Merger Agreement, (i) the Board determines in good faith, after consultation with outside legal counsel, that the failure to make such change would reasonably be expected to be inconsistent with the Board’s fiduciary duties, (ii) the Company has provided Parent with prior written notice before making any Change of Recommendation and, if requested by Parent in good faith, the Company has negotiated in good faith with respect to any revisions to the terms of the Merger Agreement so that a Change of Recommendation would no longer be necessary, and (iii) after giving effect to clause (ii), if applicable, and after consultation with its financial advisors and outside counsel, the Board has determined in good faith that failure to make the Change of Recommendation would reasonably be expected to be inconsistent with its fiduciary duties.

Termination (page 75)

The Merger Agreement contains certain termination rights, including, among others, the following: (i) the Company and Parent may mutually agree in writing to terminate; (ii) either the Company or Parent may terminate the Merger Agreement if the Merger is not completed by February 13, 2023 (the “Outside Date”), which date may be extended by the Company for an additional three months if the closing conditions related to approval under the HSR Act (including the expiration or termination of any waiting period and the absence of any related applicable law or order preventing, making illegal or prohibiting the Merger) have not been satisfied as of such date; (iii) either the Company or Parent may terminate the Merger Agreement if the other party breaches its representations, warranties or covenants in the Merger Agreement or fails to perform its obligations under the Merger Agreement, which breach or failure would give rise to the failure of the applicable condition to the consummation of the Merger to be satisfied and is not capable of being cured prior to the Outside Date or, if capable of being cured by the Outside Date, is not cured within 30 days after receipt of notice of such breach or failure; (iv) either the Company or Parent may terminate the Merger Agreement if a governmental authority of competent jurisdiction has issued a final non-appealable order or law permanently preventing, making illegal or prohibiting the Merger (provided such party is not in material breach of any provision of the Merger Agreement that caused such prohibition); (v) either the Company or Parent may terminate the Merger Agreement if the Company’s stockholders fail to adopt the Merger Agreement after the final adjournment of the Special Meeting; (vi) the Company may terminate the Merger Agreement in order to substantially concurrently enter into a written definitive agreement providing for the consummation of transactions determined by the Board to constitute a Superior Acquisition Proposal; or (vii) Parent may terminate the Merger Agreement in the event that the Board has effected a Change of Recommendation. See the section entitled “The Merger Agreement — Termination” on page 75 of this proxy statement.

Termination Fees (page 76)

Upon termination of the Merger Agreement under specified limited circumstances, the Company will be required to pay Parent a termination fee of $115,876,916. Specifically, this termination fee is payable by the Company to Parent in the event that (1) the Company terminates the Merger Agreement in order to substantially concurrently enter into a definitive agreement for an Alternative Acquisition Proposal that the Board determines constitutes a Superior Acquisition Proposal or (2) Parent terminates the Merger Agreement because the Board has effected a Change of Recommendation. This termination fee will also be payable by the Company to Parent in the event that, generally, (a) an alternative acquisition proposal for 50% or more of the stock or consolidated assets of the Company has been publicly announced or publicly disclosed and not withdrawn, (b) the Merger Agreement is terminated because the Company’s stockholders fail to adopt the Merger Agreement or because the Company materially breaches the Merger Agreement, (c) within twelve months of such termination of the Merger Agreement, the Company enters into a definitive agreement providing for an alternative acquisition proposal for 50% or more of the stock or consolidated assets of the Company and such acquisition is subsequently consummated and (d) at the time of such termination, the debt and equity commitment letters have not been terminated or withdrawn and the Company was not entitled to terminate the Merger Agreement for material breach or failure by Parent to consummate the Merger.

Upon termination of the Merger Agreement under other specified limited circumstances, Parent will be required to pay the Company a termination fee of $239,745,343. Specifically, this termination fee is payable by Parent to the Company if the Merger Agreement is terminated because (1) the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger are satisfied and Parent fails to consummate the Merger as required pursuant to the terms of the Merger Agreement, (2) Parent or Merger Sub materially breaches any of its representations, warranties or covenants in a manner that would cause the related closing conditions to not be satisfied and such breach is uncured or (3) of the failure to obtain clearance and approval under the HSR Act prior to the Outside Date when all other conditions to closing are satisfied. See the section entitled “The Merger Agreement—Termination Fees” on page 76 of this proxy statement.

Voting Agreement (page 79)

In connection with the Merger Agreement, and as a condition to Parent entering into the Merger Agreement, George J. Pedersen and certain affiliated trusts (collectively, the “Voting Agreement Parties”) concurrently entered into a Voting Agreement, dated as of May 13, 2022, (the “Pedersen Voting Agreement”), in the form attached as Exhibit B to the Merger Agreement, pursuant to which the Voting Agreement Parties have agreed, among other things, to vote their respective beneficially owned shares of the Company Common Stock in favor of the adoption of the Merger Agreement, the approval of the Merger, and any related proposal that is intended to facilitate the consummation of the Merger and other transactions contemplated by the Merger Agreement. As of June 29, 2022, the shares of Company Common Stock subject to the Pedersen Voting Agreement represent approximately 49.2% of the outstanding voting power of the Company Common Stock based on 39,380,498 shares of Class A Common Stock and 1,586,695 shares of Class B Common Stock issued and outstanding as of June 29, 2022. See the section entitled “The Merger Agreement — Voting Agreement” on page 79 of this proxy statement.

Appraisal Rights (Page 82 and Annex C)

Under Delaware law, you are entitled to appraisal rights in connection with the Merger, in lieu of the Merger consideration offered by Parent.

If the Merger is completed and you comply with the requirements of Section 262 of the DGCL, you will have the right under Delaware law to, in lieu of receiving the $96.00 per share Merger Consideration, seek appraisal of the fair value of your shares of Company Common Stock as determined by the Delaware Court of Chancery. The amount determined by the Delaware Court of Chancery to be the fair value of Company Common Stock as of the effective time of the Merger could be more than, the same as or less than the Merger Consideration a stockholder would be entitled to receive under the terms of the Merger Agreement. Your appraisal rights are subject to a number of restrictions and technical requirements. Generally, in order to demand and perfect your appraisal rights, you must comply with the procedures set forth in Section 262, including but not limited to the following:

•

prior to the vote on the Merger Proposal by the stockholders at the Special Meeting, you must deliver to the Company a written demand for appraisal of your shares that complies with the applicable statutory requirements;

•	you must not vote “FOR” the Merger Proposal, either by proxy or in person, at the Special Meeting;

•	you must continue to hold your shares through the effective time of the Merger; and

•	if the Merger Agreement is adopted at the Special Meeting, you must not submit your shares for payment of the Merger Consideration.

Merely voting against, or abstaining from or failing to vote on, the Merger Proposal will not perfect your appraisal rights. If you hold your shares in “street name,” you must instruct your broker or other nominee to take action in strict compliance with the DGCL to exercise your appraisal rights. Requirements under Delaware law for exercising appraisal rights are described in further detail in the section entitled “Appraisal Rights” beginning on page 82. A copy of Section 262 is attached as Annex C to this proxy statement. If you wish to avail yourself of your appraisal rights, you should consider consulting your legal advisor. See the section entitled “Appraisal Rights” on page 82 of this proxy statement and Annex C attached to this proxy statement.

Material U.S. Federal Income Tax Consequences (page 55)

The receipt of cash in exchange for shares of Company Common Stock pursuant to the Merger is expected to be treated in part as a sale of shares of Company Common Stock to Parent and in part as a distribution by the Company to the holders of shares of Common Stock in redemption of such shares, and will be a fully taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder (as defined below) of shares of Company Common Stock will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the amount of cash received with respect to such U.S. Holder’s shares of Company Common Stock in the Merger, and (2) the U.S. Holder’s adjusted tax basis in its shares. A non-U.S. Holder (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) of Company Common

Stock generally will not be subject to U.S. federal income tax with respect to the Merger unless such non-U.S. holder has certain connections with the United States. See the section entitled “The Merger—Material U.S. Federal Income Tax Consequences—Consequences to Non-U.S. Holders” for further discussion of the material U.S. federal income tax consequences of the Merger to non-U.S. Holders. You should consult your tax advisors regarding the particular tax consequences to you of the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). For further discussion, see the section entitled “The Merger—Material U.S. Federal Income Tax Consequences.”

Delisting and Deregistration of Company Common Stock (page 57)

If the Merger is completed, Company Common Stock will no longer be traded on the Nasdaq and Company Common Stock will be deregistered under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the Special Meeting and the proposed Merger. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, as well as the additional documents to which it refers or which it incorporates by reference, including the Merger Agreement, a copy of which is attached to this proxy statement as Annex A.

Q: Why am I receiving these materials?

A: You are receiving this proxy statement and the accompanying proxy card because you owned shares of Company Common Stock at 5:00 p.m., Eastern Time, on [                ], 2022, the record date for the Special Meeting. Our Board is soliciting proxies for use at the Special Meeting to consider and vote upon the proposal to approve and adopt the Merger Agreement and the other proposals to be voted upon at the Special Meeting. These proxy materials provide you information for use in determining how to vote in connection with the matters to be considered at the Special Meeting.

Q: When and where is the Special Meeting?

A: The Special Meeting will take place on [                ], at [ ] [a.m.], Eastern Time, at 2251 Corporate Park Drive, Herndon, VA 20171.

Q: What matters will be voted on at the Special Meeting?

A: We will ask you to consider and vote upon the following proposals:

•

Merger Proposal. To approve and adopt the Merger Agreement, under which Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement.

•

Advisory Compensation Proposal. To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger.

•

Adjournment Proposal. To approve the adjournment of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies to vote in favor of the proposal to adopt the Merger Agreement, in the event that there are insufficient votes at the time of the Special Meeting to establish a quorum or adopt the Merger Agreement.

Q: What is the proposed transaction?

A: Upon the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent. After the Merger is completed, Company Common Stock will cease to be traded on the Nasdaq, the registration of Company Common Stock under the Exchange Act will be terminated and we will no longer be required to file periodic reports with the SEC.

Q: What will I receive if the Merger is completed?

A: If the Merger is completed, you will have the right to receive $96.00 in cash, without interest and less any applicable withholding taxes, for each share of Company Common Stock you own, unless you are entitled to demand and have properly demanded appraisal for such shares in accordance with, and you comply in all respects with, Section 262 of the DGCL. In either case, as a result of the Merger, your shares of Company Common Stock will be cancelled and you will not own shares in the surviving corporation.

Q: Is the Merger subject to the satisfaction of any conditions?

A. Yes. In addition to the approval by our stockholders of the proposal to approve and adopt the Merger Agreement, the Merger is subject to the satisfaction of various conditions. The Merger is not conditioned upon the receipt of any financing. For a description of these conditions, please see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger.”

Q: Who is entitled to vote at the Special Meeting?

A: All stockholders of record as of [    ], Eastern Time, on [                ], 2022, the record date for the Special Meeting, are entitled to vote at the Special Meeting. As of the record date, there were [                ] shares of Company Common Stock outstanding. As of the record date, the Company executive officers and directors, together with their affiliates, owned an aggregate of [                ] shares of Company Common Stock that are entitled to vote at the Special Meeting, representing approximately [                ]% of the shares of Company Common Stock outstanding as of the record date and entitled to vote at the Special Meeting.

A list of our stockholders entitled to vote at the Special Meeting will be available for inspection by any stockholder for any purpose germane to the Special Meeting at the in-person Special Meeting and during ordinary business hours at our principal place of business located at 2251 Corporate Park Drive, Herndon, VA 20171, during the 10-day period prior to the Special Meeting.

Q: What happens if I sell or transfer my shares of the Company Common Stock after the record date, but before the Special Meeting?

A: If you sell or transfer your shares of Company Common Stock after the record date, but before the Special Meeting, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares of Company Common Stock, but you will retain your right to vote those shares at the Special Meeting.

Q: What vote is required to approve the Merger Proposal and thereby approve and adopt the Merger?

A: Under Delaware law, and as a condition to the completion of the Merger, approval of the Merger Proposal requires the affirmative vote of the holders of a majority in voting power of the shares of Company Common Stock outstanding as of the record date and entitled to vote thereon. Accordingly, abstentions and the failure by stockholders to (1) attend the Special Meeting and vote or (2) authorize a proxy to vote their shares at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal. As of the record date, there were [                ] shares of Company Common Stock outstanding.

Q: What vote is required for the Advisory Compensation and the Adjournment Proposal?

A: Approvals of the Advisory Compensation Proposal and the Adjournment Proposal each require the affirmative vote of the majority of shares present in person or represented by proxy at the Special Meeting and entitled to vote on such proposals. Abstentions and the failure by stockholders to (1) attend the Special Meeting and vote or (2) authorize a proxy to vote their shares at the Special Meeting will have the same effect as a vote “AGAINST” the Adjournment Proposal and the Advisory Compensation Proposal.

Q: What is “Merger-related Compensation”?

A: “Merger-related compensation” is certain compensation that is based on or otherwise related to the Merger and may be paid or become payable to the Company’s named executive officers under our existing compensation plans or agreements, which is the subject of the Advisory Compensation Proposal. See the sections entitled “Proposal 2 Advisory Compensation Proposal” and “The Merger—Interests of Our Directors and Executive Officers in the Merger.”

Q: Why am I being asked to cast a non-binding, advisory vote to approve “Merger-related compensation” payable to the Company’s named executive officers under its plans or agreements?

A: In accordance with rules promulgated under the Exchange Act, the Company is obligated to provide our stockholders with the opportunity to cast a non-binding, advisory vote on the Advisory Compensation Proposal on the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger.

Q: What will happen if the stockholders do not approve the “Merger-related compensation” in the Advisory Compensation Proposal at the Special Meeting?

A: Approval of the Advisory Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Advisory Compensation Proposal is an advisory vote and will not be binding on the Company or Parent. Further, the underlying compensation plans and agreements are contractual in nature and are not, by their terms, subject to stockholder approval. Accordingly, payment of the “Merger-related compensation” is not contingent on stockholder approval of the Advisory Compensation Proposal.

Q: What constitutes a quorum?

A: At the Special Meeting, stockholders holding a majority in voting power of the shares of Company Common Stock outstanding as of the record date and entitled to vote at the Special Meeting, in person or represented by proxy, will constitute a quorum. When a quorum is present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders. Abstentions are considered as present for the purpose of determining the presence of a quorum. If a quorum is not present, the holders of a majority of the shares of Company Common Stock present, in person or represented by proxy, at the Special Meeting and voting on such matter may adjourn the meeting, without notice other than an announcement at the meeting, until the required quorum is present.

Q: How does the Board of Directors recommend that I vote?

A: After considering various reasons to approve and adopt the Merger Agreement, as well as certain countervailing factors, the Board unanimously determined that it was advisable and fair to, and in the best interest of, the Company and our stockholders to enter into the Merger Agreement and consummate the transactions contemplated by the Merger Agreement, including the Merger and determined that the form, terms and provisions of the Merger Agreement, and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of, and fair to, the Company and our stockholders. Certain factors considered by the Board in reaching its decision to approve and adopt the Merger Agreement and the Merger can be found in the section entitled “The Merger—Reasons for the Merger”.

The Board of Directors recommends that stockholders vote:

•	“FOR” the Merger Proposal;

•	“FOR” the Advisory Compensation Proposal; and

•	“FOR” the Adjournment Proposal.

Q: What is the difference between holding shares as a stockholder of record and a beneficial owner?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and this proxy statement is being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to the proxies named in the enclosed proxy card or to vote your shares at the Special Meeting. We have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and this proxy statement is being forwarded to you, together with a voting instruction card, by your nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your nominee on how to vote your shares and you are also invited to attend the Special Meeting where you may vote your shares by following the procedure described below.

Q: How do I vote my shares of Company Common Stock?

A: Before you vote, you should carefully read and consider the information contained in or incorporated by reference in this proxy statement, including the annexes. You should also determine whether you hold your shares of Company Common Stock directly in your name as a stockholder of record or through a nominee, because this will determine the procedure that you must follow in order to vote. You are a stockholder of record if you hold your Company Common Stock in certificated form or if you hold your Company Common Stock in your name directly with our transfer agent. If you are a stockholder of record, you may vote in any of the following ways:

•

Vote in advance by mail. From the hard copy of your proxy materials, fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage paid envelope. Proxy cards that are returned without a signature will not be counted as present at the Special Meeting and cannot be voted.

•	Vote in advance by telephone. Dial the phone number on your proxy card and follow the recorded instructions. You will need the control number shown on your proxy card in order to vote.

•	Vote in advance via the Internet. Visit the Internet address on your proxy card. You will need the control number shown on your proxy card in order to vote.

•

Vote by attending the Special Meeting. Stockholders of record who attend the Special Meeting may vote by filling out a ballot at the meeting, and any previously submitted proxies will be revoked by any subsequent vote cast at the Special Meeting. Even if you intend to attend and vote at the Special Meeting, our Board recommends that you grant a proxy via mail, telephone or the Internet in case you are later unable to attend the Special Meeting to ensure that your vote is counted.

If your shares of Company Common Stock are held through a nominee, you will receive separate voting instructions from your nominee. You must follow the voting instructions provided by your nominee in order to instruct your broker on how to vote your shares of Company Common Stock.

Q: If I hold my shares of Company Common Stock through a nominee, will my nominee vote my shares of Company Common Stock for me?

A: Your nominee will only be permitted to vote your shares of Company Common Stock if you instruct your nominee how to vote. You should follow the procedures provided by your nominee regarding the voting of your shares. Your nominee may not vote your shares of Company Common Stock on the Merger Proposal, the Advisory Compensation Proposal or the Adjournment Proposal without specific instructions from you.

If you do not instruct your nominee to vote your shares, your shares will not be voted, which will be treated as a vote “AGAINST” the proposal to approve and adopt the Merger Agreement.

Q: What if I have shares of Company Common Stock allocated to my plan account under the ESOP?

A: If you are a current or former employee participating in our Employee Stock Ownership Plan (the “ESOP”) and have shares of Company Common Stock allocated to your account as of the record date, you have the right to direct the plan trustee on how to vote your shares. You will receive voting instruction forms that reflect all shares of Company Common Stock for which you may direct the voting under the terms of the ESOP. If you do not send instructions to the ESOP trustee in a proper manner, or if the instructions are not timely received, the ESOP trustee will not vote the shares allocable to your account. Any shares of Company Common Stock that are not voted by the ESOP trustee will be treated as a vote “AGAINST” the proposal to approve and adopt the Merger Agreement.

Q: What happens if I return my proxy card but I do not indicate how to vote?

A: If you sign and properly return your proxy card, but do not include instructions on how to vote, your shares of Company Common Stock will be voted:

•	“FOR” the Merger Proposal;

•	“FOR” the Advisory Compensation Proposal; and

•	“FOR” the Adjournment Proposal.

We do not currently intend to present any other proposals for consideration at the Special Meeting. If other proposals requiring a vote of stockholders are brought before the Special Meeting in a proper manner, the persons named in the enclosed proxy card, if properly authorized, will have discretion to vote the shares they represent in accordance with their best judgment.

Q: What happens if I abstain from voting on a proposal?

A: If you sign and return a proxy card or grant a proxy by telephone or over the Internet but abstain from voting on the Merger Proposal it will have the same effect as a vote “AGAINST” the Merger Proposal and will have no effect on the outcome of the vote on the Advisory Compensation Proposal and the Adjournment Proposal.

Q: May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A: Yes. Even if you sign and return the proxy card accompanying this proxy statement or submit a proxy via telephone or the Internet, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised by giving written notice to our Corporate Secretary at ManTech International Corporation, 2251 Corporate Park Drive, Herndon, VA 20171, Attn: Corporate Secretary, specifying such revocation or change in vote. You may also change your vote by delivery of a valid, later-dated proxy (or submitting a proxy via telephone or the Internet at a later date) prior to the Special Meeting or by attending and voting at the Special Meeting. Attendance at the Special Meeting alone will not be sufficient to revoke a previously authorized proxy.

Q: What does it mean if I receive more than one set of proxy materials?

A: This means that you own shares of Company Common Stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the voting instruction cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q: When do you expect the Merger to be completed?

A: The Company and Parent are working to complete the Merger promptly, and we currently expect it to be completed in the second half of 2022. The Merger is subject, however, to regulatory approvals and various other conditions, which are described in more detail in this proxy statement, and it is possible that factors outside the control of either company could result in the Merger being completed at a later time, or not being completed at all. See the section entitled “The Merger Agreement—Conditions to the Completion of the Merger.”

Q: If the Merger is completed, how will I receive the cash for my shares?

A: If the Merger is completed and your shares of Company Common Stock are held in book-entry through the Depositary Trust Company (which we refer to in this proxy statement as “DTC” or in “street name” by a broker or other nominee), the cash proceeds will be deposited into your bank or brokerage account without any further action on your part. If you are a stockholder of record with your shares held in certificated form or held directly in your name in book-entry form other than through DTC, you will receive a letter of transmittal with instructions for returning such letter of transmittal, and, in the case of holders of share certificates, how to send your share certificates to the paying agent, in connection with the Merger. The paying agent will issue and deliver to you a check for your shares after you comply with these instructions.

Q: Should I send in my stock certificates now?

A: No. Please do not send your stock certificates now. If you are a stockholder of record with your shares held in certificated form, you will receive a letter of transmittal with instructions for returning such letter of transmittal and how to send your share certificates to the paying agent, in connection with the Merger. Please do not send in your stock certificates with your proxy card.

Q: Is the Merger taxable to me?

A: The exchange of shares of Company Common Stock for cash pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes to U.S. Holders (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences”). If you are a U.S. Holder and your shares of Company Common Stock are converted into the right to receive cash in the Merger, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and your adjusted tax basis in such shares. The exchange of shares of Company Common Stock for cash pursuant to the Merger will generally not result in a non-U.S. Holder (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences”) being subject to U.S. federal income tax unless the non-U.S. Holder has certain connections to the United States. You should read the section entitled “The Merger—Material U.S. Federal Income Tax Consequences” for a more detailed discussion of the U.S. federal income tax consequences of the Merger to U.S. Holders and non-U.S. Holders. You should also consult your tax advisor for a complete analysis of the particular tax consequences of the Merger to you, including the applicability and effect of any U.S. federal, state and local and non-U.S. tax laws.

Q: What happens if the Merger is not completed?

A: If the Merger Agreement is not adopted by the stockholders at the Special Meeting or if the Merger is not completed for any other reason, stockholders will not receive the Merger Consideration or any payment for their shares of Company Common Stock in connection with the Merger. Instead, our Company Common Stock will continue to be listed and traded on the Nasdaq. In certain circumstances, we may be required to pay, or may be entitled to receive, a termination fee or we may seek other remedies in connection with a termination of the Merger Agreement, in each case, as described under the sections titled “The Merger Agreement—Termination” and “The Merger Agreement—Termination Fees.”

Q: Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares?

A: Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262 of the DGCL. Under Delaware law, if the Merger is completed, stockholders of the Company who do not vote in favor of adopting the Merger Agreement and who meet the other requirements set forth in Section 262 of the DGCL and perfect their appraisal rights will have the right to seek appraisal of the fair value of their shares of Company Common Stock, plus interest (if any), as determined by the Delaware Court of Chancery in lieu of the Merger Consideration. Appraisal rights will only be available to Company stockholders that deliver to the Company a written demand for appraisal of their shares prior to the taking of the vote on the Merger Proposal by the stockholders at the Special Meeting, do not vote in favor of the Merger Proposal, hold their shares continuously through the effective time of the Merger, do not submit their shares for payment of the Merger Consideration, and otherwise comply with the statutory procedures and requirements set forth in Section 262 of the DGCL, which are summarized in this proxy statement. The amount determined by the Delaware Court of Chancery to be the fair value of Company Common Stock as of the effective time of the Merger could be more than, the same as, or less than the Merger Consideration a stockholder would be entitled to receive under the terms of the Merger Agreement. Requirements under Delaware law for exercising and perfecting appraisal rights are described in further detail in the section entitled “Appraisal Rights.” Section 262 regarding appraisal rights available to stockholders of Delaware corporations in certain mergers and consolidations is reproduced and is attached as Annex C to this proxy statement. If you wish to avail yourself of your appraisal rights, you should consider consulting your legal advisor.

Q: Who will count the votes?

A: The votes will be counted by a representative of American Stock Transfer & Trust Company, who will act as the inspector of election appointed for the Special Meeting.

Q: Where can I find the voting results of the Special Meeting?

A: The Company intends to announce preliminary voting results at the Special Meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the Special Meeting. All periodic and current reports the Company files with the SEC are publicly available when filed. See the section entitled “Where You Can Find More Information.”

Q: Where can I find more information about the Company?

A: You can find more information about the Company in its publicly filed reports with the SEC, on the Company’s website www.mantech.com, and in the section entitled “Where You Can Find More Information.” The information contained on the Company’s website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC.

Q: Who can help answer my other questions?

A: If after reading this proxy statement you have more questions about the Special Meeting or the Merger, you should contact us at:

ManTech International Corporation

2251 Corporate Park Drive

Herndon, VA 20171

Attention: Corporate Secretary

(703) 218-6000

You may also contact Alliance Advisors, our proxy solicitor, as follows:

Alliance Advisors

200 Broadacres Drive, 3rd Floor

Bloomfield, New Jersey 07003

Email: MANT@allianceadvisors.com

Toll-Free: (877) 587-1969

If your broker holds your shares, you should also contact your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents that we incorporate by reference herein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), and Section 21E of the Exchange Act). Also, documents we subsequently file with the SEC and incorporate by reference may contain forward-looking statements. These forward-looking statements include, among others, statements about the expected benefits of the Merger, the expected timing and completion of the Merger and the future business, performance and opportunities of the Company. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of future events. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” or similar words or phrases intended to identify information that is not historical in nature. Forward-looking statements are based on expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•	we may be unable to obtain stockholder approval as required for the Merger;

•	other conditions to the closing of the Merger may not be satisfied, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval;

•	the Merger may involve unexpected costs, liabilities or delays;

•	our business may suffer as a result of uncertainty surrounding the Merger;

•	stockholder litigation in connection with the Merger may affect the timing or occurrence of the Merger or result in significant costs of defense, indemnification and liability;

•	we may be adversely affected by other economic, business, and/or competitive factors;

•	the occurrence of any event, change or other circumstances which, under the terms of the Merger Agreement, could give rise to the termination of the Merger Agreement;

•	the proposed transactions may disrupt our current plans and operations or divert management’s attention from ongoing business operations;

•	difficulties with our ability to retain and hire key personnel and maintain relationships with third parties as a result of the proposed Merger may occur;

•	other risks to consummation of the proposed Merger, including the risk that the proposed Merger will not be consummated within the expected time period or at all;

•	if the Merger is completed, stockholders will forego realization of any long-term value potential based on current strategy as an independent public company; and

•	stock prices may decline if the Merger is not completed.

There can be no assurance that the Merger or any other transaction described above will in fact be consummated in the expected time frame, on the expected terms or at all. There can be no assurance as to the impact of COVID-19 and other potential future outbreaks of infectious diseases or the outbreak of war on the Company’s financial condition, results of operations, cash flows and performance as well as on the economy and financial markets, which may impact the timing or occurrence of the Merger. While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. For a further discussion of other important factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors” set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the SEC on February 25, 2022, and subsequent filings by the Company with the SEC. All forward-looking statements made herein are expressly qualified in their entirety by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements. In addition, to the extent any inconsistency or conflict exists between the information included in this report and the information included in our prior reports and other filings with the SEC, the information contained in this report updates and supersedes such information.

Forward-looking statements speak only as of the date they are made, and except as required by law, we undertake no obligation to update them in light of new information or future events.

PROPOSAL 1

MERGER PROPOSAL

We are asking our stockholders to vote on a proposal to approve and adopt the Merger Agreement under which Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent.

For detailed information regarding this Merger Proposal, see the information about the Merger and the Merger Agreement throughout this proxy statement, including the information set forth under sections entitled “The Merger” and “The Merger Agreement.” A copy of the Merger Agreement is attached as Annex A to this proxy statement.

The approval of the proposal to adopt the Merger Agreement requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on this Merger Proposal , your shares will be voted in accordance with the recommendation of our Board, which is “FOR” this Merger Proposal. Because the required vote for this Merger Proposal is based on the number of votes our stockholders are entitled to cast rather than on the number of votes cast, failure to vote your shares (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have the same effect as voting “AGAINST” the Merger Proposal.

Approval of this Merger Proposal is a condition to the completion of the Merger. In the event this Merger Proposal is not approved, the Merger cannot be completed.

Recommendation of the Board of Directors

Our Board unanimously recommends that our stockholders vote “FOR” the Merger Proposal.

PROPOSAL 2

ADVISORY COMPENSATION PROPOSAL

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Exchange Act, we are asking our stockholders to vote at the Special Meeting on a non-binding, advisory basis regarding the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger. Information intended to comply with Item 402(t) of Regulation S-K concerning this compensation, subject to certain assumptions described therein, is presented in the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger—Quantification of Potential Payments to Our Named Executive Officers in Connection with the Merger.”

The stockholder vote on this Advisory Compensation Proposal is an advisory vote only, and it is not binding on us or our board of directors. Further, the underlying arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is completed, our named executive officers will be eligible to receive the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger. Approval of this Advisory Compensation Proposal is not a condition to the completion of the Merger.

We are asking our stockholders to vote “FOR” the following resolution:

“RESOLVED, that ManTech International Corporation’s stockholders approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of ManTech International Corporation that is based on or otherwise relates to the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K under “The Merger — Interests of Our Directors and Executive Officers in the Merger — Quantification of Potential Payments to Our Named Executive Officers in Connection with the Merger” in ManTech International Corporation’s proxy statement for the special meeting.”

Adoption of the above resolution, on a non-binding, advisory basis, requires the affirmative vote of the majority of shares present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on this Advisory Compensation Proposal, your shares will be voted in accordance with the recommendation of our Board, which is “FOR” this Advisory Compensation Proposal. Because the required vote for this Advisory Compensation Proposal is based on the number of votes our stockholders are entitled to cast rather than on the number of votes cast, failure to vote your shares (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have the same effect as voting “AGAINST” the Advisory Compensation Proposal.

Recommendation of the Board of Directors

Our Board unanimously recommends that our stockholders vote “FOR” the Advisory Compensation Proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger.

PROPOSAL 3

ADJOURNMENT PROPOSAL

We are asking our stockholders to vote on a proposal to approve any adjournments of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the Merger Proposal.

Approval of this Adjournment Proposal requires the affirmative vote of the majority of shares present in person or represented by proxy at the Special Meeting and entitled to vote on the proposals. Approval of this Adjournment Proposal is not a condition to the completion of the Merger. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on this Adjournment Proposal, your shares will be voted in accordance with the recommendation of our Board, which is “FOR” this Adjournment Proposal. Because the required vote for this Adjournment Proposal is based on the number of votes our stockholders are entitled to cast rather than on the number of votes cast, failure to vote your shares (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have the same effect as voting “AGAINST” the Adjournment Proposal.

Recommendation of the Board of Directors

Our Board unanimously recommends that our stockholders vote “FOR” the Adjournment Proposal.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our Board for use at the Special Meeting to be held at on [    ], at [    ], Eastern Time, or at any adjournment or postponement of such meeting. This proxy statement is first being mailed to our stockholders on or about [                ], 2022. The Special Meeting will be held at 2251 Corporate Park Drive, Herndon, VA 20171.

Voting

If you are a stockholder of record, you may vote in any of the following ways:

•

Vote in advance by mail. From the hard copy of your proxy materials, fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage paid envelope. Proxy cards that are returned without a signature will not be counted as present at the Special Meeting and cannot be voted.

•	Vote in advance by telephone. Dial the phone number on your proxy card and follow the recorded instructions. You will need the control number shown on your proxy card in order to vote.

•	Vote in advance via the Internet. Visit the Internet address on your proxy card. You will need the control number shown on your proxy card in order to vote.

•

Vote by attending the Special Meeting. Stockholders of record who attend the Special Meeting may vote by filling out a ballot at the meeting, and any previously submitted proxies will be revoked by the vote cast at the Special Meeting. Even if you intend to attend and vote at the Special Meeting, our Board recommends that you grant a proxy via mail, telephone or the Internet in case you are later unable to attend the Special Meeting to ensure that your vote is counted.

If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m., Eastern Time, on the day before the Special Meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Special Meeting. If your shares are held through a nominee, you will receive separate voting instructions from your nominee. You must follow the voting instructions provided by your nominee in order to instruct your broker on how to vote your shares.

We encourage you to vote by proxy by mail, telephone or over the Internet well in advance of the Special Meeting, to ensure your shares are represented whether or not you decide to attend.

Purpose of the Special Meeting

The purpose of the Special Meeting is for the holders of Company Common Stock to consider and vote upon the following proposals:

•

The Merger Proposal: To approve and adopt the Merger Agreement, under which Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement.

•

Advisory Compensation Proposal: To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger.

•

Adjournment Proposal: To approve the adjournment of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies to vote in favor of the proposal to adopt the Merger Agreement, in the event that there are insufficient votes at the time of the Special Meeting to establish a quorum or adopt the Merger Agreement.

The Board recommends that you vote “FOR” each of the above proposals.

Stockholders must approve the proposal to approve and adopt the Merger Agreement in order for the Merger to occur. If our stockholders fail to approve the Merger Proposal, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A, which we encourage you to read carefully and in its entirety.

Record Date and Quorum

The holders of record of Company Common Stock as of 5:00 p.m., Eastern Time, on [                 ], 2022 (the “record date”), will be entitled to receive notice of and to vote at the Special Meeting. As of the record date, there were [                ] shares of Company Common Stock outstanding.

The presence at the Special Meeting in person, or represented by proxy, of the holders of a majority in voting power of the shares of Company Common Stock outstanding as of the record date and entitled to vote at the Special Meeting will constitute a quorum, permitting us to conduct our business at the Special Meeting. If you have properly voted by proxy, via mail, telephone or the Internet, you will be considered part of the quorum. Proxies received but not marked or marked as abstentions will be included in the calculation of the number of shares considered to be present at the Special Meeting. Each holder of Class A Common Stock is entitled to one vote on each matter submitted to a vote at the Special Meeting for each share of Class A Common Stock that the stockholder owned as of the record date. Each holder of Class B Common Stock is entitled to 10 votes on each matter submitted to a vote at the Special Meeting for each share of Class B Common Stock that the stockholder owned as of the record date.

In accordance with the Nasdaq rules, banks, brokers and other nominees who hold shares of Company Common Stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to any of the proposals to be voted on at the Special Meeting. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares with respect to the proposals to be voted on at the Special Meeting, they may not vote such shares with respect to such proposals. Under such a circumstance, a “broker non-vote” would result. Because all proposals for the Special Meeting are non-routine and non-discretionary, we do not expect there to be any broker non-votes for such proposals.

In the event that a quorum is not present at the Special Meeting, subject to the terms of the Merger Agreement, the Company expects to adjourn or postpone the Special Meeting until it solicits enough proxies to obtain a quorum. Pursuant to the Third Amended and Restated Bylaws of the Company, dated December 11, 2017, as amended (which we refer to as the “bylaws” in this proxy statement), any meeting of stockholders may be adjourned from time to time to any other time and to any other place at which a meeting of stockholders may be held under the bylaws by the holders of a majority of shares of Company Common Stock present, in person or represented by proxy, at the Special Meeting and voting on such matter, only for the purpose of establishing a quorum. However pursuant to the Merger Agreement, the Company may adjourn or postpone the Special Meeting (i) to the extent necessary or appropriate to ensure that any required supplement or amendment to this proxy statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Special Meeting, (ii) if, as of the time for which the Special Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to (A) constitute a quorum necessary to conduct business at such Special Meeting or (B) approve the Merger Proposal, (iii) to allow additional time for the solicitation of votes in order to approve the Merger Proposal or (iv) as otherwise required by applicable law or an order from the SEC.

Vote Required

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority in voting power of the shares of Company Common Stock outstanding as of the record date and entitled to vote thereon. In addition, under the Merger Agreement, the receipt of such required vote is a condition to the completion of the Merger.

Approval of the Adjournment Proposal and the Advisory Compensation Proposal requires the affirmative vote of the majority of shares present in person or represented by proxy at the Special Meeting and entitled to vote on such proposals.

Abstentions and the failure by stockholders to (1) attend the Special Meeting and vote or (2) authorize a proxy to vote their shares at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal, the Adjournment Proposal and the Advisory Compensation Proposal.

Brokers, banks or other nominees holding shares of Company Common Stock in “street name” may not vote such shares of Company Common Stock on any of the proposals absent instruction from you on how you wish your shares of Company Common Stock to be voted. If your shares are held in “street name,” unless you attend the Special Meeting in-person, with a properly executed legal proxy from your broker, bank or other nominee, your failure to provide instructions will have the same result as a vote against the Merger Proposal, the Adjournment Proposal and the Advisory Compensation Proposal.

Voting by Proxy

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of Company Common Stock in the way that you indicate. When completing the telephone or Internet processes or the proxy card, you may specify whether your shares of Company Common Stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the Special Meeting. If you sign, date, and return your proxy card (or submit your proxy by telephone or the Internet) without indicating how you wish to vote on a proposal, your proxy will be voted in accordance with our Board’s recommendation—i.e., in favor of the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal. If you are a stockholder of record of shares of Company Common Stock and fail to return your proxy card (or fail to submit your proxy by telephone or the Internet), unless you attend the Special Meeting in-person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote “AGAINST” the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal. If you sign and return a proxy, the individuals named on the enclosed proxy card will have discretionary authority to vote on any other items that may arise at the Special Meeting or any adjournments or postponements thereof.

Voting ESOP Shares

If you are a current or former employee of the Company participating in the ESOP and have shares of Company Common Stock allocated to your account as of the record date, you have the right to direct the ESOP trustee on how to vote your shares. You will receive voting instruction forms that reflect all shares of Company Common Stock for which you may direct the voting under the terms of the ESOP. If you do not send instructions to the ESOP trustee in a proper manner, or if the instructions are not timely received, the ESOP trustee will not vote the shares allocable to your account.

Broker Non-votes

If your shares of Company Common Stock are held in “street name,” you will receive instructions from your broker, bank, trust or other nominee that you must follow in order to have your shares voted. Your broker, bank, trust or other nominee will vote your shares only if you provide instructions on how to vote. Please follow the directions on the voting instruction form sent to you by your broker, bank, trust or other nominee with this proxy statement. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank, trust or other nominee, as the case may be. Brokers who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from the beneficial owner. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” such as the Merger Proposal, Adjournment Proposal and Advisory Compensation Proposal, without specific instructions from the beneficial owner. Broker non-votes generally occur for shares held by a broker or other nominee that are present in-person, or represented at the meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. Because all proposals for the Special Meeting are non-routine and non-discretionary, we do not expect there to be any broker non-votes for such proposals.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted. If you are a stockholder of record of Company Common Stock, you may revoke your proxy at any time before the vote is taken at the Special Meeting by:

•

submitting a new proxy at a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating, and returning a new, later-dated proxy card by mail to the Company;

•	attending the Special Meeting and voting in-person; or

•	delivering to the Company’s Secretary a written notice of revocation to c/o ManTech International Corporation, 2251 Corporate Park Drive, Herndon, VA 20171, Attn: Corporate Secretary.

Attending the Special Meeting without taking one of the actions described above will not in and of itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the Special Meeting.

If you hold your shares of Company Common Stock in “street name” through a nominee, you will need to follow the instructions provided to you by your nominee in order to revoke your voting instructions or submit new voting instructions.

Adjournments and Postponements

Although it is not currently expected, subject to the terms of the Merger Agreement, the Special Meeting may be adjourned or postponed for the purpose of soliciting additional proxies. We are submitting a proposal for consideration at the Special Meeting to authorize the named proxies to approve one or more adjournments of the Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal at the time of the Special Meeting or any adjournment or postponement of the Special Meeting. Subject to the terms of the Merger Agreement, we retain full authority to the extent set forth in the bylaws and Delaware law to adjourn the Special Meeting (or any adjournment or postponement of the Special Meeting) or to postpone the Special Meeting (or any adjournment or postponement of the Special Meeting) before it is convened, without the consent of any stockholder.

If the Special Meeting is adjourned, we are not required to give notice of the time and place of the adjourned meeting if announced at the meeting at which the adjournment is taken, unless the adjournment is for more than 30 days or our Board fixes a new record date for the Special Meeting. Subject to the terms of the Merger Agreement, at any adjourned meeting, any business may be transacted which might have been transacted at the original meeting. All proxies will be voted in the same manner as they would have been voted at the original convening of the Special Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Anticipated Date of Completion of the Merger

We are working towards completing the Merger as soon as possible. Assuming receipt of required regulatory approvals and timely satisfaction or waiver of other closing conditions, including the approval by our stockholders of the proposal to adopt the Merger Agreement, we currently anticipate that the Merger will be completed in the second half of 2022. However, the exact timing of completion of the merger, if at all, cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control. If our stockholders vote to approve the Merger Proposal, the Merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the Merger, subject to the terms of the Merger Agreement. See the section entitled “The Merger Agreement—Effective time; Closing.”

Rights of Stockholders Who Seek Appraisal

Stockholders are entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger. This means that you may be entitled to have the fair value of your shares of Company Common Stock determined by the Delaware Court of Chancery and to receive payment based on that valuation, plus interest (if any), in lieu of the Merger Consideration if you follow exactly the procedures specified under Section 262 of the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the Merger Consideration you would have been entitled to receive under the Merger Agreement.

To exercise your appraisal rights, you must submit a demand in writing for appraisal to the Company before the vote is taken on the proposal to adopt the Merger Agreement and you must not vote in favor of the proposal to adopt the Merger Agreement. Your failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of your appraisal rights. Requirements under Delaware law for exercising appraisal rights are described in further detail in the section entitled “Appraisal Rights.” Section 262 regarding appraisal rights available to stockholders of Delaware corporations in certain mergers and consolidations is reproduced and attached as Annex C to this proxy statement. If you hold your shares of Company Common Stock through a nominee and you wish to exercise appraisal rights, you should consult with your nominee to determine the appropriate procedures for the making of a demand for appraisal by your nominee. In view of the complexity of Section 262 of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Solicitation of Proxies; Payment of Solicitation Expenses

Our directors, officers, and employees may solicit proxies by mail, by email, by telephone, or in person. Those individuals will receive no additional compensation for solicitation activities. We have also engaged Alliance Advisors to assist in the solicitation of proxies and provide related advice and informational support, for a base services fee of $15,000, plus customary disbursements. We will reimburse Alliance Advisors for its reasonable out-of-pocket expenses and indemnify Alliance Advisors and its affiliates against certain claims, liabilities, losses, damages and expenses. We will request banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of Company Common Stock held of record by those entities, and we will, upon request, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling, and mailing the proxy materials used in the solicitation of proxies.

Questions and Additional Information

You should not return your stock certificate or send documents representing Company Common Stock with the proxy card. If the Merger is completed, the paying agent for the Merger will send you a letter of transmittal and instructions for exchanging your shares of Company Common Stock for the Merger Consideration.

If you have questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor, Alliance Advisors, by telephone at (877) 587-1969.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Parties to the Merger

The Company

ManTech International Corporation

2251 Corporate Park Drive

Herndon, Virginia 20171

(703) 218-6000

We were co-founded by George J. Pedersen in 1968 as a New Jersey corporation, starting with a single U.S. Navy contract. We provide innovative, mission-focused technology solutions and services for the U.S. intelligence community, defense and federal civilian agencies. For over 50 years we have successfully developed and delivered solutions that support national and homeland security missions. Our principal areas of expertise include full-spectrum cyber, secure mission and enterprise information technology (IT), advanced data analytics, intelligent systems engineering, software and systems development, and national security mission support. We have differentiated technical capabilities, intimate knowledge of our customers’ missions, and extensive experience providing proven, diverse sets of solutions and services, which we use to help our customers solve some of their greatest challenges and most complex problems. We provide services and solutions that support missions of national priority and significance, such as global cyber operations, IT and digital modernization, national security threat intelligence and analytics, and military operational readiness.

ManTech International Corporation’s Common Stock is listed on the Nasdaq and trades under the symbol “MANT.” For more information about the Company, please visit the Company’s website at www.mantech.com. The information contained on the Company’s website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also the section entitled “Where You Can Find More Information.”

Parent and Merger Sub

Moose Bidco, Inc.

Moose Merger Sub, Inc.

c/o The Carlyle Group Inc.

1001 Pennsylvania Avenue, NW

Washington, DC 20004

(212) 729-5626

Parent is a Delaware corporation. Parent is controlled by investment funds managed by affiliates of Carlyle and was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. Parent has not engaged in any business except for the activities incident to its formation and in connection with the transactions contemplated by the Merger Agreement.

Merger Sub is a Delaware corporation and a wholly owned subsidiary of Parent and was formed solely for the purpose of engaging in the Merger and related transactions. Merger Sub has not engaged in any business other than in connection with the Merger and related transactions. At the effective time of the Merger, Merger Sub will be merged with and into the Company and will cease to exist and the Company will continue as the surviving corporation.

Carlyle is a global investment firm with deep industry expertise that deploys private capital across three business segments: Global Private Equity, Global Credit and Global Investment Solutions. With $325 billion of assets under management as of March 31, 2022, Carlyle’s purpose is to invest wisely and create value on behalf of its investors, portfolio companies and the communities in which we live and invest. Carlyle employs nearly 1,900 people in 26 offices across five continents. Further information is available at www.carlyle.com. The information contained on Carlyle’s website is not incorporated into, and does not form a part of, this proxy statement.

Effects of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into the Company, and the Company will continue as the surviving corporation and as a wholly owned subsidiary of Parent. As a result of the Merger, Company Common Stock will no longer be publicly traded and will be delisted from the Nasdaq and price quotations in the public market will no longer be available for Company Common Stock. In addition, Company Common Stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the surviving corporation.

At the effective time of the Merger, each share of Company Common Stock issued and outstanding immediately prior to such time (other than excluded shares) will be converted into the right to receive Merger Consideration. The excluded shares will be cancelled and will cease to exist and no payment will be made with respect to such excluded shares. The Dissenting Shares will not be converted into a right to receive the Merger Consideration but will instead have the right to receive a payment for the “fair value” of their Dissenting Shares as determined by the Delaware Court of Chancery in accordance with Section 262 of the DGCL, as described in the section entitled “Appraisal Rights” on page 82 of this proxy statement and Annex C to this proxy statement.

Each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the Merger will be converted into and become one newly issued, fully paid and non-assessable share of common stock of the surviving corporation.

At the effective time of the Merger, the certificate of incorporation of the Company will be amended and restated in its entirety to be in the form set forth as an exhibit to the Merger Agreement and the bylaws of the Company will be amended and restated in their entirety to be identical to the bylaws of Merger Sub as in effect immediately prior to the effective time of the Merger, until thereafter changed or amended as provided therein or by applicable law. In addition, as of the effective time of the Merger, the directors of Merger Sub immediately prior to the effective time of the Merger will become the directors of the surviving corporation until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the bylaws of the surviving corporation. The officers of the Company immediately prior to the effective time of the Merger will be the initial officers of the surviving corporation until their successors have been duly elected and qualified or until their earlier death, resignation or removal.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation of or among the Board, the Transaction Committee (as defined below), members of the Company’s management, the Company’s representatives and other parties.

The Board and senior management of the Company regularly review and assess the Company’s business, results of operations, financial performance, business strategy and growth opportunities, including consideration of potential strategic and financial opportunities to maximize stockholder value, such as acquisitions, business combinations, and other strategic and financial transactions. Over the years, the Company received periodic inquiries from parties with respect to potential interest in business combinations, the sale of the Company and similar transactions. The Board regularly engaged with George J. Pedersen (who has historically owned a majority of the voting power of the Company’s outstanding capital stock) to solicit his perspectives on strategic and financial direction and consider his views on such matters. Because Mr. Pedersen had previously informed the Board that he was not in favor of pursuing strategic transactions involving the sale of the Company, prior to the fall of 2021, the Board had not acted on or engaged in any discussions with respect to such opportunities and determined not to conduct an evaluation of potential strategic alternatives involving a sale of the Company.

In the fall of 2021, Mr. Pedersen and his affiliates and family members, in their capacity as stockholders of the Company, indicated to the Board an openness to consider a broader range of strategic alternatives. As a result, management of the Company held preliminary discussions with representatives of Goldman Sachs & Co., LLC (“Goldman Sachs”) relating to the strategic opportunities for companies in the government services industry. Mr. Pedersen was a member of the Board at this time, but did not participate in any Board discussions relating to strategic opportunities from the fall of 2021 through his retirement from his position on the Board and as Chairman Emeritus on February 23, 2022.

During a meeting of the Board held on December 17, 2021, at which representatives from Goldman Sachs and King & Spalding LLP (“King & Spalding”), the Company’s legal advisor, attended, the Board asked representatives of Goldman Sachs to participate in discussions relating to the strategic landscape for companies in the government services industry. At this meeting, representatives of Goldman Sachs reviewed the general strategic environment in the Company’s sector, including relevant macroeconomic, industry, financial, and market conditions and recent mergers & acquisitions and other strategic transactions. Representatives of Goldman Sachs also reviewed its preliminary financial analysis of the Company. The Board engaged in discussion about the information presented and the possibility of the Company exploring strategic alternatives. Following this discussion, the Board determined that it would be in the best interests of the Company and its stockholders to preliminarily explore, and to begin considering and evaluating, the possibility of potential strategic alternatives, including a potential sale of the Company, as well as the appropriate time for pursuing such potential strategic alternatives. In light of Goldman Sachs’s qualifications, expertise, reputation and knowledge of the Company’s business and industry, the Board also instructed management to begin discussions with Goldman Sachs regarding a potential engagement. On March 25, 2022, the Company formally engaged Goldman Sachs as its financial advisor to assist in exploring a review of strategic alternatives, including a potential sale of the Company.

On January 31, 2022, the Board held a meeting with senior management, as well as representatives from each of Goldman Sachs and King & Spalding, to discuss matters relating to the Company’s review of potential strategic alternatives. Representatives of Goldman Sachs provided an overview of a potential strategic review process and timeline. During the meeting, the Board reviewed a list prepared by the Company’s senior management and representatives of Goldman Sachs of potentially interested potential acquirers that could be contacted in connection with a potential sale of the Company. This list included potential strategic acquirers (both traditional and non-traditional strategic parties) and potential financial sponsor acquirers (including certain financial sponsors with portfolio companies in the government services and defense sector/industry). At this meeting, representatives of King & Spalding then provided an overview of, and reviewed with the Board, the Board’s fiduciary duties in connection with a review of strategic alternatives for the Company, including with respect to the proposed process and a potential sale transaction.

Following wide-ranging and substantive discussions regarding a strategic review process and exploring a potential sale transaction involving the Company, including discussions regarding the list of potential acquirers, the Board directed management to work with the Company’s advisors to contact and initiate confidential discussions with those potential acquirers for the purposes of gauging such parties’ interest in a potential acquisition of the Company, and to keep the Board apprised of any material developments. Additionally, the Board created a new committee of the Board (the “Transaction Committee”), comprised of three of the Board’s independent directors, Messrs. LaMontagne, Armitage, and Campbell, to oversee the day-to-day process of reviewing strategic alternatives and potential transactions involving the Company and to provide guidance to the Company’s management and advisors in connection with the process. The Board retained full authority to consider, evaluate and approve any transaction resulting from the strategic review process.

Beginning on February 1, 2022, representatives of Goldman Sachs, acting at the direction of the Board, contacted on a confidential, no-names basis, each of the 19 potential acquirers that had been approved by the Board at its January 31, 2022 meeting. Seven of the parties contacted by representatives of Goldman Sachs indicated that they were not interested in pursuing a potential transaction.

On February 3, 2022, Reuters published a report stating, among other matters, that George Pedersen was exploring options for his controlling stake, including a potential sale of the company, and that Goldman Sachs had been retained as the Company’s financial advisor with respect to a potential sale transaction. The Company declined to comment on the report, consistent with its policy not to comment on market rumors. On February 2, 2022, a day prior to the publication, the closing sale price of the Company’s Common Stock on Nasdaq was $72.82. Following the publication of the Reuters article up to the signing of the Merger Agreement, the closing share price of the Company’s common stock on Nasdaq ranged from $77.01 to $88.34.

As a result of the information included in the Reuters article, parties that were not included on the list of potential acquirers approved by the Board at its January 31, 2022 meeting contacted representatives of Goldman Sachs regarding a potential acquisition of the Company. At the direction of the Transaction Committee, four parties that had made inbound inquiries were invited to execute a confidentiality agreement and participate in the transaction process, two of which ultimately entered into confidentiality agreements with the Company.

Following the initial outreach and discussions, by the beginning of March 2022, the Company had entered into confidentiality agreements with 14 parties, which included potential strategic acquirers and financial sponsor acquirers. All of these confidentiality agreements included customary standstill provisions designed to facilitate an orderly transaction process and maximize value for the Company’s stockholders. The confidentiality agreements also provided that the standstill provisions would lapse if and when the Company announced that it entered into a definitive agreement with respect to the sale of the Company. Each party that entered into a confidentiality agreement received certain process materials from Goldman Sachs on behalf of the Company.

Following the execution of the 14 confidentiality agreements, two strategic parties each informed Goldman Sachs that they were no longer interested in pursuing a transaction with the Company and withdrew from the transaction process. During the month of March 2022, the potential acquirers engaged in preliminary due diligence activities. As part of these activities, the Company’s senior management held preliminary meetings and initial “fireside chats” with the 12 remaining parties. At these meetings, the Company’s senior management provided an overview of the Company’s business, results of operations and business strategies.

Later in the month of March 2022, representatives of Goldman Sachs, circulated a process letter to each of the potential acquirers that remained in the process, which requested preliminary initial indications of interest be submitted by March 28, 2022.

By March 29, 2022, six parties submitted non-binding initial indications of interest as part of the first-round process that contemplated a potential acquisition of the Company. The per share purchase prices proposed by these parties ranged from $71.00 to $90.00 per share. One party, a potential financial sponsor acquirer with a portfolio company in the government services industry (“PE Party A”), proposed $90.00 per share in an all-cash transaction. Parent proposed $87.00 to $89.00 per share in an all-cash transaction. Another party, a potential strategic acquirer (“Strategic Party A”), proposed $83.00 to $88.00 per share in a transaction involving a mix of cash and equity consideration (with the exact consideration mix being unspecified at such time). Another party, a potential financial sponsor acquirer with a portfolio company in the government services industry (“PE Party B”), proposed $81.00 to $83.00 per share in all cash. Another party, a potential financial sponsor acquirer that made an “inbound” inquiry to representatives of Goldman Sachs following the Reuters article (“PE Party C”), proposed $72.00 to $75.00 per share in all cash. Another party, a potential strategic acquirer (“Strategic Party B”), proposed $71.00 per share in all cash. No other potential acquirers submitted an indication of interest. All of the indications of interest remained subject to completing customary due diligence and certain parties, including Parent, noted their ability to move quickly in order to complete a transaction. Goldman Sachs had follow-up discussions with each of the bidders to further clarify certain aspects of each indication of interest in advance of a discussion with the Transaction Committee and the Board on March 30, 2022.

On March 30, 2022, the Transaction Committee met with the Company’s senior management and representatives of Goldman Sachs and King & Spalding to review and discuss the indications of interest. Representatives of Goldman Sachs provided an update on the strategic alternatives review process, including an overview of the outreach to the potential acquirers, and indicated that six parties submitted non-binding initial indications of interest in response to the request for first-round bids. After review of the specific terms of the indications of interest received and discussion, the Transaction Committee determined and recommended, and instructed representatives of Goldman Sachs and the Company’s senior management, to continue discussions with and invite each of PE Party A, PE Party B, Strategic Party A and Parent to the second round of the transaction process, and to provide these parties with additional financial and other due diligence materials and additional discussions with management so that the parties could further evaluate a potential acquisition of the Company.

Also on March 30, 2022, the Board held a regularly scheduled meeting, during which it met with the Company’s senior management and representatives of Goldman Sachs and King & Spalding, to discuss the strategic review process. The Company’s management reviewed the Company’s strategy and reviewed the business, financial and strategic position of the Company, including the five-year financial plan and projections for the Company prepared by management for purposes of the strategic alternative review and sale transaction process, and the underlying assumptions used to prepare such projections. The five-year financial projections prepared by management and provided to Parent and other potential bidders in the transaction process are referred to in this proxy statement as the “Forecasts” and discussed in more detail below under the section entitled “—Unaudited Prospective Financial Information” on page 41 of this proxy statement. The Board authorized the Forecasts being provided to potential bidders in the second round of the process. Representatives of Goldman Sachs discussed with the Board its preliminary financial analysis of the Company. Management and representatives of Goldman Sachs also provided an update regarding the sale transaction process, including a summary of the outreach to the potential acquirers and an overview of the six initial indications of interest received pursuant to the first-round of the process. The full Board was informed that the Transaction Committee had met and recommended and approved the approach to invite each of PE Party A, PE Party B, Strategic Party A and Parent, which represented the four bidders with the highest indications of interest from a valuation perspective, to the second round of the transaction process.

On March 31, 2022, at the request and instruction of the Transaction Committee, representatives of Goldman Sachs notified representatives of each of PE Party C and Strategic Party B that their respective initial indications of interest were insufficient in terms of valuation to merit their continuation in the process.

In the beginning of April 2022, representatives of Goldman Sachs formally invited Parent, PE Party A, PE Party B and Strategic Party A into the second round of the process and each bidder was provided certain financial materials prepared by Company management (including the Forecasts and a contract waterfall) and granted the opportunity to meet with certain members of the Company’s management during a management presentation and dinner meeting. These meetings were held in person from April 5 to April 13, 2022. Following each party’s initial management presentations, each of the remaining bidders received access to the virtual data room and were invited to participate in a contract waterfall review and financial model call.

In addition, during the first half of April 2022, each of the second-round bidders entered into clean team confidentiality agreements governing the treatment of certain competitively sensitive and/or highly confidential information concerning the Company in order to facilitate its due diligence review of such materials in accordance with applicable antitrust laws.

On April 18, 2022, representatives of Goldman Sachs provided a second-round process letter to each of the four bidders, indicating revised, non-binding indications of interest were due on May 9, 2022, with markups of the draft merger agreement due in advance on May 2, 2022.

On April 20, 2022, representatives of Goldman Sachs circulated an auction draft form of the merger agreement to each of the remaining bidders and instructed them to contact representatives of King & Spalding with any questions.

During the remainder of April and in early May, up until the second-round bid deadline of May 9, 2022, various representatives of the Company management and its advisors and representatives conducted, held and participated in various due diligence calls and meetings covering a number of different areas and a wide range of cross functional topics, with each of Parent, PE Party A, PE Party B and Strategic Party A, and their respective advisors and representatives. Members of the Company’s management also responded, through the Company’s advisors, to numerous follow-up diligence requests and questions from the bidders after these calls and meetings.

On April 26, 2022, the Company and Strategic Party A entered into a confidentiality agreement in favor of Strategic Party A in order for the Company to commence reverse due diligence efforts with respect to Strategic Party A in light of the equity portion of the consideration being offered.

On April 29, 2022, Goldman Sachs provided to the Board a letter setting forth certain of Goldman Sachs’ material relationships.

During late April and in early May, representatives of King & Spalding participated in numerous calls and engaged in numerous discussions with representatives of PE Party B’s outside legal counsel regarding potential antitrust risks and the analysis from an antitrust approval perspective in connection with a potential acquisition of the Company. Matters that were discussed in these calls and meetings related to the antitrust risk analysis involving PE Party B included, among other things, the fact that PE Party B owns an existing portfolio company that operates in the government services industry which would be the entity that would be the acquiring party in its proposal, and the nature of potential capability overlap and the level of competition (including any potential head-to-head competition) between the Company and PE Party B’s portfolio company, including existing competition with respect to specific current or prior government contract bids and/or anticipated competition with respect to potential new business opportunities or future government contract bids.

In addition, during this time, representatives of King & Spalding held calls and participated in discussions with representatives of Strategic Party A’s outside counsel related to potential regulatory approval risk and the analysis from an antitrust approval perspective in connection with a potential acquisition of the Company.

The Company’s senior management and members of the Transaction Committee discussed, reviewed and strategized internally with representatives of King & Spalding with respect to the antitrust risk analysis related to a potential transaction involving PE Party B relative to Parent or Strategic Party A. It was specifically discussed and noted that Parent’s proposal, pursuant to which the Company was not contemplated to be acquired by or combined with any existing portfolio company or operating entity and would remain a standalone entity following consummation of the merger, would not present comparable antitrust related risks as PE Party B’s proposal and therefore represented a higher certainty of closing relative to PE Party B’s proposal. It was also discussed and noted that Strategic Party A’s proposal did not present the same level of antitrust approval risk or potential scrutiny from a regulatory perspective in light of the nature of its business and operations, which involved minimal competitive and contractual overlap relative to that of PE Party B’s portfolio company.

During the week of May 2, 2022, PE Party A withdrew from the transaction process prior to submitting a markup of the merger agreement or revised indication of interest.

On May 2, 2022, PE Party B’s outside legal counsel submitted a full markup of the draft merger agreement to representatives of each of Goldman Sachs and King & Spalding.

On May 3, 2022, Parent’s outside legal counsel, Latham & Watkins LLP (“Latham”), submitted a full markup of the merger agreement, along with a draft of a proposed voting agreement requested and contemplated to be entered into with respect to the shares of Company Common Stock beneficially owned by Mr. Pedersen and his affiliates, to representatives of each of Goldman Sachs and King & Spalding.

On May 4, 2022, Strategic Party A’s outside legal counsel submitted a full markup of the draft merger agreement to representatives of King & Spalding.

On May 5, 2022, following discussions with representatives of the Company’s management and the Transaction Committee and in light of the lower purchase price offered by PE Party B in its indication of interest and the less certainty of closing (as a result of the heightened antitrust risk) posed by PE Party B’s proposal relative to the other bidders, at the instruction of the Company, King & Spalding held a call with PE Party B’s legal counsel to provide high-level feedback regarding PE Party B’s markup of the merger agreement and key issues with respect to the terms contained therein, in order to encourage a revised markup and more competitive submission of PE Party B’s revised indication of interest in advance of the May 9, 2022 deadline.

On May 6, 2022, King & Spalding circulated a revised draft of the merger agreement to Latham in advance of the deadline for the submission of revised indications of interest in the second-round of the transaction process.

On May 6, 2022, members of the Company’s management and its advisors, including representatives of Goldman Sachs and King & Spalding, met with members of Strategic Party A’s management and its advisors and representatives during a management presentation and due diligence meeting regarding Strategic Party A’s business and operations.

On May 6, 2022, following discussions with representatives of the Company’s management and at the instruction of the Company, King & Spalding held a call requested by Strategic Party A’s legal counsel to discuss the markup of the merger agreement, during which representatives of King & Spalding provided high-level feedback regarding Strategic Party A’s comments to the draft merger agreement.

On May 7, 2022, representatives of King & Spalding participated in a call requested by Latham to discuss certain open issues and points raised by the Company’s revised draft of the merger agreement.

On May 7, 2022, King & Spalding circulated a revised draft of the merger agreement to Strategic Party A’s outside legal counsel in advance of the deadline for the submission of revised indications of interest in the second-round of the transaction process.

On May 9, 2022, the Company received three revised non-binding indications of interest from Parent, PE Party B and Strategic Party A to acquire the Company as part of the second-round process. The per share purchase prices proposed in the revised non-binding indications of interest ranged from $75.00 to $92.25 per share and were as follows: Parent proposed $92.25 per share in an all-cash transaction; PE Party B proposed $87.00 per share in an all-cash transaction; and Strategic Party A proposed $75.00 per share in a mixed equity and cash consideration transaction with a fixed exchange ratio of Strategic Party A’s common stock per share of Company Common Stock. Parent and PE Party B each also submitted a further revised draft of the merger agreement in connection with the submission of their respective revised non-binding indication of interests.

On May 9, 2022, the Transaction Committee determined that each of Parent and PE Party B, as the two bidders that had the highest valuation proposals and that were the furthest along in terms of being prepared to execute definitive documentation and provide committed financing, should be invited to submit improved final definitive proposals. Also on May 9, 2022, at the request and instruction of the Transaction Committee, representatives of Goldman Sachs notified Strategic Party A that its revised indication of interest was insufficient in terms of valuation to merit its continuation in the process.

From May 9, 2022 to May 11, 2022, representatives of Goldman Sachs had a number of discussions with each of Parent and PE Party B, encouraging the parties to submit competitive bids and communicating that the parties should increase their respective offer prices and improve the terms of their respective proposals (including the terms of the proposed definitive agreements), with “best and final” binding proposals due on May 11, 2022.

On May 10, 2022, King & Spalding circulated a revised draft of the merger agreement and a revised draft of the voting agreement proposed by Parent to Latham.

Also on May 10, 2022, King & Spalding held a further call with PE Party B’s outside legal counsel to discuss and provide additional feedback regarding key open points and issues that were remaining in the updated markup and draft of the merger agreement submitted in connection with PE Party B’s revised non-binding indication of interest (including, among other points, the absence of a reverse termination fee payable by PE Party B to the Company in the event of a failure to obtain approval under the HSR Act).

On the morning of May 11, 2022, members of management met with Mr. Pedersen and certain of his affiliates to give an update on the transaction process and to indicate that the leading bidder had requested that they sign a voting agreement in connection with the potential transaction.

On May 11, 2022, prior to the meeting of the Transaction Committee, representatives of PE Party B indicated to representatives of Goldman Sachs that it would be submitting a definitive binding proposal offering to acquire the Company at $96.00 per share in an all-cash transaction and subsequently submitted a further revised draft of the merger agreement in connection with its submission. PE Party B informed representatives of Goldman Sachs that the revised $96.00 per share proposal was its best and final offer.

On May 11, 2022, during the meeting of the Transaction Committee, representatives of Parent indicated to representatives of Goldman Sachs that it would be submitting a definitive binding proposal offering to acquire the Company at $95.00 per share in an all-cash transaction, which was preceded by Parent’s submission of a further revised draft of the Merger Agreement and the voting agreement to representatives of Goldman Sachs.

On May 11, 2022, the Transaction Committee met with the Company’s senior management and representatives of Goldman Sachs and King & Spalding. Representatives of Goldman Sachs provided an overview of the sale transaction process since the last meeting of the Transaction Committee and Board, including highlighting that Parent and PE Party B were the two remaining bidders in the process. Representatives of King & Spalding discussed with the Transaction Committee the fiduciary duties in connection with a potential sale transaction. The Transaction Committee reviewed and considered the terms of PE Party B’s revised proposal and Parent’s revised proposal. After discussing the terms of PE Party B’s revised proposal and risks, including the financing and regulatory risks from an antitrust perspective as a result of PE Party B’s identity and its proposal to structure the acquisition of the Company by an existing portfolio company with certain notable capability and contractual overlaps with the Company’s business, including active and anticipated competition (including head-to-head competition) with the Company in respect of certain current or prior government contract bids as well as anticipated future business opportunities) and less favorable terms of the proposed draft of the merger agreement (including, among other things, a lower termination fee in the event of a regulatory failure relative to Parent’s proposed draft of the merger agreement) submitted in connection with its proposal, the Transaction Committee determined Parent’s proposal had greater certainty to close relative to PE Party B’s proposal. The Transaction Committee also noted and discussed that Parent was farther along in the process than PE Party B at such time in terms of being prepared to execute definitive transaction documentation acceptable to the Company and provide evidence of committed financing.

On May 11, 2022, following the meeting of the Transaction Committee, representatives of Parent indicated to representatives of Goldman Sachs that it would be increasing the merger consideration offered per share and subsequently submitted an updated and revised definitive binding proposal offering to acquire the Company at $96.00 per share, informing representatives of Goldman Sachs that this proposal was its best and final offer. On the morning of May 12, 2022, Parent also informed representatives of Goldman Sachs that it would accept all of the proposed changes in the Merger Agreement proposed by the Company, including changes to termination fees and certain representations and warranties.

The Transaction Committee reconvened on the evening of May 11, 2022 with the Company’s senior management and, in light of the increase to the merger consideration and equal Company valuation presented by Parent’s and PE Party B’s proposal, the heightened deal certainty and certainty of closing from a regulatory approval and antitrust risk perspective associated with Parent’s proposal, Parent being further along in the transaction process in terms of being prepared to execute definitive transaction documents acceptable to the Company and relatedly, certain more favorable terms associated with Parent’s revised proposal and proposed transaction documents at such time (including with respect to, among other things, conditionality, termination fees and remedies and regulatory provisions), instructed its advisors and the Company’s management to work to finalize definitive agreements with Parent.

From May 11 to May 13, 2022, representatives of King & Spalding exchanged drafts of the Merger Agreement to reflect minor non-substantive changes, the Voting Agreement, the disclosure schedules to the Merger Agreement, the Equity Commitment Letter, the Limited Guarantee and the other transaction documents with representatives of Latham and held several discussions to negotiate the final terms of such documents.

At 4:00 p.m. (Eastern Time) on May 13, 2022, the Board convened a special meeting, with members of the Company’s senior management and representatives of Goldman Sachs and King & Spalding in attendance, to discuss and consider the proposals made by PE Party B and Parent. Prior to the meeting, the Board was provided certain informational materials related to the potential transaction involving the Company, including a presentation by Goldman Sachs, a draft of the proposed merger agreement and a summary comparison of the material terms of the offers from each of Parent and PE Party B. During the meeting, representatives of Goldman Sachs reviewed the financial aspects of the offers from PE Party B and Parent, and representatives of King & Spalding reviewed with the Board legal terms and conditions of the offers and also discussed with the Board its fiduciary duties in considering a potential sale of the Company. Representatives of King & Spalding provided the Board with an update on the Merger Agreement negotiation process with PE Party B and Parent, compared the terms of the revised merger agreement drafts submitted by the respective bidders and reviewed in detail with the Board the material terms and provisions of the proposed merger agreement and other definitive transaction agreements. The Board, with the assistance of the advisors, considered the perceived deal/closing certainty and compared the risks associated with the proposals from PE Party B and Parent, including the risk that a potential buyer’s financing becomes unavailable and the risk that the parties fail to obtain required regulatory/antitrust approval and the remedies available to the Company in each such circumstance. After discussion, the Board determined that, because the per share merger consideration offered in the final binding proposals by PE Party B and Parent were the exact same in value, and PE Party B’s acquirer profile posed certain risks (including regulatory risks) which would result in less deal certainty and certainty of closing as compared to Parent’s proposal, as well as the fact that Parent was further along in the transaction process at such time in terms of being in a position to immediately execute definitive transaction documents acceptable to the Board (including by virtue of less favorable terms of the merger agreement associated with PE Party B’s proposal at such time, including a lower reverse termination fee in the event of a regulatory failure), Parent’s revised proposal was superior to PE Party B’s revised proposal. At the request of the Board, representatives of Goldman Sachs rendered their opinion to the Board that, as of May 13, 2022 and based upon and subject to the factors and assumptions set forth therein, the $96.00 in cash per share of Company Common Stock to be paid to the holders (other than Parent and its affiliates) of shares of Company Common Stock, taken in the aggregate, pursuant to the proposed Merger Agreement was fair from a financial point of view to such holders of shares of Company Common Stock, as more fully described below in the section entitled “— Opinion of Our Financial Advisor” beginning on page 43 of this proxy statement.

On May 13, 2022, the Board subsequently adjourned and, immediately thereafter, the Transaction Committee met with the Company’s senior management and representatives of Goldman Sachs and King & Spalding. After further discussion regarding Parent’s final proposal, the Transaction Committee determined to recommend that the proposed Merger Agreement and the transactions contemplated thereby, including the Merger, be approved, adopted and declared advisable by the full Board and that the full Board recommend the proposed Merger Agreement to the stockholders for approval and adoption thereby.

On May 13, 2022, immediately after the Transaction Committee, the full Board reconvened. On behalf of the Transaction Committee, Mr. LaMontagne, Chairman of the Transaction Committee, formally recommended that the full Board approve, the resolutions adopting and declaring advisable the Merger Agreement and the transactions contemplated thereby, approving the consummation of the Merger, and recommending that the Company’s stockholders approve and adopt the Merger Agreement.

After further discussion, and having considered the various reasons to approve the Merger Agreement (see the section below entitled “—Reasons for the Merger” beginning on page 36 of this proxy statement), and taking into account the numerous discussions with the Company’s management and financial and legal advisors, the Board unanimously:

•	approved, adopted and declared advisable the Merger Agreement, the Voting Agreement and the consummation of the Merger and the other transactions contemplated thereby;

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determined that the terms of the Merger Agreement, the Voting Agreement and the consummation of the Merger and the other transactions contemplated thereby are fair to, and in the best interests of, the Company and its stockholders;

•	directed that the approval and adoption of the Merger Agreement (including the Merger) be submitted to a vote of the Company’s stockholders at a meeting of the stockholders; and

•	resolved to recommend that the Company’s stockholders approve and adopt the Merger Agreement (including the Merger).

In the evening of May 13, 2022, following the special meeting of the Board, representatives of Goldman Sachs notified PE Party B that the Company was discontinuing negotiations with PE Party B. The Company also approached Mr. Pedersen and certain of his affiliated trusts with respect to the terms and conditions of the proposed Voting Agreement, at which time Mr. Pedersen and such affiliated trusts indicated that they would enter into the Voting Agreements as presented to them.

In the evening of May 13, 2022, following approval of the Merger Agreement by the Board, the Company, Parent and Merger Sub executed and delivered to each other the Merger Agreement and related transaction documents.

On the morning of May 16, 2022, prior to the opening of trading on Nasdaq, the Company issued a press release announcing the execution of the Merger Agreement.

Reasons for the Merger

In reaching its unanimous decision to approve, adopt and declare advisable the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby, determine that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, the Company and the Company’s stockholders, and to resolve to recommend that the Company’s stockholders vote to approve the Merger Proposal, the Board consulted with the Company’s senior management team, as well as representatives of each of King & Spalding and Goldman Sachs, and carefully considered and analyzed a number of factors, including the following principal factors (which are not intended to be exhaustive and are not presented in any relative order of importance) that the Board viewed as supporting its decision:

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the Board’s consideration of its knowledge and familiarity with the Company’s business, including its current and historical financial condition and results of operations, competitive position, business strategy and prospects and execution risks, and the Board’s evaluation and weighing of the prospects of achieving long-term value for its stockholders from remaining an independent public company through execution of the Company’s strategic business plan against the value to stockholders that could be realized through the Merger at a significant premium to the recent market price of the Company Common Stock;

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the strategic alternatives review process and discussion undertaken by the Board with the assistance of the Company’s management and advisors prior to the signing of the Merger Agreement, which included outreach to and inclusion of “inbound” interest from potential strategic bidders and potential private equity or financial sponsor bidders as described under “—Background of the Merger” on page 29 of this proxy statement, and which ultimately resulted in Parent’s submission of its final offer of $96.00 in cash per share;

•

the Board’s review of strategic alternatives, including, among others, remaining an independent company and pursuing the Company’s strategic plan, or pursuing a strategic transaction with, or the sale of the Company to, another party (including those that submitted indications of interest or proposals prior to the execution of the Merger Agreement), and the Board’s belief, after a review of the proposals and discussions with the Company’s management and advisors, that the value offered to stockholders in the Merger, combined with their assessment concerning the certainty of closing, was more favorable to the stockholders of the Company than the potential value that might have resulted from other strategic opportunities reasonably available to the Company;

•

the competitive nature of the sale process conducted by the Company, with the assistance of its financial and legal advisors, in soliciting and evaluating multiple acquisition proposals for the Company, and the number and terms of, and pricing set forth in, the acquisition proposals received by the Company, and the Board’s determination that Parent’s proposal represented the best value and likelihood of closing reasonably available to the Company’s stockholders;

•

the financial and other terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Merger, resulting from extensive negotiations and course of discussions conducted at the direction of the Board, with the assistance of experienced legal and financial advisors, during a process that resulted in, among other things, an increase in the merger consideration offered per share and improvements to the terms of Parent’s acquisition proposal relative to Parent’s initial indication of interest, and the Board’s belief based on these negotiations, that Parent’s proposal represented the highest price per share of Company Common Stock that Parent was willing to pay and that these were the most favorable terms to the Company to which Parent was willing to agree;

•

the opinion of Goldman Sachs rendered to the Board on May 13, 2022, that, as of such date and based upon and subject to the factors and assumptions set forth therein, the $96.00 in cash per share of Company Common Stock to be paid to the holders (other than Parent and its affiliates) of shares of Company Common Stock, taken in the aggregate, pursuant to the proposed Merger Agreement was fair from a financial point of view to such holders of shares of Company Common Stock, as set forth in such opinion as more fully described below in the section entitled “Opinion of Our Financial Advisor” on page 43 of this proxy statement;

•

the likelihood of the Merger being completed, based on, among other things, the limited number of conditions to the Merger, the absence of a financing condition in the Merger Agreement, Parent having obtained committed debt and equity financing in connection with the transaction, the reputation of the financing sources and the obligation of Parent to use reasonable best efforts to obtain the financing, the likelihood of obtaining required regulatory approvals for the Merger and the terms of the Merger Agreement regarding the obligations of both companies to pursue such approvals, and the remedies available under the Merger Agreement to the Company in the event of any breaches by Parent;

•

the fact that, in the event of a failure of the Merger to be consummated under certain circumstances, the Company would be entitled to receive a reverse termination fee of $239,745,343, subject to the terms set forth in the Merger Agreement, and the guarantee of such payment obligation by Carlyle Partners (as more fully described under the section entitled “The Merger Agreement—Termination Fees”);

•

the fact that the Merger Consideration of $96.00 per share of Company Common Stock represents a significant premium to recent and historical market prices of Company Common Stock, including a premium of approximately (i) 32% over the $72.82 closing price on February 2, 2022, the last trading day before the first unverified news reports that the Company was exploring potential strategic alternatives, including a potential sale transaction, and (ii) 17% over the $81.97 closing price on May 13, 2022, the last trading day before the announcement of the Merger;

•	the terms and conditions of the Merger Agreement and other transaction agreements, including the following related factors:

•	the representations, warranties and covenants of the Company in the Merger Agreement;

•

the right, prior to receipt of approval of the Merger Agreement by the holders of a majority of the shares in voting power of shares of Company Common Stock outstanding and entitled to vote thereon, for the Board to furnish non-public information and to engage in discussions or negotiations with regard to any bona fide written Alternative Acquisition Proposal made by a third party that the Board determines in good faith (after consultation with its outside legal counsel and financial advisor) is or could reasonably be expected to lead to a Superior Acquisition Proposal;

•

the Board’s ability under the Merger Agreement to withdraw or modify its recommendation that stockholders vote in favor of the adoption of the Merger Agreement if the Company receives a bona fide written Alternative Acquisition Proposal that the Board determines in good faith (after consultation with its outside legal counsel and financial advisor) is or could reasonably be expected to lead to a Superior Acquisition Proposal or if in response to an Intervening Event (as defined in the section entitled “The Merger Agreement—No Solicitation by the Company” on page 65 of this proxy statement), the Board has determined in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties, and the Board’s ability to terminate the Merger Agreement in order to enter into a definitive agreement with respect to a Superior Acquisition Proposal (as specified in the Merger Agreement), subject to Parent’s right under the Merger Agreement to negotiate with the Company to match the terms of any Superior Acquisition Proposal and payment of a termination fee of $115,876,916, and the Board’s determination that such termination fee is reasonable and within the customary range of termination fees for transactions of this type;

•	the fact that Parent agreed to use its reasonable best efforts to take actions necessary to consummate the Merger, including to obtain required regulatory approvals;

•	the absence of a financing condition to Parent’s obligation to consummate the Merger;

•	the fact that Parent has received the Commitment Letters, which will provide sufficient funds for Parent to consummate the Merger;

•

the fact that, pursuant to the Merger Agreement, the Company is entitled to specific performance and other equitable remedies to prevent breaches of the Merger Agreement and, under appropriate circumstances, may enforce Parent’s obligation to cause the Equity Financing to be timely consummated;

•

the fact that the Merger Agreement provides that, if the Merger is not consummated under certain circumstances, and as an alternative to specific performance under the Merger Agreement, Parent will pay the Company a $239,745,343 reverse termination fee, and that such payment obligation is guaranteed by Carlyle Partners VIII, L.P.;

•

the fact that the Voting Agreement Parties, including George J. Pedersen and certain of his affiliates and/or affiliated trusts, each of whom will be receiving the same consideration as the other stockholders of the Company, supported the Merger and the transactions contemplated by the Merger Agreement and agreed to enter into the Voting Agreement with respect to their respective beneficially owned shares of Company Common Stock, which represent approximately 49.2% of the total voting power of the outstanding shares of Company Common Stock; and

•

the fact that the Merger Agreement will be subject to adoption by the affirmative vote of the holders of a majority in voting power of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting will allow the Company’s stockholders to decide whether to approve the Merger Proposal.

The Board also considered a variety of risks and other potentially negative factors with respect to the Merger and the Merger Agreement, including the following (which are not intended to be exhaustive and are not presented in any relative order of importance):

•

the fact that, following the completion of the Merger, the Company will no longer exist as an independent public company and the nature of the Merger as an all-cash transaction, while providing relative certainty of value, will not allow the Company’s stockholders to participate in any potential future earnings or growth of the Company or benefit from any potential future appreciation in the value of the Company’s capital stock, including any value that could be achieved if the Company or Parent engages in future strategic or other transactions or as a result of the growth of the Company’s or Parent’s operations or becoming a private company;

•

the risk that the conditions to the consummation of the Merger may not be satisfied, or that the financing for the transaction will not be obtained resulting in Parent not having sufficient funds to complete the Merger, and, as a result, the possibility that transactions contemplated by the Merger Agreement, including the Merger, may not be consummated in a timely manner or at all, even if the Merger Proposal is approved and the Merger Agreement is adopted by the Company’s stockholders, and the consequences and potential negative effects if the Merger is not consummated, including that:

•	in such event the trading price of the Company Common Stock could be adversely affected;

•	the Company would have incurred significant transaction and opportunity costs attempting to complete the Merger, including the loss of potential acquisitions;

•	the Company could lose business partners and employees, including key personnel;

•	the Company’s business could be subject to significant disruption and decline;

•	the market’s perceptions of the Company’s prospects could be adversely affected; and

•

the Company’s directors, officers and other employees would have expended considerable time and effort to negotiate, implement and complete the Merger, and their time may have been diverted from other important business opportunities and operational matters while working to implement the Merger.

•

the restrictions imposed by the Merger Agreement on the Company’s solicitation of alternative acquisition proposals from third parties, and that prospective bidders may perceive Parent’s right under the Merger Agreement to negotiate with the Company to match the terms of any Superior Acquisition Proposal prior to the Company being able to terminate the Merger Agreement and accept a Superior Acquisition Proposal to be a deterrent to making alternative acquisition proposals;

•

the requirement, under the Merger Agreement, that the Company pay a termination fee equal to $115,876,916 if the Merger Agreement is terminated in certain circumstances (including to accept a Superior Acquisition Proposal), which could deter other potential bidders from making an acquisition proposal for the Company prior to the consummation of the Merger and could impact the Company’s ability to engage in another transaction for up to twelve months if the Merger Agreement is terminated in certain circumstances;

•

the fact that the Voting Agreement only terminates upon a termination of the Merger Agreement and not upon a Change of Recommendation by the Board (although the percentage of shares subject to the voting obligations under the Voting Agreement would be reduced to 33% of the total voting power of the outstanding shares of Company Common Stock upon a Change of Recommendation);

•

the restrictions imposed on the conduct of the Company’s business prior to the completion of the Merger pursuant to the terms of the Merger Agreement, which generally require the Company to operate the business only in the ordinary course of business and consistent with past practice, and that subject the operations of the Company’s business to other restrictions, which could delay or prevent the Company from undertaking business opportunities that may arise or certain other actions it may otherwise take with respect to the operations of the Company pending completion of the Merger and the resultant risk if the Merger is not consummated;

•

the fact that Parent and Merger Sub are newly formed entities with essentially no assets other than the Commitment Letters, and the Limited Guarantee, provided by Carlyle Partners guarantees Parent’s obligations under the Merger Agreement only with respect to payment of the Parent termination fee and the payment of certain reimbursement and indemnification obligations of Parent pursuant to the Merger Agreement with respect to the Debt Financing;

•	the fact that the receipt of the Merger Consideration by the Company’s stockholders will be a taxable transaction for U.S. federal income tax purposes; and

•

the fact that the Company’s directors and executive officers may have interests in the transactions contemplated by the Merger Agreement that may be different from, or in addition to, those of the Company’s stockholders (as discussed in the section entitled “Interests of Our Directors and Executive Officers in the Merger” on page 50 of this proxy statement).

The foregoing discussion of the factors considered by the Board is not intended to be exhaustive but does set forth the principal factors considered by the Board. The Board collectively reached the unanimous conclusion to approve the Merger and the Merger Agreement considering all of the various factors described above and other factors that each member of the Board deemed relevant. In view of the wide variety of factors considered by the members of the Board in connection with their evaluation of the Merger and the complexity of these matters, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The Board made its decision based on the totality of information presented to and considered by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Recommendation of Our Board of Directors

After careful consideration, the Board has unanimously (i) determined that the Merger Agreement, the Voting Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of, the Company and its stockholders, (ii) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (iii) directed that the Merger Agreement be submitted to the Company stockholders for their approval and (iv) resolved to recommend that the stockholders approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board recommends that you vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

Unaudited Prospective Financial Information

Other than its annual guidance in connection with regular earnings press releases and related investor materials, the Company does not, as a matter of course, publicly disclose forecasts or projections as to future performance, earnings or other results due to the inherent unpredictability of the underlying assumptions, estimates and projections. In connection with its consideration of the Company’s stand-alone prospects and potential strategic transactions available to the Company, management of the Company prepared and provided to the Board and Goldman Sachs certain forecasts (the “Forecasts”). The Company’s management subsequently directed Goldman Sachs to use the Forecasts in connection with rendering its fairness opinion to the Board and performing its related financial analysis, as described above under the heading “—Opinion of Our Financial Advisor.” The summary of the Forecasts is included in this proxy statement solely to give the Company’s stockholders access to certain financial projections that were made available to the Board and Goldman Sachs, and is not being included in this proxy statement to influence a Company stockholder’s decision whether to vote to adopt the Merger Agreement and approve the Merger.

The Forecasts were prepared by our management for internal use and developed by our management as then current estimates of our future financial performance as an independent company, without giving effect to the Merger, including any impact of the negotiation or execution of the Merger Agreement or the Merger, the expenses that have already and will be incurred in connection with completing the Merger, or any changes to the Company’s operations or strategy that may be implemented in connection with the pendency of, or following the consummation of, the Merger. The Forecasts also do not consider the effect of any failure of the Merger to be completed; and should not be viewed as accurate or continuing in that context.

The Forecasts were not prepared with a view toward public disclosure or complying with accounting principles generally accepted in the United States (which we refer to as “GAAP”). In addition, the Forecasts were not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of Prospective Financial Information. The Forecasts included in this document have been prepared by, and are the responsibility of, the Company’s management. Neither the Company’s independent auditors nor any other independent accountants have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Unaudited Prospective Financial Information and, accordingly, they do not express an opinion or any other form of assurance with respect thereto, and assume no responsibility for, and disclaim any association with, the Prospective Financial Information. In the view of the Company’s management, the Forecasts were prepared on a reasonable basis, reflected the best available estimates and judgments at the time of preparation and presented as of the time of preparation, to the best of the Company’s management’s knowledge and belief), the reasonable projections of the future financial performance of the Company.

The Forecasts, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of the Company’s management. Because the Forecasts cover multiple years, by their nature, they also become subject to greater uncertainty with each successive year. The Forecasts presented below were primarily based on a contract waterfall comprised of the Company’s existing contracts, contract renewals and anticipated new business awards. The key assumptions through the forecast period for the Forecasts include:

•	compounded annual growth rate for revenue of 4.3% year-over-year in fiscal years 2022 through 2026;

•	EBITDA margin of 9.6% in fiscal year 2022 with an average annual margin expansion of 15 basis points per year through 2026;

•	an average of 1.4% capital expenditures as a percentage of revenue in fiscal years 2022 through 2026; and

•	an anticipated annual tax rate of 25.2%.

Important factors that may affect actual results and result in the Forecasts not being achieved include, but are not limited to, (1) any issue that compromises the Company’s relationships with its customers, including the U.S. government, (2) adverse changes in U.S. government spending for programs we support, (3) failure to compete effectively for awards procured through the competitive bidding process, disruptions to our business or damage to our reputation resulting from cyber attacks and other security threats, (4) the government renegotiating, modifying or terminating our contracts, (5) failure to comply with numerous laws, regulations and rules, and (6) general economic conditions. Additional factors that may impact us or our business can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. In addition, the Forecasts may be affected by the Company’s inability to achieve strategic goals, objectives and targets over the applicable period. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of the Company or that actual results will not differ materially from those presented in the prospective financial information. You should evaluate the Forecasts, if at all, in conjunction with our historical financial statements and other information regarding the Company contained in our public filings with the SEC. The Forecasts may not be consistent with our historical operating data as a result of the assumptions detailed above.

The inclusion of the Forecasts in this proxy statement should not be regarded as an indication that the Company or any of its affiliates, advisors, officers, directors or representatives considered or considers the Forecasts to be necessarily predictive of actual future events, and the Forecasts should not be relied upon as such. Neither the Company nor any of its respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any of the Company’s stockholders or any other person regarding the ultimate performance of the Company compared to the information contained in the Forecasts or can give any assurance that actual results will not differ materially from the Forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile the Forecasts to reflect circumstances existing after the date the Forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Forecasts are shown to be in error. The Company does not intend to make publicly available any update or other revision to the Forecasts, except as otherwise required by law.

The Forecasts include non-GAAP financial measures, and they were presented because management believed they could be useful indicators of the Company’s projected future operating performance. The Company prepared the Forecasts on a non-GAAP basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. Financial measures included in forecasts provided to a financial advisor and a board of directors in connection with a business combination transaction, such as the Forecasts, are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the Forecasts are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the Board or Goldman Sachs. Accordingly, no reconciliation of the financial measures included in the Forecasts are provided in this proxy statement.

All financial projections are forward-looking statements. These and other forward-looking statements are expressly qualified in their entirety by the risks and uncertainties identified above and the cautionary statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent quarterly and current reports on Form 10-Q and 8-K. Please consider carefully the discussion entitled “Cautionary Statement Regarding Forward-Looking Statements” elsewhere in the proxy statement.

In light of the foregoing factors and the uncertainties inherent in the Forecasts, the Company’s stockholders are cautioned not to place undue, if any, reliance on the Forecasts.

The following is a summary of the Forecasts (unaudited):

	Fiscal Year Ended December 31,
	2022E	2023E	2024E	2025E	2026E
	(in millions)
Revenue	$2,650	$2,764	$2,894	$3,010	$3,130
EBITDA(1)	$254	$270	$286	$303	$319
EBIT(2)	$173	$194	$209	$229	$245
Capital Expenditures(3)	$40	$35	$41	$47	$44

(1)

EBITDA is calculated by excluding depreciation and amortization expense, interest expense, interest income, other expense, income taxes and equity in losses of unconsolidated subsidiaries from net income.

(2)	EBIT is calculated by excluding interest expense, interest income, other expense, income taxes and equity in losses of unconsolidated subsidiaries from net income.
(3)	Capital expenditures includes purchases of property, equipment and software.

Opinion of Our Financial Advisor

Opinion of Goldman Sachs & Co. LLC

Goldman Sachs rendered its opinion to the Board that, as of May 13, 2022 and based upon and subject to the factors and assumptions set forth therein, the $96.00 in cash per share of Company Common Stock to be paid to the holders (other than Parent and its affiliates) of shares of Company Common Stock, taken in the aggregate, pursuant to the Merger Agreement was fair from a financial point of view to such holders of shares of Company Common Stock.

The full text of the written opinion of Goldman Sachs, dated May 13, 2022, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any stockholder should vote with respect to the Merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2021;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and

•	certain internal financial analyses and forecasts for the Company prepared by its management, as approved for Goldman Sachs’ use by the Company (the “Forecasts”).

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition, and future prospects of the Company; reviewed the reported price and trading activity for the shares of Company Common Stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the government services industry; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering this opinion, Goldman Sachs, with the Company’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the Company’s consent that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of shares of Company Common Stock, as of the date of the opinion, of the $96.00 in cash per share of Company Common Stock to be paid to such holders of Company Common Stock, taken in the aggregate, pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger payable to the stockholders pursuant to the Merger Agreement including, any allocation of the aggregate consideration, among the holders of Class A Common Stock and Class B Common Stock, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Merger, whether relative to the $96.00 in cash per share of Company Common Stock to be paid to the holders (other than Parent and its affiliates) of Company Common Stock, taken in the aggregate, pursuant to the Merger Agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the potential effects of volatility in the credit, financial and stock markets on the Company or Parent or the Merger, or as to the impact of the Merger on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board of Directors of the Company in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 12, 2022 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for the shares of Company Common Stock for the one-year period ended May 12, 2022. In addition, Goldman Sachs analyzed the consideration to be paid to stockholders pursuant to the Merger Agreement in relation to the closing price of the shares of Company Common Stock on May 12, 2022, the closing price for the shares of Company Common Stock on February 2, 2022, the last trading day prior to media reports regarding a potential sale of the Company, and latest 52-week high price of the shares of Company Common Stock.

This analysis indicated that the price per share of Company Common Stock to be paid to stockholders pursuant to the Merger Agreement represented:

•	a premium of 17.4% based on the closing price of the shares of Company Common Stock on May 12, 2022 of $81.78 per share of Company Common Stock;

•	a premium of 31.8% based on the closing price of the shares of Company Common Stock on February 2, 2022 of $72.82 per share of Company Common Stock; and

•	a premium of 5.2% based on the latest 52-week high price of $91.22 per share of Company Common Stock.

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Company Common Stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s financial multiples. For this analysis, Goldman Sachs used the Forecasts for each of the fiscal years 2023 to 2025. Goldman Sachs first calculated the implied values per share of Company Common Stock as of March 31, 2022 for each of the fiscal years 2022 to 2024, by applying next twelve-month enterprise value to EBITDA multiples, which are referred to as the “NTM EV/EBITDA,” of 11.5x to 14.5x to EBITDA estimates for the Company for each of the fiscal years 2023 to 2025. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account historical NTM EV/EBITDA multiples for the Company. Goldman Sachs then subtracted the amount of the Company’s forecasted net debt for each of the fiscal years 2022 to 2024, as provided by the management of the Company, as of the relevant year-end per the Forecasts, from the respective implied enterprise values in order to derive a range of illustrative equity values for the Company for each of the fiscal years 2022 to 2024. Goldman Sachs then divided the results by the projected year-end fully diluted outstanding shares of Company Common Stock, as reflected in the Forecasts, to derive a range of implied future share of Company Common Stock prices (excluding dividends). Goldman Sachs then added the cumulative dividends per share expected to be paid to the Company stockholders in the second, third, and fourth fiscal quarters of 2022 and each of the fiscal years 2023 and 2024, using the Forecasts. Goldman Sachs then discounted the December 31, 2022 to December 31, 2024 implied future share of Company Common Stock price values (including cumulative dividends) back to March 31, 2022 using an illustrative discount rate of 10.0%, reflecting an estimate of the Company’s cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $67 to $86 per share of Company Common Stock, rounded to the nearest dollar.

Illustrative Discounted Cash Flow Analysis. Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on the Company. Using discount rates ranging from 9.00% to 10.00%, reflecting estimates of the Company’s weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2022 (i) estimates of unlevered free cash flow for the Company for the years 2022 through 2026 as reflected in the Forecasts and (ii) a range of illustrative terminal values for the Company, which were calculated by applying exit terminal year EBITDA multiples ranging from 12.5x to 16.0x, to a terminal year estimate of the EBITDA to be generated by the Company, as reflected in the Forecasts. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the Company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the Company, as well as certain financial metrics for the United States financial markets generally. The range of exit terminal year EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and the Company’s historical LTM EV/EBITDA multiples. Goldman Sachs derived ranges of illustrative enterprise values for the Company by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for the Company the net debt of the Company as of March 31, 2022, as provided by the management of the Company, to derive a range of illustrative equity values for the Company. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Company Common Stock of the Company, as provided by the management of the Company, to derive a range of illustrative present values per share of Company Common Stock ranging from $73 to $94, rounded to the nearest dollar.

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to selected transactions in the government services industry since January 2018. For each of the selected transactions where information was publicly available, Goldman Sachs calculated and compared the implied next twelve-month enterprise value to EBITDA multiple or the implied last twelve-month enterprise value to EBITDA multiple, which are referred to, respectively, as the “NTM EV/EBITDA” and the “LTM EV/EBITDA,” of the applicable target company based on the total consideration paid in the transaction as a multiple of the target company’s EBITDA based on publicly available information at the time each such selected transaction was announced. While none of the target companies that participated in the selected transactions are directly comparable to the Company, the target companies that participated in the selected transactions are companies that, for the purposes of analysis, may be considered similar to the Company with respect to certain of its results, market size and product profile.

The following table presents the results of this analysis:

Selected Transactions
	Range	Median
NTM EV/EBITDA	9.0x-13.2x	11.2x
LTM EV/EBITDA	11.5x-15.1x	12.3x

Based on the results of the foregoing calculations and Goldman Sachs’ analyses of the various transactions and its professional judgment, Goldman Sachs applied a reference range of LTM EV/EBITDA multiples of 11.0x to 15.0x to the Company’s EBITDA for the fiscal year ended December 31, 2021, as reflected in the Forecasts, to derive a range of implied enterprise values for the Company. Goldman Sachs then subtracted from the range of implied enterprise values the net debt of the Company as of March 31, 2022, as provided by the management of the Company, to derive a range of illustrative equity values for the Company. Goldman Sachs then divided the results by the number of fully diluted outstanding shares of Company Common Stock, as provided by the management of the Company, to derive a range of implied values per share of Company Common Stock of $64 to $90, rounded to the nearest dollar.

Premia Analysis. Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all cash and mixed cash and stock transactions announced during the time period from January 1, 2016 through May 12, 2022 involving a public company based in the United States as the target where the disclosed enterprise values for the transaction were between $1 billion and $10 billion using information obtained from Thomson Reuters. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in all cash and mixed cash and stock transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 21% across the period. This analysis also indicated a 25th percentile premium of 10% and 75th percentile premium of 40% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 10% to 40% to the undisturbed closing price per share of Company Common Stock of $72.82 as of February 2, 2022 and calculated a range of implied equity values per share of Company Common Stock of $80 to $102, rounded to the nearest dollar.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or Parent or the Merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Company’s board of directors as to the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Company Common Stock, as of the date of the opinion, of the $96.00 in cash per share of Company Common Stock to be paid to such holders of Company Common Stock, taken in the aggregate, pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasts.

The Merger Consideration was determined through arm’s-length negotiations between the Company and Parent and was approved by the Company’s Board of Directors. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or its Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

As described above, Goldman Sachs’ opinion to the Board of Directors was one of many factors taken into consideration by the Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Carlyle, an affiliate of Parent, and any of its respective affiliates and portfolio companies, or any currency or commodity that may be involved in the Merger. Goldman Sachs acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the Merger. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Carlyle and/or its affiliates and portfolio companies, from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as book runner with respect to the offering by Pharmaceutical Product Development LLC, a portfolio company of Carlyle, of its 4.625% Senior Notes due 2025 and 5.000% Senior Notes due 2028 (aggregate principal amount $1,200,000,000) in May 2020; as book runner with respect to the offering by Veritas Software Corporation, a portfolio company of Carlyle, of its 7.500% Secured Notes due 2025 (aggregate principal amount $750,000,000) in November 2020; as book runner with respect to the initial public offering by Ortho Clinical Diagnostics Inc, a portfolio company of Carlyle, of 76,000,000 of its ordinary shares in January 2021; as financial advisor to Logoplaste Consultores Tecnicos SA, a portfolio company of Carlyle, with respect to its sale of a majority stake in July 2021; as book runner with respect to the offering by Medline Industries Inc, a portfolio company of Carlyle, of its Term Loan B due 2028 (aggregate principal amount $7,270,000,000) in October 2021; as financial advisor to Novolex Holdings LLC, a portfolio company of Carlyle, with respect to its sale of a majority stake in February 2022; and as book runner with respect to the offering by Novolex Holdings LLC, a portfolio company of Carlyle, of its 6.625% Senior Secured Notes due 2029 and 8.750% Senior Unsecured Notes due 2030 (aggregate principal amount $1,610,000,000) in March 2022. During the two year period ended May 13, 2022, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Carlyle and/or its affiliates and portfolio companies of approximately $150 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Company, Parent, Carlyle and their respective affiliates and/or, as applicable, portfolio companies for which the Investment Banking Division of Goldman Sachs may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Carlyle and its affiliates from time to time and may have invested in limited partnership units of affiliates of Carlyle from time to time and may do so in the future.

The Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated March 25, 2022, the Company engaged Goldman Sachs to act as its financial advisor in connection with the Merger. The engagement letter between the Company and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $39.6 million, $5.0 million of which became payable at announcement of the Merger, and the reminder of which is contingent upon consummation of the Merger. In addition, the Company has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Financing

We anticipate that the funds needed to complete the Merger will be funded with proceeds from the Equity Commitment and the Debt Financing (as described below). Under the Merger Agreement, Parent has agreed to deposit with a designated paying agent at or prior to the effective time of the Merger the amount of cash necessary to pay the amounts due to the Company’s stockholders at the closing of the Merger (which we anticipate, based upon the shares of Company Common Stock outstanding as of [    ], 2022, will be approximately $[        ]). Under the Merger Agreement, Parent has agreed to deposit with the Company (or, solely with respect to holders of equity awards who are not current or former employees, the paying agent) the amount of cash necessary to pay the amounts due to the Company’s holders of equity awards at the closing of the Merger (which we anticipate, based upon the, Company Options and Company Share Awards outstanding as of [        ], 2022, will be approximately $[        ]).

Equity Financing

In connection with the Merger, Parent has delivered to the Company an equity commitment letter, dated as of May 13, 2022 (the “Equity Commitment Letter”), entered into between Carlyle Partners and Parent. Pursuant to the Equity Commitment Letter, Carlyle Partners has committed the Equity Commitment, subject to the terms and conditions contained therein, to provide equity financing in an aggregate amount of up to $2,340,469,716.00, to Parent at or prior to the closing of the Merger, solely for the purpose of providing a portion of the financing for the transactions contemplated by the Merger Agreement at the closing of the Merger, including the fees and expenses related thereto.

Funding of the Equity Commitment is subject to (a) the prior or substantially contemporaneous funding of the Debt Financing on the terms and conditions described in the Debt Commitment Letter in an amount that, together with the proceeds of the Equity Commitment, is sufficient to fund the Parent’s payment obligations pursuant to the Merger Agreement, and (b) the satisfaction or waiver in full of each of the conditions to the Company’s, Parent’s and Merger Sub’s respective obligations in the Merger Agreement to consummate the transactions contemplated by the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the prior or substantially simultaneous satisfaction of such conditions).

Carlyle Partners’ commitment under the Equity Commitment Letter will automatically terminate upon the earliest to occur of (i) the consummation of the closing, (ii) the valid termination of the Merger Agreement in accordance with its terms, (iii) subject to certain exceptions, the assertion by the Company or its affiliates and certain other related parties of any claim against Carlyle Partners or certain related parties thereof in connection with the Equity Commitment Letter, the Merger Agreement or the limited guarantee, dated as of May 13, 2022, (the “Limited Guarantee”) delivered by Carlyle Partners to the Company, relating to Parent’s obligations under the Merger Agreement to pay the Parent’s termination fee and other related expenses, in each case, if and when due and payable by Parent pursuant to the terms and subject to the conditions set forth in the Merger Agreement, (iv) contribution of cash equal to or exceeding the commitment amount, or (v) payment of obligations pursuant to the Limited Guarantee.

Debt Financing

In connection with the Merger, Parent and Merger Sub have received a debt commitment letter, dated as of May 13, 2022, which was subsequently amended and restated to add additional lenders and to make certain other immaterial changes (the “Debt Commitment Letter” and together with the Equity Commitment Letter, the “Commitment Letters”), among Merger Sub, Blackstone Alternative Credit Advisors LP and the other financial institutions party thereto (collectively referred to as the “Debt Commitment Parties”), pursuant to which, and subject to the terms and conditions therein, the Debt Commitment Parties have committed to provide to Merger Sub (i) a senior secured first-lien term loan facility in an aggregate principal amount of $2,100,000,000, (ii) a senior secured first-lien delayed-draw term loan facility in an aggregate principal amount of $500,000,000, and (iii) a senior secured first-lien revolving credit facility in an aggregate principal amount of $250,000,000 (collectively, the “Debt Financing”).

Under the terms of the Debt Commitment Letter, the Debt Commitment Parties’ obligation to fund the Debt Financing is subject to customary conditions, including the consummation of the Merger, in all material respects in accordance with the terms of the Merger Agreement and other customary conditions, including, but not limited to:

•	the execution and delivery of definitive documentation consistent with the Debt Commitment Letter;

•

the absence, since May 13, 2022, of a Company material adverse effect (which, for purposes of the Debt Commitment Letter, is defined as in the Merger Agreement) if and to the extent that Merger Sub has the right not to consummate the Merger under the Merger Agreement, as a result of such Company material adverse effect;

•	the accuracy of certain representations and warranties in the Merger Agreement and specified representations and warranties in the definitive debt documents;

•	the Equity Commitment having been satisfied, or substantially concurrently being satisfied with the initial funding pursuant to the Debt Commitment Letter;

•	the delivery of customary closing documents;

•	the delivery of certain audited and unaudited financial statements of the Company;

•	execution of customary documents required to create and perfect security interests, subject to the terms of and as required by the Debt Commitment Letter;

•	receipt by the lenders of documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act); and

•	the payment of all applicable fees and expenses.

Commitments in respect of the Debt Commitment Letter will terminate on the earliest to occur of (1) the termination of the Merger Agreement in accordance with its terms without the Debt Financing, (2) the consummation of the Merger with or without the Debt Financing, and (3) five business days after the Outside Date, as defined in the Merger Agreement.

For more information, see the sections titled “The Merger Agreement—Conditions to the Completion of the Merger,” “The Merger Agreement—Termination” and “The Merger Agreement—Termination Fees.”

Limited Guarantee

Subject to the terms and conditions set forth in the Limited Guarantee, Carlyle Partners (the “Guarantor”) has guaranteed the due and punctual performance of (a) the obligation of Parent to pay the Parent termination fee to the Company, if, as and when due pursuant to the Merger Agreement (the “Parent Fee Obligation”), (b) the expense reimbursement and indemnification obligations of Parent pursuant to the Merger Agreement in connection with the Debt Financing (the “Reimbursement and Indemnification Obligations”) and (c) certain enforcement costs, expenses and interest described the Merger Agreement (the “Enforcement Obligations” and, together with the Reimbursement and Indemnification Obligations, the “Additional Obligations”) (the Parent Fee Obligation and the Additional Obligations, collectively, the “Payment Obligations”). The Guarantor’s obligations under the Limited Guarantee are subject to a maximum aggregate cap (the “Cap”) in an amount equal to (x) $239,745,343 plus (y) any Additional Obligations, minus (z) the amount of any Payment Obligations actually paid by Parent to the Company.

The Limited Guarantee will terminate and the Guarantor will have no further obligations under the Limited Guarantee as of the earliest of: (a) the closing of the Merger; (b) the date after the termination of the Merger Agreement on which there are no further Payment Obligations or Guarantor has made payments in respect of obligations under the Limited Guarantee that, in aggregate, equal or exceed the Cap; (c) the valid termination of the Merger Agreement in accordance with its terms in a circumstance in which the Parent termination fee is not payable pursuant thereto; and (d) the date that is six months following the valid termination of the Merger Agreement in accordance with its terms in a circumstance in which the Parent termination fee is payable pursuant thereto (unless the Company asserts a claim under the Limited Guarantee prior to such date, in which case the relevant termination date will be the date such claim is finally satisfied or otherwise resolved by agreement of the parties or a final, non-appealable judgment of a governmental authority of competent jurisdiction). In the event that the Company makes certain claims against the Guarantor, Parent or any Non-Recourse Party (as defined in the Limited Guarantee) with respect to the Limited Guarantee, Merger Agreement, Equity Commitment Letter or the transactions contemplated thereby (other than claims against (i) Carlyle Investment Management L.L.C. under the Confidentiality Agreement or the Clean Team Agreement, (ii) Guarantor

under the Limited Guarantee (as limited by its terms) or (iii) Guarantor for specific performance of its obligation to fund its obligation pursuant to, and subject to the limitations in, the Equity Commitment Letter and the Merger Agreement (the “Retained Claims”)) or asserts that the Guarantor is liable for Payment Obligations or other amounts under the Limited Guarantee or Merger Agreement in excess of the Cap, then the obligations of the Guarantor under the Limited Guarantee will terminate and the Guarantor will be entitled to recover any payments previously made pursuant to the Limited Guarantee.

The Retained Claims are the sole and exclusive remedy against the Guarantor and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Limited Guarantee, the Equity Commitment Letter, the Merger Agreement or the transactions contemplated thereby.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our Board to approve the Merger, the Merger Agreement and the other proposals described above, our stockholders should be aware that our directors and executive officers have certain interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. These interests may create potential conflicts of interest. Our Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. These interests are discussed below.

Section 16(b) Exemption Resolution

Our Board believes that it is desirable that the Company’s directors and executive officers be relieved of the risk of liability under Section 16 of the Exchange Act to the fullest extent permitted by applicable law in connection with the exchange of shares of Company Common Stock pursuant to the Merger. Accordingly, our Board has adopted a resolution providing that the disposition by the Company’s executive officers and directors of Company Common Stock pursuant to the transactions contemplated by the Merger are intended to be exempt from liability under Section 16(b) of the Exchange Act pursuant to Rule 16b-3(e) promulgated thereunder.

Treatment of Company Equity Awards

As a result of the Merger, unless otherwise agreed by Parent and the holder thereof, the Company Options that are outstanding and unexercised and Company Share Awards that are outstanding, in each case, immediately prior to the effective time of the Merger (whether or not vested or, with respect to Company Options, exercisable) will be treated as follows:

•

Each Company Option having a per share exercise price less than the Merger Consideration will immediately vest in full and be cancelled and converted into the right to receive a cash payment in an amount equal to the product of (1) the total number of shares of Company Common Stock subject to such Company Option immediately prior to the effective time of the Merger, multiplied by (2) the excess of the Merger Consideration over the per share exercise price of such Company Option. Any outstanding Company Option that has an exercise price per share equal to or greater than the Merger Consideration will be cancelled at the effective time of the Merger without any cash payment or other consideration being made in respect of such Company Option.

•

Each Company Share Award that is outstanding immediately prior to the effective time of the Merger will immediately vest in full and become free of restrictions and will be cancelled and converted automatically into the right to receive a cash payment equal to the product of (1) the number of shares of Company Common Stock subject to such Company Share Award as of the effective time of the Merger, multiplied by (2) the Merger Consideration.

At or prior to the effective time of the Merger, Parent will deposit, or cause to be deposited, with the Company (or paying agent, only with respect to payments to be made pursuant to the last sentence of this paragraph), cash in an amount sufficient to pay the aggregate consideration owed to all holders of Company Options and Company Share Awards. The applicable holders of Company Options and Company Share Awards who are current or former employees will receive their payment no later than 15 calendar days following the effective time of the Merger, through the payroll system or payroll provider of the surviving corporation or one of its affiliates, less applicable taxes. For all other holders of Company Options and Company Share Awards (including holders who are non-employee directors), the surviving corporation and Parent will cause the paying agent to make such payment within five business days following the effective time of the Merger.

The Board will also adopt resolutions and take any actions, prior to the effective time of the Merger, that may be necessary to give effect to the transactions contemplated above and to ensure that the Management Incentive Plan of the Company (the 2016 Restatement of which was effective as of May 5, 2016) (the “Company Stock Plan”) is terminated at the effective time of the Merger and that from and after the effective time of the Merger, none of Parent or any of its affiliates will be required to deliver Company Common Stock or any other consideration pursuant to or in settlement of any Company Option or Company Share Award.

Payments to Directors and Executive Officers Under Equity Compensation Awards

At the effective time of the Merger, each of our executive officers will become fully vested in his or her Company Options and Company Share Awards and will receive cash payments in connection with the cancellation of these Company Options and Company Share Awards as discussed in “—Treatment of Company Equity Awards” above and the section entitled “The Merger Agreement—The Merger,” “The Merger Agreement—Merger Consideration,” and “The Merger Agreement—Treatment of Equity Compensation Awards.”

The following table sets forth the number of shares of Company Common Stock subject to outstanding Company Options held by our executive officers and Company Share Awards held by our executive officers and non-employee directors as of June 29, 2022. The table assumes that: (i) the consummation of the Merger occurs on September 8, 2022; (ii) the Merger Consideration is $96.00; and (iii) the number of shares of Company Common Stock subject to outstanding Company Options and Company Share Awards for each executive officer and non-employee director on the closing of the Merger was equal to the number of shares of Company Common Stock subject to Company Options and Company Share Awards that were outstanding as of June 29, 2022, the latest practicable date to determine such amounts before the filing of this proxy statement. The amounts shown do not attempt to forecast any grants, dividends or forfeitures of equity-based awards following the date of this proxy statement. Depending on when the closing date occurs, certain equity awards may vest in accordance with their terms prior to the closing date.

Name	Number of Company Options	Number of Shares of Restricted Stock	Number of RSUs	Total Payout Value(1)
Executive Officers
Kevin M. Phillips	14,000	—	126,953	$12,483,308
Judith L. Bjornaas	7,000	—	40,016	$3,989,446
Matthew A. Tait	—	—	55,910	$5,367,360
Bonnie Cook	2,267	—	14,754	$1,464,286
Non-Employee Directors
Richard L. Armitage	—	—	—	—
Mary K. Bush	—	—	—	—
Barry G. Campbell	—	—	—	—
Richard J. Kerr	—	—	—	—
Peter B. LaMontagne	—	—	—	—
Kenneth A. Minihan	—	—	—	—

(1)

This estimated value was calculated by multiplying the Merger Consideration of $96.00 by the number of shares of Company Common Stock underlying each award and, in the case of Company Options, by multiplying (i) the number of Company Options by (ii) the Merger Consideration less the per share exercise price.

For an estimate of the amount payable to the named executive officers in respect of such Company Options and Company Share Awards on the closing date of the Merger, see “—Quantification of Potential Payments to Our Named Executive Officers in Connection with the Merger” below.

Executive Change in Control Bonuses

The Company has entered into Executive Continuity and Stay Incentive Agreements, as amended (“ECSI Agreements”) with each of our executive officers. The ECSI Agreements provide for an unvested right to a fixed cash payment (“ECSI Award”) in the event of either (each, a “Triggering Event”): (i) an automatic conversion of our Class B Common Stock into shares of our Class A Common Stock resulting from the death of our co-founder, George J. Pedersen (a “Conversion Event”); or (ii) a “Change in Control” (as defined in the ECSI Agreements and described below). This section describes the material terms of ECSI Awards payable on a Change in Control pursuant to the ECSI Agreements, as the Merger will constitute a Change in Control under the ECSI Agreements if completed.

The term of the ECSI Agreements commences on the date of execution, and continues until the third anniversary of that date, with automatic annual extensions thereafter unless the Company provides notice of termination, and subject to earlier termination if the executive officer’s employment with the Company terminates for any reason before the Triggering Event.

If there is a Change in Control during the term and before a Conversion Event, then the executive officer would receive an ECSI Award, payable in a lump sum on the closing of the Change in Control, subject to the executive officer’s continued employment through the Change in Control. For purposes of the ECSI Agreements, a Change in Control occurs upon: (i) the acquisition of beneficial ownership of 50% or more of the outstanding voting power of the Company’s stock; (ii) the Company’s incumbent members of the Board at the beginning of any two-year period ceasing, for any reason, to constitute a majority of the Board, subject to certain exceptions; (iii) consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company; or (iv) the approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.

The ECSI Agreements provide that, to the extent that the part or all of the benefits to be paid to the executive officers under the ECSI Agreements would constitute “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would be subject to the excise tax imposed by Section 4999 of the Code, then such amounts will be either provided in full or delivered to such lesser extent which would result in no portion of such amount being subject to excise tax, based on whichever option yields the greater amount. However, it is not anticipated that any of the executive officers will receive “parachute payments” in connection with the Merger that will trigger the application of Section 280G of the Code.

For the value of the ECSI Awards that would become payable under the ECSI Agreements to the named executive officers, see “—Quantification of Potential Payments to Our Named Executive Officers in Connection with the Merger” below.

Executive Pro Rata Bonuses

As discussed below in the section entitled “The Merger Agreement—Employee Matters,” the Merger Agreement requires that, as soon as practicable following the closing, the executive officers (in addition to all other eligible employees) will be paid a pro rata portion of their 2022 annual bonus target amount based on the number of days in 2022 that have elapsed through to and including the closing date. In order to receive a pro rata bonus, the executive officer must remain employed by the Company or a subsidiary and not have given nor received notice of termination through the closing date.

For an estimate of the value of the pro rata bonuses that would become payable to the named executive officers, see “—Quantification of Potential Payments to Our Named Executive Officers in Connection with the Merger” below.

Indemnification of Our Directors and Officers

Each of the Company’s executive officers and directors are entitled to the indemnification benefits in favor of the Company directors and executive officers, as described in more detail in “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance.”

Quantification of Potential Payments to Our Named Executive Officers in Connection with the Merger

The table below, entitled “Potential Change-in-Control Payments to Named Executive Officers,” along with its footnotes, sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation that may be paid or become payable to our named executive officers, which compensation is subject to a non-binding, advisory vote of the Company’s stockholders, as described in “Proposal 2—Advisory Compensation Proposal.”

The calculations in the table below do not include amounts that the Company’s named executive officers were already entitled to receive or vested in as of the date hereof and payment of which or amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of executive officers and that are available generally to all the Company’s salaried employees.

The table assumes that: (i) the consummation of the Merger occurs on September 8, 2022; (ii) the Merger Consideration is $96.00; and (iii) the number of shares of Company Common Stock subject to outstanding Company Options and Company Share Awards for each named executive officer on the closing of the Merger was equal to the number of shares of Company Common Stock subject to Company Options and Company Share Awards that were outstanding as of June 29, 2022, the latest practicable date to determine such amounts before the filing of this proxy statement. The amounts shown do not attempt to forecast any grants, additional issuances, dividends, additional deferrals or forfeitures of equity-based awards following the date of this proxy statement. Depending on when the closing date occurs, certain awards will vest in accordance with their terms.

Potential Change-in-Control Payments to Named Executive Officers

Executive	Cash ($)(1)	Equity ($)(2)	Total ($)
Kevin M. Phillips	$2,250,000	$12,483,308	$14,733,308
Judith L. Bjornaas	$2,800,000	$3,989,446	$6,789,446
Matthew A. Tait	$2,231,250	$5,367,360	$7,598,610
Bonnie Cook	$1,545,000	$1,464,286	$3,009,286

(1)

As described above in “—Executive Change in Control Bonuses” and “—Executive Pro Rata Bonus,” the cash amounts in this column represent the named executive officers’ ECSI Awards and their 2022 pro rata bonuses as follows:

Executive	ECSI Award ($)	Pro Rata Bonus ($)
Kevin M. Phillips	$1,500,000	$750,000
Judith L. Bjornaas	$2,200,000	$600,000
Matthew A. Tait	$1,500,000	$731,250
Bonnie Cook	$1,200,000	$345,000

The payment of the ECSI Awards and pro rata bonuses are single-trigger, meaning they will be paid in connection with the closing of the Merger and do not require a qualifying termination of employment.

(2)

As described above in “—Treatment of Company Equity Awards,” the equity amounts in this column consist of the cash amounts received in connection with the cancellation of the Company Options and Company Share Awards in connection with the Merger. The equity payments described in this column include the following components:

Executive	Company Options ($)(1)	Company Share Awards ($)(2)
Kevin M. Phillips	$295,820	$12,187,488
Judith L. Bjornaas	$147,910	$3,841,536
Matthew A. Tait	—	$5,367,360
Bonnie Cook	$47,902	$1,416,384

(1)

For purposes of these estimates, (i) the number of shares of Company Common Stock subject to Company Options was multiplied by (ii) the excess of the Merger Consideration of $96.00 over the per share exercise price of such Company Option.

(2)	For purposes of these estimates, the number of the shares of Company Common Stock subject to the Company Stock Awards was multiplied by the Merger Consideration of $96.00.

The vesting acceleration, cancellation and payout with respect to Company Options and Company Stock Awards are single-trigger, meaning they will occur upon the closing of the Merger and do not require a qualifying termination of employment.

Regulatory Matters

Under the HSR Act, the Merger could not be completed until Parent and the Company filed a Notification and Report Form with the FTC and the DOJ, and the applicable waiting period had expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration or termination of a 30-calendar day waiting period following the parties’ filing of their respective HSR Act notification forms. The parties filed a notification and report form with the FTC and DOJ pursuant to the HSR Act on May 20, 2022, commencing the initial 30 calendar-day waiting period, and the applicable waiting period under the HSR Act expired at 11:59 p.m. Eastern Time on June 20, 2022.

At any time before or after the effective time of the Merger, the Antitrust Division of the DOJ or the FTC could take action under the antitrust laws, including seeking to enjoin the consummation of the Merger, conditionally approve the Merger upon the divestiture of assets of the Company, subject the consummation of the Merger to regulatory conditions or seek other remedies. In addition, state attorneys general and other regulators could take action under the antitrust or other laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the Merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the applicable laws under some circumstances. There can be no assurance that a challenge to the Merger will not be made or, if such a challenge is made, that it would not be successful.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences of the Merger to holders of Company Common Stock whose shares are exchanged for cash pursuant to the Merger. This discussion is based on the provisions of the Internal Revenue Code (the “Code”), applicable U.S. Treasury regulations (“Treasury Regulations”), judicial authorities and administrative interpretations, each as in effect as of the date of this proxy statement. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described in this discussion or that a court would not sustain such challenge.

This discussion applies only to holders of shares of Company Common Stock who hold such shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of such holder’s particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders that have a functional currency other than the U.S. dollar, persons who are required to recognize income or gain with respect to the Merger no later than such income or gain is required to be reported on an applicable financial statement, tax-exempt organizations, retirement plans, individual retirement accounts or other tax-deferred or advantaged accounts (or persons holding Company Common Stock through such plans or accounts), cooperatives, banks and certain other financial institutions, real estate investment trusts, regulated investment companies, certain former citizens or former long-term residents of the United States, “controlled foreign corporations,” “passive foreign investment companies,” “qualified foreign pension funds” (within the meaning of section 897(l)(2) of the Code) or entities all of the interests in which are held by a qualified foreign pension fund, partnerships (including entities or arrangements classified as partnerships for U.S. federal income tax purposes), S corporations, or other pass-through entities or investors in partnerships (including entities or arrangements classified as partnerships for U.S. federal income tax purposes) or such other entities, holders who hold shares of Company Common Stock as part of a hedge, straddle, constructive sale, conversion or other integrated or risk reduction transaction, holders of more than five percent (5%) of the shares of Company Common Stock, holders who acquired their shares of Company Common Stock through the exercise of employee stock options or other compensation arrangements and holders of dissenting shares) and holders whose overall direct or indirect ownership interest in the Company is not substantially reduced as a result of the Merger, as determined for U.S. federal income tax purposes. Moreover, this discussion does not address the tax consequences of the Merger arising under any applicable state, local, or foreign tax laws or the application of other U.S. federal taxes, such as the federal estate tax, the federal gift tax, the “Medicare” tax on certain net investment income, the alternative minimum tax, or any withholding considerations under FATCA (defined for this purpose as sections 1471 through 1474 of the Code, the Treasury Regulations and administrative guidance thereunder and the intergovernmental agreements entered into, and laws and regulations promulgated, pursuant thereto or in connection therewith).

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Company Common Stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding shares of Company Common Stock, you should consult your tax advisor.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of common stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of common stock, other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

Holders of Company Common Stock are urged to consult their own tax advisors regarding the application of the U.S. federal tax laws to their particular situation and the applicability and effect of state, local or foreign tax laws and tax treaties.

Consequences to U.S. Holders

The receipt of cash by U.S. Holders in exchange for shares of Company Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who receives cash in exchange for shares of Company Common Stock pursuant to the Merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. Holder’s adjusted tax basis in such shares of Company Common Stock. A U.S. Holder’s adjusted tax basis will generally equal the price the U.S. Holder paid for such share.

Any such gain or loss recognized by a U.S. Holder upon the exchange of shares of Company Common Stock pursuant to the Merger generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period in its shares of Company Common Stock is more than one year on the closing date of the Merger. Long-term capital gains of non-corporate U.S. Holders generally are eligible for preferential U.S. federal income tax rates under current law. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of Company Common Stock at different times and different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of Company Common Stock.

Consequences to Non-U.S. Holders

Subject to the discussion below in “—Information Reporting and Backup Withholding,” a non-U.S. Holder who receives cash in exchange for its shares of Company Common Stock in the Merger generally will not be subject to U.S. federal income tax on gain recognized on such exchange unless:

•

such gain is effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. Holder in the United States);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the Merger occurs and certain other conditions are satisfied; or

•

the non-U.S. Holder’s Company Common Stock constitutes a “United States real property interest” (a “USRPI”) as defined in provisions of the Code implementing the foreign investment in real property tax act (“FIRPTA”).

A non-U.S. Holder described in the first bullet above generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder with respect to the receipt of cash in exchange for Company Common Stock in the Merger. A non-U.S. Holder that is a corporation may also be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Gain recognized with respect to shares of Company Common Stock surrendered in the Merger by a non-U.S. Holder who is described in the second bullet above generally will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable treaty) but may be offset by certain U.S. source capital losses, if any, of the non-U.S. Holder.

With respect to the third bullet above, the Company does not own material U.S. real property and accordingly we do not believe that we have been or will become a “United States real property holding corporation” as defined in the Code (“USRPHC”) at any time during the five-year period ending on the date of the Merger and, therefore, we do not believe that Company Common Stock constitutes a USRPI. The Merger Agreement requires us to provide at closing, and we intend to provide, Parent with a certificate attesting to this fact, in which case Parent will not withhold taxes on proceeds paid to a non-U.S. Holder pursuant to FIRPTA.

Information Reporting and Backup Withholding

Payments made in exchange for shares of Company Common Stock pursuant to the Merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. Holder that does not otherwise establish an exemption should complete and return IRS Form W-9, certifying that such U.S. Holder is a U.S. person, the taxpayer identification number provided is correct, and such U.S. Holder is not subject to backup withholding. In general, a non-U.S. Holder will not be subject to backup withholding with respect to cash payments to the non-U.S. Holder pursuant to the Merger if the non-U.S. Holder has provided an applicable IRS Form W-8. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

This summary of the material U.S. federal income tax consequences of the Merger is for general information purposes only and is not tax advice. Holders of Company Common Stock should consult their own tax advisors regarding the application of the U.S. federal tax laws to their particular situation and the applicability and effect of state, local or foreign tax laws and tax treaties.

Delisting and Deregistration of Company Common Stock

If the Merger is completed, Company Common Stock will no longer be traded on the Nasdaq and will be deregistered under the Exchange Act.

THE MERGER AGREEMENT

The following describes the material provisions of the Merger Agreement, which is attached as Annex A to this proxy statement and which is incorporated by reference herein. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to carefully read the Merger Agreement in its entirety before making any decisions regarding the Merger because it is the principal document governing the Merger. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information.”

In reviewing the Merger Agreement, please remember that it is included to provide you with information regarding its terms. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement. These representations and warranties have been made for the benefit of the other party to the Merger Agreement and:

•

have been qualified by certain disclosures that were made to the other party in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company. As of the date of this proxy statement, except as set forth in the Company’s public disclosures, there are no specific material facts that exist that the Company believes materially contradict its representations and warranties in the Merger Agreement. The Company will provide additional disclosure in its public reports to the extent it becomes aware of the existence of any specific material facts that are required to be disclosed under U.S. federal securities laws and might contradict its representations and warranties contained in the Merger Agreement. In any event, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference herein. See the section entitled “Where You Can Find More Information.” Capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement. Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

The Merger

The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger, Merger Sub will be merged with and into the Company in accordance with the applicable provisions of the DGCL, whereupon the separate existence of Merger Sub will cease and the Company will continue its existence under the laws of the State of Delaware as the surviving entity in the Merger (the Company, as the surviving entity in the Merger, being sometimes referred to herein as the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be a wholly owned direct subsidiary of Parent.

Merger Consideration

At the effective time of the Merger, each share of Company Common Stock issued and outstanding (other than (i) any shares of Company Common Stock owned of record or beneficially owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned subsidiaries and (ii) any Dissenting Shares) will be converted automatically into the right to receive the Merger Consideration, without interest thereon and less any applicable withholding taxes. All such shares converted into the right to receive the Merger Consideration will cease to be outstanding and will automatically be canceled and extinguished and cease to exist at the effective time of the Merger, and will thereafter only represent the right to receive the Merger Consideration.

Certain Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The board of directors of the Surviving Corporation immediately following the effective time of the Merger will consist of the directors of Merger Sub immediately prior to the effective time of the Merger, each to hold office until their respective successors have been duly elected and qualified or until their earlier death, resignation or removal. The officers of the Company immediately prior to the effective time of the Merger will become and constitute the only officers of the Surviving Corporation immediately following the effective time of the Merger, each to hold office until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

At the effective time of the Merger, the certificate of incorporation of the Company as in effect immediately prior to the effective time of the Merger will be amended and restated in its entirety to read as set forth in Exhibit A of the Merger Agreement and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with its terms and applicable law. The bylaws of the Company as in effect immediately prior to the effective time of the Merger will be amended and restated in their entirety so as to be identical to the bylaws of Merger Sub as in effect immediately prior to the effective time of the Merger (except that the name of the Surviving Corporation will be “ManTech International Corporation”) and, as so amended and restated, will be the bylaws of the Surviving Corporation, until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and applicable law.

Each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the Merger will be converted into and will represent one validly issued fully paid and nonassessable share of common stock of the Surviving Corporation and will constitute the only outstanding shares of capital stock of the Surviving Corporation.

As promptly as practicable following the effective time of the Merger in compliance with applicable law, the Company’s securities will be de-listed from the Nasdaq and de-registered under the Exchange Act.

Impact of Stock Splits, Etc.

In the event of any change in the number of shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock (including options to purchase shares) issued and outstanding after the date of the Merger Agreement and prior to the effective time of the Merger by reason of any reclassification, recapitalization, stock split or combination, division or subdivision, reverse stock split, stock dividend, exchange, consolidation of shares, readjustment or other similar transaction, the Merger Consideration will be equitably adjusted to provide to the holders of shares of Company Common Stock the same economic effect as contemplated by the Merger Agreement prior to such event, subject to further adjustment in accordance with the Merger Agreement.

Treatment of Equity Compensation Awards

Unless otherwise agreed by Parent and the holder thereof, each Company Option having a per share exercise price less than the Merger Consideration that is outstanding and unexercised immediately prior to the effective time of the Merger (whether or not vested or exercisable) will immediately vest in full and be cancelled and converted into the right to receive a cash payment in an amount equal to the product of (1) the total number of shares of Company Common Stock subject to such Company Option immediately prior to the effective time of the Merger, multiplied by (2) the excess of the Merger Consideration over the per share exercise price of such Company Option. Any outstanding Company Option that has an exercise price per share equal to or greater than the Merger Consideration will be cancelled at the effective time of the Merger without any cash payment or other consideration being made with respect to such Company Option. Unless otherwise agreed by the Parent and the holder thereof, each Company Share Award that is outstanding immediately prior to the effective time of the Merger (whether or not vested) will immediately vest in full and become free of restrictions and will be cancelled and converted into the right to receive a cash payment equal to the product of (1) the number of shares of Company Common Stock subject to such Company Share Award immediately prior to the effective time of the Merger, multiplied by (2) the Merger Consideration.

At or prior to the effective time of the Merger, Parent will deposit, or cause to be deposited, with the Company (in the case of payments to current or former employees) or the paying agent (in the case of payments to all other holders of Company Options and Company Share Awards), cash in an amount sufficient to pay the aggregate consideration owed to all holders of Company Options and Company Share Awards. The applicable holders of Company Options and Company Share Awards that are current or former employees will receive their payment no later than 15 calendar days following the effective time of the Merger, through the payroll system or payroll provider of the surviving corporation. For all other holders of Company Options and Company Share Awards (including holders who are non-employee directors), the surviving corporation and Parent will cause the paying agent to make such payment within five business days following the effective time of the Merger.

Exchange Procedures and Payment Procedures

Prior to the effective time of the Merger, Parent will enter into an agreement with a paying agent designated by Parent and reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger and to receive the Merger Consideration. At or prior to the effective time of the Merger, Parent will deposit, or cause to be deposited, with the paying agent, for the benefit of the holders of shares of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger, an amount in cash sufficient to pay the aggregate Merger Consideration (the “Payment Fund”). The paying agent will, pursuant to instructions, deliver the Merger Consideration out of the Payment Fund.

As soon as reasonably practicable after the effective time of the Merger, but in no event more than three business days after the closing date, Parent or the Surviving Corporation will instruct the paying agent to deliver to each holder of record of shares of Company Common Stock (i) in the case of such shares represented by certificates, (A) a letter of transmittal in customary form (as Parent and the Company may mutually agree) and (B) instructions for use in effecting the surrender of the certificates, and (ii) in the case of book-entry shares, instructions for use in effecting the surrender of book-entry shares, in each case, in exchange for the right to receive the Merger Consideration with respect to each share of Company Common Stock evidenced by such certificate or book-entry share, as applicable.

Upon (1) in the case of certificates, delivery and surrender of certificates for cancellation to the paying agent and a duly completed and validly executed letter of transmittal or (2) in the case of book-entry shares, receipt by the paying agent of an “agent’s message” in customary form, and such other evidence of surrender that the paying agent reasonably requests, the holders thereof will be entitled to receive from the Payment Fund in exchange therefor an amount in cash equal to the Merger Consideration with respect to each share evidenced by such certificates or book-entry shares, as applicable. The certificates and book-entry shares so surrendered will thereafter be cancelled.

Dissenter’s Rights

Each share of Company Common Stock that is issued and outstanding immediately prior to the effective time of the Merger that is held by any stockholder who has not voted in favor of the approval and adoption of the Merger Agreement or consented to the Merger in writing and who has demanded appraisal for such shares in accordance with Delaware law will not be converted into the right to receive the Merger Consideration, unless such stockholder fails to perfect or effectively withdraws or otherwise loses the right to appraisal with respect to such shares. If any stockholder holding shares of Company Common Stock that demands appraisal rights properly perfects such rights, such holder will be entitled to the right to receive a payment of the fair value of such shares held by them in accordance with the provisions of, and as provided by, Section 262 of the DGCL, as further described below in the section of this proxy statement titled “Appraisal Rights.”

Withholding

Each of Parent, Merger Sub, any affiliate of Parent or Merger Sub, the Company, the Surviving Corporation and the paying agent will be entitled to deduct and withhold (or cause to be deducted and withheld) from the amounts otherwise payable to any holder of shares of Company Common Stock or holder of equity or equity-based awards under the Company Stock Plan pursuant to the Merger Agreement such amounts as Parent, the Company, Merger Sub, the Surviving Corporation or the paying agent, as the case may be, determines are required to be deducted or withheld with respect to the making of such payments under applicable law.

Effective time; Closing

The closing will take place at 9:00 a.m., Eastern Time, on the date that is three business days following the satisfaction or, to the extent permitted by applicable law, waiver of all of the conditions to the closing in accordance with the Merger Agreement (see “ — Conditions to the Completion of the Merger” below) (other than any such conditions which by their nature cannot be satisfied until the closing date, which will be required to be so satisfied or (to the extent permitted by applicable law) waived in accordance with the Merger Agreement on the closing date) or such other time, date or place as Parent and the Company may agree in writing.

Concurrently with the closing, the Company will file with the Secretary of State of the State of Delaware a certificate of merger for the Merger (the “Certificate of Merger”).

The Merger will become effective upon the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, or at such later time as agreed upon in writing by Parent and the Company and specified in such Certificate of Merger in accordance with the DGCL.

Representations and Warranties

In the Merger Agreement, the Company made customary representations and warranties to Parent and Merger Sub, including representations relating to organization, standing and power, capitalization, general authority and standing, subsidiaries and equity interests, authority, enforceability, the absence of conflicts and necessary consents, litigation and other actions, SEC documents and financial statements, absence of undisclosed liabilities, information supplied in certain documents, absence of certain changes or events, taxes, title to assets and properties, government contracts, export controls and anti-bribery compliance, compliance with laws, permits, employee benefits and ERISA matters, labor relations, environmental matters, contracts and commitments, intellectual property rights, anti-takeover laws, privacy and data security, brokers’ fees, the opinions of the Company’s financial advisors, insurance and related party transactions. Parent and Merger Sub have made customary representations and warranties to the Company with respect to, among other matters, organization and qualification, general authority and standing, authority, enforceability, the absence of conflicts and necessary consents, compliance with laws, permits, financing, solvency, disclosures, information supplied in certain documents, litigation and other actions, brokers’ fees, ownership and activities of Merger Sub, ownership of shares of Company Common Stock, the Limited Guarantee and certain arrangements.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or by reference to a “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, (a) would reasonably be expected to have a material adverse effect on the Company’s ability to consummate the Merger or (b) has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition, operations or results of operations of the Company or its subsidiaries, taken as a whole. However, nothing to the extent arising out of, relating to or resulting from any of the following will be deemed, either alone or in combination, to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect:

(i)	any change in general U.S. or global economic conditions or trends (including inflation, interest rates or the price of commodities or raw materials);

(ii)	any change in (or that is the direct or indirect result of) general conditions of, or generally affecting, the industry or market in which the Company or any subsidiary of the Company operates;

(iii)	any change in general regulatory, legislative or political conditions or in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign jurisdiction;

(iv)	any change in applicable law or GAAP (or authoritative interpretations thereof) after the date hereof or COVID-19 measures;

(v)

any change in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, cyberattacks, insurrection, riots, social or civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, cyberattacks, insurrection, riots, social or civil unrest or terrorism;

(vi)

any natural disasters or other disaster, including hurricane, earthquake, flood, epidemics, pandemics (including COVID-19) or any other disaster, calamity, act of god or force majeure event, or any escalation or worsening of any such event;

(vii)

the execution and delivery of the Merger Agreement, the public announcement, pendency or anticipated consummation of the Merger or any other transaction contemplated by the Merger Agreement (other than for purposes of the representation regarding the absence of conflicts and necessary consents), any action taken or omitted to be taken by the Company or its subsidiaries required by the express terms of the Merger Agreement or any action taken or omitted to be taken at the written request of or with the prior written consent of Parent;

(viii)

any decline, in and of itself, in the trading price or trading volume of the shares of Company Common Stock or any failure by the Company to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings or other financial or operating metrics for any period (provided that the underlying cause of any such decline or failure may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception in the Merger Agreement); or

(ix)

any action asserted by current or former stockholders of the Company (in their capacity as such) alleging breach of fiduciary duty or violation of federal or state securities laws, in each case, relating to the Merger Agreement or the transactions contemplated thereby.

However, in the case of each of clauses (i) – (vi) above, if any event, change, effect, development, state of facts, condition, circumstance and occurrence has a materially disproportionate adverse effect on the Company or its subsidiaries, taken as a whole, as compared to other similarly-situated participants operating in the industries in which the Company or its subsidiaries operate, the incremental disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect.

The representations and warranties will not survive consummation of the Merger, and cannot be the basis for claims under the Merger Agreement by any party after the effective time of the Merger.

Covenants Related to the Company’s Conduct of Business

The Merger Agreement obligates the Company to, and obligates the Company to cause each of its subsidiaries to, from the date of the Merger Agreement until the effective time of the Merger (or the earlier termination of the Merger Agreement), conduct its and their businesses in the ordinary course of business and use reasonable best efforts to preserve intact its and their business organization and goodwill and relationships with all customers, suppliers, employees, distributors and others having material business dealings with it and use reasonable best efforts to keep available the services of the Company and its subsidiaries’ current officers and key employees, except (i) as otherwise expressly provided for or expressly contemplated by the Merger Agreement, (ii) as required by applicable law, (iii) for any actions taken, or omitted to be taken, in response to COVID-19 or COVID-19 measures, about which the Company will use reasonable best efforts to consult with Parent prior to or promptly following the taking (or omitting) of any such action and consider in good faith any reasonable requests by Parent in respect of such actions or omissions, (iv) as set forth in the confidential disclosure letter to the Merger Agreement or (v) with the prior written consent of Parent (which consent may not be unreasonably withheld, conditioned or delayed).

The Merger Agreement also contains specific restrictive covenants as to certain activities of the Company and its subsidiaries from the date of the Merger Agreement until the effective time of the Merger or termination, as applicable. These covenants provide that, except (i) as otherwise expressly provided for or expressly contemplated by the Merger Agreement, (ii) as required by applicable law, (iii) for any action taken, or omitted to be taken, in response to any COVID-19 measures (about which the Company will use reasonable best efforts to notify Parent in advance of taking any such action or omission and consider in good faith any reasonable requests by Parent in respect of such actions or omission) or (iv) as set forth in the confidential disclosure letter to the Merger Agreement, from and after the date of the Merger Agreement until the earlier of the effective time of the Merger or the termination of the Merger Agreement, without the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned and provided that no consent will be required if seeking such consent would violate Antitrust Laws), the Company will not, and will cause each subsidiary of the Company not to:

•	(A) amend any of the organizational documents of the Company or (B) amend in any material respect the organizational documents of any the Company’s subsidiaries;

•

issue, grant, sell, transfer, dispose of, lease, license, mortgage, pledge, create or incur any lien (other than restrictions on transfer under applicable securities laws) on, or otherwise encumber, any shares of Company Common Stock or any other equity securities in the Company or its subsidiaries, subject to certain exceptions relating to Company equity awards (to the extent outstanding on the date of the Merger Agreement), Class A Common Stock issued upon the conversion of any shares of Class B Common Stock and any issuances, grants and sales of equity securities in a subsidiary of the Company to the Company or any wholly owned subsidiary of the Company;

•

(A) split, combine, subdivide, reclassify or otherwise amend the terms of any shares of Company Common Stock or (B) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares of Company Common Stock or other equity securities in the Company or its subsidiaries, other than (1) as required by any Company benefit plan, (2) the withholding of shares of Company Common Stock to satisfy the payment of the exercise price for or tax obligations with respect to awards granted pursuant to the Company Stock Plan or (3) the acquisition by the Company of awards granted pursuant to the Company Stock Plan in connection with the forfeiture of such awards, in the case of each of clause (1), (2) and (3), in accordance with the terms of the applicable Company equity award;

•

declare, set aside for payment or pay any dividend or any other distribution (whether in cash, stock or other assets or any combination thereof), on any shares of Company Common Stock or other equity securities in the Company or any of its subsidiaries, except for (A) the declaration and payment by the Company of regular quarterly cash dividends in accordance with past practice for the period up to the closing date, not to exceed $0.41 per share of Company Common Stock for any calendar quarter or (B) any dividends or distributions by a direct or indirect wholly owned Company subsidiary to the Company or another direct or indirect wholly owned Company subsidiary;

•

incur, assume, guarantee, issue or otherwise become liable for, or modify in any material respect the terms of, any indebtedness, make any loans, advances or capital contributions to, or investments in, any other person (other than by the Company or any Company subsidiary to or in another wholly owned subsidiary of the Company), issue or sell any debt securities or redeem, repurchase, cancel, discharge, satisfy or otherwise acquire any indebtedness, subject to certain exceptions relating to prepayable indebtedness, existing revolving credit facilities or lines of credit, existing finance leases, guarantees and advancements of expenses;

•

sell, assign, transfer, lease, sublease, license, sublicense, mortgage, pledge, create or incur any lien (other than liens permitted under the Merger Agreement) on, otherwise encumber, allow to lapse or otherwise dispose of any equity securities or material assets or properties (including any material portion of the Company’s real property) of the Company or any of its subsidiaries with a value or purchase price in excess of $5,000,000 individually in any transaction or $10,000,000 in the aggregate in any series of related transactions, subject to certain exceptions relating to existing contracts, sales or dispositions of products or services, inventory or used equipment or obsolete or worthless assets related to intellectual property; sales or dispositions solely among the wholly owned subsidiaries of the Company; certain agreements with distributors, dealers, prime contractors, subcontractors, customers or end users; and third-party intellectual property licenses and acquisitions;

•

acquire or commit to acquire, directly or indirectly, any equity securities in or assets or business of any person if the aggregate amount of consideration paid or transferred by the Company and Company subsidiaries in connection with any such transactions would exceed $5,000,000 individually or $10,000,000 in the aggregate, except for transactions in which the Company and/or its wholly owned subsidiaries are the sole parties or certain other acquisitions in the ordinary course of business;

•	make or commit to make any capital expenditures, except as set forth in the confidential disclosure letter to the Merger Agreement or made in the ordinary course of business;

•

except in the ordinary course of business, enter into any material contracts or materially modify or materially amend, renew or terminate or waive, release, terminate, amend renew or assign any existing material contract or the material rights or claims of the Company or any of its subsidiaries thereunder;

•

except as set forth in the confidential disclosure letter to the Merger Agreement, as required by the terms of any Company benefit plan in effect as of the date of the Merger Agreement or as required by applicable law, make certain changes to employee compensation and benefits, make certain hiring and promotion decisions, terminate certain employees except for cause or grant certain equity-based awards or bonuses, any transaction, change in control or retention bonuses or severance programs or arrangements;

•	institute, assign, settle or compromise, or waive or release, any action, subject to certain exception relating to the resulting obligations or limitations and the resulting monetary relief;

•	make any material change in financial accounting methods, principles or practices used by the Company or any of its subsidiaries, except as required by GAAP or applicable law;

•

authorize or adopt a plan or agreement of, or engage in the act of, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

•

make certain changes or take certain actions relating to tax elections, amended tax returns, tax accounting methods, taxes or tax return settlements or compromises, extensions or waivers of tax returns or claims or assessments for taxes, tax refund claims or actions that increase the taxes payable by the Company or any of its subsidiaries;

•	abandon, cancel, waive or terminate any material permit;

•	fail to use commercially reasonable efforts to maintain in effect the existing material Company policies;

•	enter into any material new line of business; or

•	agree, authorize or commit to take any action prohibited by the Merger Agreement.

Employee Matters

Parent has agreed that it will, or will cause the Surviving Corporation to, provide to each employee of the Company and its subsidiaries immediately prior to the effective time of the Merger (each, a “continuing employee”), for a period of one year following the effective time of the Merger or if shorter, during the period of employment, (i) an annual base salary or wage rate that is no less favorable than as in effect immediately prior to the effective time of the Merger, (ii) a target annual cash incentive opportunity (excluding specific performance goals) that is no less favorable than that provided to each such continuing employee immediately prior to the effective time of the Merger, and (iii) employee benefits that are substantially comparable in the aggregate to those provided to each such continuing employee immediately prior to the effective time of the Merger, excluding equity or equity-based arrangements, severance benefits, change in control, retention or similar benefits, nonqualified deferred compensation arrangements, retiree medical and welfare benefits, defined benefit pension plans and specific performance goals for any cash incentive compensation.

For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under any employee benefit plans of Parent and its subsidiaries to the extent such plans provide benefits to any continuing employee after the effective time of the Merger (excluding the Company benefit plans), in addition to certain specifics detailed in the Merger Agreement, Parent will cause each such continuing employee to be credited with his or her years of service with the Company or any of its subsidiaries and their predecessors before the effective time of the Merger, to the same extent as such continuing employee was entitled, before the effective time of the Merger, to credit for such service under any comparable Company benefit plan in which such continuing employee participated or was eligible to participate immediately prior to the effective time of the Merger; except that the foregoing service credit is not required to apply (i) if its application would result in a duplication of benefits, or (ii) for purposes of eligibility, vesting or benefit accruals under any defined benefit pension plan or any retiree medical or welfare arrangement.

If requested by Parent no later than 10 days prior to the closing date, effective as of the day immediately prior to the closing date and contingent upon the occurrence of the closing, the Company will terminate or will cause the termination of each U.S. tax-qualified defined contribution plan provided to current and former employees of the Company or any of its subsidiaries. In such event, the Company and Parent will take any and all action as may be required, including amendments to a U.S. tax-qualified defined contribution plan maintained by Parent or one of its subsidiaries, to permit each continuing employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in cash or notes (representing plan loans) of the account balance distributable to such continuing employee from such Company tax-qualified plan to the corresponding Parent tax-qualified plan. If the Company’s tax-qualified plan is terminated as described in the Merger Agreement, the continuing employees will be eligible to participate in a Parent tax-qualified plan as soon as practicable following the closing date.

As soon as practicable following the closing date, and contingent upon the closing, the Surviving Corporation will pay to the individuals designated in the confidential disclosure letter to the Merger Agreement that fraction of the 2022 annual bonus target amount for each such individual set forth in the confidential disclosure letter, the numerator of which is the number of days in 2022 that have elapsed through to and including the closing date, and the denominator of which is 365, less applicable taxes and other withholdings. To receive a pro rata bonus, the individual must remain employed by the Company or any of its subsidiaries and have neither given nor received notice of termination through the closing date.

Prior to and contingent upon the closing, the Company will take all steps necessary to terminate the Company’s New Executive Supplemental Savings Plan, the NSI Supplemental Retirement Plan and the NSI Technology Services Corporation Supplemental Retirement Plan (collectively, the “Nonqualified Plans”) in accordance with the terms of the Nonqualified Plans and the applicable tax rules under Section 409A of the Code, such termination to become irrevocable upon the closing. As soon as practicable following the closing date, the Surviving Corporation will pay to the participants in the Nonqualified Plans all vested benefits owing to them under such plans. Payment will be made to each such participant in single lump sum in cash, less applicable taxes and other withholdings, as soon as practicable following the closing date, but in any event prior to the twelve month anniversary of the closing date.

Nothing in the Merger Agreement, described under this “— Employee Matters” heading or elsewhere, will constitute an amendment to, or be construed as amending, any benefit or compensation plan, program, contract, arrangement or agreement sponsored, maintained or contributed to by the Company, Parent or any of their respective subsidiaries (including Merger Sub). The provisions of the Merger Agreement described under this heading are for the sole benefit of the parties to the Merger Agreement and nothing herein or therein, expressed or implied, is intended or will be construed to confer upon or give to any person (including, for the avoidance of doubt, any continuing employee or other current or former employee of the Company or any of its subsidiaries), any legal or equitable or other rights or remedies under or by reason of any statement or provision in this proxy or in the Merger Agreement.

No Solicitation by the Company

The Company has agreed that, during the term of the Merger Agreement and subject to certain exceptions set forth in the Merger Agreement:

•

the Company will and will cause the representatives to (A) immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted prior to the execution and delivery of the Merger Agreement related to any Alternative Acquisition Proposal and (B) reasonably promptly request in writing the prompt return to the Company or destruction of all confidential information previously furnished, and terminate access to all physical and electronic data rooms previously granted, to any such person or its representatives; and

•

the Company will not, and will cause its representatives not to, directly or indirectly, (1) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing information) the submission by any person of an Alternative Acquisition Proposal, (2) enter into, engage in, continue, knowingly encourage or otherwise participate in any discussions or negotiations related to any Alternative Acquisition Proposal or furnish any information to any person in connection with, or related to, any Alternative Acquisition Proposal, (3) approve, endorse or recommend any Alternative Acquisition Proposal or (4) enter into any contract (including any letter of intent, agreement, agreement in principle or memorandum of understanding) or similar document or commitment related to an Alternative Acquisition Proposal.

“Alternative Acquisition Proposal” means any inquiry, proposal or offer from, or indication of interest in making a proposal or offer by, any person (other than Parent and its subsidiaries, including Merger Sub) or “group,” within the meaning of Section 13(d) under the Exchange Act, whether or not subject to conditions, relating to any transaction or series of transactions involving any (1) direct or indirect purchase or acquisition of, or sale, lease, license, exchange, mortgage, pledge, transfer or other disposition of, assets of the Company or any of its subsidiaries representing 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (2) purchase or acquisition of 20% or more of the outstanding shares of Company Common Stock, or share issuance, tender offer or exchange offer or other transaction (including by way of merger, share exchange, joint venture, partnership, business combination, consolidation or otherwise) that would, if consummated, result in any person or “group” beneficially owning 20% or more of the outstanding shares of Company Common Stock or 20% or more of the voting power of any other class of voting equity securities of the Company or any of the Company subsidiaries, (3) merger, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving the Company or any of the Company subsidiaries pursuant to which such person or group would acquire, directly or indirectly, assets of the Company or any of its subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable or 20% or more of the outstanding shares of Company Common Stock or 20% or more of the voting power of any other class of voting equity securities of the Company or any of the Company Subsidiaries or of the surviving entity in any such merger, consolidation or other transaction or (4) any combination of the foregoing.

If, prior to obtaining the Company stockholder approval, the Company receives a bona fide written Alternative Acquisition Proposal, which proposal was made after the date of the Merger Agreement and did not result from a material breach of the provisions of the Merger Agreement described under this “— No Solicitation by the Company” heading, and the Board determines in good faith, after consultation with its financial advisors and outside counsel, that such proposal constitutes or could reasonably be expected to lead to, a Superior Acquisition Proposal (as defined below), then the Company and its representatives may, subject to compliance with the provisions of the Merger Agreement described under this “— No Solicitation by the Company” heading, do any or all of the following: (i) enter into a confidentiality agreement with the person or persons making such Alternative Acquisition Proposal and/or furnish or provide information in response to a request therefor by the person or persons making such Alternative Acquisition Proposal pursuant to (but only pursuant to) one or more confidentiality agreements with such person (any nonpublic information concerning the Company provided to such person(s) that has not been previously provided to Parent will be provided to Parent concurrently with or as promptly as practicable after (and in any event within 24 hours of the time it is provided to such person) or (ii) enter into, participate or engage in any discussions or negotiations with any such person or persons and its or their representatives regarding such Alternative Acquisition Proposal; provided that, prior to entering into, participating or engaging in any such discussions or negotiations, the Company has provided to Parent written notice of such intent to do so.

“Superior Acquisition Proposal” means a bona fide Alternative Acquisition Proposal that the Board has determined in good faith, after consultation with its outside legal counsel and financial advisor, is reasonably capable of being consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects thereof (including the financing thereof) and, if consummated, would result in a transaction that is more favorable to the holders of shares of Company Common Stock from a financial point of view than the transactions contemplated in the Merger Agreement (including the Merger), taking into account all of the terms and conditions of such Alternative Acquisition Proposal and the Merger Agreement and all legal, regulatory, financial and other aspects of the Alternative Acquisition Proposal that the Board considers in good faith to be appropriate (after taking into account any proposed revisions to the terms of the Merger Agreement, the Limited Guarantee or the Commitment Letter that are proposed in writing by Parent); provided that, for purposes of the definition of “Superior Acquisition Proposal,” the references to “20%” in the definition of Alternative Acquisition Proposal will be deemed to be references to “50%.”

Except as otherwise permitted by the provisions of the Merger Agreement relating to a Change of Recommendation with respect to an Intervening Event (as defined below) or Superior Acquisition Proposal, from and after the date of the Merger Agreement until the earlier of the effective time of the Merger or the termination of the Merger Agreement in accordance with its terms, neither the Board nor any committee thereof will (i) (A) change, withhold, withdraw, qualify, amend or modify (or publicly propose to do so), in a manner adverse to Parent, or otherwise make any public statement or proposal inconsistent with, the Board recommendation, (B) adopt, approve or recommend, or propose to adopt, approve or recommend (publicly or otherwise), an Alternative Acquisition Proposal, (C) fail to recommend against acceptance of any tender offer or exchange offer by a third party for the shares of Company Common Stock within 10 business days after commencement of such offer, (D) fail to include the Board recommendation in this proxy, (E) fail to publicly reaffirm the Board recommendation within five business days after Parent so requests in writing following any public disclosure of an Alternative Acquisition Proposal; provided, that Parent may only request one such reaffirmation for any Alternative Acquisition Proposal or

(F) resolve or publicly propose to take any action described in this paragraph (any action described in this paragraph, a “Change of Recommendation”) or (ii) authorize, approve, adopt or recommend, propose to approve, adopt or recommend (publicly or otherwise) or cause or permit the Company or any of its subsidiaries to enter into any acquisition agreement, agreement and plan of merger or similar definitive contract, or any other contract (including any letter of intent, memorandum of understanding, agreement in principle or similar document, agreement or understanding) constituting, related to or that could reasonably be expected to lead to an Alternative Acquisition Proposal (except for an acceptable confidentiality agreement under the Merger Agreement (an “Alternative Acquisition Agreement”)).

“Intervening Event” means with respect to the Company, any event, change, effect, development or occurrence that is material to the Company or any of its subsidiaries, taken as a whole, and (a) was not known to or reasonably foreseeable by the Board as of the date of the Merger Agreement (or if known or reasonably foreseeable, the magnitude or consequences of which were not known to or reasonably foreseeable by the Board as of the date of the Merger Agreement), which event, change, effect, development, state of facts, condition, circumstance or occurrence, or the magnitude or consequences thereof, becomes known to, or reasonably foreseeable by, the Board after the date hereof and on or prior to the receipt of the Company stockholder approval and (b) does not relate to an Alternative Acquisition Proposal.

At any time prior to the receipt of the Company stockholder approval (1) if the Company has received a bona fide written Alternative Acquisition Proposal that did not result from a material breach of the Merger Agreement and that the Board determines in good faith (after consultation with outside legal counsel and the Company’s financial advisor) constitutes a Superior Acquisition Proposal and that the failure of the Company to make a Change of Recommendation would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law, then the Board may make a Change of Recommendation or authorize the Company to terminate the Merger Agreement and enter into an Alternative Acquisition Agreement with respect to such Superior Acquisition Proposal, and (2) if in response to an Intervening Event, the Board has determined in good faith (after consultation with outside legal counsel and the Company’s financial advisor) that the failure to take such action would be reasonably likely to be inconsistent with the Board’s fiduciary duties under applicable law, then the Board (or any committee thereof) may make a Change of Recommendation.

The Company has agreed that the Board may not effect a Change of Recommendation and the Company may not terminate the Merger Agreement as described below unless:

•

the Board has provided to Parent three business days’ prior written notice, stating that it intends to make a Change of Recommendation or authorize the Company to terminate the Merger Agreement and will, in the case of a Superior Acquisition Proposal, (A) include the most current draft of any Alternative Acquisition Agreement proposed by the person making such Superior Acquisition Proposal and all other relevant documents and (B) specify the material terms and conditions of any Superior Acquisition Proposal (including the identity of the person) and, in the case of an Intervening Event, include a written description in reasonable detail of such Intervening Event;

•

during such three business day period, if requested in writing by Parent, the Company and its representatives engaged in good faith negotiations with Parent to amend or make adjustments to the terms and conditions of the Merger Agreement, Limited Guarantee, the Equity Commitment Letter and/or the Debt Commitment Letter, or the transactions contemplated thereby in a manner that would either cause an Alternative Acquisition Proposal to no longer constitute a Superior Acquisition Proposal or Intervening Event, it being understood that the Board will consider in good faith all proposals made by Parent during such three business day period; and

•

Parent does not make, at the end of such three business day period, a proposal that the Board determines in good faith (after consultation with outside legal counsel and the Company’s financial advisor) and taking into account any changes to the terms of the contemplated transactions irrevocably proposed in writing by Parent as contemplated by the Merger Agreement either causes such Alternative Acquisition Proposal to no longer constitute a Superior Acquisition Proposal or obviates the need for a Change of Recommendation as a result of such Intervening Event or Superior Acquisition Proposal, as applicable, if such proposal is implemented as irrevocably proposed in writing by Parent.

With respect to any Alternative Acquisition Proposal constituting a Superior Acquisition Proposal, if there is any material change to the terms and conditions of such Superior Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of the Merger Agreement with respect to such new written notice, except that the references to the three business day advanced written notice period above will be deemed to be references to a two business day period.

Nothing in the Merger Agreement prevents the Company or the Board (or any committee thereof) from issuing any “stop, look and listen” or similar communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Acquisition Proposal or from making any disclosure to the Company Stockholders required under applicable law; provided that (i) neither the Company nor Board may effect a Change of Recommendation except to the extent expressly permitted by the Merger Agreement and (ii) any such disclosure (other than a “stop, look and listen” or similar communication) will be deemed to constitute a Change of Recommendation unless the Company expressly and publicly reaffirms the Board recommendation.

Financing

Parent and Merger Sub have represented that the third party debt financing arranged by Parent in connection with the Merger (assuming such debt financing is funded in accordance with the Debt Commitment Letter), together with equity investments to be contributed to Parent or Merger Sub by Carlyle Partners pursuant to the Equity Commitment Letter, will provide sufficient funds required for consummation of the Merger.

Parent has agreed to, and to cause its controlled affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the financing upon the terms described in the Commitment Letters at the closing, including to:

•

maintain in full force and effect (and comply with their respective obligations under) the Commitment Letters upon the terms and conditions contained therein (including in the case of the Debt Commitment Letter, to the extent the same are exercised, the “market flex” provisions set forth in the fee letter) until the transactions contemplated by the Merger Agreement are consummated;

•	satisfy or cause to be satisfied on a timely basis (or obtain the waiver of) all terms and conditions set forth in the Commitment Letters; and

•

negotiate and enter into definitive agreements with respect to the financing upon the terms and conditions substantially comparable to those contemplated by the Commitment Letters (or on other terms reasonably agreed by Parent and the financing sources or other conditions reasonably agreed by Parent, the Company, Guarantor and the financing sources).

If all of the conditions set forth in the Merger Agreement (other than those conditions that, by their terms, will be and are capable of being satisfied as of the effective time of the Merger) have been satisfied or waived, Parent will use its reasonable best efforts to cause the financing to be consummated, and including through using its reasonable best efforts to exercise and enforce the rights of Parent and Merger Sub under the Commitment Letters to the extent necessary to obtain the Financing at or prior to the effective time of the Merger.

Parent will promptly notify the Company when it becomes aware of:

•	the expiration or termination of any of the Commitment Letters;

•

any refusal by the financing sources or Guarantor, as the case may be, to provide the financing contemplated by the Commitment Letters (the “Financing”) in a manner that, when combined with any other sources of funds available to Parent, would prevent Parent from having sufficient funds to pay the amounts required to be paid under the Merger Agreement at closing;

•

any breach or default by any party to the Commitment Letters or definitive document relating to the financing the effect of which would be to prevent Parent from having sufficient funds to pay the amounts required to be paid under the Merger Agreement at closing or to delay the funding of the financing; or

•

receipt of any notice or other communication from any person with respect to any actual or alleged breach, default, termination or repudiation by any party to the Commitment Letters or any definitive document related to the financing, to the extent such expiration, termination, refusal, breach, default, notice or other written communication could reasonably be expected to prevent or materially delay the closing or otherwise result in insufficient proceeds of the Financing to consummate the transactions contemplated under the Merger Agreement at the closing.

Parent will, as promptly as practicable (and in any event within 24 hours) after obtaining knowledge thereof, give the Company written notice of:

•	breach or default (or any event or circumstance that would reasonably be expected to give rise to any breach or default) related to the Financing of which it becomes aware;

•	actual or threatened withdrawal, repudiation or termination by any party to the Commitment Letters or definitive agreements related to the Financing;

•	material dispute or disagreement between or among any parties to the Commitment Letters or definitive agreements relating to the Financing;

•	amendment or modification of, or waiver under, the Commitment Letters and the Financing;

•

notification from one or more parties to the Commitment Letters or any party to any definitive agreement related to the Financing of such party’s inability to satisfy one or more conditions precedent to the Financing.

Parent will not, and will use reasonable best efforts to cause its affiliates not to, replace, amend or waive the Commitment Letters without the Company’s prior written consent, if such replacement, amendment or waiver:

•

reduces the aggregate amount of the financing in a manner that would prevent Parent from having sufficient funds to pay the amounts required to be paid under the Merger Agreement at the closing, when combined with any other sources of funds available to Parent;

•

imposes any new or additional conditions precedent to the availability of the financing or otherwise effects any replacement, amendment, modification or waiver, in each case that would reasonably be expected to delay or prevent the closing or make the funding of the financing less likely to occur or adversely impact the ability of Parent to enforce its rights against the financing sources or any other parties to the financing or the definitive agreements with respect thereto, in each case in any material respect; or

•	relieves or releases any financing source from its obligations under the Commitment Letters.

Parent may, however, without the written consent of Company, amend the Commitment Letters to add lenders, or similar entities or increase the aggregate amount of the financing.

Parent has also agreed to give the Company prompt written notice if Parent believes in good faith that Parent will not be able to timely obtain all or any portion of the financing on the terms and in the manner or from the sources contemplated by the Commitment Letters.

If funds in the amounts and upon the terms set forth in the Commitment Letters become unavailable to Parent upon the terms and conditions set forth in the Commitment Letters and such amounts are necessary to consummate the Merger, Parent will (i) as promptly as practicable use its reasonable best efforts to obtain alternative financing in amounts and otherwise on terms and conditions not materially less favorable in the aggregate to Parent than as set forth in the Commitment Letters with financing sources acceptable to Parent in its sole discretion but in any event in amounts sufficient to pay amounts required of closing and with no additional or more onerous conditions to the funding of the financing and (ii) promptly notify the Company of such unavailability and the reason therefore.

The Company has agreed, solely at the cost and expense of Parent, to use its (and cause its subsidiaries to use their) reasonable best efforts to provide cooperation as may be requested timely by Parent in connection with the arrangement of the financing, including:

•

causing management teams of the Company to participate in a reasonable number of meetings, conference calls, drafting sessions, due diligence sessions and similar presentations to and with prospective lenders and rating agencies;

•

reasonably assisting with the preparation of customary rating agency presentations, bank information memoranda and other customary marketing, lender and investor presentations and syndication materials reasonably and customarily required and reasonably requested by the financing sources in connection with the financing, in each case solely with respect to information relating to the Company’s business;

•	delivering customary authorization letters in connection with the marketing materials for the debt financing;

•

furnishing Parent and the financing sources, no later than four business days prior to the closing date, with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, that has been reasonably requested by Parent in writing;

•

subject to the Merger Agreement, facilitating the taking of all reasonable and customary corporate action, limited liability company action or other organizational action, as applicable, subject to the occurrence of the closing, necessary to permit and/or authorize the consummation of the debt financing;

•	subject to the Merger Agreement, assisting in the preparation of customary definitive financing and security documentation and the completion of and disclosure schedules, exhibits or annexes thereto;

•	obtaining customary payoff letters, lien releases and similar instruments in respect of the existing credit facility; and

•

subject to the Merger Agreement, reasonably facilitating the pledge and perfection of liens and security interests in connection with the debt financing, as may be reasonably requested by Parent (with any obligations not taking effect until the closing) and executing and delivering documentation and other information reasonably requested by Parent or its financing sources;

Neither the Company nor its affiliates or their representatives will be required to (a) waive or amend any terms of the Merger Agreement or agree to pay or pay any commitment or other similar fee or incur, prior to the closing, any actual or potential liability or obligation in connection with the financing, (b) execute or enter into or perform any agreement with respect to the financing that is not contingent upon the closing occurring or that would be effective prior to the closing (other than execution and delivery of authorization letters contemplated above), (c) provide or cause to be provided any information or take or cause to be taken any action to the extent it would result in a violation of applicable law or loss of any legal privilege, (d) take any action that would unreasonably interfere with the business or operation of the Company or any of its subsidiaries or their respective representatives, (e) take any action that would cause any representation or warranty in the Merger Agreement to be breached or become inaccurate or that would breach any covenant in the Merger Agreement, (f) take any action that would conflict with or violate, or that would reasonably be expected to conflict with or violate, the organizational documents of the Company or any of its subsidiaries or applicable law, (g) take any action that would result in the contravention of, or that could reasonably be expected to result in a violation or breach of, or a default under, any contract to which the Company or any of its subsidiaries or its or their respective representatives is a party or by which it is bound or any obligations of confidentiality binding on the Company or any of its subsidiaries or its or their respective representatives, (h) cause any director, officer, employee or other representative of the Company or any of its subsidiaries to incur any actual or potential personal liability or (i) prepare any pro forma financial statements, projections or other similar materials.

The obtaining of the debt financing (including any alternative financing) is not a condition to the closing.

Company Stockholder Approval

The Merger Agreement provides that, as promptly as reasonably practicable after the execution of the Merger Agreement, the Company will prepare a preliminary proxy statement and file it with the SEC. This proxy statement fulfills such obligation. Subject to and except as otherwise permitted by the Merger Agreement, the proxy statement will include the Board’s recommendation. The Company will promptly notify Parent upon the receipt of any oral or written comments from the SEC or its staff or any oral or written request from the SEC or its staff for amendments or supplements to the proxy statement and will provide Parent with copies of all written correspondence or written summaries of any oral communications between it and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the proxy statement. Parent and the Company will cooperate in good faith in the preparation, filing, clearance and mailing of the proxy statement by the Company. The Company will provide Parent and its representatives a reasonable opportunity to review and propose comments on the proxy statement prior to the filing thereof (and any amendments or supplements thereto) or any responses or other communications to the SEC or its staff and will in good faith consider such comments reasonably proposed by Parent and its representatives for inclusion therein.

As soon as reasonably practicable following the date on which the SEC confirms that it will not review or that it has no further comments on the proxy statement, the Company will duly set a record date for the Special Meeting, file the proxy statement in definitive form with the SEC and mail the proxy statement to the stockholders entitled to notice of the Special Meeting, duly call and give notice of the Special Meeting and, as promptly as reasonably practicable after the record date, duly convene and hold the Special Meeting in accordance with applicable law.

Unless the Board has made a Change of Recommendation in accordance with the applicable provisions of the Merger Agreement, the Company will use its reasonable best efforts to solicit proxies in favor of the Company stockholder approval of the consummation of the transactions contemplated by the Merger Agreement.

Regulatory Approvals; Third Party Consents

Subject to the terms and conditions of the Merger Agreement, the Company, on the one hand, and each of Parent and Merger Sub, on the other hand, have agreed to cooperate with the other party and use (and will cause its respective subsidiaries to use) its reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, necessary, proper or advisable to cause the conditions to the closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, as promptly as reasonably practicable, the Merger, including:

•	determining all necessary, proper or advisable filings and other documents necessary to consummate the transactions contemplated under the Merger Agreement;

•	preparing and filing as promptly as practicable after the date of the Merger Agreement all documentation to effect such filings and other documents;

•

obtaining and maintaining all consents and other confirmations from any governmental authority or other persons that are necessary, proper or advisable to consummate the transactions contemplated under the Merger Agreement;

•	defending or contesting any action challenging the Merger Agreement or the transactions contemplated under the Merger Agreement; and

•	executing and delivering any additional instruments necessary to consummate the transactions contemplated under the Merger Agreement.

Further, Parent and the Company will:

•

file any notification and report form required pursuant to the HSR Act within five business days following the execution of the Merger Agreement and to request early termination of the applicable waiting period;

•

comply at the earliest practicable date with any request under any of the antitrust laws for additional information, documents or other materials received from any governmental authority in respect of such filings; and

•

act in good faith and reasonably cooperate with the other party in connection with any such filings and in connection with resolving any investigation or other inquiry of any governmental authority under the HSR Act or other applicable antitrust laws.

Further, each of Parent, Merger Sub and the Company will (subject to certain limitations):

•

supply and furnish as promptly as reasonably practicable any additional information and documentary material that may be requested in connection with any of the foregoing filings or the transactions contemplated under the Merger Agreement;

•

consult and cooperate reasonably with the other parties in connection with (1) any filing contemplated by the Merger Agreement and any analysis, appearance, presentation, memorandum, brief, argument, response to questions from any governmental authority, opinion or proposal made or submitted in connection with any such filing and (2) any action related to the Merger or the other transactions contemplated by the Merger Agreement, including any governmental inquiry, investigation or proceeding initiated by a private party;

•

promptly inform the other party reasonably of any oral communication, and provide copies of any written communication, received by such party from, or given by such party to, any governmental authority in connection with the Merger or the other transactions contemplated by the Merger Agreement, including the FTC, the Antitrust Division, and other person in connection with any governmental inquiry, investigation or proceeding, in each case, related to the Merger or the other transactions contemplated by the Merger Agreement;

•

consult and cooperate with one another in advance of, and consider in good faith the views of the other party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to the HSR Act or any other applicable antitrust laws; and

•

cooperate and use its reasonable best efforts to promptly make any filings required to be made to the Directorate of Defense Trade Controls (“DDTC”) of the U.S. State Department under the ITAR, including any filing required to be made to DDTC under 22 C.F.R. § 122.4(a) of the ITAR.

Parent and the Company will use reasonable best efforts to:

•

submit to the Defense Counterintelligence and Security Agency of the United States Department of Defense (“DCSA”) and, to the extent applicable, any other governmental authority, notification of the Merger and the other transactions contemplated under the Merger Agreement pursuant to the National Industrial Security Program Operating Manual (the “DCSA Notification”);

•

provide as promptly as practicable to each other’s counsel and to DCSA or other governmental authorities, as applicable, any additional or supplemental information and documentary material as may be necessary, proper or advisable in connection with preparation and submission of the DCSA Notification;

•

permit the other party to review reasonably in advance any communication proposed to be given by it to DCSA or other governmental authorities, as applicable, and consult with each other in advance of any meeting or conference such authorities, and, to the extent permitted by such authorities, give the other party the opportunity to attend and participate in any such meeting or conference, in each case, with respect to the DCSA Notification; and

•

keep each other timely apprised of the status of any communications with, and any inquiries or requests for additional information or documentary material from, DCSA or other governmental authorities, as applicable, in each case, in connection with the DCSA Notification, subject to legal and confidentiality restrictions.

Parent will, and will cause its subsidiaries and controlled affiliates to, promptly take any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under any Antitrust Laws that may be necessary or required by any governmental authority, so as to enable the consummation of the transactions contemplated by the Merger Agreement by the Outside Date, including:

•

selling, divesting, licensing, disposing or holding separate the assets or businesses of Parent or the Company (or, in the case of Parent, its subsidiaries and controlled affiliates), or otherwise offering to take or offering to commit to take any action, and if the offer is accepted, taking or committing to take such action;

•

terminating, relinquishing, modifying or waiving any existing, or creating any, relationships, ventures, contractual rights, obligations or other arrangements of Parent or the Company (or, in the case of Parent, its subsidiaries and controlled affiliates); and

•

entering or offering to enter into agreements and stipulating to the entry of an order or filing appropriate applications with any governmental authority in connection with any of the actions contemplated by the foregoing clauses, as may be necessary, required or reasonably advisable in order to obtain clearance under the HSR Act or other applicable antitrust laws, to avoid the entry of, or to effect the dissolution of or to vacate or lift, any order or injunction under any antitrust law that would otherwise have the effect of restraining, preventing or delaying the consummation of the transactions contemplated by the Merger Agreement, or to avoid the commencement of any action that seeks to prohibit the consummation of the transactions contemplated by the Merger Agreement.

The parties will not be required to take any action with respect to any order or any applicable law or in order to obtain any approval or resolve any objection or impediment under any antitrust law that is not conditioned upon the consummation of the Merger.

In furtherance and not in limitation of the covenants of the parties described under this “— Regulatory Approvals; Third Party Consents” heading, if any proceeding, is instituted (or threatened to be instituted) challenging the Merger as violative of any antitrust law, each of Parent and the Company will use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any judgment, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger.

Takeover Laws

If any takeover laws become, or purport to become applicable to the Company or any subsidiaries of the Company or the Merger or other transactions contemplated by the Merger Agreement, each of the Company, Parent and Merger Sub has agreed to grant any approvals and take any actions that are necessary so that the Merger and the other transactions contemplated under the Merger Agreement may be consummated as promptly as practicable upon the terms contemplated thereby and otherwise act to lawfully eliminate or minimize the effects of such statute or regulation on the Company or any of its subsidiaries or the Merger or the other transactions contemplated thereby.

Indemnification; Directors’ and Officers’ Insurance

The Merger Agreement provides that, from and after the effective time of the Merger, the Surviving Corporation will indemnify and hold harmless, and advance expenses to, a present or former director or officer of the Company, any of its subsidiaries or any of their respective predecessors (together with their respective heirs, executors, successors and assigns, the “Indemnified Persons”), whether or not a party to such action, against any and all losses, claims, damages, liabilities, judgments, fines, amounts paid in settlement or other costs and expenses (including reasonable attorneys’ fees and other costs and expenses which will be paid in advance of the final disposition of such action), in each case, to the fullest extent (x) provided for in the organizational documents or any indemnification agreement, or other agreement containing any indemnification provisions, in each case, as in effect on the date hereof and (y) permitted by applicable law, subject to certain limitations and conditions more fully described in the Merger Agreement.

Additionally, for a period of six years from the effective time of the Merger, Parent has agreed to (subject to the next sentence) maintain in full effect the current directors’ and officers’ liability and fiduciary liability insurance policies covering the Indemnified Persons (but may substitute such policies for other policies containing terms, conditions and limits no less favorable to the Indemnified Persons than the current policies so long as that substitution does not result in gaps or lapses in coverage) with respect to matters occurring on or before the effective time of the Merger, but Parent is not required to pay annual premiums in excess of 300% of the last annual premiums paid therefor prior to the date of the Merger Agreement and will purchase the maximum amount of coverage that can be obtained for that amount if the coverage described in this sentence would cost in excess of that amount. The Company may, on or prior to the effective time of the Merger, purchase a six-year prepaid tail directors’ and officers’ liability and fiduciary liability insurance policy with respect to acts or omissions occurring or alleged to have occurred prior to the effective time of the Merger that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such, providing coverage on terms and conditions and with limits not less favorable to the Indemnified Persons than the policies currently in place for directors’ and officers’ liability and fiduciary liability.

If Parent or the Surviving Corporation or any of their successors or assigns will consolidate with or merge into any other Person and will not be the continuing or Surviving Corporation or entity of such consolidation or merger or transfer all or substantially all of its properties and assets to any person, then, and in each such case, Parent or the Surviving Corporation will take all actions necessary to ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, will assume all of the obligations of the Surviving Corporation (or Parent) discussed in the preceding two paragraphs.

Stockholder Litigation

The Company has agreed that, if any litigation or other proceeding of any stockholder related to the Merger Agreement or the transactions contemplated thereby (including the Merger) is brought against the Company, any of its subsidiaries or its directors by holders of equity securities in the Company, the Company will promptly notify Parent of such litigation and will keep Parent reasonably informed on a current basis of the status thereof. The Company will give Parent the opportunity to review and comment on all material filings or responses to be made by the Company in connection with such litigation (and will consider in good faith any such comments), subject to a customary joint defense agreement, but not control, the defense and settlement of any such litigation; provided, however, that the Company will not, and will not permit any of its subsidiaries to, settle or compromise or consent to any settlement or compromise (or engage in any settlement negotiations concerning) any such litigation without Parent’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed).

Other Covenants

The Merger Agreement contains other customary covenants, including, but not limited to, covenants relating to access and confidentiality.

Conditions to the Completion of the Merger

Mutual Closing Conditions

The obligations of each of the parties to consummate the Merger are conditioned upon the satisfaction at or prior to the closing (or waiver by both the Company and Parent, to the extent permitted by applicable law) of each of the following:

•	the Company stockholder approval has been received in accordance with applicable law and the Company’s organizational documents (including its certificate of incorporation and bylaws);

•

no law, whether temporary or permanent, is in effect that prevents, makes illegal or prohibits the Merger or any other transaction contemplated by the Merger Agreement, and no governmental authority of competent jurisdiction will have issued any order that prevents, makes illegal or prohibits the Merger or any other transaction contemplated under the Merger Agreement (any such law, order or action, a “Legal Restraint”); and

•	the waiting period (and any extension thereof) applicable to the transactions contemplated by the Merger Agreement under the HSR Act has expired or been terminated.

Additional Parent Conditions to Closing

The obligations of Parent and Merger Sub to consummate the Merger is further conditioned upon satisfaction (or waiver by Parent) as of the closing of each of the following:

•	the representations and warranties of the Company:

•

contained in the Merger Agreement (other than representations and warranties regarding certain elements of our organization and qualification (solely with respect to the Company), certain elements of our capitalization, the absence of certain changes or events, certain elements of our general authority and standing, the absence of a Company Material Adverse Effect, the absence of brokers’ fees and receipt of the opinion of the Company’s financial advisor) being true and correct as of the date of the Merger Agreement and as of the closing date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any such representation or warranty) would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect;

•

regarding certain elements of our (i) organization and qualification (solely with respect to the Company), (ii) certain elements of our general authority and standing, (iii) brokers’ fees and (iv) the opinion of the Company’s financial advisor being true and correct in all material respects as of the date of the Merger Agreement and as of the closing date as if made at and as of such dates (other than to the extent that any such representation or warranty expressly relates to an earlier date or period, in which case such representation or warranty must be true and correct as of such earlier date or period), without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any such representation or warranty; and

•

regarding Company capitalization and the absence of certain changes or events, being true and correct in all respects (other than, for Company capitalization representations in the Merger Agreement, de minimis inaccuracies) as of the date of the Merger Agreement and as of the closing date as if made at and as of such dates;

•

the Company having performed or complied in all material respects with all of the covenants, agreements and obligations required to be performed and complied with by it under the Merger Agreement at or prior to the closing;

•

since the date of the Merger Agreement, there having not occurred any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, has had or resulted in a Company Material Adverse Effect, which is continuing; and

•	Parent having received a certificate executed on behalf of the Company, by a duly authorized officer, confirming that the conditions described in the preceding bullets have been satisfied.

Additional Company Closing Conditions

The obligation of the Company to consummate the Merger is further conditioned upon the satisfaction (or waiver by the Company) as of the closing of each of the following:

•	the representations and warranties of Parent and Merger Sub:

•

contained in the Merger Agreement (other than representations and warranties regarding certain elements of Parent’s and Merger Sub’s organization and qualification, certain elements of their general authority and standing, and the absence of brokers’ fees) being true and correct as of the date of the Merger Agreement and as of the closing date as if made at and as of the closing date (other than to the extent that any such representation or warranty expressly relates to an earlier date or period, in which case such representation or warranty must be true and correct as of such earlier date or period), in each case made as if none of such representations and warranties contained any qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” or similar qualification, except where the failure of such representations and warranties to be true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

•

regarding organization, standing and power, authority, execution and delivery, enforcement and broker’s fees will be true and correct in all respects, except for de minimis inaccuracies, as of the Merger Agreement date and as of the closing date as if made at and as of the closing date (other than to the extent that any such representation or warranty expressly relates to an earlier date or period, in which case such representation or warranty will be true and correct in all respects as of such earlier date or period);

•

each of Parent and Merger Sub having performed and complied in all material respects with all of the covenants, agreements and obligations required to be performed and complied with by it under the Merger Agreement at or prior to the closing; and

•	the Company having received a certificate executed on behalf of Parent by a duly authorized officer confirming that the conditions described in the preceding bullets have been satisfied.

Termination

The Merger Agreement may be terminated at any time prior to the closing (notwithstanding receipt of the Company stockholder approval, except as expressly noted) as follows:

•	by the mutual written consent of the Company and Parent in a written instrument;

•	by the Company or Parent if:

•

the closing has not occurred by 5:00 p.m., Eastern Time, on February 13, 2023 (the “Outside Date”); except, that, if, as of the date that is five business days prior to the Outside Date, all of the conditions to the closing have been satisfied or duly waived by all parties and any condition that by its nature is to be satisfied at the closing, the Company may by delivery of written notice to Parent extend the Outside Date to a date not later than May 13, 2023. However, this right to terminate the Merger Agreement will not be available to a party if such party’s material breach of, or failure to perform or comply with in any material respect, any of its covenants or agreements under the Merger Agreement was the cause of the failure to consummate the Merger by the Outside Date;

•

a permanent Legal Restraint is in effect that has become final and nonappealable; except that this right to terminate will not be available to a party if the existence of such Legal Restraint was caused by such party’s material breach of, or failure to perform or comply with in any material respect, any of its covenants or agreements; or

•

the Company stockholder approval is not obtained after the final adjournment of the Company stockholders meeting at which a vote of the Company stockholders has been taken in accordance with the Merger Agreement;

•	by Parent if:

•	prior to the receipt of the Company stockholder approval, the Board has effected a Change of Recommendation; or

•

subject to a 30-day cure period, the Company has breached or failed to perform any of its covenants or agreements under the Merger Agreement, or any of the Company’s representations or warranties under the Merger Agreement fails to be true and correct, which breach or failure would give rise to the failure of certain conditions to the obligations of Parent and Merger Sub.

•	by the Company if:

•

the Board has authorized the Company to enter into definitive agreement with respect to a Superior Acquisition Proposal, if substantially concurrently with the termination of the Merger Agreement, the Company enters into such an agreement and pays Parent the applicable Company Termination Fee (as defined below);

•

subject to a 30-day cure period, Parent or Merger Sub breaches any of their respective covenants or agreements under the Merger Agreement, or any of Parent’s or Merger Sub’s respective representations or warranties under the Merger Agreement fails to be true and correct, which breach or failure would give rise to the failure of certain conditions to the obligations of the Company; or

•

if (A) all of the generally applicable conditions to closing and the conditions to the obligations of Parent and Merger Sub have been and remain satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing; provided that each such condition is then capable of being satisfied), (B) the Company has delivered a written notice to Parent that the Company stands ready, willing and able to consummate the closing and (C) Parent fails to consummate the closing within three business days following the Company’s delivery of such notice.

In the event that the Merger Agreement is validly terminated, each of the parties will be relieved of its duties and obligations thereunder after the date of such termination and such termination will be without liability to Parent and the Company. However, following termination, (a) certain provisions specified in the Merger Agreement (including the obligation of Parent or the Company to pay a termination fee in certain circumstances, as further described under the heading “— Termination Fees” below) will survive, as described in the Merger Agreement, (b) the Company will not be relieved of any liability for any willful breach of any covenant or agreement contained in the Merger Agreement occurring prior to termination and (c) the Confidentiality Agreement and the Limited Guarantee will survive any such termination in accordance with their respective terms.

Termination Fees

As used herein, “Company Termination Fee” means a cash amount equal to $115,876,916. The Company will pay to Parent the Company Termination fee if the Merger Agreement is validly terminated:

•	by the Company to enter into definitive agreement with respect to a Superior Acquisition Proposal;

•	by Parent if the Board effects a Change of Recommendation prior to the Company stockholder approval;

•

by (i) Parent or Company (a) if the closing has not occurred by the Outside Date and the Company stockholder approval has not been obtained at the Company stockholders meeting or (b) if our stockholders have failed to approve and adopt the Merger Agreement at the Company stockholders meeting or (ii) Parent as a result of a breach or failure by the Company to perform any of its representations, warranties, covenants or other agreements in the Merger Agreement (subject to a 30-day cure period), which breach or failure would give rise to the failure of the applicable conditions to the closing of the Merger, and (x) at the time of such termination or the Company stockholders meeting, as applicable, a bona fide Alternative Acquisition Proposal has been publicly announced and has not been withdrawn, (y) within 12 months after such termination of the Merger Agreement, the Company enters into a definitive agreement providing for the consummation of an Alternative Acquisition Proposal and such Alternative Acquisition Proposal is subsequently consummated and (z) at the time of such termination, the Commitment Letters have not been terminated, withdrawn or rescinded and the Company was not entitled to terminate the Merger Agreement for material breach or failure by Parent to consummate the Merger (provided that, for purposes of this paragraph, all percentages in the definition of competing proposal are increased to 50%).

As used herein, “Parent Termination Fee” means a cash amount equal to $239,745,343. Parent will pay to Company the Parent Termination Fee if the Merger Agreement is validly terminated:

•

by the Company as a result of a breach or failure by Parent or Merger Sub to perform any of its respective representations, warranties, covenants or other agreements in the Merger Agreement, which breach or failure has not been cured and would give rise to the failure of relevant conditions to effect the closing of the Merger;

•

by the Company if the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger are satisfied, Parent and Merger Sub failed to consummate the Merger as required pursuant to the terms of the Merger Agreement, and the Company stood ready, willing and able to consummate the Merger and the other transactions contemplated by the Merger Agreement;

•

by Parent if the closing of the Merger is not consummated by the Outside Date and, at the time of such termination, the Company would have been entitled to terminate the Merger Agreement as a result of the circumstances described in the two preceding bullets; or

•

by the Company or Parent if the closing of the Merger is not consummated by the Outside Date or if a permanent Legal Restraint is in effect and in each case, all of the conditions to the closing have been satisfied (or, if any such conditions are by their nature to be satisfied at the closing, satisfied as if the closing had occurred on such date of termination) or waived, other than the conditions relating to Legal Restraints arising under the HSR Act or any other antitrust law or the termination or expiration of the applicable waiting period under the HSR Act.

If the Company or Parent, as the case may be, fails to promptly pay the applicable termination fee, and the Company or Parent, as the case may be, pursues litigation or other proceedings that result in a judgment for the party that commenced such proceeding for payment of the applicable termination fee, the other party will reimburse such other party for its reasonable and documented costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceedings, together with interest on such amount at the prime rate published by the Wall Street Journal on the date on which such payment was due through the date such payment was actually received.

In no event will Parent be entitled to receive more than one payment of the Company Termination Fee or the Company be entitled to receive more than one payment of the Parent Termination Fee, in each case, in connection with the Merger Agreement.

While each of the Company and Parent may pursue both a grant of specific performance in accordance with the provision described under the heading “— Specific Performance,” and the payment of the Parent Termination Fee or the Company Termination Fee, as applicable, described under this heading “— Termination Fees,” under no circumstances will the Company or Parent be permitted or entitled to receive both a grant of specific performance that results in the consummation of the Merger and any money damages, including all or any portion of the Parent Termination Fee or the Company Termination Fee, as applicable.

Expenses

Except as described under the heading “— Termination Fees,” above, all fees and expenses incurred by the parties will be borne solely by the party that has incurred such fees and expenses, except as otherwise provided in the Merger Agreement (including that Parent will be responsible for 100% of the filing fee under the HSR Act and any filing fees for similar filings or notices under antitrust laws or regulations).

Specific Performance

The Company, Parent and Merger Sub have agreed that irreparable damage would occur in the event that any provision of the Merger Agreement was not performed under their specific terms or were otherwise breached by a party and that monetary damages, even if available, would not be an adequate remedy therefor. The parties have agreed that, at any time prior to the termination of the Merger Agreement, the parties will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the performance of terms and provisions of the Merger Agreement, the Limited Guarantee and the Equity Commitment Letter, as applicable in each case without proof of actual damages (and each of the Company, Parent and Merger Sub waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which each party is entitled at law or in equity. For the avoidance of doubt, subject to the Merger Agreement, the Company will have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger, including to cause Parent to enforce the obligations of the Guarantor under the Equity Commitment Letter in order to cause the Equity Financing to be timely funded, in accordance with the terms and conditions set forth in the Merger Agreement and the Equity Commitment Letter. The Company, Parent and Merger Sub have further agreed not to assert (i) that, except as provided in the Merger Agreement, a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason or (ii) that a remedy of monetary damages would provide an adequate remedy for any such breach.

The right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the equity financing to be funded to fund the Merger Consideration and Parent’s and Merger Sub’s obligations to cause the effective time of the Merger to occur and to effect the closing (but not the right of the Company to seek such injunctions, specific performance or other equitable remedies for any other reason) will be subject to the requirements that:

•

the closing conditions described under the headings “— Conditions to the Completion of the Merger — Mutual Closing Conditions” and “— Conditions to the Completion of the Merger — Additional Parent Closing Conditions” (other than those closing conditions that by their nature are to be satisfied at the closing, but subject to such closing conditions being able to be satisfied) have been satisfied or waived (if permissible under applicable laws) at the closing;

•	the financing provided for by the Debt Commitment Letter has been funded or will be simultaneously funded at the closing if the equity financing is funded at the closing;

•

the Company has irrevocably notified Parent in writing that all conditions set forth under the heading “— Additional Company Closing Conditions” have been satisfied or waived and the Company is ready, willing and able to consummate the Merger; and

•	Parent and Merger Sub have failed to consummate the closing on or prior to the third business day following such confirmation from the Company.

Amendment and Waiver

At any time prior to the effective time of the Merger, any provision of the Merger Agreement may be amended or waived only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective. However, following receipt of the Company stockholder approval, if any amendment or waiver will by applicable law or in accordance with the rules and regulations of the Nasdaq require further approval by the stockholders of the Company, the effectiveness of such amendment or waiver will be subject to the approval of the stockholders of the Company. The debt financing sources participating in Parent’s financing of the transactions contemplated by the Merger Agreement have the right to prevent certain amendments to the Merger Agreement that would be adverse to such debt financing sources.

Governing Law

The Merger Agreement is governed by the Delaware laws applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

Voting Agreement

In connection with the Merger Agreement, and as a condition to Parent entering into the Merger Agreement, the Voting Agreement Parties, including George J. Pedersen entered into the Pedersen Voting Agreement, pursuant to which the Voting Agreement Parties have agreed, among other things, to (1) vote their respective beneficially owned shares of the Company Common Stock (a) in favor of the adoption of the Merger Agreement, the approval of the Merger, and any related proposal that is intended to facilitate the consummation of the Merger and other transactions contemplated by the Merger Agreement, and (b) against any Alternative Acquisition Proposal or any proposals for an Alternative Acquisition Proposal, any change in the Board or any action that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Merger or other transactions contemplated by the Merger Agreement and (2) comply with certain restrictions on the disposition of such shares, in each case subject to the terms and conditions contained therein. The Pedersen Voting Agreement will terminate upon the earliest to occur of (i) the consummation of the Merger, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) the date of any modification, waiver or amendment to any provision of the Merger Agreement that is effected without the prior written consent of the Voting Agreement Parties and affects the economics or material terms of the Merger Agreement in a manner that is adverse to the Company or its stockholders. Pursuant to the terms of the Pedersen Voting Agreement, in the event that the Board makes a Change of Recommendation in accordance with the Merger Agreement but the Merger Agreement is not terminated, the number of shares subject to the voting obligations set forth in the Pedersen Voting Agreement will be capped at the number of shares of Company Common Stock that represent, as of the time of such vote, 33% of the total voting power of the outstanding shares of Company Common Stock. As of June 29, 2022, the shares of Company Common Stock subject to the Pedersen Voting Agreement represent approximately 49.2% of the outstanding voting power of the outstanding Company Common Stock based on 39,380,498 shares of Class A Common Stock and 1,586,695 shares of Class B Common Stock issued and outstanding as of June 29, 2022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise indicated, the following table sets forth the beneficial ownership of shares of Company Common Stock as of June 29, 2022, the latest practicable date prior to the date of this filing, for:

•	our directors;

•	our named executive officers;

•	our directors and current executive officers as a group; and

•	each person known to us to be the beneficial owner of more than 5% of the outstanding shares of Company Common Stock.

In accordance with SEC rules, each listed person’s beneficial ownership includes all shares of Company Common Stock the person actually owns beneficially or of record, all shares of Company Common Stock over which the person has or shares voting or dispositive control, and all shares the person has the right to acquire within 60 days. We have based our calculation of the percentage of beneficial ownership on 39,380,498 shares of Class A Common Stock and 1,586,695 shares of Class B Common Stock outstanding as of June 29, 2022. We have deemed shares of Company Common Stock subject to Company Options that are currently exercisable or exercisable within 60 days of June 29, 2022 or issuable pursuant to Company Share Awards which are subject to vesting conditions expected to occur within 60 days of June 29, 2022 to be outstanding and to be beneficially owned by the person holding the Company Option or Company Share Award for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as otherwise provided, all shares are owned directly, and the indicated person has sole voting and investment power. Unless otherwise indicated, the business address of the stockholders listed below is the address of our principal executive office, 2251 Corporate Park Drive, Herndon, VA 20171.

	Common Stock Outstanding
Beneficial Owner	Total Shares Beneficially Owned	Percentage of Outstanding Class A Common Stock	Percentage of Outstanding Class B Common Stock	Total Voting Power(1)
Named Executive Officers and Directors:
Kevin M. Phillips(2)	296,862	*	—	*
Judith L. Bjornaas(3)	66,869	*	—	*
Matthew A. Tait	34,912	*	—	*
Bonnie J. Cook(4)	41,707	*	—	*
Richard L. Armitage	4,000	*	—	*
Mary K. Bush	11,275	*	—	*
Barry G. Campbell	21,300	*	—	*
Richard J. Kerr	30,070	*	—	*
Peter B. LaMontagne	12,000	*	—	*
Kenneth A. Minihan	23,000	*	—	*
All directors and executive officers as a group (10 persons):(5)	541,995	1.4%	—	*
5% or Greater Stockholders:
George J. Pedersen(6)	3,791,852	5.6%	100%	32%
The Pedersen GST 2022 Trust(7)	2,773,389	7.0%	—	5.0%
The Pedersen Nonexempt 2022 Trust(7)	6,611,454	16.8%	—	12.0%
BlackRock, Inc(8)	4,370,169	11.1%	—	7.9%
The Vanguard Group, Inc(9)	3,150,262	8.0%	—	5.7%
Dimensional Fund Advisors(10)	1,588,247	4.0%	—	2.9%

*	Less than 1%

(1)

The holders of our Class A Common Stock are entitled to one vote per share, and the holders of our Class B Common Stock are entitled to 10 votes per share. Shares of Class B Common Stock may be converted by their holder into shares of Class A Common Stock at any time.

(2)	Includes 152,500 shares of Company Common Stock subject to Company Options that are or will become exercisable within 60 days of June 29, 2022.
(3)	Includes 40,000 shares of Company Common Stock subject to Company Options that are or will become exercisable within 60 days of June 29, 2022.
(4)	Includes 27,683 shares of Company Common Stock subject to Company Options that are or will become exercisable within 60 days of June 29, 2022.
(5)

The executive officers and directors, as a group, have sole voting and investment power with respect to 541,995 shares of Company Common Stock. This includes 220,183 shares of Company Common Stock that may be acquired pursuant to the exercise of Company Options within 60 days of June 29, 2022. These shares have been deemed to be outstanding in computing the percentage of class.

(6)

Includes (i) 1,561,760 shares of Class B Common Stock held directly by Mr. Pedersen that he may voluntarily convert into Class A Common Stock on a share-for-share basis; (ii) 2,195,157 shares of Class A Common Stock held directly by Mr. Pedersen; (iii) 23,767 shares of Class B Common Stock held by the ManTech Special Assistance Fund, Inc., a fund over which Mr. Pedersen has voting and investment control and as to which Mr. Pedersen disclaims beneficial ownership; and (iii) 1,168 shares of Class B Common Stock held by Mr. Pedersen’s wife, Marilyn A. Pedersen, and as to which Mr. Pedersen disclaims beneficial ownership. The shares of Class B Common Stock reported as beneficially owned by Mr. Pedersen constitutes 100% of the outstanding shares of Class B Common Stock.

(7)

The trustee of both The Pedersen GST 2022 Trust and The Pedersen Nonexempt 2022 Trust is Jennifer A. Warren, Mr. Pedersen’s daughter. As the trustee and as a beneficiary of The Pedersen GST 2022 Trust and The Pedersen Nonexempt 2022 Trust, Ms. Warren may be deemed to be the beneficial owner of the shares held by the trusts. If Ms. Warren is deemed to be the beneficial owner of the shares held by The Pedersen GST 2022 Trust and The Pedersen Nonexempt 2022 Trust, she would beneficially own 9,384,843 shares of Class A Common Stock, representing 23.8% of the shares of Class A Common Stock outstanding on April 13, 2022 and 17% of the total voting power of our outstanding Common Stock.

(8)

As reported on a Schedule 13G/A filed by BlackRock, Inc. on January 27, 2022. According to such Schedule 13G/A, as of December 31, 2021, Blackrock, Inc. has sole voting power with respect to 4,317,943 shares and sole dispositive power with respect to all 4,370,169 shares. Based on information contained in the Schedule 13G/A, BlackRock is the beneficial owner as a result of being a parent company or control person of the following subsidiaries, each of which holds less than 5% of the outstanding shares of common stock: BlackRock Life Limited; BlackRock Advisors, LLC; BlackRock (Netherlands) B.V.; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; Aperio Group, LLC; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock Investment Management (Australia) Limited; and BlackRock Fund Managers Ltd. BlackRock Fund Advisors, a subsidiary of BlackRock, Inc., beneficially owns 5% or greater of the outstanding shares of the security class reported on the Schedule 13G/A.

(9)

As reported on a Schedule 13G/A filed by The Vanguard Group, Inc. on February 10, 2022. According to such Schedule 13G/A, as of December 31, 2021. The Vanguard Group, Inc. has shared voting power with respect to 22,294 shares, shared dispositive power with respect to 44,766 shares, and sole dispositive power with respect to 3,105,469 shares.

(10)

As reported on a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 8, 2022. According to such Schedule 13G/A, as of December 31, 2021, Dimensional Fund Advisors LP has sole voting power with respect to 1,563,267 shares and sole dispositive power with respect to all 1,588,247 shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment adviser, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the Schedule 13G/A by Dimensional Fund Advisors LP are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

APPRAISAL RIGHTS

This section summarizes Delaware law pertaining to appraisal rights in connection with the Merger. The following discussion is not a complete statement of the law pertaining to appraisal rights under Delaware law and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 of the DGCL and in this summary to a “stockholder” or a “holder of shares” are to the record holder of shares of Company Common Stock unless otherwise noted. Only a holder of record of shares of Company Common Stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of Company Common Stock held of record in the name of another person, such as a brokerage firm, bank, trust or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Company Common Stock through a brokerage firm, bank, trust or other nominee and you wish to exercise appraisal rights, you should consult with your brokerage firm, bank, trust or other nominee.

Any stockholder contemplating the exercise of such appraisal rights should carefully review the provisions of Section 262 of the DGCL, which is attached hereto as Annex C, particularly the procedural steps required to properly demand and perfect such rights. Failure to follow the steps required by Section 262 for demanding and perfecting appraisal rights may result in the loss of such rights.

Under Section 262, stockholders who (1) submit a written demand for an appraisal of their shares of Company Common Stock to the Company prior to the stockholder vote on the approval and adoption of the Merger Agreement and the Merger; (2) do not submit a proxy or otherwise vote in favor of the approval and adoption of the Merger Agreement and the Merger; (3) hold Company Common Stock upon the making of a demand under clause (1) and continue to hold their shares of Company Common Stock through the effective date of the Merger; (4) do not thereafter withdraw their demand for appraisal of their shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL; and (5) otherwise meet the criteria and follow the procedures set forth in Section 262 of the DGCL may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive, in lieu of the Merger Consideration, payment in cash of the amount determined by the Delaware Court of Chancery to be the “fair value” of the shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Delaware Court of Chancery (subject, in the case of interest payments, to any voluntary cash payments made by the surviving corporation pursuant to subsection (h) of Section 262 of the DGCL that have the effect of limiting the sum on which interest accrues as described below). However, assuming that Company Common Stock remains listed on a national securities exchange immediately prior to the Merger (which we expect to be the case), after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all holders of Company Common Stock who asserted appraisal rights unless (x) the total number of shares entitled to appraisal exceeds 1% of the shares of Company Common Stock outstanding or (y) the value of the aggregate Merger Consideration in respect of such shares exceeds $1,000,000. We refer to these conditions as the “ownership thresholds.” Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective date of the Merger through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period; provided, however, that at any time before the Delaware Court of Chancery enters judgment in the appraisal proceeding, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case any such interest will accrue after the time of such payment only on the amount that equals the sum of (1) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery and (2) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the $96.00 per share consideration payable pursuant to the Merger Agreement if they did not seek appraisal of their shares.

Under Section 262 of the DGCL, where a merger agreement is to be submitted for approval and adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such as of the close of business on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes our notice to the holders of Company Common Stock that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the Merger, any holder of shares of Company Common Stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so should review Annex C carefully. Failure to comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration described in the Merger Agreement (without interest) upon surrender of the certificates that formerly represented such shares of Company Common Stock. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Company Common Stock, we believe that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of Company Common Stock must strictly comply with Section 262 of the DGCL, which means doing, among other things, ALL of the following:

•	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement and approve the Merger;

•	the stockholder must deliver to us a written demand for appraisal before the vote on the approval and adoption of the Merger Agreement and the Merger at the Special Meeting;

•

the stockholder must hold stock of the Company upon the making of a demand for appraisal described above and continuously hold the shares from the date of making the demand through the effective date of the Merger (a stockholder will lose appraisal rights if the stockholder transfers the shares before the effective date of the Merger); and

•

a stockholder of record, a beneficial owner of shares as to which the record holder has duly demanded appraisal or the surviving corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective date of the Merger. The surviving corporation is under no obligation to file any petition and has no intention of doing so.

In addition, assuming that Company Common Stock remains listed on a national securities exchange immediately prior to the effective time of the Merger (which we expect to be the case), one of the ownership thresholds must be met.

Because a proxy that does not contain voting instructions will, unless timely revoked, be voted in favor of the approval and adoption of the Merger Agreement and the Merger, a stockholder who votes by proxy and who wishes to exercise appraisal rights should not return a blank proxy, but rather must vote against the approval and adoption of the Merger Agreement and the Merger, abstain or not vote his, her or its shares.

Filing Written Demand

Any holder of shares of Company Common Stock wishing to exercise appraisal rights must deliver to us, before the vote on the approval and adoption of the Merger Agreement and the Merger at the Special Meeting, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the approval and adoption of the Merger Agreement and the Merger. A holder of shares of Company Common Stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the Merger. Neither voting against the approval and adoption of the Merger Agreement and the Merger nor abstaining from voting or failing to vote on the proposal to approve and adopt the Merger Agreement and the Merger will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the approval and adoption of the Merger Agreement and the Merger. A proxy or vote against the approval and adoption of the Merger Agreement and the Merger will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the approval and adoption of the Merger Agreement and the Merger at the Special Meeting may constitute a waiver of appraisal rights. A vote in favor of the Merger Proposal, in person at the Special Meeting or by proxy, will constitute a waiver of appraisal rights in respect of the shares of Company Common Stock so voted and will nullify any previously filed written demands for appraisal.

Only a holder of record of shares of Company Common Stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Company Common Stock should be executed by or on behalf of the holder of record and must reasonably inform us of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A holder of record, such as a brokerage firm, bank, trust or other nominee, who holds shares of Company Common Stock as nominee or intermediary for one or more beneficial owners may exercise appraisal rights with respect to shares of Company Common Stock held for one or more beneficial owners while not exercising appraisal rights for other beneficial owners. In that case, the written demand should state the number of shares of Company Common Stock as to which appraisal is sought. Where no number of shares of Company Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Company Common Stock held in the name of the holder of record. Stockholders who hold their shares of Company Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

A person who has a beneficial interest in shares of Company Common Stock held of record in the name of another person, such as a brokerage firm, bank, trust or other nominee, and who wishes to exercise appraisal rights should consult with their brokerage firm, bank, trust or other nominee, as applicable, to determine the appropriate procedures for the brokerage firm, bank, trust or other nominee to make a demand for appraisal of those shares. If any such brokerage firm, bank, trust or other nominee in turn holds the shares through a central securities depository nominee, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record holder. A person having a beneficial interest in shares held of record in the name of another person, such as a brokerage firm, bank, trust or other nominee, is responsible for ensuring that the demand for appraisal is made by the record holder and must act promptly to cause the record holder to follow properly and in a timely manner the steps necessary to perfect appraisal rights.

All written demands for appraisal pursuant to Section 262 of the DGCL should be mailed or delivered to: ManTech International Corporation, 2251 Corporate Park Drive, Herndon, VA 20171, Attn: Corporate Secretary.

Surviving Corporation’s Actions After Completion of the Merger

If the Merger is completed, within 10 days after the effective date of the Merger, the surviving corporation will notify each holder of shares of Company Common Stock who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the approval and adoption of the Merger Agreement and the Merger that the Merger has become effective and the effective date thereof. At any time within 60 days after the effective date of the Merger, any holder of shares of Company Common Stock who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to us a written withdrawal of the demand for appraisal, but after such 60-day period a demand for appraisal may be withdrawn only with the written approval of the surviving corporation

Within 120 days after the effective date of the Merger, the surviving corporation or any record holder of shares of Company Common Stock who has complied with Section 262 and is entitled to appraisal rights under Section 262, or a beneficial owner of shares as to which the record holder has so complied with Section 262, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder of record or beneficial owner, demanding a determination of the fair value of the shares held by all our stockholders entitled to appraisal. The surviving corporation is under no obligation, and has no present intention, to file a petition, and holders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Company Common Stock. Accordingly, any holders of Company Common Stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Company Common Stock within the time and in the manner prescribed in Section 262. The failure of a record holder or beneficial owner of shares of Company Common Stock to file such a petition within the period specified in Section 262 could result in the loss of appraisal rights.

Within 120 days after the effective date of the Merger, any record holder of shares of Company Common Stock who has complied with the requirements for exercise of appraisal rights, or a beneficial owner of shares as to which the record holder has so complied, will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the approval and adoption of the Merger Agreement and the Merger and with respect to which we have received demands for appraisal, and the aggregate number of holders of such shares. The surviving corporation must mail this statement to the requesting stockholder or beneficial owner within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by a record holder of shares of Company Common Stock or a beneficial owner and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list (the “Verified List”) containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the surviving corporation and all of the stockholders shown on the Verified List at the addresses stated therein. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Delaware Court of Chancery. The costs of these notices are borne by the surviving corporation.

After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings. In addition, assuming Company Common Stock was listed on a national securities exchange immediately prior to the effective time of the Merger, the Delaware Court of Chancery will dismiss the appraisal proceedings as to all our stockholders who assert appraisal rights unless one of the ownership thresholds is met.

Determination of Fair Value

After determining the holders of Company Common Stock entitled to appraisal and that at least one of the ownership thresholds above has been satisfied in respect of our stockholders seeking appraisal rights, the Delaware Court of Chancery will determine the “fair value” of the shares of Company Common Stock subject to appraisal, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value (subject, in the case of interest payments, to any voluntary cash payments made by the surviving corporation pursuant to subsection (h) of Section 262 of the DGCL that have the effect of limiting the sum on which interest accrues as described below). Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. However, the surviving corporation has the right, at any point prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each stockholder seeking appraisal. If the surviving corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262, interest will accrue thereafter only on the sum of (1) the difference, if any, between the amount paid by the surviving corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery and (2) interest accrued before such voluntary cash payment, unless paid at that time.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares of Company Common Stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of Company Common Stock and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and may not in any manner address, “fair value” under Section 262 of the DGCL. Although we believe that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and holders of Company Common Stock should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither we nor Parent anticipates offering more than the Merger Consideration to any holder of shares of Company Common Stock exercising appraisal rights, and we and Parent each reserve the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Company Common Stock is less than the Merger Consideration. If a demand for appraisal is duly withdrawn, a petition for appraisal is not timely filed, neither of the ownership thresholds is met, or other requirements imposed by Section 262 to perfect and seek appraisal are not satisfied, then the right to an appraisal will cease.

Upon application by the surviving corporation or by any holder of shares of Company Common Stock entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any holder of shares of Company Common Stock whose name appears on the Verified List and, if such shares are represented by certificates and if so required, who has submitted such stockholder’s certificates of Company Common Stock to the Delaware Register in Chancery, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights or that neither of the ownership thresholds is met. The Delaware Court of Chancery will direct the payment of the fair value of the shares, together with interest, if any, by the surviving corporation to the stockholders entitled thereto. Payment will be made to each such stockholder, in the case of holders of uncertificated stock, forthwith, and in the case of holders of shares represented by certificates, upon the surrender to the surviving corporation of the certificate(s) representing such stock. The Delaware Court of Chancery’s decree may be enforced as other decrees in such court may be enforced.

The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a holder of shares of Company Common Stock, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a holder of shares of Company Common Stock in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to appraisal. In the absence of such an order, each party bears its own expenses.

If any stockholder who demands appraisal of his, her or its shares of Company Common Stock under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the stockholder’s shares of Company Common Stock will be deemed to have been converted at the effective time of the Merger, into the right to receive the consideration payable in the Merger, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the Merger, if neither of the ownership thresholds is met or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the consideration payable in the Merger in accordance with Section 262 of the DGCL.

From and after the effective time of the Merger, no stockholder who has demanded appraisal rights will be entitled to vote such shares of Company Common Stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of Company Common Stock, if any, payable to stockholders as of a time prior to the effective time of the Merger. If no petition for an appraisal is filed, if neither of the ownership thresholds is met or if the stockholder delivers to the surviving corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger Consideration, either within 60 days after the effective date of the Merger or thereafter with the written approval of the surviving corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder who commenced the proceeding or joined that proceeding as a named party without the approval of the court; provided that this sentence does not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the effective date of the Merger.

Failure to comply with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any holder of shares of Company Common Stock wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

STOCKHOLDER PROPOSALS

We held our last annual meeting of stockholders on June 10, 2022.

We will hold our 2023 annual meeting of stockholders only if the Merger is not completed because, if the Merger is completed, we will cease to be an independent public company, our successor in the Merger will become a wholly owned subsidiary of Parent, and you will no longer have an ownership interest in the Company.

If we hold such an annual meeting, in order for a stockholder proposal to be considered for inclusion in our proxy statement for our 2023 annual meeting of stockholders pursuant to Rule 14a-8(e) of the Exchange Act, the proposal must be received by our Corporate Secretary at 2251 Corporate Park Drive, Herndon, VA 20171, no later than December 30, 2022. The stockholder proposal, including any accompanying supporting statement, may not exceed 500 words. Our bylaws govern the submission of nominations for director or other business proposals that a stockholder wishes to have considered at a meeting of stockholders, but which are not included in our proxy statement for that meeting. Nominations for director or other business proposals to be addressed at our 2023 annual meeting may be made by a stockholder entitled to vote by timely delivery of notice to our Corporate Secretary. To be considered timely for purposes of our 2023 annual meeting of stockholders, such notice must be delivered no earlier than December 30, 2022 and no later than February 23, 2023. As to all such matters for which we do not receive notice on or prior to that date, discretionary authority to vote on such proposal will be granted to the persons designated in our proxy relating to the 2023 annual meeting of stockholders. However, if we determine to change the date of the 2023 annual meeting of stockholders by more than 30 days from June 10, 2023, we will provide stockholders with a reasonable amount of time before we begin to print and mail our proxy materials for the 2023 annual meeting of stockholders, so that our stockholders have an opportunity to make proposals in accordance with the rules and regulations of the SEC. In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by SEC Rule 14a-19 no later than April 21, 2023.

HOUSEHOLDING OF PROXY MATERIALS

In accordance with a notice sent to certain street name stockholders of Company Common Stock who share a single address, stockholders at a single address will receive only one copy of this proxy statement, unless we have previously received contrary instructions. This practice, known as “householding,” is designed to reduce our printing and postage costs. We currently do not “household” for stockholders of record.

If your household received only one copy of this proxy statement, but you would prefer to receive a separate copy of this proxy statement, you may contact us at ManTech International Corporation, 2251 Corporate Park Drive, Herndon, VA 20171, Attn: Investor Relations, telephone: (703) 218- 6000, and we will deliver the applicable documents to you promptly upon receiving the request.

You may request or discontinue householding in the future by contacting the broker, bank or similar institution through which you hold your shares.

OTHER MATTERS

As of the date of this proxy statement the Board is not aware of any other matters to be presented for action at the Special Meeting. If any other matter should properly come before the Special Meeting, the persons named in the enclosed form of proxy generally will have discretionary authority to vote the shares thereby represented in accordance with their judgment.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are available to the public at the SEC’s website. Our reference to the SEC’s website is intended to be an inactive textual reference only. We also make our SEC filings available free of charge at the “Investors” section of our website at www.mantech.com as soon as reasonably practicable after such materials are filed with or furnished to the SEC. Information contained on our website is not incorporated by reference into this proxy statement, and you should not consider information contained on our website to be part of this proxy statement.

SEC rules allow us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this proxy statement. The incorporated documents contain significant information about us, our business and our finances. Any information contained in this proxy statement or in any document incorporated or deemed to be incorporated by reference in this proxy statement will be deemed to have been modified or superseded to the extent that a statement contained in this proxy statement, or in any other document we subsequently file with the SEC that also is incorporated or deemed to be incorporated by reference in this proxy statement, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this proxy statement. We incorporate by reference the following documents we filed with the SEC:

•

Annual Report on Form 10-K for the year ended December 31, 2021 (including the portions of our definitive proxy statement on Schedule 14A, filed with the SEC on April 29, 2022 incorporated by reference therein);

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021;

•	Current Reports on Form 8-K filed on May 16, 2022, May 17, 2022, June 15, 2022 and June 21, 2022; and

•	all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the Special Meeting.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, is or was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this proxy statement.

We will provide without charge to each person, including any beneficial owner of Company Common Stock, to whom a proxy statement is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this proxy statement, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A request should be addressed to ManTech International Corporation, 2251 Corporate Park Drive, Herndon, VA 20171, Attention: Corporate Secretary or by telephone at (703) 218-6000.

If you have any questions about this proxy statement, the Special Meeting or the Merger, or if you would like additional copies of this proxy statement, please contact us at:

ManTech International Corporation

2251 Corporate Park Drive

Herndon, VA 20171

Attention: Corporate Secretary

(703) 218-6000

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM, OR IN ADDITION TO, WHAT IS CONTAINED IN THIS PROXY STATEMENT OR IN ANY OF THE MATERIALS THAT ARE INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [    ], 2022. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES, AND THE MAILING OF THIS PROXY STATEMENT TO COMPANY STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

MOOSE BIDCO, INC.,

MOOSE MERGER SUB, INC.,

and

MANTECH INTERNATIONAL CORPORATION

Dated as of May 13, 2022

Exhibits

Exhibit A: Amended and Restated Certificate of Incorporation

Exhibit B: Form of Voting Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 13, 2022 (this “Agreement”), is made and entered into by and among Moose Bidco, Inc., a Delaware corporation (“Parent”), Moose Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”), and ManTech International Corporation, a Delaware corporation (the “Company” and, together with Parent and Merger Sub, the “Parties”).

RECITALS:

WHEREAS, Parent desires to acquire the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, it is proposed that, on the terms and subject to the conditions hereof, Merger Sub merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Parent, and each share of Company Common Stock outstanding immediately prior to the effective time of the Merger, other than the Cancelled Shares and the Dissenting Shares, shall be converted into the right to receive an amount equal to the Per Share Merger Consideration (as defined below);

WHEREAS, the Parties acknowledge and agree that the Merger shall be effected in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), including Section 251 thereof;

WHEREAS, the Company Board has unanimously (a) approved, adopted and declared advisable this Agreement, the Voting Agreement and the consummation of the Merger and the other transactions contemplated hereby and thereby, (b) determined that the terms hereof, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and the Company Stockholders, (c) directed that the approval and adoption of this Agreement (including the Merger) be submitted to a vote at a meeting of the Company Stockholders and (d) resolved to recommend that the Company Stockholders approve and adopt this Agreement (including the Merger);

WHEREAS, each of the Parent Board and the Merger Sub Board has unanimously approved and declared advisable the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and determined that the Merger and the other transactions contemplated are advisable, and in the best interests of, Parent, Merger Sub and their respective stockholders, and Parent, acting in its capacity as the sole stockholder of Merger Sub, will approve and adopt this Agreement and the consummation of the transactions contemplated hereby, including the Merger, by written consent immediately following the execution and delivery hereof by each of the Parties;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Carlyle Partners VIII, L.P. (“Guarantor”) is entering into a limited guarantee in favor of the Company (the “Limited Guarantee”), pursuant to which Guarantor is guaranteeing certain obligations of Parent and Merger Sub under this Agreement;

WHEREAS, following approval by the Company Board and concurrently with the execution and delivery of this Agreement, certain Company Stockholders are entering into a Voting Agreement in the form attached hereto as Exhibit B (the “Voting Agreement”), dated as of the date hereof, pursuant to which such Company Stockholders have agreed to vote all shares of Company Common Stock Beneficially Owned by such Company Stockholders in favor of the adoption of this Agreement and approval of the Merger in accordance with the terms and subject to the conditions set forth therein; and

WHEREAS, each of the Parties desire to make certain representations, warranties, covenants and agreements in connection with, and also to prescribe various conditions to the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements hereunder, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL. By virtue of the Merger, at the Effective Time, (a) the separate existence of Merger Sub shall thereupon cease and (b) the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

Section 1.2 Effective Time. Concurrently with the Closing, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger for the Merger (the “Certificate of Merger”), duly executed in accordance with, and in such form as required by, the DGCL. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

Section 1.3 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) shall take place electronically (including by email) by the exchange of required closing deliveries at 9:00 a.m. (Eastern Time) on the third (3rd) Business Day following the satisfaction or, to the extent permitted by applicable Law and the terms hereof, waiver of the conditions set forth in Article VI (other than any condition that by its nature is to be satisfied at the Closing but subject to the satisfaction or waiver of any such condition), unless another date, time or place is agreed to in writing by Parent and the Company. As used herein, “Closing Date” means the date on which the Closing occurs.

Section 1.4 Effect of the Merger. The Merger shall have the effects as provided and set forth herein, in the Certificate of Merger and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation, in each case, as provided under the DGCL and other applicable Law.

Section 1.5 Certificate of Incorporation and Bylaws. At the Effective Time, (a) by virtue of the Merger, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with its terms and applicable Law and (b) the bylaws of the Surviving Corporation shall be amended and restated in their entirety so as to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be “ManTech International Corporation”) and, as so amended and restated, shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with their terms, the certification of incorporation of the Surviving Corporation and applicable Law.

Section 1.6 Surviving Corporation Directors and Officers.

(a) The Parties shall cause the board of directors of the Surviving Corporation to consist, effective as of immediately following the Effective Time, of the members of the board of directors of Merger Sub in office as of immediately prior to the Effective Time, each to hold office in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected and qualified, or until their earlier death, resignation or removal in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The officers of the Company in office immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and will hold office from and after the Effective Time until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

EFFECT ON THE CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock of the Company and Merger Sub.

(a) At the Effective Time, by virtue of the Merger and without any action by any Party or any other Person (including the Company Stockholders):

(i) each share of Company Common Stock that is owned of record or Beneficially Owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries immediately prior to the Effective Time (“Cancelled Shares”) shall be automatically cancelled and retired shall cease to exist, and no consideration or payment shall be delivered in exchange therefor;

(ii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and any Dissenting Shares, which shall have only those rights set forth in Section 2.3) shall be automatically converted into and shall thereafter represent the right to receive an amount in cash equal to $96.00 (the “Per Share Merger Consideration” and, in the aggregate for all such shares of Company Common Stock, the “Merger Consideration”), in each case without any interest thereon and subject to any withholding of Taxes; and

(iii) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time.

(b) If, between the date hereof and the Effective Time, any change shall occur in the outstanding shares of Company Common Stock because of any reclassification, recapitalization, stock split or combination, division or subdivision, reverse stock split, stock dividend, exchange, consolidation of shares, readjustment or other similar transaction, then the Merger Consideration, Per Share Merger Consideration and any other similarly dependent terms or items, as the case may be, shall be appropriately adjusted to provide the holders of Company Common Stock (including Company Equity Awards) the same economic effect as contemplated by this Agreement prior to such event.

(c) As of the Effective Time, the shares of Company Common Stock converted into the Merger Consideration pursuant to this Section 2.1 shall no longer remain outstanding and shall automatically be cancelled and shall cease to exist, and each holder of (i) any share of Company Common Stock represented by a certificate immediately prior to the Effective Time (each, a “Certificate”) or (ii) any share of Company Common Stock held in non-certificated book-entry form (each, a “Book-Entry Share”) shall thereafter cease to have any rights related thereto, except the right to receive the Per Share Merger Consideration.

Section 2.2 Surrender and Payment for Company Shares.

(a) As soon as reasonably practicable after the date of this Agreement, and in any event, at least five (5) Business Days prior to the Closing Date, Parent shall designate a bank or trust company or financial institution reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the holders of shares of Company Common Stock to receive the Merger Consideration payable pursuant to Section 2.1(a)(ii) in connection with the Merger. Parent shall enter into agreements, in each case in a form reasonably acceptable to the Company, with the Paying Agent relating to services to be performed by the Paying Agent in its capacity as Paying Agent.

(b) At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent an amount of cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.1 in exchange for all shares of Company Common Stock outstanding immediately prior to the Effective Time, other than the Cancelled Shares and Dissenting Shares (such amount, together with the amount deposited pursuant to the sentence immediately following this sentence, the “Payment Fund”). If for any reason (including losses) the Payment Fund is insufficient to make prompt cash payments of the aggregate Merger Consideration in the Merger as contemplated hereby, Parent shall, or shall cause the Merger Sub or the Surviving Corporation to, promptly deposit additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. The Payment Fund will not be used for any purpose other than to pay the aggregate Merger Consideration in the Merger. Until disbursed in accordance with the terms and conditions hereof, the cash in the Payment Fund will be invested by the Paying Agent as reasonably directed by Parent or the Surviving Corporation; provided that such investments shall be solely in (i) obligations of or guaranteed by the United States of America, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available) or (iv) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument may have a maturity exceeding three (3) months. Nothing in this Agreement and no investment losses resulting from investment of the Payment Fund shall diminish the rights of any holder of shares of Company Common Stock represented by Certificates or Book-Entry Shares to receive, or Parent’s and the Surviving Corporation’s obligation to pay, such holder’s applicable portion of the Merger Consideration.

(c) As soon as reasonably practicable after the Effective Time, and in any event not later than the third (3rd) Business Day after the Closing Date, Parent or the Surviving Corporation shall instruct and cause the Paying Agent to deliver to each holder of record of shares of Company Common Stock (i) in the case of such shares represented by Certificates, (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent (or affidavits of loss in lieu thereof under Section 2.2(f))) and shall be in such form and have such other provisions as Parent and the Company may mutually agree) and (B) customary instructions for use in effecting the surrender of the Certificates, and (ii) in the case of Book-Entry Shares, customary instructions for use in effecting the surrender of Book-Entry Shares, in each case, in exchange for the right to receive the Per Share Merger Consideration with respect to each share of Company Common Stock evidenced by such Certificate or Book-Entry Share, as applicable. Upon (1) in the case of Certificates, delivery and surrender of Certificates for cancellation to the Paying Agent (or affidavits of loss in lieu thereof under Section 2.2(f)), together with a duly completed and validly executed letter of transmittal or (2) in the case of Book-Entry Shares, receipt by the Paying Agent of an “agent’s message” in customary form, and such other evidence of surrender, if any, as the Paying Agent may reasonably request, the holders thereof shall be entitled to receive from the Payment Fund in exchange therefor an amount in cash equal to the Per Share Merger Consideration with respect to each share of Company Common Stock evidenced by such Certificates or Book-Entry Shares, as applicable, and the Certificates and Book-Entry Shares so surrendered shall be cancelled. In the event of a transfer of ownership of shares represented by Certificates that are not registered in the transfer records of the Company, the proper amount of Merger Consideration may be paid in exchange therefor to a Person other than the Person whose name the Certificate so surrendered are registered if (I) such Certificate shall be properly endorsed or otherwise be in proper form for transfer and (II) the Person requesting such payment shall either (x) pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or (y) establish to the reasonable satisfaction of the Surviving Corporation that such Tax was paid or is not applicable. No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate or Book-Entry Share hereunder.

(d) The Merger Consideration issued and paid under this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e) Any portion of the Payment Fund that remains undistributed to former holders of Company Common Stock one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such former holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Corporation for payment of any portion of the Merger Consideration, in accordance with this Article II and without any interest thereon, payable in respect of such former holder’s shares of Company Common Stock. None of Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be liable to any former holder of Company Common Stock for any portion of the Merger Consideration or cash from the Payment Fund delivered to a Governmental Authority under any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed by former holders of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f) Notwithstanding anything herein to the contrary, in the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such customary and reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it related to such Certificate, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificate the applicable Per Share Merger Consideration in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

Section 2.3 Appraisal Rights. As used herein, “Dissenting Share” means any share of Company Common Stock that is outstanding immediately prior to the Effective Time (other than any Cancelled Shares) and that is held by any Person who is entitled to appraisal rights under Section 262 of the DGCL for such share of Company Common Stock and has properly exercised and perfected a demand for appraisal of such share of Company Common Stock in the time and manner provided in Section 262 of the DGCL and has complied in all respects with and neither effectively withdrawn nor lost the right to such appraisal with respect to such share of Company Common Stock under the DGCL. At the Effective Time, (a) by virtue of the Merger and without any action on the part of any Party or any other Person (including the Company Stockholders), each Dissenting Share shall be automatically cancelled and shall cease to exist and (b) each holder of a Dissenting Share shall cease to have any rights with respect thereto, except the right to receive only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that, if any such holder fails to perfect or otherwise waives, effectively withdraws or loses the right to appraisal under Section 262 of the DGCL for such Dissenting Share, the right of such holder to be paid the fair value of such Dissenting Share shall cease and such Dissenting Share shall be deemed to have been converted as of the Effective Time into the right to receive the Per Share Merger Consideration, without interest, in accordance with this Agreement and shall not thereafter be deemed to be a Dissenting Share. The Company shall provide prompt notice to Parent of any written demands received by the Company for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served under Section 262 of the DGCL, which are received by the Company relating to such demands, in each case prior to the Effective Time. Parent shall have the right to participate in all negotiations and Actions related to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment related to, or settle or offer to settle, any such demands for appraisal or agree to do any of the foregoing, and Parent will not commit to make any such payment or enter into any such settlement prior to the Effective Time without the prior written consent of the Company.

Section 2.4 Treatment of Company Equity Awards.

(a) Unless otherwise mutually agreed by Parent and the holder thereof following receipt of the Company Stockholder Approval, each option to purchase shares of Company Common Stock that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested or exercisable (each, a “Company Option”), shall, as of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, immediately vest in full and be cancelled and converted into the right to receive a cash payment, without interest and less any Taxes required to be withheld, equal to the product of: (i) the excess, if any, of (A) the Per Share Merger Consideration, minus (B) the exercise price payable per share of Company Common Stock under such Company Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time (the “Company Option Consideration”). For the avoidance of doubt, in the event that the per share exercise price under any Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option shall be cancelled as of the Effective Time without any cash payment or other consideration being made in respect thereof and shall have no further force or effect.

(b) Unless otherwise mutually agreed by Parent and the holder thereof following receipt of the Company Stockholder Approval, at the Effective Time, each restricted stock or restricted stock unit award granted by the Company in respect of shares of Company Common Stock (a “Company Share Award”) that is outstanding immediately prior Effective Time, whether or not vested, shall, by virtue of the Merger and without any action on the part of the holder thereof, immediately vest in full and become free of restrictions and shall be cancelled and converted automatically, in accordance with the procedures set forth herein, into the right to receive a cash payment (without duplication or interest and less any applicable withholding Taxes) with respect thereto equal to the product of (i) the number of shares of Company Common Stock subject to such Company Share Award as of the Effective Time, multiplied by (ii) the Per Share Merger Consideration (the “Company Share Award Consideration”).

(c) At or prior to the Effective Time, Parent will deposit or cause to be deposited with the Company, by wire transfer of immediately available funds, the aggregate of (i) the Company Option Consideration owed to all holders of Company Options, and (ii) the Company Share Award Consideration owed to all holders of Company Share Awards, in each case, other than any portion of the Company Option Consideration and the Company Share Award Consideration to be paid pursuant to the last sentence of this Section 2.4(c), which Parent shall deposit or cause to be deposited with the Paying Agent at or prior to the Effective Time. Subject to compliance with Section 409A of the Code, if applicable, no later than fifteen (15) calendar days following the Effective Time, the applicable holders of Company Options and Company Share Awards will receive a payment from the Surviving Corporation (or one of its Affiliates) of all amounts required to be paid to such holders in respect of the Company Options and Company Share Awards that are cancelled and converted into cash pursuant to this Section 2.4. If any holder to whom payment is owed pursuant to this Section 2.4 is a current or former employee of any Company Entity, the payment shall be made through the payroll system or payroll provider of the Surviving Corporation (or one of its Affiliates), less applicable Taxes. For all other holders of Company Equity Awards (including holders who are non-employee directors of any Company Entity), the Surviving Corporation and Parent shall cause the Paying Agent to make such payment, in each case, within five (5) Business Days following the Effective Time.

(d) All payments made pursuant to this Section 2.4 will be without interest and less any applicable withholding Taxes and will be subject to compliance with Section 409A of the Code, if applicable.

(e) Prior to the Effective Time, the Company Board or an appropriate committee thereof shall adopt any resolutions and take any actions that may be necessary to (i) effectuate the provisions of this Section 2.4 and (ii) ensure that the Company Stock Plan will terminate at the Effective Time and from and after the Effective Time, none of Parent or any of its Affiliates shall be required to deliver Company Common Stock or, except as expressly contemplated by this Agreement, any other consideration to any Person pursuant to or in settlement of any Company Equity Award.

Section 2.5 Necessary Further Actions. If, at any time after the Effective Time, the Surviving Corporation determines that any actions are necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any right, property or asset of either of the Company or (if applicable) Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

Section 2.6 Withholding. Each of Parent, Merger Sub, any Affiliate of Parent or Merger Sub, the Surviving Corporation, the Company and the Paying Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the amounts otherwise payable to any Company Stockholder or holder of Company Equity Awards pursuant hereto such amounts as Parent, Merger Sub, the Surviving Corporation, the Company or the Paying Agent, as the case may be, determines are required to be deducted or withheld with respect to the making of such payments under applicable Law. To the extent such amounts are properly deducted or withheld and timely paid over to the appropriate Governmental Authority by Parent, Merger Sub, the Surviving Corporation, the Company or the Paying Agent, as the case may be, such deducted or withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Company Common Stock or holder of Company Equity Awards in respect of which such deduction or withholding was made. If Parent, Merger Sub, the Surviving Corporation, the Company or the Paying Agent determines that any amounts are required to be deducted or withheld (other than any deduction or withholding with respect to any payments constituting compensation for services), Parent, Merger Sub, the Surviving Corporation, the Company or the Paying Agent, as the case may be, shall use commercially reasonable efforts to, prior to deducting or withholding such amounts, notify the holder in respect of which such deduction and withholding is to be made and shall reasonably cooperate in good faith to establish or obtain any exemption from or reduction in the amount of any withholding that otherwise would be required.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (x) disclosed in the Company SEC Documents filed prior to the date hereof and publicly available (excluding, in each case, any risk factor disclosure that is contained solely in any “Risk Factors” section of any such Company SEC Document or any disclosure in any “qualitative and quantitative disclosure about market risk” section, any “forward-looking statements” or non-specific, predictive or primarily forward-looking disclosure in nature, other than historical facts included therein and where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure) or (y) subject to Section 8.14(k), set forth in the disclosure letter delivered by the Company to Parent as of the date hereof (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing in accordance with the Laws of the State of Delaware. The Company (a) has all requisite corporate power and authority to own or lease, as applicable, and operate its assets and to carry on its business as currently conducted and (b) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of its Constituent Documents that are in effect on the date hereof. The Company is not in violation of any of its Constituent Documents in any material respect.

Section 3.2 Company Subsidiaries. Each Subsidiary of the Company (each, a “Company Subsidiary”, and collectively, the “Company Subsidiaries” and, together with the Company, the “Company Entities”) is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized or formed and is validly existing and in good standing in accordance with the Laws of the jurisdiction of its incorporation, formation or organization, as the case may be. Section 3.2 of the Company Disclosure Letter lists all of the Company Subsidiaries other than immaterial Company Subsidiaries as of the date hereof, including (a) each such Company Subsidiary’s jurisdiction of incorporation, formation or organization, (b) the type and, if applicable, class of all outstanding Equity Securities in each Company Subsidiary and (c) the record owner of all outstanding Equity Securities in each Company Subsidiary. Each Company Subsidiary has (i) the requisite corporate or other entity power and authority, as the case may be, to own, lease and operate its assets and to carry on its business as currently conducted and (ii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary, except where the failure to have such power and authority or to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the Constituent Documents that are in effect on the date hereof of each of the Company’s “significant subsidiaries” (as such term is defined in Section 1.02 of Regulation S-X under the Exchange Act) and such “significant subsidiaries” are not in violation of any of their respective Constituent Documents in any material respect.

Section 3.3 Company Capitalization.

(a) The authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock (including 150,000,000 shares of Class A common stock, par value $0.01 per share, of the Company (the “Company Class A Common Stock”) and 50,000,000 shares of Class B common stock, par value $0.01 per share, of the Company (the “Company Class B Common Stock”)), and (ii) 20,000,000 shares of preferred stock, par value $0.01 per share of the Company (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”). As of the close of business on May 9, 2022 (the “Capitalization Date”), there were (i) 40,952,195 shares of Company Common Stock issued and outstanding (consisting of 39,355,500 shares of Company Class A Common Stock and 1,596,695 shares of Company Class B Common Stock), (ii) no shares of Company Preferred Stock issued or outstanding, (iii) 244,113 shares of Company Common

Stock owned by the Company as treasury stock, (iv) 16,970,005 shares of Company Common Stock reserved for issuance under the Company Stock Plan, of which 965,439 are subject to outstanding Company Equity Awards and (v) 240,516 shares of Company Common Stock held by the ESOP. Except as otherwise set forth in this Section 3.3(a), since the close of business on the Capitalization Date through the date hereof, the Company has not issued or granted any Company Equity Awards, and the Company has not issued any shares of Company Common Stock, except for issuances under the Company Stock Plan and any related award agreements or in satisfaction of the vesting, settlement or exercise of (in each case, under their respective terms) any Company Equity Awards, in each case, that were outstanding as of the close of business on the Capitalization Date (such shares of Company Common Stock, together with the outstanding Equity Securities of the Company described by the foregoing clauses (i)–(iv), the “Outstanding Company Equity Securities”).

(b) Section 3.3(b) of the Company Disclosure Letter lists all outstanding Company Equity Awards as of the close of business on the Capitalization Date, including (A) the name of the holder thereof, (B) the type of award and number of shares of Company Common Stock related thereto (and, if applicable, assuming achievement of the applicable performance metrics at the target level and at the maximum level) and (C) the date of grant, expiration date (if applicable) and vesting terms. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or other antidilutive rights. Except for the Outstanding Company Equity Securities, no Equity Securities in the Company were issued, reserved for issuance or outstanding as of the Capitalization Date.

(c) Except for acquisitions, or deemed acquisitions, of Company Common Stock or other Equity Securities in the Company in connection with (i) required Tax withholding in connection with the vesting of Company Equity Awards and (ii) forfeitures of Company Equity Awards, no Company Entity has any obligation to repurchase, redeem or otherwise acquire any Equity Securities in any Company Entity. Except as set forth on Section 3.3 of the Company Disclosure Letter, there are no accrued and unpaid dividends with respect to any shares of Company Capital Stock.

(d) There is no Indebtedness of any Company Entity providing any holder thereof with the right to vote (or convertible into, or exchangeable for, Equity Securities providing the holder thereof with the right to vote) on any matters on which Company Stockholders or any holder of Equity Securities in any Company Entity may vote. There are no stockholder agreements, voting trusts or other Contracts to which any Company Entity is a party related to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any Equity Securities in any Company Entity.

(e) The Company owns of record or Beneficially Owns all of the outstanding Equity Securities in each Company Subsidiary, and all of the outstanding Equity Securities in each Company Subsidiary are owned of record by a Company Entity, in each case, free and clear of any Lien thereon (other than Permitted Liens).

(f) All outstanding Equity Securities in the Company Subsidiaries have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or other antidilutive rights. Except for the outstanding Equity Securities in the Company Subsidiaries and the passive ownership, in the Ordinary Course of Business, of Equity Securities listed on a national securities exchange, no Company Entity owns of record or Beneficially Owns any Equity Securities in any Person. No Company Entity is subject to an obligation or requirement to make any investment (in the form of a loan, capital contribution, guarantee, credit enhancement or otherwise) in any other Person.

Section 3.4 Authority; Execution and Delivery; Enforceability; State Takeover Statutes; No Rights Plan.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform or comply with its covenants and agreements hereunder and, assuming the accuracy of the representations and warranties set forth in Section 4.10 and subject to the adoption hereof by the holders of a majority in voting power of the outstanding shares of Company Common Stock that are entitled to vote thereon at the Company Stockholders Meeting (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby. The Company’s execution and delivery hereof, performance of and compliance with its covenants and agreements hereunder and consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary for it to authorize this Agreement or consummate the transactions contemplated hereby (including the Merger), except for the Company Stockholder Approval and the filing of the Certificate of Merger as required by the DGCL. The Company has duly executed and delivered this Agreement and, assuming Parent’s and Merger Sub’s respective due authorization, execution and delivery hereof, this Agreement is the Company’s legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforcement is sought in a proceeding of law or in equity) or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought (the “Bankruptcy and Equitable Exceptions”). Assuming the accuracy of the representations and warranties set forth in Section 4.10, the Company Stockholder Approval is the only approval of holders of any shares of Company Capital Stock necessary to adopt this Agreement and approve the Merger or the other transactions contemplated hereby.

(b) At a meeting duly called and held, the Company Board unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the Voting Agreement and the consummation of the Merger and the other transactions contemplated hereby and thereby, (ii) determining that the terms hereof, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and the Company Stockholders, (iii) directing that this Agreement be submitted to a vote of the Company Stockholders for approval and adoption at the Company Stockholders Meeting and (iv) resolving to recommend that the Company Stockholders vote in favor of the adoption and approval of this Agreement (including the Merger) in accordance with the DGCL (the “Company Board Recommendation”). As of the date hereof, the Company Board has not rescinded, modified or withdrawn such resolutions in any way. Assuming the accuracy of the representations and warranties set forth in Section 4.10, such resolutions are sufficient to render inapplicable to this Agreement, the Merger and the other transactions contemplated hereby, the restrictions of Section 203 of the DGCL, to the extent such restrictions would otherwise be applicable to this Agreement, the Voting Agreement, the Merger and the other transactions contemplated hereby and thereby. Assuming the accuracy of the representations and warranties set forth in Section 4.10, no restrictions on business combinations in any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (collectively, “Takeover Laws”) are applicable the Merger or the other transactions contemplated hereby. The Company is not a party to any stockholder rights plan, “poison pill” or other similar antitakeover plan or agreement that is applicable to the Merger.

Section 3.5 No Conflicts; Consents and Approvals.

(a) Assuming the accuracy of the representations and warranties set forth in Section 4.10, the Company’s execution and delivery hereof does not, and the Company’s performance of its covenants and agreements hereunder and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Constituent Documents of any Company Entity, (ii) subject to making the Filings and obtaining the Consents contemplated by Section 3.5(b) and obtaining the Company Stockholder Approval, violate any applicable Law or (iii) breach, result in the loss of any benefit under, be a default (or an event that, with or without notice or lapse of time, or both, would be a default) under, result in the termination, cancellation or amendment of or a right of termination, cancellation or amendment under (with or without notice or lapse of time, or both), accelerate the performance required by, or result in the creation of any Lien on any of the respective properties or assets of a Company Entity under, any Contract to which any Company Entity is a party or by which any asset of a Company Entity is bound or affected or any Permit applicable to the businesses of the Company Entities, except, in the case of the foregoing clauses (ii) and (iii), as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company’s execution and delivery hereof does not, and the Company’s performance of its covenants and agreements hereunder and the consummation of the transactions contemplated hereby will not, require any Company Entity to make any registration, declaration, notice, report, submission, application or other filing (each, a “Filing”) with or to, or to obtain any consent, approval, waiver, license, permit, franchise, authorization or Order (each, “Consent”) of, any Governmental Authority, except for (i) the HSR Clearance and the Filings required by the HSR Act for the transactions contemplated hereby, (ii) the Filing with the SEC of the Proxy Statement in preliminary and definitive form in accordance with the Exchange Act and such other reports under and such other compliance with the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the Filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) any other Filings required by the Exchange Act, the Securities Act and the rules and regulations of the Nasdaq, (v) compliance with the applicable requirements under the National Industrial Security Program Operating Manual and supplements, amendments and revisions thereof (the “NISPOM”), (vi) compliance with the applicable requirements under Title 22, Section 122.4 of the International Traffic in Arms Regulations (the “ITAR”), (vii) compliance with the applicable requirements of the U.S. Federal Acquisition Regulation (“FAR”), and

together with the Department of Defense Federal Acquisition Regulation Supplement and the other agency acquisition regulations that implement or supplement the FAR (the “FAR System”) and (viii) any other Filing with or to, or other Consent of, any Governmental Authority, the failure of which to make or obtain would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6 SEC Documents; Financial Statements; Related-Party Transactions; Undisclosed Liabilities.

(a) The Company has filed with or furnished when due to the SEC all reports, schedules, forms, statements, registration statements, prospectuses and other documents (including all exhibits and financial statements required to be filed or furnished therewith and any other document or information required to be incorporated therein) required by the Securities Act or the Exchange Act to be filed or furnished by the Company with the SEC since December 31, 2019 (collectively, together with any documents filed with or furnished to the SEC during such period by the Company to the SEC on a voluntary basis, the “Company SEC Documents”). As of its respective date, or, if amended prior to the date hereof, as of the date of the last such amendment, each Company SEC Document complied when filed or furnished (or, if applicable, when amended) in all material respects with the Nasdaq, the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (together with the rules and regulations promulgated thereunder, the “Sarbanes Oxley Act”), and none of the Company SEC Documents when filed or furnished (or, in the case of a registration statement filed under the Securities Act, at the time it was declared effective or subsequently amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any report, schedule, form, statement, registration statement, prospectus or other document with the SEC.

(b) The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by the Company’s accountants with respect thereto (the “Company SEC Financial Statements”) (i) have been prepared from the books and records of the Company Entities, which have been maintained in accordance with GAAP, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim financial statements, as may be permitted by Form 10-Q and Regulation S-X under the Securities Act) and (iii) present fairly, in all material respects, the Company Entities’ consolidated financial position as at the respective dates thereof and the Company Entities’ consolidated results of operations and, where included, consolidated stockholders’ equity and consolidated cash flows for the respective periods indicated, in each case, in conformity with GAAP (except as may be indicated in the notes thereto and except, in the case of the unaudited interim financial statements, as may be permitted by Form 10-Q and Regulation S-X under the Securities Act). Pursuant to Regulation S-X under the Securities Act, the Company is not required and would not be required upon completion of any pending transaction to file any financial statements, audited, unaudited, pro forma or otherwise, with the SEC in order for a registration statement filed by the Company to be declared effective.

(c) The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq.

(d) The Company has established and maintains, and at all times since December 31, 2019 has maintained, a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) under the Exchange Act) as required under Rules 13a-15(f) and 15d-15(f) under the Exchange Act sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company Entities, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company Entities are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board and (iii) provide reasonable assurance about prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Entities. The Company has established and maintains, and at all times since December 31, 2019 has maintained, a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as required under Rules 13a-15(e) and 15d-15(e) of the Exchange Act that are reasonably designed and maintained to ensure that information required to be disclosed by the Company in the Company SEC Documents is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Section 302 and Section 906 of the Sarbanes-Oxley Act. The Company has disclosed to the Company’s outside auditors and the audit committee of the Company Board (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the Company’s internal control over financial reporting, and a summary of any such disclosure as of the date hereof is provided in Section 3.6(d) of the Company Disclosure Letter. As of the date hereof, there are no “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC’s staff related to any Company SEC Documents, to the Company’s Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review, and there are no formal internal investigations, any formal or informal SEC inquiries or investigations or other inquiries or investigations by Governmental Authorities that are pending or, to the Company’s Knowledge, threatened, in each case under this sentence, related to any accounting practices of any Company Entity.

(e) Since December 31, 2019, (i) none of the Company Entities or any of their respective Representatives have received any material bona fide complaint, allegation, assertion or claim, whether written or oral, related to the accounting or auditing practices, procedures, methodologies or methods of any Company Entity or their respective internal accounting controls, including any material bona fide complaint, allegation, assertion or claim that any Company Entity has engaged in questionable accounting or auditing practices, and (ii) no attorney representing a Company Entity, whether or not employed by a Company Entity, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Representatives to the Company Board or any committee thereof or to the Company’s chief legal officer or chief executive officer.

(f) Except as disclosed in Section 3.6(f) of the Company Disclosure Letter, no Company Entity is a party to and no Company Entity (or any Company Entity’s assets, rights or properties) is bound by any Contract, arrangement or transaction with (i) any Affiliate (except for any Company Entity), including any director, manager or officer, of any Company Entity, (ii) any beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 5% or more of the Company Common Stock or (iii) any Affiliate of, or any “associate” or any member of the “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 under the Exchange Act) of, any such Affiliate, in each case, as would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Exchange Act.

(g) No Company Entity has any liabilities, Indebtedness, commitments or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, due or to become due (“Liabilities”), except (i) as reflected or reserved against in the consolidated balance sheet of the Company as of December 31, 2021 included in the Company SEC Financial Statements or disclosed in the notes thereto, (ii) for any Liability incurred in the Ordinary Course of Business since the date of the most recent audited balance sheet included in the Company SEC Financial Statements and (iii) for any Liability that has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 Absence of Certain Changes or Events. Since December 31, 2021 through the date hereof, (a) (i) the Company Entities have conducted their businesses (taken as a whole) in the Ordinary Course of Business in all material respects, and (ii) none of the Company Entities has taken (or agreed to take) any action that, if taken after the date hereof, would require the consent of Parent pursuant to any of clauses (v), (vi), (vii), (xii) or (xiii) of Section 5.1(b) (excluding, in the case of clause (xiii) of Section 5.1(b), any merger, consolidation, restructuring, recapitalization or reorganization solely between or involving Company Entities) and (b) no event, change, effect, development, state of facts, condition, circumstance or occurrence has had or resulted in, or would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Actions. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (a) there are, and since December 31, 2019 there have been, no Actions pending or, to the Company’s Knowledge, threatened against any Company Entity or any officer, director, employee or agent thereof in his, her or its capacity as such, and (b) none of the Company

Entities or any of their respective officers, directors, employees or agents in their respective capacity as such are subject to any Order. As of the date hereof, there is no Action pending, or to the Knowledge of the Company, threatened, or any outstanding Order, that challenges the validity or propriety, or that seeks to prevent, impair or delay consummation, of the Merger or the other transactions contemplated hereby.

Section 3.9 Compliance with Laws; Permits.

(a) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company Entities are and, since December 31, 2019 have been, in compliance with all Laws, (ii) no Company Entity has received any written notice alleging that any Company Entity has violated any Law, and to the Knowledge of the Company, no such written notice is or has been threatened and (iii) no event has occurred which, with or without the giving of notice, lapse of time or both, would constitute a material default or material violation by any Company Entity under any Law or Order.

(b) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Entity holds all Permits necessary for the lawful conduct of its business and the use of its assets as currently conducted, and all such Permits are valid, subsisting and in full force and effect, (ii) each Company Entity is in compliance with all such Permits, and no event has occurred that, with or without notice or lapse of time or both, would be a default or violation of any such Permit, (iii) there are no, and since December 31, 2019 have been no, Actions pending or, to the Company’s Knowledge, threatened that assert any violation of any such Permit or seek the revocation, cancellation, suspension, limitation or adverse modification of any such Permit, and (iv) no Company Entity has received any written notice alleging that any Company Entity is not in compliance with, or has violated, any such Permit, notifying any Company Entity of the revocation or withdrawal of any such Permit or imposing any material condition, limitation, modification, amendment, cancellation or termination of any such Permit.

Section 3.10 Employee Benefit Plans; ERISA.

(a) Section 3.10(a) of the Company Disclosure Letter lists all of the material Company Benefit Plans. For each material Company Benefit Plan, prior to the date hereof, the Company has made available to Parent correct and complete copies or forms of the following, as applicable: (i) the plan document (including all amendments thereto) to the extent in writing; (ii) written summaries of any such Company Benefit Plan not in writing; (iii) the related trust agreement (including all material amendments thereto), insurance contract or other funding vehicle; (iv) the most recent annual report (Form 5500) filed with the Internal Revenue Service and most recent actuarial report and financial statements; (v) the most recent determination letter or, in the case of a preapproved plan, the most recent advisory or opinion letter with respect to the underlying plan, from the Internal Revenue Service; (vi) to the extent required by applicable Law, the most recent summary plan description and any summaries of material modifications thereto; and (vii) written results of the most recent compliance testing for any Company Benefit Plan intended to meet the tax-qualification requirements of Code Section 401(a).

(b) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Company Benefit Plan and intended to be tax-exempt under Section 501(a) of the Code, has received a favorable determination letter or, in the case of a preapproved plan, the underlying plan has received a favorable opinion or advisory letter, from the Internal Revenue Service, and to the Company’s Knowledge, nothing has occurred that would be reasonably likely to result in the revocation by the Internal Revenue Service of the tax-qualification or tax exemption of any such Company Benefit Plan or related trust. Each Company Benefit Plan and any related trust complies in all material respects, and has been established, funded (to the extent required under applicable law) and administered in compliance in all material respects, with its terms and with ERISA, the Code, and other applicable Laws. All material contributions and payments (including premium and benefit payments with respect to insurance policies) required to be made have been made with respect to each Company Benefit Plan or, if not yet due, such amounts have been accrued in all material respects in accordance with GAAP.

(c) During the previous six (6) years, none of the Company Entities nor any of their respective ERISA Affiliates has maintained, sponsored, participated in or contributed to (or been obligated to maintain, sponsor, participate in or contribute to) and none of the Company Entities has any Liability (contingent or otherwise with respect to), (i) a plan which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, or (iii) a multiple employer plan as described in Section 413(c) of the Code. No Company Benefit Plan is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(d) None of the Company Entities nor, to the Company’s Knowledge, any trustee, administrator or other third-party fiduciary and/or party-in-interest with respect to any Company Benefit Plan, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which would reasonably be expected to subject the Company or any ERISA Affiliate to any material tax or penalty on prohibited transactions imposed by Section 4975 of the Code.

(e) No material Company Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of any Company Entity who reside or work outside of the United States on behalf of any Company Entity.

(f) There are no pending or, to the Company’s Knowledge, threatened material claims (except for routine claims for benefits) by, on behalf of or against any Company Benefit Plan or any trust related thereto, and no audit or other proceeding by a Governmental Authority is pending or, to the Company’s Knowledge, threatened related to any Company Benefit Plan.

(g) Except as required by applicable Law, no Company Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and no Company Entity has any obligation to provide such benefits except for any payment or reimbursement of COBRA premiums for a period of six (6) months or less immediately following termination as part of a severance benefit.

(h) Except as otherwise provided herein, none of the execution and delivery hereof, stockholder or other approval hereof or the consummation of the Merger would reasonably be expected to, either alone or in combination with another event, (i) result in any payments or benefits becoming due to any Company Service Provider under a Company Benefit Plan, (ii) entitle any Company Service Provider to severance pay or any increase in severance pay, (iii) accelerate the time of payment or vesting, increase the amount, or result in the forfeiture of compensation due to any such Company Service Provider, (iv) directly or indirectly require the Company to transfer or set aside any assets to fund any benefits under any Company Benefit Plan, (v) otherwise give rise to any material Liability or loss to the Company Entities under any Company Benefit Plan, (vi) limit or restrict the right of any Company Entity to merge, materially amend, terminate or transfer the assets of any material Company Benefit Plan on or following the Effective Time, or (vii) result in the payment by any Company Entity of any amount that could, individually or in combination with any other such payment, be an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(i) No Company Entity has any obligation to gross-up, indemnify or otherwise reimburse any Company Service Provider for any Tax incurred by such individual, including any Tax incurred under Section 409A or 4999 of the Code.

Section 3.11 Labor Matters.

(a) No Company Entity is a party to, or bound by, any collective bargaining agreement or other agreement with a labor organization representing any employee of any Company Entity.

(b) To the Company’s Knowledge, there are no ongoing or threatened activities of any labor organization to represent any employees of any Company Entity. No demand for recognition as the exclusive bargaining representative of any employees of any Company Entity has been made by or on behalf of any labor organization since December 31, 2020.

(c) There are no pending or, to the Company’s Knowledge, threatened strikes, work stoppages, slowdowns, lockouts, material grievances or other material labor disputes against any Company Entity, and no such disputes have occurred since December 31, 2020.

(d) To the Company’s Knowledge, no allegation of sexual or other unlawful harassment has been made since December 31, 2020 against any current officer or director of any Company Entity.

Section 3.12 Environmental Matters. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(a) (i) each Company Entity is, and during the past three (3) years has been, in compliance with all Environmental Laws and Environmental Permits, (ii) no Company Entity has received any written notice alleging that any Company Entity is not in compliance with, or has violated, any Environmental Law and (iii) there are no Environmental Claims pending or, to the Company’s Knowledge, threatened against any Company Entity;

(b) each Company Entity holds, and during the past three (3) years has held, all Environmental Permits necessary for the conduct of its business and the use of its assets as currently conducted, and all such Environmental Permits are valid, subsisting and in full force and effect;

(c) no Hazardous Material has been used, generated, treated, released or otherwise existing at, on, under or emanating from any property currently or formerly owned, leased or operated by any Company Entity;

(d) no Company Entity has received any written notice of alleged, actual or potential responsibility for, or any Action related to, any Release or threatened Release of Hazardous Materials;

(e) there is no property to which any Company Entity has transported or arranged for the transport of Hazardous Materials which may become the subject of an environmental-related Action; and

(f) no Company Entity has assumed or retained, by contract, operation of law or otherwise, Liabilities imposed by any Environmental Law.

Section 3.13 Title to Assets; Real Property.

(a) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, each Company Entity owns, and has good and valid title to, all assets reflected on the most recent audited balance sheet included in the Company SEC Financial Statements (except for personal property sold, used or disposed of in the Ordinary Course of Business since December 31, 2020), free and clear of any Lien thereon (except for any Permitted Lien).

(b) Section 3.13(b) of the Company Disclosure Letter lists all (i) real property owned in fee, in whole or in part, by any Company Entity as of the date hereof (the “Company Owned Real Property”) and (ii) material real property leased or subleased by any Company Entity, setting forth in each case the address or other location of such premises and indicating whether such premises are owned or leased by the Company Entities. No Company Entity is a party to any Contract that obligates such Company Entity to purchase any material real property or any interest therein. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(i) a Company Entity has good, valid and marketable fee simple title (or the local equivalent) to each Company Owned Real Property, free and clear of any Lien thereon (except for any Permitted Lien);

(ii) a Company Entity has a good and valid leasehold or subleasehold interest, subject to the terms of each applicable lease, sublease and other Contract (all such leases, subleases or other Contracts, collectively, the “Company Real Property Leases”), under which each Company Entity uses or occupies or has the right to use or occupy any parcel of real property leased, subleased, licensed or otherwise used or accessed by such Company Entity (any such parcel, the “Company Leased Real Property” and, together with the Company Owned Real Property, the “Company Real Property”), in each case, free and clear of any Lien thereon (except for any Permitted Lien);

(iii) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Company Real Property that would reasonably be expected to impair the existing use of the Company Real Property by any Company Entity;

(iv) there are no outstanding options or rights of first refusal or other contractual rights or obligations in favor of any other Person to purchase, lease or sublease any (1) Company Real Property or any portion thereof or interest therein or (2) to the Company’s Knowledge, any Company Leased Real Property that would reasonably be expected to impair the existing use of such Company Leased Real Property by any Company Entity; and

(v) no Company Entity has received any written notice from any Governmental Authority of any pending or threatened condemnation, expropriation or eminent domain proceeding related to any Company Real Property.

Section 3.14 Taxes. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(a) all Taxes for which any of the Company Entities are liable and which are required to have been paid (whether or not shown as due on any Tax Return) have been timely paid in full to the appropriate Governmental Authority;

(b) all Tax Returns required to be filed by any of the Company Entities have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns were accurate and complete in all respects;

(c) each Company Entity has complied with all applicable Laws relating to the deduction, withholding and collection of Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor or any other third party, and has complied with all related reporting and record-keeping requirements;

(d) there are no current audits, examinations or other proceedings or Actions pending or, to the Knowledge of the Company, threatened in writing with regard to any Taxes or Tax Returns of any Company Entity;

(e) since January 1, 2019, no written claim has been made by any Governmental Authority in a jurisdiction where a Company Entity does not file a particular type of Tax Return or pay a particular type of Tax that such Company Entity is or may be required to file such type of Tax Return or pay such type of Tax in that jurisdiction, which claim has not been resolved in full, settled or withdrawn or is not being contested in good faith in appropriate Action;

(f) no Company Entity is currently the beneficiary of any extension of time within which to file any Tax Return other than automatic extensions of time to file such Tax Returns obtained in the ordinary course of business;

(g) no Company Entity has granted any extension or waiver of the limitation period applicable to the assessment or collection of any Tax;

(h) none of the Company Entities, the Surviving Corporation or Parent (in respect of the Surviving Corporation) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) incorrect use or change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and used or made prior to the Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) prepaid amount received prior to the Closing; (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; or (F) any inclusion under Section 951(a) or Section 951A of the Code attributable to (1) “subpart F income,” within the meaning of Section 952 of the Code, (2) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code, (3) “global intangible low-taxed income,” as defined in Section 951A of the Code, in each case, determined as if the relevant taxable years ended on the Closing Date or (4) any inclusion under Section 965 of the Code, and no Company Entity has made an election under Section 965(h) of the Code;

(i) there are no Liens for Taxes upon any property or assets of the Company Entities, other than for Taxes not yet due and payable;

(j) no Company Entity (i) is or has been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (except for a group the common parent of which is the Company), (ii) is party to any Tax sharing, Tax allocation or Tax indemnity agreement or similar Contract or arrangement, in each case with any third party (except for customary Tax indemnification provisions in commercial agreements or arrangements entered into in the Ordinary Course of Business with unrelated third parties, in each case not primarily related to Taxes, or any agreement solely between or among the Company Entities) or (iii) has any Liability for Taxes of any Person (except for the Company Entities) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by Contract or otherwise;

(k) no Company Entity has been a party to any “listed transaction” within the meaning of Section 6011 of the Code and the regulations thereunder or any similar provision requiring disclosure under applicable state, local or non-U.S. Law; and

(l) in the last three (3) years, no Company Entity has distributed stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 356 of the Code as relates to Section 355 of the Code.

Section 3.15 Company Material Contracts.

(a) Except for any Company Material Contract filed as an exhibit to a Company SEC Document filed prior to the date hereof, Section 3.15(a) of the Company Disclosure Letter lists each Company Material Contract. As used herein, “Company Material Contract” means any Contract to which any Company Entity is a party, by which any Company Entity is bound or pursuant to which any Company Entity is operating or providing services under (even if such Contract has expired in accordance with its terms), in each case, as of the date hereof:

(i) any Company Government Contract that is reasonably likely, based solely on revenue as of January 1, 2022, to result in revenue to the Company or any Company Entity in an amount in excess of $50,000,000 in the fiscal year ending December 31, 2022 and cannot be canceled by the Company or any Company Entity without penalty or further payment without more than 90 days’ notice (other than payments for services rendered to the date);

(ii) any Contract required to be filed by the Company under Item 601(b)(10) of Regulation S-K under the Exchange Act (except for a Company Benefit Plan listed in Section 3.10(a) of the Company Disclosure Letter);

(iii) any Contract that (A) limits the ability of any Company Entity from engaging or competing in any material line of business or in any geographic area in any material respect, or upon consummation of the transactions contemplated hereby, would limit or purport to limit the ability of Parent or any of its Subsidiaries (except for the Surviving Corporation or any of the Company Subsidiaries) from engaging or competing in any material line of business or in any geographic area in any material respect, (B) requires any Company Entity to provide “most favored nation” pricing to any Person, (C) provides for exclusivity or any similar requirement or other preferential rights in favor of any Person, or (D) grants an option, right of first refusal or first negotiation to any third party that restricts in any material respect the business of the Company Entities, except in the case of each of clauses (A), (B), (C) and (D) for such restrictions, requirements and provisions that are not material to the Company Entities (taken as a whole);

(iv) any material Contract establishing a partnership, joint venture, profit-sharing or similar arrangement (other than any teaming agreement or arrangement entered into in the Ordinary Course of Business);

(v) any Contract pursuant to which the Company has incurred Indebtedness, or loaned money or otherwise extended credit to any Person (except for any wholly owned Company Subsidiary) in excess of $5,000,000;

(vi) any material Company Real Property Lease, or lease or sublease of personal property used or held by any Company Entity, under which any Company Entity would reasonably be expected to make payments during the year ending December 31, 2022 of more than $5,000,000 in the aggregate;

(vii) each Contract pursuant to which any Company Entity licenses Intellectual Property from any Person (other than confidentiality agreements, employee invention assignment agreements, click-wrap and shrink-wrap licenses, open source software licenses and licenses to any other un-customized software that is available on standard terms to the public generally and that incurs license, maintenance, support and other fees in the aggregate of $500,000 or less per year);

(viii) any Contract providing for the acquisition or disposition by any Company Entity of any business, operations, Person, business unit or material assets (including Equity Securities in another Person), whether by merger, sale of stock, sale of assets or otherwise entered into within the past five (5) years, for aggregate consideration in excess of $10,000,000 and under which such Company Entity has material continuing obligations or any contingent payment obligations;

(ix) any Contract that is a settlement agreement pursuant to which any Company Entity has outstanding payment obligations in excess of $5,000,000, or that otherwise imposes continuing material obligations upon the operation of any Company Entity; and

(x) any Contract with a Company Service Provider with base annual compensation in excess of $300,000 that provides for twelve (12) months or more of severance, termination or notice payments or benefits (excluding any payments or benefits required to be paid or provided by applicable Law) upon a termination of the applicable Company Service Provider’s employment or other service with the Company Entities.

Notwithstanding the foregoing or Section 3.15(c), the Company shall not be required to list on Section 3.15(a) of the Company Disclosure Schedule, or make available to Parent copies of, any Government Contract, it being understood that such Contracts shall, nonetheless, be included in the definition of Company Material Contract.

(b) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is in full force and effect and is valid and binding on each Company Entity party thereto and, to the Company’s Knowledge, each other party thereto, in each case, except as limited by the Bankruptcy and Equitable Exceptions, and (ii) no Company Entity is in breach or default under any Company Material Contract and, to the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time, or both, would be a breach or a default under any Company Material Contract. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (1) since December 31, 2019, no Company Entity has received written notice of any actual, alleged, possible or potential breach by any Company Entity of any Company Material Contract and (2) no Company Entity has received any written notice of the intention of any party to a Company Material Contract to cancel, terminate, materially change the scope of rights under, fail to renew or materially reduce its business with the Company Entities under any Company Material Contract.

(c) Prior to the date hereof, the Company has made available to Parent complete and correct copies of all of the Company Material Contracts (including all material amendments, modifications, extensions or renewals with respect thereto).

Section 3.16 Company Government Contracts; Anti-Corruption and International Trade. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(a) Since January 1, 2019, (i) none of the Company Entities nor, to the Knowledge of the Company, any of their respective officers, agents or Principals (as defined in FAR 2.101 and 52.209-5), have been debarred or suspended (or, to the Knowledge of the Company, proposed for suspension or debarment), or determined by a Governmental Authority to be nonresponsible or otherwise excluded from participation in the award of any Company Government Contract, and (ii) no Company Entity has received any subpoena from any Governmental Authority related to any Company Government Contract or Company Government Bid.

(b) With respect to the Company’s Government Contracts and Company Government Bids, since January 1, 2019 and as applicable, all Cost or Pricing Data (as defined in FAR § 2.101) submitted by the Company and Company Subsidiaries in support of the negotiation of Company Government Contracts and Company Government Bids, or modifications thereto, or in support of requests for payment thereunder, were, as of the date of price agreement, payment or submission, current, accurate and complete in all material respects. Neither the Company nor any of the Company Subsidiaries has received any notice, either written or, to the Knowledge of the Company, orally, of any alleged mischarging or other defective pricing in violation of the Truthful Cost or Pricing Act or the cost principles set forth in the FAR Subpart 31 (other than routine contract audits by U.S. Governmental Authorities), and there are: (A) no reports that have been received by the Company resulting from any audits, reviews, or other investigations conducted by the Defense Contract Audit Agency or other U.S. Governmental Authority of any of the Company Government Contracts that conclude that the Company or the Company Subsidiaries are engaged in overcharging, mischarging or defective pricing practices; and (B) no audits, reviews, or investigations by U.S. Governmental Authorities of any Company Government Contract which are either ongoing or have been completed but the report of which has not been received by the Company (and is reasonably expected to be received) and which may recommend material cost disallowances, fines, penalties or other sanctions (other than routine contract audits by U.S. Governmental Authorities).

(c) Neither the Company or any of the Company Subsidiaries or any of their directors or officers, or to the Company’s or Company Subsidiaries’ Knowledge, employees or agents, is or since January 1, 2019 has been under administrative, civil or criminal investigation, indictment or information by any U.S. Governmental Authority. To the Knowledge of the Company, since January 1, 2019, (i) there has not been, and there is not currently pending or threatened, any material audit, survey, review or investigation (other than routine audits) by any U.S. Governmental Authority, and neither the Company nor the Company Subsidiaries has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Authority, in each case, with respect to any alleged or actual irregularity, misstatement or omission arising under or relating to a Company Government Contract or Company Government Bid that could reasonably be expected to give rise to: (A) liability under the federal False Claims Act, (B) a claim for price adjustment under the Truthful Cost or Pricing Act, (C) any request for a reduction in the price of any Company Government Contract resulting from a violation of the Truthful Cost or Pricing Act or (D) the commencement of any suspension or debarment proceeding or any other similar Action by any Governmental Authority, and (ii) neither the Company nor the Company Subsidiaries has made any disclosure under the FAR mandatory disclosure provisions to any Governmental Authority with respect to credible evidence of a violation of federal criminal Law involving the fraud, conflict of interest, bribery or gratuity provisions found in Title 18 of the United States Code, a violation of the civil False Claims Act, or a significant overpayment in connection with the award, performance or closeout of any Company Government Contract, and to the Knowledge of the Company, there are no facts that would require mandatory disclosure under the FAR.

(d) Since January 1, 2019, (i) neither the Company nor any of the Company Subsidiaries, nor any director, manager or officer thereof, nor to the Knowledge of the Company, any other Person acting for or on behalf of any of the Company, has, (A) used any funds for unlawful contributions, gifts, gratuities, entertainment or other unlawful expenses related to political activity; (B) made any payment or offered, promised or authorized the payment of anything of value to any Person, including any government official or employee (including any official or employee of an entity owned or controlled by a Governmental Authority) or any political party or candidate for political office for the purpose of influencing any act or decision of a government official or of any Governmental Authority or improperly obtaining or retaining business or directing business to any Person in violation of Law; (C) made any other payment in violation of Law to any official of any Governmental Authority, including bribes, gratuities, kickbacks, lobbying expenditures, political contributions or contingent fee payments; (D) violated any, or otherwise taken any action which would be in violation of, any Specified Business Conduct Laws; (ii) none of the Company Entities have (x) received written notice of, made a voluntary, mandatory or directed disclosure to any Governmental Authority relating to, or conducted any internal investigation concerning, any actual, alleged or potential violation of any Specified Business Conduct Law or (y) been a party to or the subject of any pending (or to the Knowledge of the Company, threatened) Action, or, to the Knowledge of the Company, any audit or investigation, by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Specified Business Conduct Law.

(e) Since January 1, 2019, no Company Government Contract to which the Company or any of its Subsidiaries is or has been a party has been terminated for convenience, cause or default and no notice of termination for convenience, cause or default has been issued with respect to any such Company Government Contract.

(f) The Company and the Company Subsidiaries have all of the facility and personnel security clearances that are reasonably necessary to conduct the business of the Company and the Company Subsidiaries as currently being conducted in all material respects. For each facility security clearance held by the Company and the Company Subsidiaries, the Company and the Company Subsidiary hold at least a “satisfactory” rating from the DCSA or other cognizant security authority or has achieved a “satisfactory” rating on a security self-assessment conducted in lieu of a DCSA evaluation. To the Knowledge of the Company, there is no proposed or threatened termination of any material facility security clearance.

(g) Since December 31, 2019, neither the Company nor any of the Company Subsidiaries has received any notice of termination for default, written cure notice, show cause notice alleging any material breach or related to a material non-performance that has been issued and remains unresolved for any Company Government Contract.

Section 3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a true and correct list of all patents, registered trademarks, registered domain names and registered copyrights and applications for patents, trademark registrations and copyright registrations (and all continuations thereof) owned by each Company Entity (collectively, the “Company Registered Intellectual Property”), identifying, in each case, the record (and, if different, beneficial) owner of each item of Company Registered Intellectual Property. Each item of Company Registered Intellectual Property is, to the Knowledge of the Company, validly issued or registered, as applicable, is subsisting, has not been deemed by any Government Authority to be invalid or unenforceable and has not expired or been canceled or abandoned. To the Knowledge of the Company, within the last three (3) years, no Person has challenged the ownership, validity, enforceability or scope of the Company Registered Intellectual Property, nor is the Company aware of any grounds for the same.

(b) Section 3.17(b) of the Company Disclosure Letter lists all agreements pursuant to which any Company Entity (i) licenses any material Intellectual Property from any Person (other than COTS Software) or (ii) has licensed to any Person the right to use any Intellectual Property owned by the Company Entities (other than (x) customer, developer and reseller licenses and other agreements entered into in the ordinary course of business, and (y) sale and license-back arrangements, licenses to standards bodies and other licenses that are not intended to generate revenue) (such agreements, the “Specified Intellectual Property Agreements”)). To the Knowledge of the Company, (A) all of the Specified Intellectual Property Agreements are valid and binding agreements of the appropriate Company Entity; (B) no Company Entity is in material breach under any Specified Intellectual Property Agreement; and (C) no third party to any Specified Intellectual Property Agreement is in material breach thereof; except where the foregoing breaches would not reasonably be expected to have (individually or in the aggregate) a Company Material Adverse Effect.

(c) Each Company Entity owns all right, title, and interest (other than such rights as may have been granted to any Person under the Specified Agreements) in and to, or has the right to use, all Intellectual Property necessary for the operation of its business as conducted as of the Closing Date, except as would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, (i) no Person is

infringing, misappropriating or diluting any of the Owned Intellectual Property, (ii) the conduct of the business of the Company Entities as currently conducted does not infringe, misappropriate or dilute the Intellectual Property of any Person, and (iii) there is no Action currently pending before any Governmental Authority that challenges the legality, validity, scope, enforceability or ownership of any Owned Intellectual Property.

(d) Within the last three (3) years, no Company Entity has received any written communication or other notice alleging that any Company Entity is infringing, misappropriating or diluting the Intellectual Property of any Person. No Company Entity has, in the last three (3) years, sent any written notice to any Person alleging any such infringement, misappropriation or dilution. Each Company Entity has taken reasonable steps consistent with customary standards in the industry to protect and preserve the confidentiality of its material trade secrets, except to the extent that the failure to take such steps has not had and is not reasonably expected to have a Company Material Adverse Effect.

(e) Except as would not reasonably be expected to have (individually or in the aggregate) a Company Material Adverse Effect, the Company IT Assets used by or necessary for conduct of the Company Entities’ business (i) operate substantially as required by the Company Entities, and (ii) are reasonably sufficient for the current needs of the Company Entities, including as to capacity and ability to process current peak volumes in a timely manner. Except as would not reasonably be expected to have (individually or in the aggregate) a Company Material Adverse Effect, each Company Entity has implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the Company IT Assets, in each case, that are consistent with customary industry practices.

Section 3.18 Data Protection and Privacy.

(a) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(i) (1) each Company Entity maintains, and since December 31, 2019, has adopted, implemented and maintained a data privacy and security compliance program that complies with all applicable Privacy/Cybersecurity Requirements, protects Company IT Assets and Personal Information against reasonably anticipated threats and hazards to their security and the unauthorized use or disclosure thereof and that includes comprehensive and robust plans, policies, procedures and administrative, personnel, technical and physical safeguards to protect the Company IT Assets and Personal Information and other data held by the business of the Company Entities, (2) the Company Entities and to the Company’s Knowledge all of the Company Entities’ processors of Personal Information, are, and since December 31, 2019, have been, in compliance with all Privacy/Cybersecurity Requirements, (3) since December 31, 2019, no Person has gained unauthorized access, including any such access reportable to a Governmental Authority under applicable Law, related to any Personal Information transmitted or processed by or stored on any Company IT Assets or otherwise possessed or controlled by or for the Company Entities, or used, accessed or disclosed any such Personal Information or Company IT Assets for any illegal or unauthorized purpose, (4) since December 31, 2019, no Company Entity has received written notice of any claims, and there have been no Actions (including any investigation or written notice), from any Governmental Authority or any other Person alleging either a violation of any Person’s privacy rights or Personal Information or data rights, or breach or compromise of Privacy/Cybersecurity Requirements and (5) the consummation of the transactions contemplated hereby shall not breach or otherwise cause any violation of Privacy/Cybersecurity Requirements; and

(ii) without limiting Section 3.18(a)(i), since December 31, 2019, (1) no Company Entity has received any notice from any Governmental Authority or Person in respect of any alleged noncompliance with any Privacy/Cybersecurity Requirements, (2) no breach, unauthorized access or other actual or potential noncompliance related to Privacy/Cybersecurity Requirements has occurred, including any breach as that term is defined in 45 C.F.R. §160.103, related to any unsecured Personal Information that is created, retained, collected, used, disclosed, stored, transmitted, received or otherwise processed by a Company Entity, (3) no information security or privacy breach event has occurred that has resulted in or would require notification to any Governmental Authority or other Person by, on behalf of or as a result of a Company Entity under any Privacy/Cybersecurity Requirements, (4) no Action has been asserted or threatened against any Company Entity alleging a violation of any Person’s data privacy or security rights, or a violation of any Privacy/Cybersecurity Requirement, and there does not exist any colorable basis therefor and (5) no Company Entity is or has been in breach or default under any Contract related to any provision thereof related to the creation, collection, obtaining, tracking, retention, storage, processing, use, sharing, disclosure, transmission, security, confidentiality and/or protection of Company IT Assets or Personal Information.

(b) To the Knowledge of the Company, (i) each Company Entity has, at all times since December 31, 2019, presented a privacy policy which complies with Privacy/Cybersecurity Requirements to individuals prior to the collection of any Personal Information, and no such privacy policy is or has been inaccurate, misleading or deceptive (including by omission), (ii) since December 31, 2019, no Company Entity has made any statement to the general public regarding any of the Company Entities’ information security practices applicable to any Personal Information other than those made in such privacy policies, (iii) each Company Entity has in place and follows commercially reasonable procedures to ensure that there are contracts in place with all Personal Information processors, which comply with the requirements of all Privacy/Cybersecurity Requirements in all material respects, and require that such processors process Personal Information in compliance with Privacy/Cybersecurity Requirements in all material respects, and (iv) the Company Entities and their respective Personal Information processors have taken commercially reasonable steps to ensure the reliability of their respective employees and contractors who have access to Personal Information, to train such employees on all applicable aspects of Privacy/Cybersecurity Requirements and to ensure that all employees with the authority and/or ability to access such data are under written obligations of confidentiality with respect to such data.

(c) The consummation of the transactions contemplated hereby shall not breach or otherwise cause any violation of any Privacy/Cybersecurity Requirements. The Company is not subject to any Privacy/Cybersecurity Requirements that, after the Closing, would prohibit the Company Entities from receiving and/or using Personal Information in substantially the same manner as prior to the Closing.

Section 3.19 Insurance.

(a) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(i) all Company Policies are in full force and effect and no Company Entity is in breach of or default under any Company Policy and no event has occurred that, with or without notice or lapse of time, or both, would be a breach of or a default under any Company Policy;

(ii) since December 31, 2020, each Company Entity has been continuously insured with recognized insurers or has self-insured in such amounts and related to such risks and losses as are required by applicable Law and any Company Material Contract and as are customary for companies in the United States conducting the businesses conducted by such Company Entity;

(iii) since December 31, 2020, no Company Entity has received any written communication notifying it of any (1) cancellation, non-renewal or invalidation of any Company Policy, (2) denial of any coverage or rejection of any claim under any Company Policy or (c) adjustment in the amount of the premiums payable under any Company Policy;

(iv) there is no Action pending by any Company Entity against any insurance carrier under any Company Policy.

(b) As used herein, “Company Policy” means any insurance policy naming any Company Entity or any director, officer or employee thereof as an insured or beneficiary or as a loss payable payee for which any Company Entity is obligated to pay all or part of the premiums as of the date hereof.

Section 3.20 Broker’s Fees. Except for the Company Financial Advisor, the fees and expenses of which shall be paid by the Company pursuant to the Company’s engagement letter therewith, no Person is entitled to any broker, finder, financial advisory or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Affiliates.

Section 3.21 Opinion of Company Financial Advisor. The Company Board has received the opinion of Goldman Sachs & Co. LLC (the “Company Financial Advisor”) that, as of the date of such opinion and subject to the assumptions and limitations therein, the Per Share Merger Consideration to be paid to the holders of shares of Company Common Stock pursuant hereto is fair, from a financial point of view, to such holders and, as of the date hereof, such opinion has not been modified or withdrawn. The Company will provide a signed copy of such opinion to Parent solely for information purposes promptly following the date of this Agreement and it is agreed and understood that such opinion may not be relied upon by Parent or Merger Sub or any director, officer or employee of Parent or Merger Sub, or any of their affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Except as set forth in the corresponding section or subsection of the Parent Disclosure Letter, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization and Corporate Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing in accordance with the Laws of the State of Delaware and (a) has the requisite entity power and authority to own or lease, as applicable, and operate its assets and to carry on its business as currently conducted and (b) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary, except where the failure to have such power or authority, or to be so qualified or licensed, individually or in the aggregate, would not have a Parent Material Adverse Effect. Parent has made available to the Company true and correct copies of the Constituent Documents of Parent and Merger Sub, as amended and in effect on the date hereof, and such Constituent Documents are in full force and effect, and Parent is not in violation of any of its Constituent Documents.

Section 4.2 Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share. All outstanding shares of capital stock of Merger Sub have been and are duly authorized, validly issued, fully paid and nonassessable, and no such shares have been issued in violation of any preemptive or similar rights. Parent is the sole record holder, and has sole Beneficial Ownership, of all of the issued and outstanding shares of capital stock of Merger Sub, free and clear of any Lien thereon or any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities). Merger Sub has been formed solely for purposes of entering into this Agreement and carrying out the transactions contemplated hereby and has not engaged, carried on or conducted, and prior to the Effective Time will not engage, carry on or conduct, any business activities or any operations, except in connection herewith and with the transactions contemplated hereby.

Section 4.3 Authority; Execution and Delivery; Enforceability.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform or comply with its covenants and agreements hereunder and to consummate the transactions contemplated hereby. Each of Parent’s and Merger Sub’s execution and delivery hereof, performance of and compliance with its covenants and agreements hereunder and consummation of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action, and subject to Parent’s due execution and delivery of the Merger Sub Stockholder Consent (which shall become effective immediately following the execution and delivery of this Agreement by each of the Parties), no other proceedings on the part of Parent and Merger Sub (including, for the avoidance of doubt, any stockholder approval or vote) are necessary for it to authorize, adopt or approve this Agreement or consummate the Merger or the other transactions contemplated hereby, except for the filing of the Certificate of Merger as required by DGCL. No vote of Parent’s or Merger Sub’s stockholders is necessary to approve this Agreement or any of the transactions contemplated hereby, including the Merger (except for the Merger Sub Stockholder Consent, which shall be duly executed and delivered and become effective immediately following the execution and delivery of this Agreement by each of the Parties). Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the Company’s respective due authorization, execution and delivery hereof, this Agreement constitutes Parent’s and Merger Sub’s respective legal, valid and binding obligation, enforceable against them in accordance with the terms hereof, except as limited by the Bankruptcy and Equitable Exceptions.

(b) At a meeting duly called and held, each of the Parent Board and the Merger Sub Board unanimously adopted resolutions (i) determining that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the best interests of Merger Sub and Parent and their respective stockholders, (ii) approving the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and (iii) (A) in the case of the Merger Sub Board, recommending this Agreement to Parent for adoption thereby in its capacity as the sole stockholder of Merger Sub and (B) in the case of Parent Board, approving and authorizing Parent’s execution and delivery of the Merger Sub Stockholder Consent in its capacity as the sole stockholder of Merger Sub. Such resolutions have not been amended or withdrawn and remain in full force and effect as of the date hereof.

Section 4.4 Consents and Approvals; No Conflicts.

(a) Each of Parent’s and Merger Sub’s execution and delivery hereof does not, each of Parent’s and Merger Sub’s performance of its covenants and agreements hereunder shall not, and the consummation of the transactions contemplated hereby shall not, (i) conflict with or violate the Constituent Documents of any Parent Entity, (ii) subject to making the Filings and obtaining the Consents contemplated by Section 4.4(b), violate any applicable Law or (iii) breach, result in the loss of any benefit under, be a default (or an event that, with or without notice or lapse of time, or both, would be a default) under, result in the termination, cancellation or amendment of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any Lien on any of the respective properties or assets of Parent or any of the Parent Subsidiaries (including Merger Sub) under, any Contract to which any Parent Entity is a party or by which any asset of any Parent Entity is bound or affected, except, in the case of the foregoing clauses (ii) and (iii), as would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Each of Parent’s and Merger Sub’s execution and delivery hereof does not, each of Parent’s and Merger Sub’s performance of its covenants and agreements hereunder and the consummation of the transactions contemplated hereby shall not, require Parent or any of the Parent Subsidiaries (including Merger Sub) to make a Filing with or to, or to obtain any Consent of, any Governmental Authority, except for (i) any Filings required to be made with the SEC and such reports under and such other compliance with the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby,

(ii) the Filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) any other Filings required by the Exchange Act, the Securities Act and the rules and regulations of Nasdaq, (iv) the HSR Clearance and any Filings and Consents required by the HSR Act for the transactions contemplated hereby, (v) compliance with the applicable requirements under the NISPOM, (vi) compliance with the applicable requirements of the FAR System and (vii) any other Filing with or to, or other Consent of, any Governmental Authority, the failure of which to make or obtain would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

(c) None of the Parent Entities is named on any list of Persons issued by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any other OFAC Lists. No Parent Entity is owned by, controlled by, acting for or on behalf of, or providing assistance, support, sponsorship or services of any kind to, or otherwise associated with any of, the Persons referred to or described in the OFAC Lists. No Parent Entity has conducted business with, or engaged in any transaction with, any Person named on any of the OFAC Lists or any Person included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship or services of any kind to, or otherwise associated with any of the Persons referred to or described in the OFAC Lists, except as would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Neither Parent nor Merger Sub is (i) a “foreign person” or a “foreign entity” (as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”)), or (ii) controlled by a “foreign person” (as defined in the DPA). No “foreign person” (as defined in the DPA) has entered into any agreement or arrangement with Parent or Merger Sub to obtain any: (A) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Company or its Subsidiaries; (B) membership or observer rights on the board of directors of Parent or Merger Sub or the Company Board or equivalent governing body or the right to nominate an individual to a position on the board of directors of Parent or Merger Sub or the Company Board or equivalent governing body; (C) any involvement, other than through the voting of shares, in the substantive decision-making of the Company or its Subsidiaries regarding (I) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (II) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company or its Subsidiaries, or (III) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (D) “control” (as defined in the DPA) of the Company or its Subsidiaries.

(e) No foreign government, agency of a foreign government, or representative of a foreign government; no business enterprise or other entity organized, chartered or incorporated under the laws of any country other than the United States or its territories; nor any person who is not a citizen or national of the United States (i) owns a voting interest in Parent or Merger Sub sufficient to elect, or is otherwise entitled to representation on, Parent’s or Merger Sub’s governing board; (ii) has or will have the ability to access classified information in the possession of any cleared facility of any Subsidiary of Parent or Merger Sub;

or (iii) has the power, direct or indirect (whether or not exercised, and whether or not exercisable through the ownership of Parent’s or Merger Sub’s securities, by contractual arrangements or other means), to direct or decide matters affecting the management or operations of Parent or Merger Sub (the affiliations described in clauses (i), (ii) or (iii), “Foreign Interests”), in a manner that may result in unauthorized access to classified information or may adversely affect the performance of classified contracts. No fact or circumstance related to Parent or Merger Sub or their ownership would preclude or delay national security classification clearance in a manner that would materially delay Parent’s or Merger Sub’s ability to perform its obligations under this Agreement or consummate the Merger.

Section 4.5 Actions. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, as of the date hereof, (a) there are no Actions pending or, to Parent’s Knowledge, threatened against Parent or any of its Subsidiaries (including Merger Sub) or any of their respective officers, directors, employees, agents, properties or assets, and (b) none of Parent nor any of its Subsidiaries (including Merger Sub) nor any of their respective officers, directors, employees or agents in their respective capacity as such are subject to any Order.

Section 4.6 Compliance with Laws; Permits. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, the Parent Entities are in compliance with all applicable Laws and material Permits applicable to their businesses.

Section 4.7 Financing. Parent has delivered to the Company a correct and complete fully executed copy of the (a) equity commitment letter, dated as of May 13, 2022, by and among Parent, the Guarantor and the other parties party thereto, including all exhibits, schedules, annexes and amendments to such commitment letter in effect as of the date hereof (as amended, restated, supplemented or modified from time to time, the “Equity Commitment Letter”), pursuant to which the Guarantor has committed to provide to Parent, subject to the terms and conditions thereof, cash in the aggregate amount set forth therein for the purposes of funding a portion of the aggregate Merger Consideration and the transactions contemplated by this Agreement (the “Equity Financing”) and (b) debt commitment letter, dated as of the date hereof, by and between Parent and the Financing Sources party thereto, including all exhibits, schedules, annexes and amendments to such commitment letter in effect as of the date hereof (as amended, restated, supplemented, replaced or modified from time to time, the “Debt Commitment Letter,” and together with the Equity Commitment Letter, the “Commitment Letters”), pursuant to which and subject to the terms and conditions thereof, the Financing Sources thereunder have committed to lend the aggregate amount set forth therein for the purpose of funding the transactions contemplated hereby (the provision of such funds as provided therein, subject to Section 5.8, the “Debt Financing” and, together with the Equity Financing, the “Financing”). Parent has also delivered to the Company a correct and complete fully executed copy of the fee letter that relates to the Debt Financing (the “Fee Letter”); provided that the fee amounts, pricing caps and other terms, and the rates and amounts included in the “market flex” provisions and other customary provisions may be redacted in a customary manner so long as none of such redacted provisions could adversely affect the conditionality, enforceability or termination or reduce the aggregate principal amount of the Debt Financing required to consummate the transactions contemplated hereby. As of the date hereof, the Commitment Letters have not been amended, restated or otherwise modified or waived prior to the execution and delivery hereof, and the respective commitments under the Commitment Letters have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery hereof. As of the date hereof, except for the Commitment Letters and the Fee Letter, customary fee discount or rebate letters and non-disclosure agreements, there are no other Contracts, side letters or other arrangements to which Parent or any of its Subsidiaries is a party or by which any Parent or any of its Subsidiaries is bound that would affect the availability, amount or conditionality of the Financing on the Closing Date. As of the execution and delivery hereof, each of the Commitment Letters is in full force and effect and constitutes the legal, valid and binding obligation of each of Parent and, to the Knowledge of Parent, the other parties thereto, except as limited by the Bankruptcy and Equitable Exceptions. Parent has fully paid (or caused to be fully paid) any and all commitment fees or other fees required by the Commitment Letters to be paid on or before the date hereof. There are no conditions precedent (including under any “market flex” provisions) related to the funding of the full amount of the Financing, except as expressly provided in the Commitment Letters. Assuming funding of the Financing in accordance with the Commitment Letters, subject to the terms and conditions of the Commitment Letters and assuming satisfaction of the conditions set forth in Section 6.1 and Section 6.2, the aggregate proceeds from the Financing, together with cash on hand or other available capital resources of Parent and its Subsidiaries will, in the aggregate, be sufficient to enable Parent and Merger Sub to deliver and make payment of (i) the aggregate Merger Consideration, (ii) the aggregate consideration payable pursuant to and in accordance with Section 2.4 and (iii) any and all expenses incurred by Parent in connection with this Agreement and any and all other amounts payable by Parent and Merger Sub in connection with the Closing. As of the date hereof, no event has occurred which would result in any breach of or a default (or an event that, with or without notice or lapse of time, or both, would be a default) by Parent or Merger Sub under the Commitment Letters, and Parent (A) is not aware of any fact, event or other occurrence that would make any of the covenants, representations and warranties set forth in the Commitment Letters inaccurate or would cause the Commitment Letters to be ineffective and (B) assuming satisfaction of the conditions set forth in Section 6.1 and Section 6.2 as of the Closing, has no reason to believe that any of the conditions to the Financing contemplated by the Commitment Letters shall not be satisfied or that the Financing shall not be available to Parent on or prior to the Closing Date in order to consummate the transactions contemplated hereby (assuming satisfaction of the conditions set forth in Section 6.1 and Section 6.2). The Equity Commitment Letter provides that the Company is a third party beneficiary thereof as set forth therein and is entitled to enforce such agreement. Notwithstanding anything in this Agreement to the contrary, Parent acknowledges and agrees that Parent’s obligations under this Agreement are not conditioned in any manner whatsoever upon Parent or Merger Sub obtaining proceeds from the Financing to satisfy any funding obligations under this Agreement, and the obtaining of the Financing is not a condition to Closing or the consummation of the transactions contemplated hereby.

Section 4.8 Limited Guarantee. Concurrently with the execution of this Agreement, Parent and Merger Sub have delivered to the Company a true, complete and correct copy of the Limited Guarantee of the Guarantor. The Limited Guarantee is in full force and effect and is the valid, binding obligation of the Guarantor, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting or relating to creditors’ rights generally and general equitable principles, and no event has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of the Guarantor under the terms and conditions of the Limited Guarantee.

Section 4.9 Solvency. Assuming (i) satisfaction or waiver of the conditions to Parent’s obligation to consummate the Merger and (ii) the consummation of the Financing on the terms set forth in the Commitment Letters giving effect to all of the transactions contemplated hereby, including the payment of the aggregate Merger Consideration and consummation of the Financing, Parent and its Subsidiaries (including, following the Closing, the Surviving Corporation and its Subsidiaries) will be Solvent. For the purpose of this Section 4.9, the term “Solvent” when used with respect to any Person, means that as of any date of determination (a) the amount of the “fair saleable value” of the assets of such Person as of such date exceed (i) the value of all “liabilities” of such Person, including “contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors and (ii) the amount that is required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person does not have as of such date an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person is able to pay its liabilities, including contingent and other liabilities, as they mature. For the purpose of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person is able to generate sufficient cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due. No transfer of property is being made, and no obligation is being incurred, in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Parent or any of its Affiliates (including, following the Closing, the Surviving Corporation and its Subsidiaries).

Section 4.10 Ownership of Securities and Equity Rights. Except as contemplated by this Agreement, none of the Parent Entities Beneficially Own or hold of record any shares of Company Common Stock or other Equity Securities relating to, or any other economic interest in, the Company or any of the Company Subsidiaries. During the three (3) year period immediately prior to the execution and delivery of this Agreement by each of the Parties, none of Parent, Merger Sub or any of their respective “affiliates” or “associates” is, or has been, an “interested stockholder” (as such terms are defined in Section 203 of the DGCL) of the Company for purposes of Section 203 of the DGCL. Except for the Voting Agreement, there are no voting trusts or other agreements or understandings to which Parent or Merger Sub or any Person controlling or controlled by Parent or Merger Sub is a party, with respect to the voting, transfer or tendering of the Company Common Stock. None of Parent, Merger Sub or any of their respective Affiliates is an “Initial Holder,” an “Affiliate” of any “Initial Holder” or a group, or part of a group, that includes an “Initial Holder” or any “Affiliate” of an “Initial Holder” (as such terms are defined in the Second Amended and Restated Certificate of Incorporation of the Company).

Section 4.11 Disclosure. None of the information with respect to Parent or Merger Sub supplied or to be supplied by or on behalf of Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company Stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.12 Absence of Certain Agreements. As of the date hereof, and except for the Voting Agreement, neither Parent nor any of its Affiliates has entered into any agreement, arrangement or understanding (whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (whether oral or written) (a) with any stockholder of the Company in connection with the transactions contemplated hereby or the post-Closing operations of the Surviving Corporation and its Subsidiaries, (b) pursuant to which any third party (other than (i) the Guarantor and any permitted assignee thereof under the Equity Commitment Letter and (ii) any Affiliate of Parent (or any limited partners of Guarantor or its Affiliates)) has agreed to provide, directly or indirectly, equity capital to Parent, the Company or any of their respective Affiliates to finance, in whole or in part, directly or indirectly, any of the transactions contemplated hereby or (c) pursuant to which any current officer or employee of the Company or any of its Subsidiaries has agreed or committed to (i) remain as an officer or employee of Parent, the Company or any of their respective Affiliates following the Effective Time (other than pursuant to employment contracts with the Company or its Subsidiaries in effect as of the date of this Agreement), (ii) contribute or “roll-over” any portion of such officer or employee’s shares of Common Stock or Equity Rights relating to shares of Common Stock to Parent, the Company or any of their respective Affiliates or (iii) receive any Securities or Equity Rights of Parent, the Company or any of their respective Affiliates.

Section 4.13 Acknowledgment by Parent and Merger Sub. None of Parent, Merger Sub or any of their respective Affiliates is relying or has relied on any representation or warranty whatsoever regarding the transactions contemplated hereby or the subject matter of this Agreement, express or implied, except for the representations and warranties of the Company expressly set forth in Article III. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company or with respect to the Company Entities in connection with the transactions contemplated hereby, and each of Parent and Merger Sub acknowledges and agrees that all other representations and warranties of any kind or nature, whether express, implied or statutory, are specifically disclaimed and excluded by the Company or any of the Company Entities. In connection with the due diligence investigation of the Company Entities by Parent, Merger Sub and their respective Representatives, Parent, Merger Sub and their respective Representatives have received and may continue to receive from the Company and its Representatives after the date of this Agreement certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company Entities and their respective businesses and operations. Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Merger Sub will have no claim against the Company, any of the other Company Entities, any of their respective Representatives or any other Person with respect thereto unless any such information is expressly included in a representation or warranty contained in this Agreement. Accordingly, Parent and Merger Sub hereby acknowledge and agree that neither the Company, any of the other Company Entities, any of their respective Representatives nor any other Person has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans, and none of Parent, Merger Sub, any of their respective Affiliates or any Representatives of any of the foregoing has relied on any such estimates, projections, forecasts, forward-looking statements or business plans, unless and only to the extent any such information is expressly included in a representation or warranty contained in Article III hereof or in the certificate delivered pursuant to Section 6.2(d).

Section 4.14 Broker’s Fees. Except as set forth in Section 4.14 of the Parent Disclosure Letter, the fees and expenses of which shall be paid by Parent unless the Closing occurs, no Parent Entity or any of its Affiliates, officers or directors has engaged or otherwise agreed to compensate any financial advisor, broker or finder or incurred any Liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any transaction contemplated hereby.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Company Business Prior to the Effective Time.

(a) Except (i) as otherwise expressly provided for or expressly contemplated herein, (ii) as required by applicable Law, (iii) for any action taken, or omitted to be taken, in response to any COVID-19 Measures (provided that, in the case of this clause (iii), the Company shall use reasonable best efforts to notify Parent in advance of taking any such action or omission and consider in good faith any reasonable requests by Parent in respect of such actions or omissions), (iv) as set forth in Section 5.1(a) of the Company Disclosure Letter or (v) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned and provided that no consent shall be required if seeking such consent would violate Antitrust Laws), from and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 7.1, the Company shall, and shall cause each Company Subsidiary to, conduct its and their businesses in the Ordinary Course of Business and use reasonable best efforts to preserve intact its and their business organization and goodwill and relationships with all customers, suppliers, employees, distributors and others having material business dealings with it and use reasonable best efforts to keep available the services of the Company and the Company Subsidiaries’ current officers and key employees.

(b) In addition to and without limiting the generality of Section 5.1(a), except (i) as otherwise expressly provided for or expressly contemplated herein, (ii) as required by applicable Law, (iii) for any action taken, or omitted to be taken, in response to any COVID-19 Measures (provided that, in the case of this clause (iii), the Company shall use reasonable best efforts to notify Parent in advance of taking any such action or omission and consider in good faith any reasonable requests by Parent in respect of such actions or omission) or (iv) as set forth in Section 5.1(b) of the Company Disclosure Letter, from and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 7.1, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned and provided that no consent shall be required if seeking such consent would violate Antitrust Laws), the Company shall not, and shall cause each Company Subsidiary not to:

(i) (A) amend any of the Constituent Documents of the Company or (B) amend in any material respect the Constituent Documents of any Company Subsidiaries;

(ii) issue, grant, sell, transfer, dispose of, lease, license, mortgage, pledge, create or incur any Lien (other than restrictions on transfer under applicable securities laws) on, or otherwise encumber, any shares of Company Capital Stock or any other Equity Securities in any Company Entity, except (A) for shares of Company Common Stock issuable upon the exercise, settlement or vesting of Company Equity Awards, to the extent outstanding on the date of this Agreement, (B) for shares of Company Class A Common Stock issued upon the conversion of any shares of Company Class B Common Stock outstanding as of the date hereof pursuant to the terms of the Second Amended and Restated Certificate of Incorporation of the Company in effect as of the date of this Agreement or (C) any issuance, grant or sale of Equity Securities in a Company Subsidiary to the Company or any wholly owned Company Subsidiary;

(iii) (A) split, combine, subdivide, reclassify or otherwise amend the terms of any shares of Company Capital Stock or (B) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares of Company Capital Stock or other Equity Securities in any Company Entity, other than (1) as required by any Company Benefit Plan, (2) the withholding of shares of Company Common Stock to satisfy the payment of the exercise price for or Tax obligations with respect to awards granted pursuant to the Company Stock Plan or (3) the acquisition by the Company of awards granted pursuant to the Company Stock Plan in connection with the forfeiture of such awards, in the case of each of clause (1), (2) and (3), in accordance with the terms of the applicable Company Equity Award (it being understood that the conversion of any shares of Company Class B Common Stock outstanding as of the date hereof in accordance with the terms of the Second Amended and Restated Certificate of Incorporation of the Company in effect as of the date of this Agreement shall not be considered a redemption, repurchase or other acquisition of shares of Company Common Stock for the purpose of this Section 5.1(b)(iii));

(iv) declare, set aside for payment or pay any dividend or any other distribution (whether in cash, stock or other assets or any combination thereof), on any shares of Company Capital Stock or other Equity Securities in any Company Entity, except for (A) the declaration and payment by the Company of regular quarterly cash dividends in accordance with past practice for the period up to the Closing Date in such amounts and with record dates consistent with those customarily used by the Company for the payment of quarterly cash dividends; provided that such cash dividends will in no event exceed $0.41 per share of Company Common Stock for any calendar quarter or (B) any dividends or distributions by a direct or indirect wholly owned Company Subsidiary to the Company or another direct or indirect wholly owned Company Subsidiary;

(v) incur, assume, guarantee, issue or otherwise become liable for, or modify in any material respect the terms of, any Indebtedness, make any loans, advances or capital contributions to, or investments in, any other Person (other than by the Company or any Company Subsidiary to or in another wholly owned Company Entity), issue or sell any debt securities or redeem, repurchase, cancel, discharge, satisfy or otherwise acquire any Indebtedness, except for (A) Indebtedness that is prepayable without penalty incurred in the Ordinary Course of Business and not to exceed $10,000,000 in the aggregate, (B) Indebtedness incurred under the Company’s revolving credit facilities or lines of credit in existence on the date hereof in the Ordinary Course of Business, (C) Indebtedness consisting of finance leases entered into in the Ordinary Course of Business in replacement of existing finance leases on customary commercial terms, but in all cases consistent in all material respects with the Indebtedness being replaced, (D) guarantees by the Company of Indebtedness of Company Subsidiaries or guarantees by Company Subsidiaries of Indebtedness of the Company and (E) advancements of expenses to directors, officers or other employees or agents of the Company or any Company Subsidiary in accordance with the obligations of the Company or any Company Subsidiary under its Constituent Documents or any indemnification agreement to which it is a party as of the date hereof;

(vi) sell, assign, transfer, lease, sublease, license, sublicense, mortgage, pledge, create or incur any Lien (other than Permitted Liens) on, otherwise encumber, allow to lapse or otherwise dispose of (whether by merger, consolidation, sale of stock or assets or otherwise), any Equity Securities or material assets or properties (including any material portion of the Company Real Property) of the Company Entities with a value or purchase price in excess of $5,000,000 individually in any transaction or $10,000,000 in the aggregate in any series of related transactions, except for (A) pursuant to Contracts existing as of the date of this Agreement, (B) sales or dispositions of products or services, inventory or used equipment in the Ordinary Course of Business, or obsolete or worthless assets no longer used or, related to Intellectual Property, nonexclusive licenses granted in the Ordinary Course of Business, (C) sales or dispositions solely among the wholly owned Company Entities, (D) entry into agreements pursuant to which the Company or one of its Subsidiaries licenses, distributes, makes available or sells any products or services to distributors, dealers, prime contractors, subcontractors, customers or end users in the Ordinary Course of Business, and (E) licenses and acquisitions of Intellectual Property from third parties in the Ordinary Course of Business;

(vii) acquire or commit to acquire (whether by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any Equity Securities in or assets or business of any Person (other than any transaction solely between the Company and a wholly owned Company Subsidiary or between wholly owned Company Entities) if the aggregate amount of consideration paid or transferred by the Company and Company Subsidiaries in connection with any such transactions would exceed $5,000,000 individually or $10,000,000 in the aggregate, except for acquisitions of inventory, supplies, raw materials, equipment or similar assets in the Ordinary Course of Business;

(viii) make or commit to make any capital expenditures, except for (A) capital expenditures contemplated by the capital expenditure budget as set forth in Section 5.1(b)(viii) of the Company Disclosure Letter or (B) any unbudgeted capital expenditures made in the Ordinary Course of Business;

(ix) except in the Ordinary Course of Business, (A) enter into any Contract that would, if entered into prior to the date of this Agreement, be a Company Material Contract or (B) materially modify, materially amend, renew or terminate, or waive, release, terminate, amend, renew or assign any material rights or claims of the Company or any of its Subsidiaries under, any Company Material Contract;

(x) except as set forth in Section 5.1(b)(x) of the Company Disclosure Letter, as required by the terms of any Company Benefit Plan in effect as of the date hereof or as required by applicable Law, (A) increase or agree to increase the compensation or benefits provided to any Company Service Provider (except for, with respect to non-officer level employees of the Company Entities, increase in salary or wage rates in the Ordinary Course of Business), (B) accelerate the time of payment or vesting of, or the lapsing of restrictions related to, or fund or otherwise secure the payment of, any compensation or benefits (including any equity or equity-based awards) to any Company Service Provider, (C) establish, adopt, enter into, terminate or materially amend any Company Benefit Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date hereof, other than annual modifications to the health and welfare benefit programs of any Company Entity in the Ordinary Course of Business, (D) hire, engage, promote or change the employment status or title of any officer or employee of, or service provider to, any Company Entity, except for the hiring, engagement, promotion, or changes in employment status or title of employees or service providers below the level of senior vice president in the Ordinary Course of Business (including to replace a Company Service Provider whose service has terminated), (E) terminate the employment of any current officer or employee, other than an officer or employee below the level of senior vice president, except for cause; or (F) grant any equity or equity-based awards or any transaction, change in control or retention bonuses or adopt or enter into any severance programs or arrangements, except for retention agreements with employees holding a position below the level of vice president entered into in the Ordinary Course of Business that do not result in any payments (1) in excess of the annual base compensation of any such employee, (2) that accelerate upon a change in control or (3) required to be made prior to the one-year anniversary of the date thereof;

(xi) institute, assign, settle or compromise, or waive or release, any Action, except for any settlements, compromises, waivers or releases that (A) do not create any ongoing obligations (other than customary release and confidentiality provisions) of or limitations on the conduct or operation of the Company Entities, in each case in any material respect, or (B) involve only monetary relief where the amount paid is less than $2,000,000, individually, or $5,000,000, in the aggregate, net of any amounts covered by insurance, in excess of the amount, if any, expressly accrued for such Action on the Company SEC Financial Statements;

(xii) except as required by GAAP or applicable Law, as applicable, make any material change in financial accounting methods, principles or practices used by any Company Entity;

(xiii) authorize or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Company Entity or liquidate, dissolve, merge, consolidate, restructure, recapitalize or reorganize any Company Entity (other than the dissolution of any inactive Company Subsidiary or any merger of any inactive Company Subsidiary with and into another Company Entity);

(xiv) (A) make, rescind or change any material Tax election, (B) file any material amended Tax Return, (C) change any material Tax accounting method, (D) settle, compromise or surrender any material Action related to Taxes or Tax Returns, (E) consent to any extension or waiver of any limitation period related to any material Tax Return or claim or assessment for Taxes, (F) surrender any claim for a refund of material amounts of Taxes, or (G) take or omit to take any action outside the Ordinary Course of Business that would materially increase the Taxes payable by the Company Entities;

(xv) abandon, cancel, waive or terminate any material Permit;

(xvi) fail to use commercially reasonable efforts to maintain in effect the existing material Company Policies;

(xvii) enter into any material new line of business; or

(xviii) agree, authorize or commit to take any action prohibited by this Section 5.1.

(c) Without limiting any Party’s rights or obligations under this Section 5.1, the Parties acknowledge and agree that nothing contained in this Agreement will give Parent, directly or indirectly, the right to control, direct or influence any of the Company’s operations prior to the Effective Time and, prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations. Notwithstanding any provision herein the contrary, the failure of the Company or any of the Company Subsidiaries to take or cause to be taken an action prohibited by the second sentence of Section 5.1(b) will in no event be deemed to constitute a breach of Section 5.1(a) to the extent Parent’s consent for such action was required pursuant to Section 5.1(b) and requested by the Company in writing, and Parent withheld its consent to such action.

Section 5.2 No Company Solicitation.

(a) The Company shall, and shall cause its Representatives to, (i) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted prior to the execution and delivery hereof related to any Alternative Acquisition Proposal and (ii) reasonably promptly request in writing the prompt return to the

Company or destruction of all confidential information previously furnished, and terminate access to all physical and electronic data rooms previously granted, to any such Person or its Representatives. Except as expressly permitted in accordance with Section 5.2(b), the Company shall not, and shall cause its Representatives not to, directly or indirectly, (1) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing information) the submission by any Person of an Alternative Acquisition Proposal, (2) enter into, engage in, continue, knowingly encourage or otherwise participate in any discussions or negotiations related to any Alternative Acquisition Proposal or furnish any information to any Person in connection with, or related to, any Alternative Acquisition Proposal, (3) approve, endorse or recommend any Alternative Acquisition Proposal or (4) enter into any Contract (including any letter of intent, agreement, agreement in principle or memorandum of understanding) or similar document or commitment related to an Alternative Acquisition Proposal.

(b) Notwithstanding anything in Section 5.2(a) or any other provision hereof to the contrary, if at any time following the date hereof and prior to (but not after) the Company Stockholder Approval is obtained, the Company receives a bona fide written Alternative Acquisition Proposal that does not result from a material breach of this Section 5.2, and the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor) that such Alternative Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Acquisition Proposal, the Company and its Representatives may (i) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making such Alternative Acquisition Proposal and/or furnish or provide information (including nonpublic information) in response to a request therefor by the Person or group of Persons making such Alternative Acquisition Proposal pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements with such Person; provided that any nonpublic information concerning the Company provided to such Person(s), including if posted to an electronic data room, that has not been previously provided to Parent shall be provided to Parent concurrently with or as promptly as practicable after (and in any event within 24 hours of) the time it is provided to such Person, and (ii) enter into, participate or engage in any discussions or negotiations with any such Person or Persons and its or their Representatives regarding such Alternative Acquisition Proposal; provided, that, prior to entering into, participating or engaging in any such discussions or negotiations, the Company has provided to Parent written notice of such intent to do so. Notwithstanding anything to the contrary contained herein, the Company and its Representatives may (A) engage in communications not involving the provision of confidential information to, or substantive negotiations with, a Person solely for the purpose of clarifying or understanding the terms and conditions of any inquiry or proposal made by such Person to determine whether such inquiry or proposal is or could reasonably be expected to lead to a Superior Acquisition Proposal, (B) inform a Person that has made an Alternative Acquisition Proposal that the Company is bound by the provisions of this Section 5.2 and (C) grant a waiver of any “standstill” or similar provisions in any Contract with any Person to the extent such provisions would prohibit such Person from making an Alternative Acquisition Proposal privately to the Company Board. Except as permitted by clause (C) of the immediately preceding sentence, from the date hereof until the earlier of the Effective Time and the termination of this Agreement, the Company will not, and will cause the Company Subsidiaries not to, terminate, amend, modify or waive any provision of any confidentiality, standstill or similar agreement to which any Company Entity is a party and will use reasonable best efforts to enforce the provisions of any such agreement. It is understood and agreed that, notwithstanding anything in this Section 5.2 to the contrary, no contacts, disclosures, discussions, negotiations or waivers permitted under this Section 5.2(b) shall (in and of itself) constitute a Change of Recommendation or otherwise constitute a basis for Parent to terminate this Agreement pursuant to Section 7.1(c)(i).

(c) The Company shall promptly (and in no event later than twenty-four (24) hours after knowledge of receipt by an executive officer or director of the Company) advise Parent in writing if the Company or any of its Representatives receives any (i) bona fide written Alternative Acquisition Proposal, (ii) inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Alternative Acquisition Proposal or (iii) any proposal or offer that is reasonably likely to lead to an Alternative Acquisition Proposal, which written notice shall (x) indicate the identity of the Person making any such Alternative Acquisition Proposal or other inquiry, request, proposal or offer and (y) include details of the material terms and conditions of any such Alternative Acquisition Proposal or other inquiry, request, proposal or offer. The Company will not, and will cause its Subsidiaries not to, enter into any agreement with any person that prohibits or otherwise limits the Company or any of its Subsidiaries from providing the information described in this Section 5.2(c) to Parent or from otherwise complying with its obligations under this Section 5.2. The Company shall keep Parent reasonably informed on a timely basis of the status and details of any such Alternative Acquisition Proposal, inquiry, request, proposal or offer (including any modifications or proposed modifications thereto) and any discussions or negotiations concerning the material terms and conditions thereof.

(d) Except as set forth in Section 5.2(e), from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 7.1, neither the Company Board nor any committee thereof shall (i) (A) change, withhold, withdraw, qualify, amend or modify (or publicly propose to change, withhold, withdraw, qualify, amend or modify), in a manner adverse to Parent, or otherwise make any public statement or proposal inconsistent with, the Company Board Recommendation, (B) adopt, approve or recommend, or propose to adopt, approve or recommend (publicly or otherwise), an Alternative Acquisition Proposal, (C) fail to recommend against acceptance of any tender offer or exchange offer by a third party for the shares of Company common Stock within ten (10) Business Days after commencement of such offer, (D) fail to include the Company Board Recommendation in the Proxy Statement, (E) fail to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Parent so requests in writing following any public disclosure of an Alternative Acquisition Proposal; provided, that Parent may only request one such reaffirmation with respect to any Alternative Acquisition Proposal or (F) resolve or publicly propose to take any action described in the foregoing clauses (i)(A) through (i)(E) or the following clause (ii) (any action described in clauses (i)(A) through (i)(F) above or clause (ii) below, a “Change of Recommendation”) or (ii) authorize, approve, adopt or recommend, propose to approve, adopt or recommend (publicly or otherwise) or cause or permit a Company Entity to enter into any acquisition agreement, agreement and plan of merger or similar definitive Contract, or any other Contract (including any letter of intent, memorandum of understanding, agreement in principle or similar document, agreement or understanding) constituting, related to or that could reasonably be expected to lead to an Alternative Acquisition Proposal (except for an Acceptable Confidentiality Agreement under Section 5.2(b)) (any such Contract, an “Alternative Acquisition Agreement”).

(e) Notwithstanding anything in this Section 5.2 to the contrary, at any time before the Company Stockholder Approval is obtained, (1) if the Company has received a bona fide written Alternative Acquisition Proposal that did not result from a material breach of this Section 5.2 and that the Company Board determines in good faith (after consultation with outside legal counsel and the Company’s financial advisor) constitutes a Superior Acquisition Proposal and that the failure of the Company to make a Change of Recommendation would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law, then the Company Board may make a Change of Recommendation or authorize the Company to terminate this Agreement under Section 7.1(d)(i) and enter into an Alternative Acquisition Agreement with respect to such Superior Acquisition Proposal, and (2) if in response to an Intervening Event, the Company Board has determined in good faith (after consultation with outside legal counsel and the Company’s financial advisor) that the failure to take such action would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law, then the Company Board (or any committee thereof) may make a Change of Recommendation; provided that the Company Board may not make a Change of Recommendation or terminate this Agreement pursuant to Section 7.1(d)(i) unless:

(i) the Company Board shall have provided prior written notice to Parent at least three (3) Business Days in advance that it intends to make a Change of Recommendation or authorize the Company to terminate this Agreement under Section 7.1(d)(i), which notice shall, in the case of a Superior Acquisition Proposal, (A) include the most current draft of any Alternative Acquisition Agreement proposed by the Person making such Superior Acquisition Proposal and all other relevant documents with respect to such Superior Acquisition Proposal and (B) specify the material terms and conditions of any Superior Acquisition Proposal (including the identity of the Person making such Superior Acquisition Proposal) and, in the case of an Intervening Event, include a written description in reasonable detail of such Intervening Event;

(ii) prior to making a Change of Recommendation and/or terminating the Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Acquisition Proposal, during such three (3) Business Day period, if requested by Parent, the Company shall have, and shall cause its Representatives to have, engaged in good faith negotiations to amend or make adjustments to the terms and conditions of this Agreement, the Limited Guarantee, the Equity Commitment Letter and/or the Debt Commitment Letters, or the transactions contemplated hereby and thereby in a manner that would either cause such Alternative Acquisition Proposal to no longer constitute a Superior Acquisition Proposal or obviate the need for a Change of Recommendation as a result of such Superior Acquisition Proposal or Intervening Event, it being understood that the Company Board will consider in good faith all proposals made by Parent during such three (3) Business Day period; and

(iii) Parent does not make, at the end of such three (3) Business Day period, a proposal that the Company Board determines in good faith (after consultation with outside legal counsel and the Company’s financial advisor and taking into account any changes to the terms of the contemplated transactions irrevocably proposed in writing by Parent as contemplated by this Section 5.2(e)) either causes such Alternative Acquisition Proposal to no longer constitute a Superior Acquisition Proposal or obviates the need for a Change of Recommendation as a result of such Intervening Event or Superior Acquisition Proposal, as applicable, if such proposal is implemented as irrevocably proposed in writing by Parent. With respect to any Alternative Acquisition Proposal constituting a Superior Acquisition Proposal as described in clause (1) of Section 5.2(e), if there is any material change to the terms and conditions of such Superior Acquisition Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.2(e) with respect to such new written notice, except that the references to the three (3) Business Day advanced written notice period above shall be deemed to be references to a two (2) Business Day period.

(f) Nothing contained in this Section 5.2 shall prohibit the Company or Company Board (or any committee thereof) from issuing any “stop, look and listen” or similar communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Acquisition Proposal or from making any disclosure to the Company Stockholders required under applicable Law; provided that (i) neither the Company nor Company Board may effect a Change of Recommendation except to the extent expressly permitted by Section 5.2(e) and (ii) any such disclosure (other than a “stop, look and listen” or similar communication) shall be deemed to constitute a Change of Recommendation unless the Company expressly and publicly reaffirms the Company Board Recommendation.

(g) As used herein:

(i) “Acceptable Confidentiality Agreement” means a customary confidentiality agreement between the Company and another Person that contains confidentiality, non-use and other provisions applicable to such Person and its Affiliates and Representatives that are not materially less restrictive of, and not materially more favorable to, such other party than the provisions contained in the Confidentiality Agreement (except that such confidentiality agreement shall not be required to contain any “standstill” provisions); provided that such confidentiality agreement shall not prohibit the Company from performing and complying with any of the provisions under this Section 5.2;

(ii) “Alternative Acquisition Proposal” means any inquiry, proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than Parent and its Subsidiaries, including Merger Sub) or “group,” within the meaning of Section 13(d) under the Exchange Act, whether or not subject to conditions, relating to any transaction or series of transactions involving any (1) direct or indirect purchase or acquisition of, or sale, lease, license, exchange, mortgage, pledge, transfer or other disposition of, assets of the Company Entities representing 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (2) purchase or acquisition of 20% or more of the outstanding Company Common Stock, or share issuance, tender offer or exchange offer or other transaction (including by way of merger, share exchange, joint venture, partnership, business combination, consolidation or otherwise) that would, if consummated, result in any Person or “group” Beneficially Owning 20% or more of the outstanding Company Common Stock or 20% or more of the voting power of any other class of voting Equity Securities of the Company or any of the Company Subsidiaries, (3) merger, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving the Company or any of the Company Subsidiaries pursuant to which such Person or group would acquire, directly or indirectly, assets of the Company Entities equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable or 20% or more of the outstanding Company Common Stock or 20% or more of the voting power of any other class of voting Equity Securities of the Company or any of the Company Subsidiaries or of the surviving entity in any such merger, consolidation or other transaction or (4) any combination of the foregoing;

(iii) “Intervening Event” means, with respect to the Company, any event, change, effect, development or occurrence that is material to the Company Entities, taken as a whole, and (a) was not known to or reasonably foreseeable by the Company Board as of the date of this Agreement (or if known or reasonably foreseeable, the magnitude or consequences of which were not known to or reasonably foreseeable by the Company Board as of the date of this Agreement), which event, change, effect, development, state of facts, condition, circumstance or occurrence, or the magnitude or consequences thereof, becomes known to, or reasonably foreseeable by, the Company Board after the date hereof and on or prior to the receipt of the Company Stockholder Approval and (b) does not relate to an Acquisition Proposal; and

(iv) “Superior Acquisition Proposal” means a bona fide Alternative Acquisition Proposal that the Company Board has determined in good faith, after consultation with its outside legal counsel and financial advisor, is reasonably capable of being consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects thereof (including the financing thereof) and, if consummated, would result in a transaction that is more favorable to the holders of Company Common Stock from a financial point of view than the transactions contemplated hereby (including the Merger), taking into account all of the terms and conditions of such Alternative Acquisition Proposal and this Agreement and all legal, regulatory, financial and other aspects of the Alternative Acquisition Proposal that the Company Board considers in good faith to be appropriate (after taking into account any proposed revisions to the terms of this Agreement, the Limited Guarantee or the Commitment Letter that are proposed in writing by Parent (including pursuant to Section 5.2(e))); provided that, for purposes of the definition of “Superior Acquisition Proposal,” the references to “20%” in the definition of Alternative Acquisition Proposal shall be deemed to be references to “50%.”

Section 5.3 Notification of Certain Matters. Parent and the Company shall each give prompt notice to the other Party if any of the following occur after the date hereof (provided that no such notice shall limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement):

(a) receipt of any written notice to the receiving Party from any third Person alleging that the Consent of such third Person is or may be required in connection with the Merger or the other transactions contemplated hereby and such Consent could (in the good faith determination of such Party) reasonably be expected to (i) prevent or materially delay the Closing or the other transactions contemplated hereby or (ii) be material to Parent, the Company or the Surviving Corporation;

(b) receipt of any notice or other communication from any Governmental Authority (except for any notice or communication contemplated by Section 5.5), Nasdaq in connection with the Merger or the other transactions contemplated hereby;

(c) any Action commenced or, to the Knowledge of the Company or Parent, as applicable, threatened that (x) if pending on the date hereof, would have been required to have been disclosed by the Company or Parent, as applicable, pursuant to this Agreement or (y) otherwise relates to this Agreement or the consummation of the transactions contemplated hereby; or

(d) the occurrence of a fact, event or circumstance that would or could reasonably be expected to (i) prevent or materially delay the consummation of the Closing or the other transactions contemplated hereby or (ii) result in the failure of any condition in Article VI to be satisfied; provided that the delivery of any notice under this Section 5.3 shall not limit or otherwise affect the Parties’ respective rights and remedies available hereunder and no information delivered under this Section 5.3 shall, or shall be deemed to, qualify or modify or cure any inaccuracy with respect to any of the Parties’ respective representations and warranties hereunder; provided, further, that any Party’s breach of, or failure to perform or comply with its obligations under, this Section 5.3 shall not (in and of itself) be deemed to constitute the failure of any condition set forth in Article VI to be satisfied or considered a breach of, or a failure to perform or comply with, a covenant or agreement hereunder for purposes of Article VII, or give rise to any right of termination under Section 7.1.

Section 5.4 Access to Information. Upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, provide Parent, its Financing Sources and its and their respective Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to the Company Entities’ properties, books, records, Tax Returns, Contracts and personnel, and during such period, the Company shall cause to be furnished promptly to Parent, its Financing Sources and its and their respective Representatives all information concerning the Company Entities and their respective businesses, as Parent or the Financing Sources may reasonably request, including copies of such information as is necessary for the operation, ownership and management of the Company Entities’ business or information as may be required to permit Parent to satisfy its obligations to any Governmental Authority following the Effective Time; provided that Parent shall not use any information obtained under this Section 5.4 for any purpose unrelated to the Merger or the other transactions contemplated hereby; provided, however, that the Company shall not be required to provide any such access or information that in the reasonable good-faith judgment of the Company would (a) violate applicable Law, (b) breach any confidentiality obligation of any Company Entity; provided that the Company shall use reasonable best efforts to obtain the required consent of such third party to provide such access or disclosure or (c) waive or jeopardize protections afforded any Company Entity under the attorney-client privilege, the work product doctrine or any other legal privilege (subject to reasonable cooperation between the Parties with respect to entering into appropriate joint defense, community of interest or similar agreements or arrangements with respect to the preservation of such privileges); provided, further, that (i) the Company shall promptly notify Parent in writing if any reason described in the foregoing clauses (a), (b) or (c) is applicable to any request for information and (ii) if any such access or information is limited for the reasons described in the foregoing clauses (a), (b) and (c), Parent and the Company shall use their respective reasonable best efforts to establish a process that (through use of steps such as targeted redactions, provision of information to counsel to review and summarize for Parent or use of a “clean room” environment for analysis and review of information by joint integration teams in coordination with counsel and the Company) provides Parent with timely access to such access or information in a manner that would not violate applicable Law, Contract or obligation or risk waiver of such privilege. For the avoidance of doubt, nothing in this Section 5.4 shall require the Company to disclose or permit the inspection of information regarding (i) the strategic alternatives process conducted by the Company prior to the date hereof, including information regarding any proposals or inquiries received by the Company in connection with such process or the identities of any Persons participating in such process, (ii) the deliberations of the Company Board or any committee thereof with respect to this Agreement or the transactions contemplated hereby, including any materials provided to the Company Board or any committee in connection therewith, or (iii) any Acquisition Proposal, which shall be governed by Section 5.2. All information obtained by Parent and its Representatives under this Section 5.4 or otherwise furnished pursuant hereto shall be treated as “Evaluation Material” for purposes of the Confidentiality Agreement. Notwithstanding anything herein to the contrary, each Party agrees that it shall not, and shall cause its Representatives not to, prior to the Effective Time, use any information obtained under this Section 5.4 for any competitive or other purpose unrelated to the consummation of the Merger or the other transactions contemplated hereby. All documents and information furnished or exchanged pursuant to this Section 5.4 shall be subject to the Confidentiality Agreement as if each of Parent and Merger Sub were subject to the obligations under the Confidentiality Agreement; provided, however, that (x) Parent and Merger Sub will be permitted to disclose such information to any Financing Sources in connection with the Debt Financing and any other actual or prospective debt or equity financing source (subject to customary confidentiality arrangements or receiving customary confidentiality undertakings by such Persons) and (y) each such Person shall constitute a “Representative” under the Confidentiality Agreement and the Confidentiality Agreement is hereby amended to the extent necessary to permit Parent and its Affiliates to disclose any Evaluation Material (as defined in the Confidentiality Agreement) to any such Person (subject to customary confidentiality arrangements or receiving customary confidentiality undertakings by such Persons) and seek and obtain equity or debt financing from such Persons in connection with the transactions contemplated hereby; provided, further, that (1) the identity of any such Person shall, in each case, be disclosed in writing to the Company prior to Parent or Merger Sub providing any such information to any such Person (following which such Person will be deemed to be a Representative under the Confidentiality Agreement) and (2) notwithstanding the foregoing or anything contained herein to the contrary, for the avoidance of doubt, under no circumstance shall Parent or Merger Sub be permitted to disclose any information to any such Person if and to the extent such information constitutes “Highly Confidential Information” under the Clean Team Agreement.

Section 5.5 Consents, Approvals and Filings; Other Actions.

(a) Subject to the terms and conditions hereof, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable, to the extent permitted by applicable Law, to consummate the transactions contemplated hereby (including the Merger) and cause the conditions to the Closing of the Merger in Article VI to be satisfied as promptly as reasonably practicable after the date hereof (and in any event no later than the Outside Date (as it may be extended under Section 7.1(b)(i))), including (i) determining all necessary, proper or advisable Filings and other documents necessary to consummate the transactions contemplated hereby (including from Governmental Authorities or Persons other than Governmental Authorities), (ii) preparing and filing as promptly as practicable after the date hereof all documentation to effect such Filings and other documents, (iii) obtaining and maintaining all Consents and other confirmations from any Governmental Authority or Persons other than Governmental Authorities that are necessary, proper or advisable to consummate the transactions contemplated hereby, (iv) defending or contesting any Action challenging this Agreement or the transactions contemplated hereby and (v) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby; provided, however, that this Section 5.5(a) shall not apply to the efforts of the Parties to obtain the financing, which shall be governed exclusively by Section 5.8.

(b) In furtherance of and without limitation of the generality of the foregoing, each of Parent and the Company shall (i) as soon as reasonably practicable after the date hereof, but in no event later than five (5) Business Days after the date hereof, file a notification and report form for the transactions contemplated hereby under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”), and make, or cause to be made, any other Filing thereby that may be required by or advisable pursuant to any applicable Antitrust Law, in each case with respect to the transactions contemplated hereby, (ii) comply at the earliest practicable date with any request under any of the Antitrust Laws (including any “second request” under the HSR Act) for additional information, documents or other materials received from any Governmental Authority in respect of such Filings and (iii) act in good faith and reasonably cooperate with the other Party in connection with any such Filings and in connection with resolving any investigation or other inquiry of any Governmental Authority under the HSR Act or other applicable Antitrust Laws. Each Party shall supply and furnish as promptly as reasonably practicable any additional information and documentary material that may be requested in connection with any of the foregoing Filings or the transactions contemplated hereby. Each Party shall (i) consult and cooperate reasonably with the other Parties in connection with (1) without prejudice to Section 5.5(b), any Filing contemplated by this Section 5.5 and any analysis, appearance, presentation, memorandum, brief, argument, response to questions from any Governmental Authority, opinion or proposal made or submitted in connection with any such Filing and (2) any Action related to the Merger or the other transactions contemplated hereby, including any governmental inquiry, investigation or proceeding initiated by a private party, and (ii) promptly inform the other Party reasonably of any oral communication, and provide copies of any written communication, received by such Party from, or given by such Party to, any Governmental Authority in connection with the Merger or the other transactions contemplated hereby, including the FTC, the Antitrust Division, and other Person in connection with any governmental inquiry, investigation or proceeding, in each case, related to the Merger or the other transactions contemplated hereby; provided that such communications may be redacted (i) to remove references concerning the valuation of Parent, the Company or any of their Subsidiaries, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege or confidentiality concerns. Each of Parent and the Company shall not independently participate in any substantive meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation or other inquiry without using reasonable best efforts to give such other Party prompt prior notice of the meeting or conversation and, unless prohibited by any such Governmental Authority, the opportunity to attend or participate in such meeting or conversation. The Parties shall consult and cooperate with one another in advance of, and consider in good faith the views of the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the HSR Act or any other applicable Antitrust Laws, including consulting with each other in advance of any meeting or substantive communication with any Governmental Authority and, to the extent permitted by such Governmental Authority, giving the other party the opportunity to attend and participate thereat. Parent shall be responsible for 100% of the filing fee related to the HSR Act.

(c) Notwithstanding anything herein to the contrary, (i) Parent shall, and shall cause its Subsidiaries and controlled Affiliates to, promptly take any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under any Antitrust Laws that may be necessary or required by any Governmental Authority, so as to enable the consummation of the transactions contemplated by this Agreement by the Outside Date, including: (A) proposing, negotiating, offering to commit and effect (and if such offer is accepted, committing to and effecting), by order, hold separate order, trust, or otherwise, the sale, divestiture, license, disposition or hold separate of the assets or businesses of Parent or the Company (or, in the case of Parent, its Subsidiaries and controlled Affiliates), or otherwise offering to take or offering to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of Parent or the Company (or, in the case of Parent, its Subsidiaries and controlled Affiliates) or effectuating any other change or restructuring of the Company Entities), and if the offer is accepted, taking or committing to take such action; (B) terminating, relinquishing, modifying or waiving any existing, or creating any, relationships, ventures, contractual rights, obligations or other arrangements of Parent or the Company (or, in the case of Parent, its Subsidiaries and controlled Affiliates); and (C) entering or offering to enter into agreements and stipulating to the entry of an Order or filing appropriate applications with any Governmental Authority in connection with any of the actions contemplated by the foregoing clauses (A) and (B) (provided that the Company shall not be obligated to take any such action unless the taking of such action is conditioned upon the consummation of the transactions contemplated by this Agreement), in each case, as may be necessary, required or reasonably advisable in order to obtain clearance under the HSR Act or other applicable Antitrust Laws, to avoid the entry of, or to effect the dissolution of or to vacate or lift, any Order or injunction (whether temporary, preliminary or permanent) under any Antitrust Law that would otherwise have the effect of restraining, preventing or delaying the consummation of the transactions contemplated by this Agreement, or to avoid the commencement of any action that seeks to prohibit the consummation of the transactions contemplated by this Agreement; and (ii) if any objections are asserted with respect to the consummation of the transactions contemplated by this Agreement under the HSR Act or other applicable Antitrust Laws or if any action, whether judicial or administrative, is instituted by any Governmental Authority or any private party challenging the consummation of the transactions contemplated by this Agreement as violative of the HSR Act or other applicable Antitrust Laws, Parent and the Company shall cooperate with one another, and Parent shall use its best efforts to: (I) oppose or defend against any action by any Governmental Authority to prevent or enjoin the consummation of the transactions contemplated by this Agreement; and/or (II) take such action as necessary to overturn any action by any Governmental Authority to block the consummation of the transactions contemplated by this Agreement, including by defending any action brought by any Governmental Authority in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any applicable Law, Order or injunction (preliminary or permanent) that would restrain, prevent or delay the consummation of the transactions contemplated by this Agreement, or in order to resolve any such objections or challenge as such Governmental Authority may have under such Applicable Law, Order, or injunction so as to permit the consummation of the transactions contemplated by this Agreement. Neither Parent nor the Company shall take, or permit any of its controlled Affiliates to take or any of its Representatives (on its behalf) to take, any action (including entering into any Contract or arrangement or consummating any transaction) that would reasonably be likely to prevent, delay or impede the expiration of the notice period or the receipt of clearance under the HSR Act or any other applicable Antitrust Laws or otherwise adversely affect the ability of the Parties to resolve any objections that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby under the HSR Act or any other applicable Antitrust Law. Parent shall not extend any waiting period or other applicable time period under the HSR Act or any applicable Antitrust Law or enter into any agreement with any Governmental Authority to delay, or otherwise not to consummate as soon as practicable the transactions contemplated by this Agreement, except with the prior written consent of the Company.

(d) Certain consents and waivers with respect to the transactions contemplated hereby may be required in connection with Contracts to which the Company or its Subsidiaries are a party that have not been and may not be obtained. At Parent’s written request, the Company shall, and shall cause the Company Subsidiaries to, contact in writing, or assist Parent in contacting, any such counterparty whose consent or waiver may be required or advisable in respect of the transactions contemplated hereby and use reasonable best efforts to obtain such consents and waivers; provided that neither the Company nor any of the Company Subsidiaries shall agree to make any payment, any obligation or undertaking, or any limitation on any rights of the Company Entities, in connection with obtaining any such consent or waiver without the prior written consent of Parent; provided, further, however, that, for the avoidance of doubt, Parent and Merger Sub acknowledge and agree that their obligations to consummate the transactions contemplated hereby (including the Merger) in accordance with the terms hereof is not conditioned on obtaining any such consent or waiver.

(e) Each Party shall cooperate and use its reasonable best efforts to promptly make any filings required to be made to the Directorate of Defense Trade Controls (“DDTC”) of the U.S. State Department under the ITAR, including any filing required to be made to DDTC under 22 C.F.R. § 122.4(a) of the ITAR, which shall be made no later than five (5) days after the Closing.

(f) Without limiting the generality of the foregoing, as soon as practicable after the date of this Agreement, Parent and the Company will use reasonable best efforts to submit to DCSA and, to the extent applicable, any other Governmental Authority, notification of the Merger and the other transactions contemplated hereby pursuant to the NISPOM (the “DCSA Notification”).

(g) Without limiting the generality of the foregoing, each of Parent and the Company shall use reasonable best efforts to (A) provide as promptly as practicable to each other’s counsel and to DCSA or other Governmental Authorities, as applicable, any additional or supplemental information and documentary material as may be necessary, proper or advisable in connection with preparation and submission of the DCSA Notification; (B) permit the other party to review reasonably in advance any communication (subject to mutually acceptable appropriate redactions to maintain confidentiality of business information) proposed to be given by it to DCSA or other Governmental Authorities, as applicable, and consult with each other in advance of any meeting or conference with DCSA or other Governmental Authorities, as applicable, and, to the extent permitted by DCSA or other Governmental Authorities, as applicable, give the other party the opportunity to attend and participate in any such meeting or conference, in each case, with respect to the DCSA Notification; and (C) keep each other timely apprised of the status of any communications with, and any inquiries or requests for additional information or documentary material from, DCSA or other Governmental Authorities, as applicable, in each case, in connection with the DCSA Notification and to the extent permitted by applicable law and subject to customary and mutually acceptable confidentiality practices and all applicable privileges (including the attorney-client privilege).

Section 5.6 Proxy Statement; Company Stockholders Meeting.

(a) As promptly as reasonably practicable after the date hereof, the Company shall prepare and file with the SEC, the proxy statement related to the Company Stockholder Approval (the “Proxy Statement”). The Company shall use reasonable best efforts to cause the Proxy Statement to comply as to form in all material respects with the Exchange Act, the Securities Act, the rules and regulations promulgated by the SEC and any other applicable Law and to respond promptly to any comments of the SEC or its staff. Subject to and except as otherwise permitted by Section 5.2, the Proxy Statement shall include the Company Board Recommendation. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after the filing thereof. Parent and Merger Sub shall furnish and provide to the Company for inclusion in the Proxy Statement all information, financial or otherwise, concerning or relating to itself, its Affiliates and, to the extent reasonable available, their respective stockholders, equity holders or Representatives, in each case, required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement as reasonably requested by the Company for the purpose of obtaining the Company Stockholder Approval as soon as reasonably practicable. The Company shall promptly notify Parent upon the receipt of any oral or written comments from the SEC or its staff or any oral or written request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all written correspondence or written summaries of any oral communications between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. Parent and the Company shall cooperate in good faith in the preparation, filing, clearance and mailing of the Proxy Statement by the Company. Prior to any Change of Recommendation, the Company shall provide Parent and its Representatives a reasonable opportunity to review and propose comments on the Proxy Statement prior to the filing thereof (and any amendments or supplements thereto) or any responses or other communications to the SEC or its staff and shall in good faith consider such comments reasonably proposed by Parent and its Representatives for inclusion therein.

(b) Each of Parent and the Company shall cause none of the information supplied or to be supplied by or on behalf of it in writing for inclusion or incorporation by reference in the Proxy Statement to, at the date it or any amendment or supplement is mailed to the Company Stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading. If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Subsidiaries, Affiliates or Representatives, should be discovered by Parent or the Company, respectively, that should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify such other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Stockholders.

(c) As soon as reasonably practicable following the date on which the SEC confirms that it will not review or that it has no further comments on the Proxy Statement, the Company shall duly set a record date (the “Company Record Date”) for a meeting of the Company Stockholders for the purpose of seeking the Company Stockholder Approval (the “Company Stockholders Meeting”), file the Proxy Statement in definitive form with the SEC and mail the Proxy Statement to the Company Stockholders entitled to notice of the Company Stockholders Meeting, duly call and give notice of the Company Stockholders Meeting and, as promptly as reasonably practicable after the Company Record Date, duly convene and hold the Company Stockholders Meeting in accordance with applicable Law. Unless the Company Board has made a Change of Recommendation in accordance with Section 5.2, the Company shall use its reasonable best efforts to solicit proxies in favor of the Company Stockholder Approval at the Company Stockholders Meeting. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders Meeting (i) to the extent necessary or appropriate to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company Stockholders within a reasonable amount of time in advance of the Company Stockholders Meeting, (ii) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to (A) constitute a quorum necessary to conduct business at such Company Stockholders Meeting or (B) obtain the Company Stockholder Approval, (iii) to allow additional time for the solicitation of votes in order to obtain the Company Shareholder Approval in respect of the Merger or (iv) as otherwise required by applicable Law or an Order from the SEC.

(d) Immediately after the execution and delivery of this Agreement by the Parties, Parent shall duly execute and deliver an action by written consent (the “Merger Sub Stockholder Consent”) of Parent, as sole stockholder of Merger Sub, duly approving and adopting this Agreement and the transactions contemplated hereby (including the Merger), in accordance with applicable Law and the Constituent Documents of Merger Sub, which written consent shall thereupon immediately become effective, and Parent shall promptly deliver to the Company a copy of the Merger Sub Stockholder Consent so approving and adopting this Agreement and the transactions contemplated hereby (including the Merger).

Section 5.7 Indemnification.

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, and rights to advancement of expenses in connection with any actual or threatened Action relating thereto, now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a present or former director or officer (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its Subsidiaries or any of their respective predecessors (together with their respective heirs, executors, successors and assigns, the “Indemnified Persons”) as provided in the Constituent Documents of the Company or any Company Subsidiaries, each as in effect as of the date hereof, or in any indemnification agreement, or other agreement containing any indemnification provisions, including any employment agreements, between such Indemnified Person and the Company or any Company Subsidiaries (each as in effect as of the date hereof) shall survive the Merger and shall continue in full force and effect, and Parent shall cause the Surviving Corporation and its Subsidiaries to fulfill and honor all such rights in accordance with the terms of such Constituent Documents or indemnification agreements. For a period of not less than six (6) years from and after the Effective Time, the Surviving Corporation and its Subsidiaries shall, and Parent shall cause the Surviving Corporation and its Subsidiaries to, cause to be maintained in effect provisions in the Constituent Documents of the Surviving Corporation and each of its Subsidiaries (or in such documents of any successor to the business of the Surviving Corporation or any of its Subsidiaries) regarding indemnification of Indemnified Persons, exculpation and elimination of liability of Indemnified Persons and advancement of expenses to Indemnified Persons that are no less advantageous to the intended beneficiaries thereof than the corresponding provisions in the Constituent Documents of the Company and each of the Company Subsidiaries in existence on the date of this Agreement, which shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person.

(b) For a period of six (6) years from and after the Effective Time, in the event of any actual or threatened Action, whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or related or pertaining to (i) the fact that an Indemnified Person is or was a director or officer of any Company Entity, (ii) any acts or omissions occurring or alleged to occur prior to or at the Effective Time in such Indemnified Person’s capacity as a director or officer of any Company Entity or (iii) this Agreement or the transactions contemplated hereby (including, without limitation, any Action commenced by an

Indemnified Person to enforce his or her rights to indemnification, advancement or exculpation under this Agreement, any Constituent Document of any Company Entity or any other agreement to which such Indemnified Person is a party), whether asserted before or after the Effective Time, the Surviving Corporation shall, and Parent shall, and shall cause the Surviving Corporation or its applicable Subsidiaries to, indemnify and hold harmless, and advance expenses to, the Indemnified Persons (whether or not a party to such Action) against any and all losses, claims, damages, liabilities, judgments, fines, amounts paid in settlement or other costs and expenses (including reasonable attorneys’ fees and other costs and expenses which shall be paid in advance of the final disposition of such Action), in each case, to the fullest extent (x) provided for in the Constituent Documents or any indemnification agreement, or other agreement containing any indemnification provisions, in each case, as in effect on the date hereof and (y) permitted by applicable Law; provided that such Indemnified Person shall have made an undertaking to repay such expenses if it is ultimately determined that such Indemnified Person was not entitled to indemnification. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification could be sought by an Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Claim with no admission of liability with respect to such Indemnified Person or such Indemnified Person otherwise consents in writing to such settlement, compromise or consent in his or her sole and absolute discretion. Parent and the Surviving Corporation shall cooperate with an Indemnified Person in the defense of any matter for which such Indemnified Person would be entitled to seek indemnification hereunder.

(c) The Company may obtain, at or prior to the Effective Time, prepaid or “tail” directors’ and officers’ liability insurance policies with respect to acts or omissions occurring at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) for a period beginning at the Effective Time and ending six (6) years after the Effective Time, covering each Indemnified Person on terms and conditions, including with respect to coverage amounts, deductibles and exclusions, that are, individually and in the aggregate, no less favorable to any Indemnified Person that those contained in such policies in effect as of the date of this Agreement. If such prepaid or “tail” insurance policies have been obtained by the Company, Parent shall cause such policies to be maintained in full force and effect for their full term and shall cause all obligations thereunder to be honored by it and the Surviving Corporation. If the Company does not obtain such prepaid or “tail” insurance policies, then for a period beginning as of the Effective Time and ending on the sixth (6th) anniversary of the Closing Date, Parent shall maintain in effect, and shall cause the Surviving Corporation or its applicable Subsidiaries to maintain in effect, for the benefit of the Indemnified Persons, the current level and scope of directors’ and officers’ liability insurance coverage on terms and conditions, including with respect to coverage amounts, deductibles and exclusions, that are, individually and in the aggregate, no less favorable to any Indemnified Person than those contained in the Company’s current directors’ and officers’ liability insurance policy in effect as of the date hereof; provided, however, that in no event shall the Surviving Corporation be required to expend in any one (1) year an amount in excess of 300% of the annual premium currently payable by the Company related to such current policy (the “Annual Cap”); provided, further, that, if the annual premiums payable for such insurance coverage exceed the Annual Cap, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost equal to the Annual Cap.

(d) If Parent or the Surviving Corporation or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, Parent or the Surviving Corporation shall take all actions necessary to ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of the Surviving Corporation (or Parent) under this Section 5.7.

(e) From and after the Closing, the Indemnified Persons shall be third-party beneficiaries of this Section 5.7, with full rights of enforcement as if a party hereto. The rights of the Indemnified Persons under this Section 5.7 shall be in addition to, and not in substitution for or limitation of, any other rights that any such Indemnified Person may have under the applicable Constituent Documents, any other indemnification Contract or agreement with the Company or any Company Subsidies, the DGCL, other applicable Law or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.7 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Person without the consent of such Indemnified Person in his or her sole and absolute discretion.

(f) Nothing herein is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence related to the Company Entities for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.7 is not prior to or in substitution for any such claims under such policies.

Section 5.8 Financing.

(a) Parent shall, and shall cause its controlled Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the Financing upon the terms described in the Commitment Letters at the Closing, including to (i) maintain in full force and effect (and comply with their respective obligations under) the Commitment Letters upon the terms and conditions contained therein (including, in the case of the Debt Commitment Letter, to the extent the same are exercised, the “market flex” provisions set forth in the Fee Letter) until the transactions contemplated hereby are consummated, (ii) satisfy or cause to be satisfied on a timely basis (or obtain the waiver of) all terms and conditions set forth in the Commitment Letters and (iii) negotiate and enter into definitive agreements with respect to the Financing upon the terms and conditions substantially comparable to those contemplated by the Commitment Letters (or on other terms reasonably agreed by Parent and the Financing Sources or other conditions reasonably agreed by Parent, the Company, Guarantor and the Financing Sources). If all of the conditions set forth in Article VI (other than those conditions that, by their terms, shall be and are capable of being satisfied as of the Effective Time) have been satisfied or waived, Parent shall use its reasonable best efforts to cause the Financing to be consummated, and including through using its reasonable best efforts to exercise and enforce the rights of Parent and Merger Sub under the Commitment Letters to the extent necessary to obtain the Financing at or prior to the Effective Time.

(b) Parent shall promptly notify the Company when it becomes aware of (i) the expiration or termination of any of the Commitment Letters, (ii) any refusal by the Financing Sources or Guarantor, as the case may be, to provide the Financing contemplated by the Commitment Letters in a manner that, when combined with any other sources of funds available to Parent, would prevent Parent from having sufficient funds to pay the amounts required to be paid hereunder at Closing, (iii) any breach or default by any party to the Commitment Letters or definitive document relating to the Financing the effect of which would be to prevent Parent from having sufficient funds to pay the amounts required to be paid hereunder at Closing or to delay the funding of the Financing or (iv) receipt of any notice or other communication from any Person with respect to any actual or alleged breach, default, termination or repudiation by any party to the Commitment Letters or any definitive document related to the Financing, to the extent such expiration, termination, refusal, breach, default, notice or other written communication could reasonably be expected to prevent or materially delay the Closing or otherwise result in insufficient proceeds of the Financing to consummate the transactions contemplated hereby at the Closing. For the avoidance of doubt, Parent shall have no obligation to disclose any information to Company to the extent such disclosures would result in the waiver of applicable legal privilege (including attorney-client privilege) but shall provide a general description of such withheld information.

(c) Parent shall not, and shall use reasonable best efforts to cause its Affiliates not to, replace, amend or waive the Commitment Letters without the Company’s prior written consent, if such replacement, amendment or waiver (i) reduces the aggregate amount of the Financing in a manner that would prevent Parent from having sufficient funds to pay the amounts required to be paid hereunder on the Closing Date, when combined with any other sources of funds available to Parent, (ii) imposes any new or additional conditions precedent to the availability of the Financing or otherwise effects any replacement, amendment, modification or waiver, in each case that would reasonably be expected to delay or prevent the Closing or make the funding of the Financing less likely to occur or adversely impact the ability of Parent to enforce its rights against the Financing Sources or any other parties to the Financing or the definitive agreements with respect thereto, in each case in any material respect or (iii) relieves or releases any Financing Source from its obligations under the Commitment Letters (other than as expressly provided for in the Commitment Letters as in effect on the date hereof in connection with the designation of additional arrangers), it being understood and agreed that in any event, Parent may, without the written consent of Company, amend the Commitment Letters to (A) add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the Commitment Letters as of the date hereof and consent to the assignment after the date hereof of lending commitments under the Commitment Letters to other lenders (it being understood that the aggregate commitments of the Financing Sources party to the Commitment Letters prior to such amendment or modification (but not the aggregate commitments thereunder) may be reduced in the amount of such additional party’s commitment) or (B) increase the aggregate amount of the Financing. Parent shall promptly provide the Company with copies of any replacement, amendment or waiver of the Commitment Letters that is permitted in accordance with this Agreement.

(d) If funds in the amounts and upon the terms set forth in the Commitment Letters become unavailable to Parent upon the terms and conditions (including any “flex” rights) set forth in the Commitment Letters and such amounts are necessary to consummate the transactions contemplated hereby (except in accordance with the express terms set forth in the Commitment Letters or unless concurrently replaced on a dollar-for-dollar basis by commitments subject to substantially the same conditions as those set forth in the Commitment Letters from other financing sources or from proceeds of other sources of financing or cash), Parent shall (i) as promptly as practicable use its reasonable best efforts to obtain financing (“Alternative Financing”) in amounts and otherwise on terms and conditions not materially less favorable in the aggregate to Parent than as set forth in the Commitment Letters with financing sources acceptable to Parent in its sole discretion but in any event in amounts sufficient to pay amounts required of Closing and with no additional or more onerous conditions to the funding of the Financing and (ii) promptly notify the Company of such unavailability and the reason therefore. Parent shall promptly provide the Company with copies of any commitment letter associated with any Alternative Financing. If Parent proceeds with Alternative Financing, it and the Company will be subject to the same obligations with respect to the Alternative Financing as set forth in this Section 5.8 with respect to the Financing. Parent shall provide the Company with prompt written notice of the receipt of any notice or other communications from any Financing Source with respect to such Financing Source’s failure or anticipated failure to fund its commitments under any Commitment Letter or definitive agreement in connection therewith. Parent shall keep the Company reasonably informed on a current basis of the status of its efforts to consummate the Financing.

(e) Parent shall, as promptly as practicable (and in any event within 24 hours) after obtaining knowledge thereof, give the Company written notice of any (i) breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) related to the Financing of which it becomes aware, (ii) actual or threatened withdrawal, repudiation or termination by any party to the Commitment Letters or definitive agreements related to the Financing, (iii) material dispute or disagreement between or among any parties to the Commitment Letters or definitive agreements related to the Financing, (iv) without limiting any of the Company’s rights hereunder, amendment or modification of, or waiver under, the Commitment Letters and the Financing, or (v) notification from one or more parties to the Commitment Letters or any party to any definitive agreements related to the Financing of such party’s inability to satisfy one or more conditions precedent to the Financing. Parent shall give the Company prompt written notice if Parent believes in good faith that Parent will not be able to timely obtain all or any portion of the Financing on the terms and in the manner or from the sources contemplated by the Commitment Letters. Parent shall keep the Company informed on a reasonably current basis, in reasonable detail, of the status of its efforts to arrange the Financing. In the event that Parent commences an enforcement action to enforce its rights under any agreement in respect of the Financing or to cause any Financing Source to fund all or any portion of the Financing, Parent shall keep the Company reasonably informed of the status of such enforcement action.

(f) Prior to the Closing, the Company shall, and shall cause the Company Subsidiaries to, solely at the cost and expense of Parent, use its and their reasonable best efforts to provide such cooperation as may be reasonably requested by Parent in connection with the arrangement of the Financing, so long as such requests are timely made so as not to delay the Closing beyond the date that it would otherwise occur. Without limiting the generality of the foregoing, prior to the Closing, such cooperation shall include using reasonable best efforts to do the following (in each case, to the extent so requested):

(i) causing management teams of the Company, with appropriate seniority and expertise, upon reasonable advance notice and during business hours, to participate in a reasonable number of meetings, conference calls, drafting sessions, due diligence sessions and similar presentations to and with prospective lenders and rating agencies (with all of the foregoing to be virtual at the Company’s or such persons’ request);

(ii) reasonably assisting with the preparation of customary rating agency presentations, bank information memoranda and other customary marketing, lender and investor presentations and syndication materials (which may only be distributed to a third party to the extent permitted by the Confidentiality Agreement or other customary confidentiality arrangements) reasonably and customarily required and reasonably requested by the Financing Sources in connection with the Financing, in each case solely with respect to information relating to the Company’s business (including, without limitation, providing customary key performance indicators with respect to environmental and social guidelines);

(iii) delivering customary authorization letters in connection with the marketing materials for the Debt Financing (including with respect to the absence of material non-public information in the public-side version of such documents distributed to potential lenders and the absence of material misstatements);

(iv) furnishing Parent and the Financing Sources, no later than four (4) Business Days prior to the Closing Date, with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and 31 C.F.R. §1010.230, that has been reasonably requested by Parent in writing, at least ten (10) Business Days prior to the Closing Date;

(v) subject to Section 5.8(g), facilitating the taking of all reasonable and customary corporate action, limited liability company action or other organizational action, as applicable, subject to the occurrence of the Closing, necessary to permit and/or authorize the consummation of the Debt Financing;

(vi) subject to Section 5.8(g), assisting in the preparation of customary definitive financing and security documentation and the completion of and disclosure schedules, exhibits or annexes thereto and permitting officers of the Company and its Subsidiaries who will be officers of such entities after the Closing Date to execute and deliver documentation in connection with the Debt Financing (including a solvency certificate substantially in the form attached as Annex I to the Summary of Additional Conditions Exhibit to the Debt Commitment Letter);

(vii) obtaining customary payoff letters, Lien releases and similar instruments in respect of the Existing Credit Facility; and

(viii) subject to Section 5.8(g), reasonably facilitating the pledge and perfection of liens and security interests in connection with the Debt Financing, as may be reasonably requested by Parent (provided that no obligation under any document or agreement with respect thereto will take effect until the Closing) and executing and delivering officer’s certificates (including solvency and perfection certificates), agreements that facilitate the creation, perfection or enforcement of liens securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank)), corporate organizational documents, lien searches, documentation and other information reasonably requested by Parent to determine whether or not the Company and its Subsidiaries are in compliance with the Investment Company Act, and resolutions contemplated by the Debt Financing or reasonably requested by Parent or its Financing Sources.

(g) Notwithstanding Section 5.8(f) or anything else to the contrary in this Agreement, none of the Company, its Affiliates or their respective Representatives will be required to (i) waive or amend any terms of this Agreement or agree to pay or pay any commitment or other similar fee or incur, prior to the Closing, any actual or potential liability or obligation in connection with the Financing, (ii) execute or enter into or perform any agreement with respect to the Financing that is not contingent upon the Closing occurring or that would be effective prior to the Closing (other than execution and delivery of authorization letters contemplated by clause (f)(iii) above), (iii) provide or cause to be provided any information or take or cause to be taken any action to the extent it would result in a violation of applicable Law or loss of any legal privilege, (iv) take any action that would unreasonably interfere with the business or operation of the Company or any of its Subsidiaries or their respective Representatives, (v) take any action that would cause any representation or warranty in this Agreement to be breached or become inaccurate or that would breach any covenant in this Agreement, (vi) take any action that would conflict with or violate, or that would reasonably be expected to conflict with or violate, the Constituent Documents of the Company or any of its Subsidiaries or applicable Law, (vii) take any action that would result in the contravention of, or that could reasonably be expected to result in a violation or breach of, or a default under, any Contract to which the Company or any of its Subsidiaries or its or their respective Representatives is a party or by which it is bound or any obligations of confidentiality binding on the Company or any of its Subsidiaries or its or their respective Representatives, (viii) cause any director, officer, employee or other Representative of the Company or any of its Subsidiaries to incur any actual or potential personal liability or (ix) prepare any pro forma financial statements, projections or other similar materials.

(h) Parent shall, promptly upon request by the Company, reimburse the Company, the Company Subsidiaries or their respective Representatives, as applicable, for all reasonably documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Company, the Company Subsidiaries or their respective Representatives in connection with this Section 5.8. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company and the Company Subsidiaries and their respective Representatives from and against any and all Liabilities, losses, damages, claims, costs, expenses (including reasonable attorneys’ fees and expenses), interest, awards, judgments and penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) suffered or incurred in connection with any financing, whether the Financing, any Alternative Financing or any other financing, or other securities offering of Parent or its Affiliates or any information, assistance or activities provided in connection therewith or otherwise in connection with the performance of the obligations of the Company and the Company Subsidiaries under this Section 5.8. The reimbursement, indemnification and exculpation obligations of Parent and Merger Sub pursuant to this Section 5.8(h) shall be referred to collectively as the “Reimbursement and Indemnification Obligations.”

(i) The Company hereby consents to the use of its and its Subsidiaries’ logos in a customary manner in connection with the Financing; provided that such logos shall be used solely in a manner that is reasonable and customary for such purposes and that is not intended to or reasonably likely to harm or disparage or otherwise adversely affect the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries or any of their respective products, services or offerings.

(j) All non-public or other confidential information provided by the Company, the Company Subsidiaries or their respective Representatives pursuant to this Section 5.8 shall be kept confidential in accordance with, and will be subject to the terms of, the Confidentiality Agreement; provided that the Company agrees that Parent and its Affiliates may share non-public or confidential information regarding the Company Entities and their businesses with the Financing Sources and potential financing sources in connection with the Debt Financing; provided, further, that (i) Parent shall notify the Company in writing of the identity of any recipients of such information prior to such information being shared or furnished and (ii) such Persons agree to be bound by the Confidentiality Agreement or are subject to other confidentiality obligations or undertakings customary for transactions similar to the Debt Financing and, in each case, shall be deemed to be Representatives of Parent under the terms of the Confidentiality Agreement; provided, however, that notwithstanding the foregoing or anything contained herein to the contrary, for the avoidance of doubt, under no circumstance shall Parent or its Affiliates permitted to disclose any information to any such Person if and to the extent such information constitutes “Highly Confidential Information” under the Clean Team Agreement.

(k) The Company, the Company Subsidiaries and their respective Representatives shall be given a reasonable opportunity to review all presentations, bank information memoranda and similar marketing materials, materials for rating agencies and other documents prepared by or on behalf of or used by Parent or any of its Affiliates or used or distributed to any Financing Source in connection with the Financing that include any logos of or information about or provided by the Company, the Company Subsidiaries or their respective Representatives, and, upon the Company’s prior written request, any such presentations, memoranda, materials or documents shall include a conspicuous disclaimer to the effect that none of the Company, the Company Subsidiaries or their respective Representatives has any responsibility or liability for the content of such document and that the Company, the Company Subsidiaries and their respective Representatives disclaim all responsibility therefor.

(l) Parent and Merger Sub acknowledge and agree that the availability of the Financing or Alternative Financing is not a condition to the obligation of Parent and Merger Sub to consummate the transactions contemplated hereby (including the Merger) in accordance with the terms of this Agreement, and that the unavailability of the Financing or Alternative Financing, or any adverse changes in the terms or conditions thereof, shall not in any event excuse the performance by Parent or Merger Sub of their obligations hereunder.

Section 5.9 Stock Exchange Delisting and Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable to cause the Surviving Corporation’s securities to be de-listed from the Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time.

Section 5.10 Section 16 Matters. Prior to the Effective Time, the Company shall use reasonable best efforts to cause any dispositions of Company Common Stock (including derivative securities related to Company Common Stock) by officers or directors of the Company resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 5.11 Employee Benefit Matters.

(a) For a period of one (1) year immediately following the Effective Time (or if shorter, during the period of employment), Parent shall provide, or shall cause to be provided, to each employee of any Company Entity immediately prior to the Closing who continues to be employed by Parent or its Subsidiaries immediately following the Closing (each, a “Continuing Employee”) with (i) an annual base salary or wage rate that is no less favorable than that provided to each such Continuing Employee immediately prior to the Effective Time, (ii) a target annual cash incentive opportunity (excluding specific performance goals) that is no less favorable than that provided to each such Continuing Employee immediately prior to the Effective Time and (iii) employee benefits that are substantially comparable in the aggregate to those provided to each such Continuing Employee immediately prior to the Effective Time, excluding equity or equity-based arrangements, severance benefits, change in control, retention or similar benefits, nonqualified deferred compensation arrangements, retiree medical and welfare benefits, defined benefit pension plans and specific performance goals for any cash incentive compensation.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under any employee benefit plans of Parent and its Subsidiaries solely to the extent such plans provide benefits to any Continuing Employee after the Effective Time (excluding the Company Benefit Plans) (the “New Plans”), Parent shall cause each such Continuing Employee to be credited with his or her years of service with the Company Entities and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any comparable Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing service credit shall not be required to apply (i) to the extent that its application would result in a duplication of benefits with respect to the same period of service, (ii) for purposes of eligibility, vesting or benefit accruals under any defined benefit pension plan and (iii) for purposes of eligibility, vesting or benefit accruals under any retiree medical or welfare arrangement. In addition, and without limiting the generality of the foregoing, for any New Plans that are welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or the Surviving Corporation (“Parent Welfare Company Benefit Plans”) in which a Continuing Employee may be eligible to participate on or after the Effective Time, Parent and the Surviving Corporation shall (1) waive, or use commercially reasonable efforts to cause the applicable insurance carrier (including, if applicable, any stop loss insurance carrier) to waive, all limitations as to eligibility waiting periods and preexisting and at-work conditions, if any, related to participation and coverage requirements applicable to each Continuing Employee under any Parent Welfare Company Benefit Plan to the same extent waived or otherwise satisfied under a comparable Company Benefit Plan, and (2) use commercially reasonable efforts to provide credit to each Continuing Employee for any co-payments, deductibles and out-of-pocket expenses paid by such Continuing Employee under the Company Benefit Plans during the plan year in which the Effective Time occurs, up to and including the Effective Time.

(c) If requested by Parent no later than ten (10) days prior to the Closing Date, effective as of the day immediately prior to the Closing Date and contingent upon the occurrence of the Closing, the Company shall terminate or shall cause the termination of each U.S. tax-qualified defined contribution plan provided to current and former employees of the Company Entities (each, a “Company Qualified Plan”). In such event, prior to the Closing Date and thereafter (as applicable), the Company and Parent shall take any and all action as may be required, including amendments to a U.S. tax-qualified defined contribution plan maintained by Parent or one of its Subsidiaries (each, a “Parent Qualified Plan”), to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in cash or notes (representing plan loans from the Company Qualified Plan) in an amount equal to the eligible rollover distribution portion of the account balance distributable to such Continuing Employee from such Company Qualified Plan to the corresponding Parent Qualified Plan. If the Company Qualified Plan is terminated as described herein, the Continuing Employees shall be eligible to participate in a Parent Qualified Plan as soon as practicable following the Closing Date.

(d) As soon as practicable following the Closing Date, and contingent upon the Closing, the Surviving Corporation shall pay to the individuals set forth in Section 5.11(d) of the Company Disclosure Letter that fraction of the 2022 annual bonus target amount for each such individual set forth in Section 5.11(d) of the Company Disclosure Letter, the numerator of which is the number of days in 2022 that have elapsed through to and including the Closing Date, and the denominator of which is 365, less applicable Taxes and other withholdings; provided, however, that such individual remains employed by the Surviving Corporation or any Company Entity and has neither given nor received notice of termination through the Closing Date.

(e) Prior to and contingent upon the Closing, the Company shall take all steps necessary to terminate the Company’s New Executive Supplemental Savings Plan, the NSI Supplemental Retirement Plan and the NSI Technology Services Corporation Supplemental Retirement Plan (collectively, the “Nonqualified Plans”) in accordance with the terms of the Nonqualified Plans and Treas. Reg. Section 1.409A-3(j)(ix)(B), such termination to become irrevocable upon the Closing. As soon as practicable following the Closing Date, the Surviving Corporation shall pay to the participants in the Nonqualified Plans all vested benefits owing to them thereunder. Payment shall be made to each such participant in single lump sum in cash, less applicable Taxes and other withholdings, as soon as practicable following the Closing Date, but in any event prior to the twelve (12) month anniversary of the Closing Date.

(f) Nothing in this Section 5.11 shall be treated as an amendment of, or undertaking to amend, any Benefit Plan. The provisions of this Section 5.11 are solely for the benefit of the respective parties to this Agreement, and nothing in this Section 5.11, express or implied, shall confer upon any Company Service Provider or any Continuing Employee, or legal representative or beneficiary thereof or any other Person, any rights or remedies, including any right to employment or service or continued employment or service for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or a right of any employee or beneficiary of such Company Service Provider, Continuing Employee or other Person under a Company Benefit Plan that such Company Service Provider, Continuing Employee or beneficiary or other Person would not otherwise have under the terms of that Company Benefit Plan. Nothing in this Agreement shall restrict, or be deemed to restrict, Parent or any of its Affiliates from terminating the employment of any Company Service Provider or Continuing Employee.

Section 5.12 Stockholder Litigation. In the event that, prior to the Effective Time or the valid termination of this Agreement, any Action related to this Agreement or transactions contemplated hereby (including the Merger) is brought against the Company, any of its Subsidiaries or its directors by holders of Equity Securities in the Company (“Company Stockholder Litigation”), the Company shall promptly notify Parent of such Company Stockholder Litigation and shall keep Parent reasonably informed on a current basis of the status thereof. The Company shall give Parent the opportunity to review and comment on all material filings or responses to be made by the Company in connection with such Company Stockholder Litigation (and shall consider in good faith any such comments), subject to a customary joint defense agreement, but not control, the defense and settlement of any such Company Stockholder Litigation; provided, however, that the Company shall not, and shall not permit any of its Subsidiaries to, settle or compromise or consent to any settlement or compromise (or engage in any settlement negotiations concerning) any Company Stockholder Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.13 Transfer Taxes. Parent or the Surviving Corporation shall pay, or cause to be paid, all documentary, sales, use, real property transfer, registration, transfer, stamp, recording and similar Taxes, together with any related interest, penalties, fines, fees, additions to Tax or other additional amounts with respect thereto incurred in connection with this Agreement or the transactions contemplated hereby, and will file or cause to be filed all Tax Returns relating to the foregoing that are required to be filed by Parent, the Company or the Surviving Corporation.

Section 5.14 FIRPTA. On or prior to the Closing Date, the Company shall deliver to Parent a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c) and a notice to be delivered to the United States Internal Revenue Service as required under Treasury Regulations Section 1.897-2(h)(2), each dated no more than 30 days prior to the Closing Date and signed by a responsible corporate officer of the Company.

Section 5.15 Takeover Laws. If any Takeover Law becomes, or purports to become, applicable to any Company Entity or the Merger or the other transactions contemplated hereby, each Party shall grant any approvals and take any actions that are necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable upon the terms contemplated hereby and otherwise act to lawfully eliminate or minimize the effects of such statute or regulation on any Company Entity or the Merger or the other transactions contemplated hereby.

Section 5.16 Merger Sub Compliance. Subject to the terms and conditions set forth in this Agreement, Parent shall cause each of Merger Sub and, after the Closing, the Surviving Corporation, to comply with and perform promptly all of its obligations under or relating to this Agreement and to consummate the transactions contemplated hereby, including the Merger. Parent hereby (a) guarantees the due, prompt and faithful payment performance and discharge by Merger Sub of, and compliance by Merger Sub with, all of the covenants and agreements of Merger Sub under this Agreement and (b) agrees to take all actions necessary, proper or advisable to ensure such payment, performance and discharge by Merger Sub under this Agreement. Parent and Merger Sub shall be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement. Prior to the Effective Time, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

Section 5.17 Director Resignations. At or prior to the Closing, the Company shall use its reasonable best efforts to deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company who are not also officers of the Company, which resignations shall be effective at the Effective Time.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Obligations of Each Party. The respective obligations of each Party to effect the Merger and to consummate the Closing are subject to the satisfaction (or waiver if permissible under applicable Law) as of the Effective Time of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained, and this Agreement shall have been adopted thereby, in each case in accordance with applicable Law and the Constituent Documents of the Company.

(b) No Legal Restraint. No Law, whether temporary or permanent, shall be in effect that prevents, makes illegal or prohibits the Merger or any other transaction contemplated hereby, and no Government Authority of competent jurisdiction shall have issued any Order that prevents, makes illegal or prohibits the Merger or any other transaction contemplated hereby (any such Law, Order or Action, a “Legal Restraint”).

(c) HSR Clearance. The waiting period (and any extension thereof) applicable to the transactions contemplated by the Agreement (including the Merger) under the HSR Act shall have expired or otherwise been terminated (the “HSR Clearance”).

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Closing are subject to the satisfaction (or waiver by Parent if permissible under applicable Law) as of the Closing of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties set forth in (i) Article III (other than those set forth in Section 3.1, Section 3.3(a), Section 3.4, Section 3.7(b), Section 3.20 and Section 3.21) shall be true and correct as of the date hereof and as of the Closing Date as if made at and as of such dates (other than to the extent that any such representation or warranty expressly relates to an earlier date or period, in which case such representation or warranty must be true and correct as of such earlier date or period), in each case made as if none of such representations and warranties contained any qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or similar qualification, except where the failure of such representations and warranties to be true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) Section 3.1 (Organization, Standing and Power), Section 3.4 (Authority; Execution and Delivery; Enforceability; State Takeover Statutes; No Rights Plan), Section 3.20 (Broker’s Fees) and Section 3.21 (Opinion of Company Financial Advisor) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of such dates (other than to the extent that any such representation or warranty expressly relates to an earlier date or period, in which case such representation or warranty must be true and correct as of such earlier date or period), in each case made as if none of such representations and warranties contained any qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or similar qualification, and (iii) Section 3.3(a) (Company Capitalization), and Section 3.7(b) (Absence of Certain Changes or Events) of the Agreement shall be true and correct in all respects (other than, in the case of Section 3.3(a) only, de minimis inaccuracies) as of the date hereof and as of the Closing Date as if made at and as of such dates.

(b) Covenants and Agreements. The Company shall have performed or complied in all material respects with all of the covenants, agreements and obligations required to be performed and complied with by it under this Agreement at or prior to the Closing.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, has had or resulted in a Company Material Adverse Effect, which is continuing.

(d) Company Certificate. Parent shall have received a certificate executed on behalf of the Company by a duly authorized officer confirming that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

Section 6.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Closing is subject to the satisfaction (or waiver by the Company) as of the Closing of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties set forth in (i) Article IV (other than those set forth in Section 4.1, Section 4.3 and Section 4.14) shall be true and correct as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (other than to the extent that any such representation or warranty expressly relates to an earlier date or period, in which case such representation or warranty must be true and correct as of such earlier date or period), in each case made as if none of such representations and warranties contained any qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” or similar qualification, except where the failure of such representations and warranties to be true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) Section 4.1 (Organization, Standing and Power), Section 4.3 (Authority; Execution and Delivery; Enforcement) and Section 4.14 (Broker’s Fees) shall be true and correct in all respects, except for de minimis inaccuracies, as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (other than to the extent that any such representation or warranty expressly relates to an earlier date or period, in which case such representation or warranty shall be true and correct in all respects as of such earlier date or period).

(b) Covenants and Agreements. Each of Parent and Merger Sub shall have performed and complied in all material respects with all of the covenants, agreements and obligations required to be performed and complied with by it under this Agreement at or prior to the Closing.

(c) Parent Certificate. The Company shall have received a certificate executed on behalf of Parent by a duly authorized officer confirming that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION

Section 7.1 Termination.

(a) Termination by Mutual Agreement. Parent and the Company shall have the right to terminate this Agreement and abandon the transactions contemplated hereby at any time prior to the Closing by mutual written agreement.

(b) Termination by Either Parent or the Company. Each of Parent and the Company shall have the right to terminate this Agreement at any time prior to the Closing if:

(i) the Closing shall not have occurred by 5:00 p.m. (Eastern time) on February 13, 2023 (the “Outside Date”); provided, however, that, if, as of the date that is five (5) Business Days prior to the Outside Date, all of the conditions to the Closing set forth in Article VI have been satisfied or duly waived by all Parties entitled to the benefit thereof (other than (1) the conditions set forth in Section 6.1(b) and Section 6.1(c) (but solely in respect of a Legal Restraint relating to the HSR Act or any other Antitrust Law)) and (2) any condition that by its nature is to be satisfied at the Closing (provided that such condition would be capable of being satisfied if the Closing were the Outside Date), the Company may by delivery of written notice to Parent elect to extend the Outside Date to a date not later than May 13, 2023; provided, further, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a Party if the failure of the Closing to have occurred by the Outside Date (as it may be extended under this Section 7.1(b)(i)) was caused by such Party’s material breach of, or such Party’s failure to perform or comply with in any material respect, any of its covenants or agreements hereunder;

(ii) a permanent Legal Restraint shall be in effect that has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a Party if the existence of such Legal Restraint was caused by such Party’s material breach of, or failure to perform or comply with in any material respect, any of its covenants or agreements hereunder; or

(iii) the Company Stockholder Approval shall not have been obtained after the final adjournment of the Company Stockholders Meeting at which a vote of the Company Stockholders has been taken in accordance with this Agreement.

(c) Termination by Parent. Parent shall have the right to terminate this Agreement and abandon the transactions contemplated hereby if:

(i) prior to the receipt of the Company Stockholder Approval, the Company Board has effected a Change of Recommendation; or

(ii) prior to the Closing, the Company has breached or failed to perform any of its covenants or agreements hereunder, or any of the Company’s representations or warranties hereunder fails to be true and correct, which breach or failure (A) would give rise to the failure of any condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied and (B) is not capable of being cured by the Company by the Outside Date (as it may be extended under Section 7.1(b)(i)) or, if capable of being cured by the Company by the Outside Date (as it may be extended under Section 7.1(b)(i)), is not cured by the Company within thirty (30) days after Parent delivers written notice of such breach or failure to the Company; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 7.1(c)(ii) if Parent or Merger Sub is in breach of any of their respective covenants or agreements hereunder in any material respect, or any of Parent’s or Merger Sub’s respective representations or warranties hereunder fails to be true and correct in any material respect, in each case, such that any condition set forth in Section 6.3(a) or Section 6.3(b) could not then be satisfied.

(d) Termination by the Company. The Company shall have the right to terminate this Agreement and abandon the transactions contemplated hereby:

(i) prior to the receipt of the Company Stockholder Approval, in order to substantially concurrently enter into a written definitive agreement providing for the consummation of the transactions determined by the Company Board to constitute a Superior Acquisition Proposal in accordance with Section 5.2(e); provided, however, that the Company shall not be entitled to terminate this Agreement under this Section 7.1(d)(i), and no such purported termination shall have any effect, unless (A) the Company has complied in all material respects with its obligations under Section 5.2 and (B) prior to or concurrently with such termination, the Company pays Parent the applicable Company Termination Fee under Section 7.3(a);

(ii) prior to the Effective Time, if any of Parent or Merger Sub breaches any of their respective covenants or agreements hereunder, or any of Parent’s or Merger Sub’s respective representations or warranties hereunder fails to be true and correct, which breach or failure (1) would cause any of the conditions to the Closing set forth in Section 6.3(a) or Section 6.3(b) to not be satisfied and (2) is not reasonably capable of being cured by Parent or Merger Sub, as applicable, by the Outside Date (as it may be extended under Section 7.1(b)(i)) or, if reasonably capable of being cured by Parent or Merger Sub, as applicable, by the Outside Date (as it may be extended under Section 7.1(b)(i)), is not cured by Parent or Merger Sub, as applicable, within thirty (30) days after the Company delivers written notice of such failure to Parent; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 7.1(d)(ii) if the Company is then in breach of any of its covenants or agreements hereunder in any material respect, or any of the Company’s representations or warranties hereunder fails to be true and correct in any material respect, in each case, such that any condition set forth in Section 6.2(a) or Section 6.2(b) could not then be satisfied; or

(iii) if (A) all of the conditions set forth in Section 6.1 and Section 6.2 have been and remain satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing; provided that each such condition is then capable of being satisfied), (B) the Company has delivered a written notice to Parent that the Company stands ready, willing and able to consummate the Closing and (C) Parent fails to consummate the Closing (other than by reason of the Company’s failure to waive any condition set forth in Section 6.3 that is not satisfied) within three (3) Business Days following the Company’s delivery of such notice.

Section 7.2 Effect of Termination. This Agreement may be terminated only under Section 7.1. In order to terminate this Agreement under Section 7.1, the Party desiring to terminate this Agreement shall give written notice of such termination to the other Parties under Section 8.4, specifying the subsection of Section 7.1 under which such termination is effected. If this Agreement is terminated under Section 7.1, this Agreement shall immediately become void and of no effect, and no Party shall have any further Liability, whether arising before, at or after such termination, that may be based on this Agreement, arising out of this Agreement or relating hereto or the negotiation, execution, performance or subject matter hereof, except that (a) this Section 7.2, Section 7.3 and Article VIII shall survive such termination and remain in full force and effect in accordance with their terms, (b) the Reimbursement and Indemnification Obligations, and the provisions of Section 5.8 relating thereto, and the Liabilities of Parent and Merger Sub therefor, shall survive such termination and remain in full force and effect in accordance with their terms and (c) no such termination shall relieve any Party from Liability for Willful Breach occurring prior to such termination. No termination hereof shall affect (i) the Parties’ respective obligations under the Confidentiality Agreement (as amended by Section 5.4) or the Clean Team Agreement or (ii) the Limited Guarantee, all of which obligations shall survive any termination hereof in accordance with their terms (notwithstanding anything in Section 8.6 to the contrary).

Section 7.3 Termination Fees; Parent Expense Reimbursement.

(a) Termination Fee. If Company terminates this Agreement under Section 7.1(d)(i) or Parent terminates this Agreement pursuant to Section 7.1(c)(i), the Company shall pay to Parent a fee of $115,876,916.00 in cash (the “Company Termination Fee”), by wire transfer of immediately available funds, (i) in the case of termination by the Company pursuant to Section 7.1(d)(i), prior to or concurrently with such termination to an account designated by Parent pursuant to wiring instructions that Parent delivers to the Company in writing and (ii) in the case of termination by Parent pursuant to Section 7.1(c)(i), within two (2) Business Days of the date of such termination to an account designated by Parent pursuant to wiring instructions that Parent delivers to the Company in writing.

(b) Company Tail Fee. The Company shall pay to Parent an amount in cash equal to the Company Termination Fee if (i) this Agreement is validly terminated by the Company or Parent pursuant to (x) Section 7.1(b)(i) and the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof), (y) Section 7.1(b)(iii) or (z) by Parent pursuant to Section 7.1(c)(ii), (ii) at any time after the date of this Agreement and prior to such termination (in the case of the foregoing clauses (x) or (z)) or the Company Stockholders Meeting (in the case of the foregoing clause (y)), a bona fide Alternative Acquisition Proposal is publicly announced or publicly disclosed and such Alternative Acquisition Proposal has not been withdrawn at or prior to the time of such termination, (iii) within twelve (12) months after the date of such termination, the Company enters into a definitive, written Contract with respect to an Alternative Acquisition Proposal and such Alternative Acquisition Proposal is subsequently consummated and (iv) at the time of such termination, the Commitment Letters shall not have been terminated, withdrawn or rescinded without being replaced in compliance with Section 5.8 and the Company shall not have been entitled to terminate this Agreement pursuant to Section 7.1(d)(ii) or Section 7.1(d)(iii); provided that, for purposes of this Section 7.3(b), the references to “20%” in the definition of Alternative Acquisition Proposal shall be deemed to be references to “50%.” If owed under this Section 7.3(b), the Company shall pay to Parent the Company Termination Fee by wire transfer of immediately available funds in accordance with wiring instructions delivered in writing to the Company by Parent prior to or concurrently with the consummation of such Alternative Acquisition Proposal.

(c) Parent Termination Fee. If (i) the Company terminates this Agreement pursuant to Section 7.1(d)(ii) or Section 7.1(d)(iii), (ii) Parent or the Company terminates this Agreement pursuant to Section 7.1(b)(i) and, at the time of such termination, the Company would have been entitled to terminate this Agreement under Section 7.1(d)(ii) or Section 7.1(d)(iii), or (iii) (A) the Company terminates this Agreement pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii) or Parent terminates this Agreement pursuant to Section 7.1(b)(i) or

Section 7.1(b)(ii) at a time when the Agreement is terminable by the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii), respectively, (B) all of the conditions to the Closing set forth in Article VI have been satisfied (or, if any such conditions are by their nature to be satisfied at the Closing, satisfied as if the Closing had occurred on such date of termination) or waived other than the conditions set forth in Section 6.1(b) (solely to the extent that such Legal Restraint arises under the HSR Act or any other Antitrust Law) or Section 6.1(c) and (C) any of the conditions set forth in Section 6.1(b) (solely to the extent that such Legal Restraint arises under the HSR Act or any Antitrust Law) or Section 6.1(c) have not been satisfied or waived, then in each case, Parent shall pay or cause to be paid to the Company a fee of $239,745,343.00 in cash (the “Parent Termination Fee”), by wire transfer of immediately available funds to an account designated by the Company, no later than two (2) Business Days after the date of such termination.

(d) Other Agreements.

(i) The Parties acknowledge and agree that the covenants and agreements under this Section 7.3 are an integral part of the transactions contemplated hereby, and without such covenants and agreements, the Parties would not have entered into this Agreement. Accordingly, if the Company or Parent does not pay promptly any amount due under Section 7.3 and in order to obtain such payment, the other Party commences an Action that results in a judgment against the Company or Parent, as applicable, for any amount owed thereby under Section 7.3, as applicable, the Company or Parent, as applicable, shall reimburse the other Party by wire transfer of immediately available funds for its and (in the case of Parent) its Affiliates’ reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(ii) Notwithstanding anything herein to the contrary, if this Agreement is terminated under circumstances in which the Company is required to pay, and in fact pays, the Company Termination Fee, (1) payment by the Company of such Company Termination Fee, together with any costs and expenses owed by the Company under Section 7.3(d)(i), shall be the sole and exclusive remedy of Parent and Merger Sub (and each of their respective Affiliates and any Representatives of any of the foregoing) for any Actions, Liabilities, losses, damages, judgments, inquiries, fines and fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by Parent, Merger Sub, their respective Affiliates or any Representatives of the foregoing that may be based on this Agreement or the transactions contemplated hereby, arise out of this Agreement or the transactions contemplated hereby or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, (2) upon payment of such amount, together with any costs and expenses owed by the Company under Section 7.3(d)(i), the Company, its Affiliates and each of their respective Representatives shall have no further Liability that may be based on this Agreement or the transactions contemplated hereby, arise out of this Agreement or the transactions contemplated hereby or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, (3) none of Parent, Merger Sub, their respective

Affiliates or any Representatives of the foregoing shall have, and each of the foregoing expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on this Agreement or the transactions contemplated hereby, arise out of this Agreement or the transactions contemplated hereby or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, and (4) the maximum aggregate Liability of the Company, its Affiliates and their respective Representatives to Parent, Merger Sub, their respective Affiliates and the Representatives of each of the foregoing that may be based on this Agreement or the transactions contemplated hereby, arise out of this Agreement or the transactions contemplated hereby or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, shall not exceed such Company Termination Fee, together with any costs and expenses owed by the Company under Section 7.3(d)(i), and Parent and its Representatives shall not seek to recover monetary damages in excess of such amount. Notwithstanding the foregoing, nothing in this Section 7.3 shall limit the rights of Parent and Merger Sub under Section 8.10. Notwithstanding anything herein to the contrary (including Section 7.2), in no event shall the Company be required to pay to Parent the Company Termination Fee more than once.

(iii) Notwithstanding anything herein to the contrary, but subject to the Company’s rights to obtain an injunction or other equitable relief under Section 8.10 to the extent provided therein, and except for the Reimbursement and Indemnification Obligations and Liabilities of Parent and Merger Sub with respect thereto, if this Agreement is terminated under circumstances in which Parent is required to pay, and in fact pays, the Parent Termination Fee, (1) the Company’s receipt of the Parent Termination Fee, together with any costs and expenses owed by Parent under Section 7.3(d)(i), in each case, if payable, shall be the Company’s sole and exclusive remedy for any Actions, Liabilities losses, damages, judgments, inquiries, fines and fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by the Company or any of its Representatives that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, (2) upon payment of such amount, together with any costs and expenses owed by Parent under Section 7.3(d)(i), Parent, the other Parent Related Parties and each of their respective Representatives shall have no further Liability that may be based on this Agreement or the transactions contemplated hereby, arise out of this Agreement or the transactions contemplated hereby or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, (3) none of the Company, its Affiliates or any Representatives of the foregoing shall have, and each of the foregoing expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute and including for Willful Breach) or in equity) that may be based on this Agreement or the transactions contemplated hereby, arise out of this Agreement or the transactions contemplated hereby or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, and (4) the maximum aggregate Liability of the Parent Related Parties to the Company that may be based on this Agreement or the transactions contemplated hereby, arise out of this Agreement or the transactions contemplated hereby or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, shall not exceed the Parent Termination Fee, together with any costs and expenses owed by Parent under Section 7.3(d)(i) and any Liabilities under the Reimbursement and Indemnification Obligations, and the Company and its Representatives shall not seek to recover monetary damages in excess of such amount. While the Company may pursue both a grant of specific performance or other equitable relief under Section 8.10 and, following termination of this Agreement, the payment of the Parent Termination Fee under Section 7.3(c), under no circumstances shall the Company be entitled to receive both (i) a grant of specific performance or other equitable relief that results in the Financing being funded or the Closing occurring and (ii) (a) the Parent Termination Fee to the extent it is payable in accordance with Section 7.3(c) and (b) the fees, costs and expenses owed by Parent under Section 7.3(d)(i) in connection with this Agreement or any termination of this Agreement. For clarity, and notwithstanding anything herein to the contrary, nothing in this Section 7.3(d) will affect the rights and obligations of any party pursuant to the Confidentiality Agreement or limit the ability of the Company to enforce and recover any amounts under the Reimbursement and Indemnification Obligations while simultaneously seeking or receiving any grant of specific performance or other equitable relief, payment of the Parent Termination Fee and the fees, costs and expenses owed by Parent under Section 7.3(d)(i). Notwithstanding anything herein to the contrary (including Section 7.2), in no event shall Parent be required to pay to the Company the Parent Termination Fee more than once.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Amendment and Modification. This Agreement may be amended, changed and supplemented in any and all respects, at any time before the Effective Time, only by the written agreement of the Parties; provided, however, that this Agreement shall not be amended, changed or supplemented (a) in any manner that would adversely affect the rights of the Financing Sources under Section 7.3(d)(iii), Section 8.6, Section 8.8, Section 8.9, Section 8.10, Section 8.11 or this Section 8.1 (or any provision of this Agreement to the extent an amendment, change or supplement of such provision would modify the substance of such Sections, including the definition of “Financing Source”) without the consent of the Financing Sources or (b) following the receipt of the Company Stockholder Approval unless, to the extent required by applicable Law, approved by the Company Stockholders.

Section 8.2 Extension; Waiver. At any time prior to the Effective Time, each Party may (a) extend the time for the performance of any obligation or other act of the other Parties, (b) waive any inaccuracies in the representations and warranties hereunder of the other Parties or (c) subject to the proviso of Section 8.1, waive compliance with any covenant or agreement hereunder of the other Parties or any of its conditions to the Closing in Article VI; provided that any such extension or waiver shall be in an instrument in writing signed on behalf of such extending or waiving Party. Except as required by applicable Law, no waiver hereof shall require the approval of the Company Stockholders. The failure of any Party to assert any of its rights hereunder or otherwise shall not be a waiver of such rights, and no single or partial exercise by any Party of any of its rights hereunder shall preclude any other or further exercise of such rights or any other rights hereunder.

Section 8.3 No Other Representations or Warranties; No Survival of Representations and Warranties.

(a) Except for the representations and warranties expressly set forth in Article III, each of Parent and Merger Sub acknowledges and agrees that (i) none of the Company or any of its Representatives or any other Person makes, or has made, any other express or implied representation or warranty with respect to the Company or the Company Subsidiaries or with respect to any other information provided to Parent or Merger Sub or otherwise in connection with or related to the transactions contemplated hereby, and (ii) each of Parent, Merger Sub, their Affiliates and the Representatives of each of the foregoing has relied solely upon such representations and warranties and its own independent investigation, and has not relied on, or been induced by, any representation, warranty or other statement of, or any other information provided or made available to it by, the Company or its Representatives, in making its determination to enter into this Agreement and proceed with the transactions contemplated hereby. Without limiting the generality of the foregoing, Parent, on its own behalf and on behalf of its Affiliates and its and their respective Representatives, acknowledges and agrees that none of the Company, the Company Subsidiaries or any other Person will have or be subject to any liability or other obligation to Parent or any other Person resulting from the distribution to Parent (including its Representatives), or Parent’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent by the Company in certain “data rooms” or management presentations in connection with or expectation of the Merger. Nothing herein, including this Section 8.3(a), shall eliminate or limit Parent’s or Merger Sub’s available remedies for any Willful Breach committed by the Company.

(b) Except for the representations and warranties expressly set forth in Article IV, the Company acknowledges and agrees that (i) none of Parent, Merger Sub or any of their respective Representatives or any other Person makes, or has made, any other express or implied representation or warranty with respect to Parent or the Parent Subsidiaries or with respect to any other information provided or made available to the Company or otherwise in connection with or related to the transactions contemplated hereby, and (ii) each of the Company, its Affiliates and their Representatives has relied solely upon such representations and warranties and its own independent investigation, and has not relied on, or been induced by, any representation, warranty or other statement of, or any other information provided or made available to it by, Parent, Merger Sub or any of their respective Representatives, in making its determination to enter into this Agreement and proceed with the transactions contemplated hereby. Nothing herein, including this Section 8.3(b), shall eliminate or limit the Company’s available remedies for any Willful Breach committed by Parent or Merger Sub.

(c) None of the representations, warranties, covenants and agreements herein or in any schedule, instrument or other document delivered hereunder or pursuant hereto, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for those covenants and agreements contained in this Agreement and such other instruments that by their terms apply or are to be performed in whole or in part after the Effective Time (including, without limitation, the covenants and obligations under Section 5.7) and this Article VIII.

Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by email (provided that confirmation of email receipt is obtained or no “bounce-back” or similar notice is received by the electronic mail sender within twelve (12) hours thereafter indicating that such electronic mail was undeliverable or otherwise not delivered) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Party under this provision):

(a)	if to Parent or Merger Sub, to:

c/o The Carlyle Group

1001 Pennsylvania Avenue, NW

Washington, DC 20004

Attention:    Ian Fujiyama

                    Dayne Baird

Email:          ian.fujiyama@carlyle.com

                     dayne.baird@carlyle.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, DC 20004-1304

Attention:    Daniel T. Lennon

                    J. Cory Tull

Email:         daniel.lennon@lw.com

                     cory.tull@lw.com

(b)	if to the Company, to:

ManTech International Corporation

2251 Corporate Park Drive

Herndon, VA 20171

Attention:    Michael R. Putnam

Email:         michael.putnam@ManTech.com

with a copy (which shall not constitute notice) to:

King & Spalding LLP

1650 Tysons Blvd, Suite 400

McLean, VA 22102

Attention:    Lawrence Yanowitch

                     Charles Katz

Email:         lyanowitch@kslaw.com

                     ckatz@kslaw.com

Section 8.5 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall be one (1) and the same instrument. Delivery of an executed counterpart hereof by facsimile or other electronic transmission (including email or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be effective as delivery of an original counterpart hereof.

Section 8.6 Entire Agreement; Third-Party Beneficiaries. This Agreement, together with the documents and instruments referred to herein, the Limited Guarantee, the Confidentiality Agreement and the Clean Team Agreement, (a) are the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties related to the subject matter hereof and thereof (although any provisions of the Confidentiality Agreement conflicting with this Agreement shall be governed by this Agreement) and (b) are not intended to confer any rights, benefits, remedies or Liabilities on any Person other than the Parties and their respective successors and permitted assigns, except (i) as provided in Section 5.7(e), (ii) the provisions of Section 7.3(d)(iii), Section 8.1, this Section 8.6, Section 8.8, Section 8.9, Section 8.10 and Section 8.11 shall be enforceable by the Financing Sources and (iii) the last sentence of Section 5.4 relating to amendment of the Confidentiality Agreement shall be enforceable by Carlyle Investment Management, L.L.C.; provided, however, that, if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect.

Section 8.7 Severability. If any term, provision, covenant or restriction hereof is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the Parties intend that the remedies and limitations thereon contained in this Agreement, including Section 7.2, Section 7.3 and Section 8.10, shall be construed as integral provisions of this Agreement and that such remedies and limitations shall not be severable in any manner that increases liability or obligations of any Party (or the Guarantor or any Financing Source) or any of its stockholders, partners, members, Affiliates, directors, officers, employees or agents hereunder or under the Equity Commitment Letter, the Limited Guarantee or the Debt Commitment Letter.

Section 8.8 Assignment. Neither this Agreement nor any of the rights, interests, covenants or agreements hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void; provided, however, that Parent and Merger Sub may by written notice to the Company (a) assign their rights under this Agreement, in whole or in part, to an Affiliate or (b) collaterally assign their rights under this Agreement to any Financing Sources or any agent or collateral trustee for Financing Sources, but in the case of clause (a) or (b), no such assignment will relieve Parent or Merger Sub of their obligations under this Agreement. This Agreement shall be binding on, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 8.9 Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement, and all Actions and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity), that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, shall be governed by the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. For any Action or cause of action that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, except as set forth in Section 8.9(b), each Party (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the U.S. District Court for the District of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, (ii) agrees that all such Actions and causes of action shall be heard and determined exclusively under the foregoing clause (i), (iii) waives any objection to laying venue in any such Actions or cause of action in such courts, (iv) waives any objection that any such court is an inconvenient forum or does not have jurisdiction over any Party and (v) agrees that service of process upon such Party in any such Action or cause of action shall be effective if such process is given as a notice under Section 8.4. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR CAUSE OF ACTION THAT MAY BE BASED ON THIS AGREEMENT, ARISE OUT OF THIS AGREEMENT OR RELATE HERETO (INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE FINANCING) OR THE NEGOTIATION, EXECUTION, PERFORMANCE OR SUBJECT MATTER HEREOF.

(b) Notwithstanding anything herein to the contrary, (i) no Party shall bring or support any Action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way related to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and (ii) each Party waives to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action in any such court. The Parties hereto further agree that all of the provisions of Section 8.9(a) related to waiver of jury trial shall apply to any Action, cause of action, claim, cross-claim or third-party claim referenced in this Section 8.9(b).

Section 8.10 Remedies.

(a) The Parties acknowledge and agree that irreparable damage would occur in the event that any provision hereof was not performed under their specific terms or were otherwise breached by a Party and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, at any time prior to the termination hereof under Article VII, the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches hereof and to enforce specifically the performance of terms and provisions hereof, the Limited Guarantee and the Equity Commitment Letter, as applicable in each case without proof of actual damages (and each of the Company, Parent and Merger Sub waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which each Party is entitled at Law or in equity. For the avoidance of doubt, subject to Section 8.10(c), the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger, including to cause Parent to enforce the obligations of the Guarantor under the Equity Commitment Letter in order to cause the Equity Financing to be timely funded, in accordance with the terms and conditions set forth herein and therein. The Company, Parent and Merger Sub further agree not to assert (i) that, except as provided in Section 8.10(b), a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason or (ii) that a remedy of monetary damages would provide an adequate remedy for any such breach.

(b) Notwithstanding anything in this Agreement to the contrary, while the Company may pursue both a grant of specific performance and payment of the Parent Termination Fee, under no circumstances shall (i) the Company be entitled to receive (A) both a grant of specific performance which results in the consummation of the Merger (including the funding of any portion of the Financing, whether under this Agreement or the Commitment Letters, or the payment of any portion of the aggregate Merger Consideration), on the one hand, and be awarded any monetary damages (including the Parent Termination Fee), on the other hand, or (B) subject to Section 7.3(d)(i), both payment of any monetary damages whatsoever, on the one hand, and payment of the Parent Termination Fee, on the other hand, or (ii) Parent or Merger Sub be entitled to receive both payment of any monetary damages whatsoever, on the one hand, and payment of the Company Termination Fee, on the other hand; provided that, notwithstanding anything herein to the contrary, nothing in this Section 8.10(b) shall limit the ability of (x) the Company to enforce and recover any amounts under the Reimbursement and Indemnification Obligations while simultaneously seeking or receiving any grant of specific performance or other equitable relief, payment of the Parent Termination Fee and any fees, costs and expenses owed by Parent under Section 7.3(d)(i) or (y) Parent or Merger Sub to enforce and recover payment of the Company Termination Fee and any fees, costs and expenses owed by the Company under Section 7.3(d)(i).

(c) Notwithstanding anything to the contrary set forth in this Agreement, the Parties specifically acknowledge and agree that the Company shall not be entitled to any injunction, specific performance or other equitable relief or remedy to enforce the obligation of Parent or Merger Sub to cause the Equity Financing to be funded or to cause Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this

Agreement, including to effect the Closing in accordance with Section 1.3, unless and until (i) all conditions in Section 6.1 and Section 6.2, have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing; provided that such conditions are then capable of being satisfied) at the time when the Closing would have been required to occur, (ii) the financing provided for by the Debt Commitment Letter has been funded or will be simultaneously funded at the Closing if the Equity Financing is funded at the Closing, (iii) the Company has irrevocably notified Parent in writing that all conditions set forth in Section 6.3 have been satisfied or waived and the Company is ready, willing and able to consummate the Merger and (iv) Parent and Merger Sub fail to complete the Closing on the date the Closing is required to have occurred pursuant to Section 1.3.

Section 8.11 Non-Recourse. Notwithstanding anything to the contrary herein, except to the extent otherwise set forth in the Limited Guarantee and the Equity Commitment Letter, (a) this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement, may only be brought against the Persons who are expressly named as Parties hereto (and then only with respect to the specific obligations set forth herein with respect to such Person), and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or Representative of any Party has any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, and (b) the Parties agree that none of the Financing Sources will have any liability to the Company or any of its Affiliates or Representatives, and none of the Company or any of its Affiliates or Representatives shall have any rights or claims against any of the Financing Sources, in each case, in any way relating to or arising out of this Agreement, the Debt Commitment Letter, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; provided, however, that, notwithstanding the foregoing, nothing herein shall affect, modify or impair the rights, claims or remedies of Parent, Merger Sub or its Affiliates (including Parent’s post-Closing Subsidiaries), or the parties to the Commitment Letters (or definitive documentation with respect to the Financing), against the Financing Sources under the Debt Commitment Letter or such definitive documentation with respect to the Debt Financing, or otherwise in connection with, the Debt Financing or any of the transactions contemplated thereby or the performance of any services thereunder.

Section 8.12 Publicity. Parent and the Company shall develop a joint communications plan and each Party, from the date hereof until the earlier to occur of the Closing Date or the date of the termination of this Agreement in accordance with Section 7.1, shall (a) ensure that all press releases and other public statements or communications with respect to the transactions contemplated hereby are consistent with such joint communications plan and (b) unless otherwise restricted by applicable Law, consult with, and obtain the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of, each other before issuing any press release or, to the extent practicable, otherwise making any public statement or communication with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, from the date hereof until the earlier to occur of the Closing Date or the date of the termination of this Agreement in accordance with Section 7.1, except to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 5.6, neither Parent nor the Company shall issue any press release or otherwise make any public statement or disclosure concerning any other Party or any other Party’s business, financial condition or results of operations without the consent of such other Party, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, each of the Parties agrees that, promptly following the date hereof, Parent and the Company shall issue a mutually acceptable initial joint press release announcing this Agreement and the transactions contemplated hereby. The provisions of this Section 8.12 shall not apply to (a) any public statement or disclosure by the Company relating to any Alternative Acquisition Proposal, which will be governed by Section 5.2, (b) any other public statement or disclosure made by the Company from and after any Change of Recommendation, (c) any public statement or disclosure made in connection with any Action between or among the Parties regarding this Agreement or the transactions contemplated hereby or (d) any communications made contained in confidential materials provided by Parent or its Affiliates or Representatives in connection with the arrangement of the Debt Financing in accordance with Section 5.8, and nothing in this Section 8.12 shall prevent Parent or its Affiliates from reporting or disclosing, on a confidential basis, to any of their actual or prospective limited partners or other actual or prospective investors, general information regarding this Agreement and the transactions contemplated hereby, in connection with their fundraising and reporting activities in the ordinary course of business, in each case, subject to the Confidentiality Agreement or customary confidentiality obligations or undertakings with respect to non-public information.

Section 8.13 Expenses. All fees and expenses incurred by the Parties shall be borne solely by the Party that has incurred such fees and expenses, except as otherwise provided herein (including that Parent shall be responsible for 100% of the filing fee under the HSR Act and any filing fees for similar Filings or notices under Antitrust Laws or regulations).

Section 8.14 Construction.

(a) No Strict Construction. The Parties have been represented by counsel during the negotiation and execution hereof and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in a Contract or other document shall be construed against the Party drafting such Contract or document. Each Party has participated in the drafting and negotiation hereof. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions hereof.

(b) Time. When calculating the period of time prior to which, within which or after which any act is to be done or step taken pursuant hereto, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. Unless specified otherwise herein, any reference herein to a specific time shall be to such time in the North American Eastern Time Zone.

(c) Dollars. Unless otherwise specifically indicated, any reference herein to “$” means U.S. dollars.

(d) Gender and Number. Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e) Articles, Sections and Headings. When a reference is made herein to an Article or a Section, such reference shall be to an Article or a Section hereof unless otherwise indicated. The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.

(f) Include. Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”

(g) Hereof. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision hereof.

(h) Extent. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(i) Contracts; Laws. (i) Any Contract referred to herein or in the Company Disclosure Letter means such Contract as from time to time amended, modified or supplemented prior to the Closing, unless otherwise specifically indicated, and (ii) any Law defined or referred to herein means (1) such Law as from time to time amended, modified or supplemented prior to the date hereof, unless otherwise specifically indicated, and (2) any rules and regulations promulgated under such Law by a Governmental Authority.

(j) Persons. References to a person are also to its successors and permitted assigns.

(k) Exhibits and Company Disclosure Letter. The Exhibits hereto and the Company Disclosure Letter are incorporated and made a part hereof and are an integral part hereof. The Company Disclosure Letter shall be organized into sections that correspond to the Sections hereof. Any information disclosed in any section of a Company Disclosure Letter corresponding to a Section in Article III shall qualify such Section and any other Section in Article III, as applicable, if such information’s relevance to such other Section is reasonably apparent on its face. Each capitalized term used in any Exhibit or in the Company Disclosure Letter but not otherwise defined therein has the meaning given to such term herein. The Company Disclosure Letter may include items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts herein or in the Company Disclosure Letter, shall not be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes hereof or otherwise.

(l) Assets. Unless the context otherwise requires, any reference herein to “assets” shall include tangible assets (including real property) and intangible assets.

(m) Made Available. Any document or information shall be deemed to have been “made available” to Parent or the Company, as applicable, only if such document or information (i) has been uploaded to the Datasite electronic data room maintained by the Company and its Representatives in connection with the transactions contemplated hereby and was accessible to Parent as of one (1) day prior to the date hereof or (ii) is publicly available in the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) database as of one (1) day prior to the date hereof.

Section 8.15 Definitions.

(a) As used herein, each of the following underlined and capitalized terms has the meaning specified in this Section 8.15(a):

“Action” means any suit, action, proceeding, arbitration, audit, hearing, inquiry, dispute or investigation or subpoena (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Affiliate” means, for any Person, another Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such first Person; provided that “control” (including the terms “controlled by” and “under common control with”), for the relationship between or among two (2) or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act, the Clayton Antitrust Act of 1914 and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade through mergers or acquisitions.

“Beneficially Own” means, for any Person related to any Equity Security, such Person having or sharing, directly or indirectly, through any Contract, relationship or otherwise, (i) the power to vote, or to direct the voting of, such Equity Security, (ii) the power to dispose of, or to direct the disposition of, such Equity Security or (iii) the ability to profit or share in any profit derived from a transaction in such Equity Security, and shall otherwise be interpreted consistent with the term “beneficial ownership,” as defined in Rule 13d-3 under the Exchange Act; provided that a Person shall be deemed to Beneficially Own any Equity Security that may be acquired by such Person under any Contract, relationship or otherwise or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such Equity Securities is exercisable immediately or only after the passage of time, including the passage of time in excess of sixty (60) days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing); provided, further, that “Beneficial Ownership” and “Beneficially Owned” shall have a correlative meaning.

“Benefit Plan” means each (i) employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, (ii) bonus, stock option, stock purchase, restricted stock, equity or equity-based award, incentive, deferred compensation, retirement, pension, profit sharing, retiree medical, life insurance, supplemental retirement, vacation, medical, dental, vision, prescription or fringe benefit, relocation or expatriate benefit, perquisite, disability or sick leave benefit, employee assistance, supplemental unemployment benefit or other benefit Contracts, plans, programs, agreements or arrangements and (iii) employment, individual independent contractor, consultant or service provider, termination, severance, change in control, salary continuation, transaction bonus, retention or other Contracts, plans, programs, agreements or arrangements, in each case whether written or oral, other than any individual offer letters or employment agreements that are terminable “at will” or for convenience and without the payment, severance, termination or notice pay or other material obligations except as required by applicable Law.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or the banking institutions in New York, New York or Governmental Authorities in the State of Delaware are authorized or required by Law to be closed.

“Clean Team Agreement” means the Clean Team Confidentiality Agreement, dated as of April 8, 2022, by and between Carlyle Investment Management, L.L.C. and the Company.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act or similar state laws, and regulations and guidance issued thereunder.

“Code” means the Internal Revenue Code of 1986.

“Company Benefit Plan” means any Benefit Plan (i) to which any Company Entity is a party, (ii) sponsored, maintained or contributed to, or required to be maintained or contributed to, by any Company Entity or (iii) under which any Company Entity has any Liability (contingent or otherwise).

“Company Board” means the board of directors of the Company.

“Company Common Stock” means, collectively, the shares of Class A common stock, par value $0.01 per share, of the Company and the shares of Class B common stock, par value $0.01 per share, of the Company.

“Company Equity Award” means a Company Option or a Company Share Award.

“Company Government Bid” means any offer, quotation, bid or proposal to sell products or services to any Governmental Authority or any prime contractor prior to the Closing Date which, if accepted, would result in a Company Government Contract.

“Company Government Contract” means any Contract for the sale of goods or services for which the period of performance has not expired or terminated or for which final payment has not yet been received as of the date hereof that is by or between the Company or any Company Subsidiary, on the one hand, and any (i) Governmental Authority, (ii) prime contractor of a Governmental Authority in its capacity as a prime contractor or (iii) subcontractor with respect to any Contract of a type described in clauses (i) or (ii) above, on the other hand. A task, purchase, delivery or work order under a Company Government Contract shall not constitute a separate Company Government Contract, for purposes of this definition, but will be considered part of the Company Government Contract to which it relates.

“Company IT Assets” means computers (including laptops, tablets and mobile phones and devices), servers, workstations, routers, hubs, switches, data communications lines, networks, software, websites and all other information technology equipment and systems, and all documentation associated with the foregoing, in each case, that are used in the conduct of its business and owned by any Company Entity or licensed, leased or used as a service (i.e., IaaS, PaaS and SaaS offerings) by any Company Entity under any written agreement (excluding any public networks).

“Company Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, (a) would reasonably be expected to have a material adverse effect on the Company’s ability to consummate the Merger or (b) has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition, operations or results of operations of the Company Entities, taken as a whole; provided that no event, change, effect, development, state of facts, condition, circumstance or occurrence to the extent arising out of, relating to or resulting from any of the following shall be deemed, either alone or in combination, to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect: (i) any change in general U.S. or global economic conditions or trends (including inflation, interest rates or the price of commodities or raw materials); (ii) any change in (or that is the direct or indirect result of) general conditions of, or generally affecting, the industry or market in which any Company Entity operates; (iii) any change in general regulatory, legislative or political conditions or in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign jurisdiction; (iv) any change in applicable Law or GAAP (or authoritative interpretations thereof) after the date hereof or COVID-19 Measures; (v) any change in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, cyberattacks, insurrection, riots, social or civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, cyberattacks, insurrection, riots, social or civil unrest or terrorism; (vi) any hurricane, earthquake, flood or other natural disasters or any change resulting from weather conditions, epidemics, pandemics (including COVID-19) or any other disaster, calamity, act of god or force majeure event, or any escalation or worsening of any such disaster, calamity, act of god or force majeure event; (vii) the execution and delivery hereof, the public announcement, pendency or anticipated consummation hereof, the Merger or any other transaction contemplated hereby or the terms hereof or thereof (including the identity of Parent or Merger Sub) (other than for the purpose of Section 3.5), any action taken or omitted to be taken by the Company Entities required by the express terms of this Agreement or any action taken or omitted to be taken at the written request of or with the prior written consent of Parent; (viii) any decline, in and of itself, in the trading price or trading volume of the Company Common Stock or any failure by the Company to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings or other financial or operating metrics for any period (provided that the underlying cause of any such decline or failure may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); or (ix) any Action asserted by current or former stockholders of the Company

(in their capacity as such) alleging breach of fiduciary duty or violation of federal or state securities laws, in each case, relating to this Agreement or the transactions contemplated hereby, except in the case of each of clauses (i) – (vi), to the extent that any event, change, effect, development, state of facts, condition, circumstance and occurrence has a materially disproportionate adverse effect on the Company Entities, taken as a whole, as compared to other similarly-situated participants operating in the industries in which the Company Entities operate, in which case, only the incremental disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect.

“Company Service Provider” means each director, officer, employee or other natural-person service provider of any Company Entity.

“Company Stock Plan” means the Management Incentive Plan of the Company, the 2016 Restatement of which was effective as of May 5, 2016.

“Company Stockholders” means the holders of shares of Company Common Stock.

“Confidentiality Agreement” means the letter agreement, dated February 18, 2022, by and between Carlyle Investment Management, L.L.C. and the Company.

“Constituent Documents” means, for any Person, the charter, the certificate or articles of incorporation, formation or partnership, bylaws, limited liability company, operating agreement or partnership agreement or comparable organizational documents of such Person, as the same may be amended, supplemented or otherwise modified from time to time.

“Contract” means any written or oral note, bond, debenture, mortgage, indenture, deed of trust, license, sublicense, lease, sublease, agreement or other contract, subcontract, agreement, commitment, instrument, understanding, franchise or obligation.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions or mutations thereof or associated epidemics, pandemics or disease outbreaks and any treatments, therapies or vaccines therefor.

“COVID-19 Measures” means any Law, guideline or recommendation by any Governmental Authority (including the World Health Organization and the Centers for Disease Control and Prevention) in connection with or in response to COVID-19, including with respect to quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, return to work, vaccination or testing mandates, employment, human resources, customer/vendor engagement, real property or leased real property management, safety or otherwise, including the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and the Consolidated Appropriations Act, 2021 (Pub. L. 116-260), in each case together with any administrative or other guidance published with respect thereto by any Governmental Authority.

“DCSA” means the Defense Counterintelligence and Security Agency of the United States Department of Defense, or any successor thereto.

“Environmental Claim” means any Action alleging liability related to or arising out of any Environmental Law or Environmental Permit, including those related to an actual or alleged Release of, or human exposure to, any Hazardous Materials or violation of any Environmental Law or Environmental Permit.

“Environmental Laws” means all Laws related to pollution or protection of the environment or human health and safety, including laws related to releases or threatened releases of Hazardous Materials into the indoor or outdoor environment (including air, surface water, groundwater, land, surface and subsurface strata) or otherwise related to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials and all Laws related to endangered or threatened species of fish, wildlife and plants, and the management or use of natural resources.

“Environmental Permit” means any Permit required or issued pursuant to applicable Environmental Laws.

“Equity Securities” means, for any Person, any (i) shares or units of capital stock or voting securities, membership or limited liability company interests or units, partnership interests or other ownership interests (whether voting or nonvoting) in such Person, (ii) other interest or participation (including phantom shares, units or interests or stock appreciation rights) in such Person that confers on the holder thereof the right to receive a share of the profits and losses of, or distribution of assets of, such Person or a payment from such Person based on or resulting from the value or price of any of the interests in the foregoing clause (i), (iii) subscriptions, calls, warrants, options, market stock units, stock performance units, restricted stock units, derivative contracts, forward sale contracts or commitments of any kind or character related to, or entitling any Person or entity to purchase or otherwise acquire any of the interests in the foregoing clauses (i) and (ii) from such Person, or (iv) securities convertible into or exercisable or exchangeable for any of the interests in the foregoing clauses (i)–(iii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, for any Person, each trade or business, whether or not incorporated, that, together with such Person, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414(b), (c) or (m) of the Code.

“ESOP” means the Company’s Employee Stock Ownership Plan, effective January 1, 1999.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Credit Facility” means that certain Third Amended and Restated Credit Agreement, dated as of July 20, 2021, by and among the Company, Bank of America, N.A. (as Administrative Agent and L/C Issuer), PNC Bank, National Association (as Swing Line Lender), JP Morgan Chase Bank, N.A., TD Bank, N.A., U.S. Bank National Association and City National Bank (as Co-Documentation Agents), and PNC Capital Markets, LLC, TRUIST Bank, Capital One, National Association, and Citizens Bank, N.A. (as Co-Syndication Agents), and the other lender parties thereto.

“Financing Sources” means the Persons (including the parties to the Debt Commitment Letter) that have committed to provide, arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing, replacement financing or alternative financings in connection with the transactions contemplated hereby, including the parties to any purchase and sale agreements, commitment letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together, in each case, with their Affiliates, officers, directors, employees and Representatives involved in the Debt Financing and their successors and assigns.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, arbitrator (public or private), tribunal or organization or any regulatory, administrative or other agency, body, administration, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Materials” means (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls and radon gas, (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect or (iii) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law or which may result in liability arising from injury to persons, property or resources.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, for any Person, (i) the aggregate indebtedness for borrowed money, including any accrued interest, fees and cost or penalty associated with prepaying such indebtedness and any such obligations evidenced by bonds, debentures, notes or similar obligations, (ii) obligations under any deferred purchase price arrangements, (iii) capitalized lease obligations that are required to be classified as a balance sheet liability in accordance with GAAP, (iv) obligations under any sale and leaseback transaction, synthetic lease or tax ownership operating lease transaction (whether or not recorded on the balance sheet), (v) obligations related to hedging, swaps or similar arrangements, (vi) obligations related to the face amount of all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person, (vii) any securities or other equity instruments that under the body of accounting principles applicable to such Person are characterized as debt, (viii) all guarantee obligations of such Person for obligations of the kind referred to in the foregoing clauses (i)–(vii) and (ix) all obligations of the kind referred to in the foregoing clauses (i)–(viii) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any security interest on property (including accounts and contract rights) of such Person, whether or not such Person has assumed or become liable for the payment of such obligation, in each case, owed by such Person.

“Intellectual Property” means all of the following: (i) United States and foreign patents, patent applications, continuations, continuations-in-part, divisionals or reissues; (ii) United States federal and state and foreign trademark registrations, service marks and trade names, pending applications to register the foregoing, and common law trademarks, service marks, designs, logos, and other designations of origin; (iii) any and all copyrightable works of authorship, including but not limited to registered copyrights in both published works and unpublished works, unregistered copyrights in both published works and unpublished works, and applications to register copyrightable works of authorship; (iv) trade secrets, including, confidential or proprietary business information, know-how, concepts, methods, processes, specifications, inventions, formulae, reports, data, customer lists, mailing lists, business plans, or other material proprietary information; (v) all databases and data collections (to the extent deemed to be intellectual property); and (vi) all registered domain names.

“Knowledge” means the actual knowledge of (a) for Parent, the individuals set forth on Section 8.15(a) of the Parent Disclosure Letter under “Parent Knowledge Persons” (the “Parent Knowledge Persons”) and (b) for the Company, the individuals set forth on Section 8.15(a) of the Company Disclosure Letter under “Company Knowledge Persons” (the “Company Knowledge Persons”).

“Laws” means any law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirements enacted, adopted, promulgated, issue or applied by a Governmental Authority, including all Antitrust Laws and Environmental Laws.

“Lien” means any lien, security interest, deed of trust, mortgage, pledge, encumbrance, restriction on transfer, proxies, voting trusts or agreements, hypothecation, assignment, claim, right of way, defect in title, encroachment, easement, restrictive covenant, charge, license, option, right of first refusal or offer, deposit arrangement or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any restriction on the voting interest of any security, any restriction on the transfer of any security (except for those imposed by applicable securities Laws) or other asset or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Merger Sub Board” means the board of directors of Merger Sub.

“Nasdaq” means the Nasdaq Global Select Market.

“OFAC Lists” means the Specially Designated Nationals and Blocked Persons list and all other sanctions lists administered by OFAC.

“Ordinary Course of Business” means the ordinary course of business as conducted by the Company and Company Subsidiaries consistent with past practice; provided that deviations from such Ordinary Course of Business will not be deemed outside the “Ordinary Course of Business” to the extent such deviations were or are reasonably necessary with respect to actions taken (a) in response to COVID-19 to protect the health and safety of the Company’s or Company Subsidiaries’ employees, suppliers, customers, distributors and other individuals having business dealings with the Company or any of the Company Subsidiaries or (b) reasonably adopted to comply with any applicable Law or directive promulgated by any Governmental Authority related to COVID-19, including any COVID-19 Measures.

“Order” means any order, writ, injunction, decree, judgment, award, settlement or stipulation issued, promulgated, made, rendered or entered into by, with or under any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Parent Board” means the board of directors of Parent.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent to the Company as of the date hereof.

“Parent Entities” means Parent and the Parent Subsidiaries (including, for the avoidance of doubt, Merger Sub).

“Parent Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that would reasonably be expected to have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger or any of the other transactions contemplated hereby in a timely manner upon the terms set forth herein.

“Parent Related Party” means Parent, Merger Sub, the Guarantor, the Financing Sources and any of their respective former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Representatives, Affiliates, members, managers, general or limited partners or assignees.

“Parent Subsidiary” means any Subsidiary of Parent (excluding the Company Entities).

“Permit” means any permit, license, registration, certificate, franchise, qualification, waiver, authorization, accreditation or similar right issued, granted or obtained by or from any Governmental Authority.

“Permitted Lien” means (i) statutory Liens for current Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on, for any Company Entity, the most recent audited balance sheet included in the Company SEC Financial Statements in accordance with GAAP, (ii) Liens or imperfections of title related to Liabilities, or securing Indebtedness, for any Company Entity as disclosed in the Company SEC Financial Statements, in each case, publicly filed prior to the date hereof, (iii) for any real property, ordinary course Liens in favor of landlords and prime landlords granted under applicable leases or zoning, building or other restrictions, variances, covenants, restrictive covenants, declarations, rights of way, encumbrances, encroachments, easements and minor irregularities or defects in title, none of which (1) interfere, individually or in the aggregate, in any material respect with the present use of or occupancy of such real property, (2) have a material effect on the value or use of such real property or (3) would materially impair the ability to transfer such real property; (iv) nonexclusive, revocable licenses of Intellectual Property in the Ordinary Course of Business; (v) carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other similar Lien incurred in the Ordinary Course of Business for amounts not yet due and payable; (vi) Liens that are removed prior to the Closing; and (vii) such other Liens which would not, individually or in the aggregate, impair in any material respect the ordinary conduct of the business of the Company and the Company Subsidiaries as currently conducted or detract in any material respect from the use, occupancy, value or marketability of the property affected by such Lien.

“Person” means any individual, corporation, partnership (limited or general), limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Information” means any data and other information related to an identified or identifiable natural person, where an “identifiable natural person” is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data or an online identifier or to one (1) or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of such natural person, and “personal information”, “personal data”, and “personal health information” each as defined by applicable Laws relating to the collection, use, sharing, storage, and/or disclosure of information about an identifiable individual. Personal Information includes pseudonymized data.

“Privacy/Cybersecurity Requirements” means all Laws, Contracts, policies, standards, rules, public statements or guidance applicable to: (i) privacy or Personal Information, (ii) the collection, retention, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), access, disposal, destruction or disclosure of or other activity regarding Personal Information or (iii) cybersecurity, including the Company Entities’ internal and public-facing privacy policies, plans and procedures, any public statements made by any Company Entity related to the foregoing, and any rules of self-regulatory, industry or other organizations in which any Company Entity is or has been a member related to Personal Information or cybersecurity.

“Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the environment (including air, surface water, ground water, land surface or subsurface strata).

“Representatives” means, for any Person, such Person’s officers, directors, employees, consultants, agents, financial advisors, attorneys, accountants, other advisors, Affiliates and other representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Specified Business Conduct Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, all Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and all other applicable Laws relating to bribery, corruption, kick-backs or other improper payments, (ii) all Laws imposing trade sanctions on any Person, including, all Laws administered by OFAC, all sanctions Laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury or the European Union and all anti-boycott or anti-embargo Laws, (iii) all Laws relating to the import, export, re-export, transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State, and (iv) all anti-money laundering Laws (including related to recordkeeping and reporting requirements), including the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, the UK Proceeds of Crime Act of 2002 and the UK Terrorism Act of 2000.

“Subsidiary” means, for any Person, any corporation, limited liability company, partnership or other entity, whether incorporated or unincorporated, (i) of which at least a majority of the Equity Securities in, or other interests having by their terms voting power to elect a majority of the board of directors (or other governing body or Person(s) performing similar functions or has similar authority) of, such corporation, limited liability company, partnership or other entity is Beneficially Owned or, directly or indirectly, controlled by such Person or by any one (1) or more of its Subsidiaries or by such Person and one (1) or more of its Subsidiaries, or (ii) that would be required to be consolidated in such Person’s financial statements in accordance with GAAP.

“Tax Return” means any report, return, document, declaration, claim for refund or other information filed or required to be filed with any Governmental Authority related to Taxes (whether or not a payment is required to be made related to such filing), including information returns and any documents related to or accompanying payments of estimated Taxes or related to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, and including any amendment thereof and any schedule or attachment thereto.

“Taxes” means any and all federal, state, local, foreign or other taxes, charges, levies, fees or other assessments of any kind in the nature of (or similar to) taxes (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto), including taxes or other similar charges on or related to income, franchises, windfall or other profits, gross receipts, property, abandoned or unclaimed property, escheat, capital, sales, use, transfer, inventory, license, capital stock, payroll, employment, unemployment, social security, workers’ compensation, severance, stamp, occupation, premium or net worth, and taxes or other similar charges in the nature of excise, withholding, ad valorem, value added, estimated taxes or custom duties, and including any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise.

“Willful Breach” means an intentional and willful failure to perform any covenant or obligation of this Agreement, in any material respect that is the consequence of an act or omission by a Party with the knowledge by a Parent Knowledge Person, in the case of Parent, or a Company Knowledge Person, in the case of the Company, that the taking of such act or failure to take such act would cause or could reasonably be expected to cause such a breach of this Agreement.

(b) In addition to the defined terms in Section 8.15(a), as used herein, each capitalized term listed below has the meaning specified in the Section opposite such term.

Acceptable Confidentiality Agreement	Section 5.2(g)(i)
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.2(d)
Alternative Acquisition Proposal	Section 5.2(g)(ii)
Alternative Financing	Section 5.8(d)
Annual Cap	Section 5.7(c)
Antitrust Division	Section 5.5(b)
Bankruptcy and Equitable Exceptions	Section 3.4(a)
Book-Entry Share	Section 2.1(c)
Cancelled Shares	Section 2.1(a)(i)
Capitalization Date	Section 3.3(a)
Certificate	Section 2.1(c)
Certificate of Merger	Section 1.2
Change of Recommendation	Section 5.2(d)
Closing	Section 1.3
Closing Date	Section 1.3
Commitment Letters	Section 4.7
Company	Preamble
Company Board Recommendation	Section 3.4(b)
Company Capital Stock	Section 3.3(a)
Company Class A Common Stock	Section 3.3(a)
Company Class B Common Stock	Section 3.3(a)
Company Disclosure Letter	Article III
Company Entities	Section 3.2
Company Financial Advisor	Section 3.21
Company Leased Real Property	Section 3.13(b)(ii)
Company Material Contract	Section 3.15(a)
Company Option	Section 2.4(a)
Company Option Consideration	Section 2.4(a)
Company Owned Real Property	Section 3.13(b)
Company Policy	Section 3.19(b)
Company Preferred Stock	Section 3.3(a)
Company Qualified Plan	Section 5.11(c)
Company Real Property	Section 3.13(b)(ii)
Company Real Property Leases	Section 3.13(b)(ii)
Company Record Date	Section 5.6(c)
Company Registered Intellectual Property	Section 3.17(a)
Company SEC Documents	Section 3.6(a)

Company SEC Financial Statements	Section 3.6(b)
Company Share Award	Section 2.4(b)
Company Share Award Consideration	Section 2.4(b)
Company Stockholder Approval	Section 3.4(a)
Company Stockholder Litigation	Section 5.12
Company Stockholders Meeting	Section 5.6(c)
Company Subsidiaries	Section 3.2
Company Termination Fee	Section 7.3(a)
Consent	Section 3.5(b)
Continuing Employee	Section 5.11(a)
DCSA Notification	Section 5.5(f)
DDTC	Section 5.5(e)
Debt Commitment Letter	Section 4.7
DGCL	Recitals
Dissenting Share	Section 2.3
Effective Time	Section 1.2
Engagement Letter	Section 4.7
Equity Commitment Letter	Section 4.7
Equity Financing	Section 4.7
FAR	Section 3.5(b)
FAR System	Section 3.5(b)
Fee Letter	Section 4.7
Filing	Section 3.5(b)
Financing	Section 4.7
Foreign Interests	Section 4.4(e)
FTC	Section 5.5(b)
Guarantor	Recitals
HSR Clearance	Section 6.1(c)
Indemnified Persons	Section 5.7(a)
Intervening Event	Section 5.2(g)(iii)
ITAR	Section 3.5(b)
Legal Restraint	Section 6.1(b)
Liabilities	Section 3.6(g)
Limited Guarantee	Recitals
Merger	Recitals
Merger Consideration	Section 2.1(a)(ii)
Merger Sub	Preamble
Merger Sub Stockholder Consent	Section 5.6(d)
New Plans	Section 5.11(b)
NISPOM	Section 3.5(b)
Nonqualified Plans	Section 5.11(e)
OFAC	Section 4.4(c)
Outside Date	Section 7.1(b)(i)
Outstanding Company Equity Securities	Section 3.3(a)
Parent	Preamble
Parent Qualified Plan	Section 5.11(c)

Parent Termination Fee	Section 7.3(c)
Parent Welfare Company Benefit Plans	Section 5.11(b)
Parties	Preamble
Paying Agent	Section 2.2(a)
Payment Fund	Section 2.2(b)
Per Share Merger Consideration	Section 2.1(a)(ii)
Proxy Statement	Section 5.6(a)
Reimbursement and Indemnification Obligations	Section 5.8(h)
Sarbanes Oxley Act	Section 3.6(a)
Specified Intellectual Property Agreements	Section 3.17(b)
Superior Acquisition Proposal	Section 5.2(g)(iii)
Surviving Corporation	Section 1.1
Takeover Laws	Section 3.4(b)
Voting Agreement	Recitals

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement all as of the date first written above.

MOOSE BIDCO, INC.

By:	/s/ Dayne Baird
Name: Dayne Baird
Title: Secretary

MOOSE MERGER SUB, INC.

By:	/s/ Dayne Baird
Name: Dayne Baird
Title: Secretary

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement all as of the date first written above.

MANTECH INTERNATIONAL CORPORATION

By:	/s/ Kevin M. Phillips
Name: Kevin M. Phillips
Title: Chairman of the Board, CEO and President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Annex B

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

May 13, 2022

Board of Directors

ManTech International Corporation

2251 Corporate Park Drive

Herndon, VA 20171

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Moose Bidco, Inc. (“Parent”) and its affiliates) of all of the outstanding shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), and Class B Common Stock, par value $0.01 per share (“Class B Common Stock” and together with the Class A Common Stock, the “Shares”), of ManTech International Corporation (the “Company”) of the $96.00 in cash per Share to be paid to such holders, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of May 13, 2022 (the “Agreement”), by and among Parent, Moose Merger Sub, Inc., a wholly owned subsidiary of Parent, and the Company.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including The Carlyle Group LP, an affiliate of Parent (“Carlyle Group”), and any of its respective affiliates and portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to Carlyle Group and/or its affiliates and portfolio companies, from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as book runner with respect to the offering by Pharmaceutical Product Development LLC, a portfolio company of Carlyle Group, of its 4.625% Senior Notes due 2025 and 5.000% Senior Notes due 2028 (aggregate principal amount $1,200,000,000) in May 2020; as book runner with respect to the offering by Veritas Software Corporation, a portfolio company of Carlyle Group, of its 7.500% Secured Notes due 2025 (aggregate principal amount $750,000,000) in November 2020; as book runner with respect to the initial public offering by

Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Board of Directors

ManTech International Corporation

May 13, 2022

Page Two

Ortho Clinical Diagnostics Inc, a portfolio company of Carlyle Group, of 76,000,000 of its ordinary shares in January 2021; as financial advisor to Logoplaste Consultores Tecnicos SA, a portfolio company of Carlyle Group, with respect to its sale of a majority stake in July 2021; as book runner with respect to the offering by Medline Industries Inc, a portfolio company of Carlyle Group, of its Term Loan B due 2028 (aggregate principal amount $7,270,000,000) in October 2021; as financial advisor to Novolex Holdings LLC, a portfolio company of Carlyle Group, with respect to its sale of a majority stake in February 2022; and as book runner with respect to the offering by Novolex Holdings LLC, a portfolio company of Carlyle Group, of its 6.625% Senior Secured Notes due 2029 and 8.750% Senior Unsecured Notes due 2030 (aggregate principal amount $1,610,000,000) in March 2022. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent, Carlyle Group and their respective affiliates and/or, as applicable, portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Carlyle Group and its affiliates from time to time and may have invested in limited partnership units of affiliates of Carlyle Group from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2021; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the government services industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Board of Directors

ManTech International Corporation

May 13, 2022

Page Three

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the $96.00 in cash per Share to be paid to such holders, taken in the aggregate, pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, any allocation of the aggregate consideration payable to the holders of Shares pursuant to the Agreement, including among the holders of Class A Common Stock and Class B Common Stock, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $96.00 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares, taken in the aggregate, pursuant to the Agreement or otherwise. We are not expressing any opinion as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $96.00 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares, taken in the aggregate, pursuant to the Agreement is fair from a financial point of view to the holders of such Shares.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC
(GOLDMAN SACHS & CO. LLC)

Annex C

Section 262 of the Delaware General Corporation Law

§ 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

C-4